  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996.

                                                REGISTRATION NO. 333-03329
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                     5812                   76-0405386
      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL            IDENTIFICATION NO.)
    OF INCORPORATION OR     CLASSIFICATION CODE NO.)
       ORGANIZATION)

             1400 POST OAK BLVD., SUITE 1010, HOUSTON, TEXAS 77056
                                (713) 850-1010
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              TILMAN J. FERTITTA
                            CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS 77056
                                (713) 850-1010
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

  ARTHUR S. BERNER, ESQ.   STEVEN L. SCHEINTHAL, ESQ. PHILIP B. SCHWARTZ, ESQ.
WINSTEAD SECHREST & MINICK       GENERAL COUNSEL        AKERMAN, SENTERFITT &
           P.C.                 LANDRY'S SEAFOOD            EIDSON, P.A.
 910 TRAVIS STREET, SUITE       RESTAURANTS, INC.      SUNTRUST INTERNATIONAL
           1700              1400 POST OAK BOULEVARD           CENTER
   HOUSTON, TEXAS 77002            SUITE 1010                28TH FLOOR
      (713) 650-2729          HOUSTON, TEXAS 77056       ONE SOUTHEAST THIRD
                                 (713) 850-1010                AVENUE
                                                        MIAMI, FLORIDA 33131
                                                           (305) 982-5604

                               ----------------

  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO THE ACQUISITION OF THE ASSETS OF BAYPORT RESTAURANT GROUP, INC. PURSUANT TO THE MERGER AGREEMENT DESCRIBED IN THE ENCLOSED PROXY
STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       LANDRY'S SEAFOOD RESTAURANT, INC.

                                    FORM S-4

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                      LOCATION IN
              FORM S-4 ITEM                   PROXY STATEMENT/ PROSPECTUS
              -------------                   ---------------------------
  A. INFORMATION ABOUT THE TRANSAC-
      TION
  a. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page
  b. Inside Front and Outside Back
      Cover Pages of Prospectus....   Available Information; Incorporation of
                                       Certain Documents by Reference; Table of
                                       Contents
  c. Risk Factors, Ratio of Earn-
      ings to Fixed Charges and
      Other Information............   Summary; Risk Factors
  d. Terms of the Transaction......   Summary; Background of the Merger; The
                                       Merger; Description of Landry's Capital
                                       Stock
  e. Pro Forma Financial Informa-
      tion.........................   Summary; Landry's--Selected Historical and
                                       Pro Forma Financial Data
  f. Material Contacts with the
      Company Being Acquired.......   Summary; Background of the Merger
  g. Additional Information Re-
      quired for Reoffering by Per-
      sons and Parties Deemed To Be
      Underwriters.................   Not Applicable
  h. Interests of Named Experts and
      Counsel......................   Experts; Legal Matters
  i. Disclosure of Commission Posi-
      tion on Indemnification for
      Securities Act Liabilities...   Inapplicable
  B. INFORMATION ABOUT THE REGIS-
      TRANT
  j. Information with Respect to
      S-3 Registrants..............   Available Information; Incorporation of
                                       Certain Documents by Reference; Landry's
  k. Incorporation of Certain In-
      formation by  Reference......   Incorporation of Certain Documents by
                                       Reference
  l. Information with Respect to
      S-2 or S-3 Registrants.......   Inapplicable
  m. Incorporation of Certain In-
      formation by Reference.......   Inapplicable
  n. Information with Respect to
      Registrants Other than S-2 or
      S-3 Registrants..............   Inapplicable
  C. INFORMATION ABOUT THE COMPANY
      BEING ACQUIRED
  o. Information with Respect to
      S-3 Companies................   Inapplciable
  p. Information with Respect to
      S-2 or S-3 Companies.........   Inapplicable
  q. Information with Respect to
      Companies Other than S-2 or
      S-3 Companies................   Summary; Bayport

                       LANDRY'S SEAFOOD RESTAURANT, INC.

                                    FORM S-4

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                        LOCATION IN
               FORM S-4 ITEM                    PROXY STATEMENT/PROSPECTUS
               -------------                    --------------------------
  D. VOTING AND MANAGEMENT
      INFORMATION
  r. Information if Proxies, Consents
      or Authorizations Are to be
      Solicited......................   Outside Front Cover Page; Summary; Voting
                                         and Proxies; The Merger; Bayport--
                                         Management; Bayport--Stock Ownership of
                                         Management and Principal Stockholders
  s. Information if Proxies, Consents
      or Authorizations Are Not to be
      Solicited, or in an Exchange
      Offer..........................   Inapplicable

                        BAYPORT RESTAURANT GROUP, INC.
                           4000 HOLLYWOOD BOULEVARD
                           HOLLYWOOD, FLORIDA 33021
                                (954) 967-6700

                                                             June 12, 1996

Dear Fellow Shareholders:

  You are cordially invited to attend a Special Meeting (the "Meeting") of the Shareholders of Bayport Restaurant Group, Inc. ("Bayport") to be held on the 30th day of July, 1996 at 9 A.M. (Florida Time) at The Peabody Hotel, 9801 International Drive, Orlando, Florida.

  At the Meeting, holders of Bayport's outstanding common stock, $.001 par value per share (the "Bayport Common Stock"), and holders of Bayport's outstanding Class B Convertible Preferred Stock, $.01 par value per share (the "Bayport Preferred Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") among Landry's Seafood Restaurants, Inc. ("Landry's"), Landry's Acquisition, Inc., a wholly-owned subsidiary of Landry's, and Bayport, with respect to the merger of Landry's Acquisition, Inc. with and into Bayport, as provided for in the Merger Agreement (the "Merger"). A copy of the Merger Agreement appears as Annex "A" to the Proxy Statement/Prospectus.

  Under the terms of the Merger Agreement, Landry's will issue at the closing of the Merger (the "Closing") to the holders of the Bayport Common Stock an aggregate number of shares of Landry's common stock, $.01 par value per share ("Landry's Common Stock") which is equal to .2105 (the "Exchange Ratio") multiplied by the number of outstanding shares of Bayport Common Stock, subject to certain adjustments as discussed in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus. Based on 9,697,785 shares of Bayport Common Stock issued and outstanding on May 30, 1996 (the "Record Date"), Landry's will issue approximately 2,041,383 shares of Landry's Common Stock, subject to adjustment, to the holders of the Bayport Common Stock upon the Closing. Cash will be paid in lieu of fractional shares of Landry's Common Stock.

  Additionally, under the terms of the Merger Agreement, Landry's will issue at the Closing to the holders of the Bayport Preferred Stock, the number of shares of Landry's Class A Convertible Preferred Stock, $.01 par value per share ("Landry's Preferred Stock"), which is equal to the number of shares of Landry's Common Stock which would have been issued at the Closing to the holders of the Bayport Preferred Stock had they converted their Bayport Preferred Stock into Bayport Common Stock immediately prior to the Closing. Each share of Landry's Preferred Stock will be convertible into shares of Landry's Common Stock on a one-for-one basis and will be substantially identical in all other respects to the Bayport Preferred Stock. Based on 2,057,749 shares of Bayport Preferred Stock issued and outstanding on the Record Date, Landry's will issue approximately 108,289 shares of Landry's Preferred Stock, subject to adjustment, to the holders of the Bayport Preferred Stock at the Closing. Cash will be paid in lieu of fractional shares of Landry's Preferred Stock.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), Bayport's financial advisor, has rendered an opinion that as of the date of the Proxy Statement/Prospectus, the Exchange Ratio is fair, from a financial point of view, to Bayport's shareholders. A copy of such opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Alex. Brown appears as Annex "B" to the accompanying Proxy Statement/Prospectus.

  You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus for details regarding the Merger and for additional related information.

  THE BOARD OF DIRECTORS OF BAYPORT HAS ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BAYPORT AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF BAYPORT VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. MEMBERS OF THE BOARD OF DIRECTORS OWN 1,219,044 SHARES OF BAYPORT COMMON STOCK AND EACH MEMBER HAS INDICATED HIS INTENTION TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  The affirmative vote of a majority of the outstanding shares of Bayport Common Stock and Bayport Preferred Stock (each voting as a separate voting group) is necessary to approve the Merger Agreement.

  I look forward to meeting with those shareholders who are able to be present at the Special Meeting. However, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

  Please do not send your stock certificates with your proxy card. If the Merger Agreement is approved by Bayport's shareholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

  Thank you for your cooperation.

                                          Sincerely,

                                          David J. Connor
                                          Chairman and Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                        BAYPORT RESTAURANT GROUP, INC.
                           4000 HOLLYWOOD BOULEVARD
                           HOLLYWOOD, FLORIDA 33021
                                (954) 967-6700

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              July 30, 1996

                               ----------------

TO THE SHAREHOLDERS OF BAYPORT RESTAURANT GROUP, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Meeting") of Bayport Restaurant Group, Inc., a Florida corporation ("Bayport"), will be held on Tuesday, July 30, 1996, at 9 A.M. (Florida Time), at The Peabody Hotel, 9801 International Drive, Orlando, Florida, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 18, 1996, among Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), Landry's Acquisition, Inc., a Florida corporation and a wholly-owned subsidiary of Landry's, and Bayport, and the Plan of Merger annexed thereto (collectively, the "Merger Agreement"), as described more completely in the accompanying Proxy Statement/Prospectus and in the Merger Agreement which is annexed thereto as Annex "A".

  2. To transact such other business as may properly come before the Meeting or at any adjournments or postponements thereof.

  Pursuant to Bayport's Bylaws, the Board of Directors has fixed the close of business on May 30, 1996, (the "Record Date") as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof.

  The affirmative vote of a majority of the outstanding shares of each of Bayport's common stock, $.001 par value per share (the "Bayport Common Stock"), and Bayport's Class B Convertible Preferred Stock, $.01 par value per share (the "Bayport Preferred Stock"), voting as separate voting groups, is necessary to approve the Merger Agreement.

  Holders of Bayport Common Stock will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to the holders of the Bayport Common Stock because the Bayport Common Stock was, on the Record Date, designated and quoted for trading as a Nasdaq National Market security and because, on the Record Date, there were more than 2,000 holders of record of Bayport Common Stock.

  Holders of Bayport Preferred Stock have the right under Florida law to dissent from the proposal referred to in Item 1 above. In order to exercise this right, a dissenting holder of Bayport Preferred Stock, among other things, must file a written objection with Bayport prior to the taking of a vote at the Meeting and must vote against or abstain from voting on the proposal at the Meeting. Reference is made to "Appraisal Rights" and Annex "D" to the Proxy Statement/Prospectus, which sets forth the procedure for dissenting and effecting appraisal rights.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF BAYPORT A WRITTEN REVOCATION BEARING A LATER DATE, OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Ruth Stack, Secretary

Hollywood, Florida

June 12, 1996

                 SUBJECT TO COMPLETION DATED JUNE 6, 1996

                                PROXY STATEMENT

                         BAYPORT RESTAURANT GROUP, INC.

                                  -----------

                                   PROSPECTUS

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

  This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of Bayport Restaurant Group, Inc., a Florida corporation ("Bayport"), in connection with the solicitation of proxies ("Proxy" or "Proxies") by the Board of Directors of Bayport for use in connection with the Special Meeting of Shareholders of Bayport to be held on July 30, 1996 and at any adjournments or postponements thereof (the "Meeting").

  At the Meeting, Bayport's shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 18, 1996, by and among Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), Landry's Acquisition, Inc., a Florida corporation and a wholly-owned subsidiary of Landry's ("Sub"), and Bayport, and the Plan of Merger annexed thereto (collectively the "Merger Agreement"). Pursuant to the merger (the "Merger") contemplated by the Merger Agreement, Sub is to be merged with and into Bayport, and Bayport is to become a wholly-owned subsidiary of Landry's. The manner and basis of converting shares of Bayport common stock, $.001 par value per share ("Bayport Common Stock"), and shares of Bayport Class B Convertible Preferred Stock, $.01 par value per share ("Bayport Preferred Stock"), into shares of Landry's common stock, $.01 par value per share ("Landry's Common Stock"), and shares of Landry's Class A Convertible Preferred Stock, $.01 par value per share ("Landry's Preferred Stock"), are described more fully below and are set forth in the Merger Agreement which is annexed hereto.

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR INFORMATION THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF BAYPORT IN VOTING UPON A PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  Landry's has filed a Registration Statement on Form S-4, including this Proxy Statement/Prospectus and other information (together with all amendments and exhibits, referred to as the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Landry's Common Stock that will be issued in connection with the Merger. This Proxy Statement/Prospectus constitutes the Prospectus of Landry's filed as part of the Registration Statement. All information contained in this Proxy Statement/Prospectus concerning Landry's has been provided by Landry's. All information contained in the Proxy Statement/Prospectus concerning Bayport has been provided by Bayport.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE ACCURACY OR
   ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Shareholders and Proxy are first being mailed to the shareholders of Bayport on or about June 12, 1996. A shareholder of Bayport who has given a Proxy may revoke it at any time prior to its exercise by filing with the Secretary of Bayport an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

  Shareholders of Bayport are urged to read and carefully consider the information contained in this Proxy Statement/Prospectus and the Annexes attached hereto.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JUNE   , 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Proxy Statement/Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               TABLE OF CONTENTS

Available Information......................................................    3
Incorporation of Certain Documents by Reference............................    3
Summary....................................................................    4
Comparative per Share Data.................................................   13
Comparative Market Data....................................................   14
Risk Factors...............................................................   15
The Meeting................................................................   20
The Merger.................................................................   21
Opinion of Bayport's Financial Advisor.....................................   31
Opinion of Landry's Financial Advisor......................................   36
The Merger Agreement.......................................................   40
Comparative Rights of Shareholders.........................................   48
Description of Landry's Capital Stock......................................   51
Landry's Business..........................................................   58
Landry's Management........................................................   60
Landry's Principal Stockholders............................................   61
Landry's Selected Consolidated Financial Information.......................   61
Landry's Management's Discussion ..........................................   62
Bayport's Business.........................................................   67
Bayport's Selected Financial Information...................................   72
Bayport's Management's Discussion..........................................   74
Interim Funding Arrangement................................................   78
Bayport"s Security Ownership of Certain Beneficial Owners and Management...   80
Bayport's Certain Relationships and Related Transactions...................   81
Appraisal Rights...........................................................   82
Legal Matters..............................................................   83
Experts....................................................................   84
1996 Annual Meeting of Shareholders........................................   84
Index to Financial Statements..............................................  F-1
Bayport Consolidated Financial Statements..................................  F-3
Landry's Consolidated Financial Statements................................. F-21
Annex
A.Agreement and Plan of Merger.............................................  A-1
B.Opinion of Alex. Brown & Sons Incorporated...............................  B-1
C.Opinion of Montgomery Securities.........................................  C-1
D.Florida Statutes (S)607.1301 et seq......................................  D-1

                             AVAILABLE INFORMATION

  Landry's and Bayport are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission, located at Suite 1300, 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, 1935 K Street, N.W., Washington, D.C. 20006.

  Landry's has filed a Registration Statement on Form S-4 with the Commission under the Securities Act with respect to the Landry's Common Stock that will be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each circumstance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or documents incorporated in this Proxy Statement/Prospectus. Each such statement is qualified in all respects by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

  No person is authorized to give any information or to make any representation in connection with the solicitation of proxies or the offering of securities made hereby other than those contained in this Proxy Statement/Prospectus or in the documents incorporated herein by reference and, if given and made, such information or representation must not be relied upon as having been authorized by Landry's or Bayport. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction, to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor the issuance of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Landry's or Bayport since the date hereof or that the information in this Proxy Statement/Prospectus or in any documents incorporated herein by reference is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Landry's pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus: (i) Landry's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Landry's Current Report on Form 8-K, dated April 24, 1996; (iii) Landry's Quarterly Report on Form 10-Q for the three months ended March 31, 1996; (iv) Landry's Current Report on Form 8-K dated May 16, 1996; and (v) the description of Landry's Common Stock contained in Landry's Registration Statement on Form 8-A.

  In addition, all documents filed by Landry's with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO LANDRY'S SEAFOOD RESTAURANTS, INC., 1400 POST OAK BLVD., SUITE 1010, HOUSTON, TEXAS 77056, TELEPHONE NUMBER 713-850-1010; ATTENTION: STEVEN L. SCHEINTHAL, VICE PRESIDENT--ADMINISTRATION AND SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, REQUESTS SHOULD BE MADE BY JULY 20, 1996.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in the Proxy Statement/Prospectus and the Annexes attached hereto. Bayport's shareholders are urged to read and carefully consider the Proxy Statement/Prospectus and the Annexes attached hereto. All share and per share data relating to Landry's in the Proxy Statement/Prospectus reflects the effect of a 2-for-1 stock split in the form of a stock dividend of Landry's Common Stock in June 1995.
                             PARTIES TO THE MERGER


 Landry's

  Landry's operates 50 full-service, mid-priced, casual dining seafood restaurants in 16 states, primarily under the names "Landry's Seafood House(R)," "Willie G's(R)" and "Joe's Crab Shacksm." Landry's management believes that its restaurants appeal to a broad range of customers by offering generous portions of fresh seafood and excellent service in a high energy environment at an attractive price-value relationship.

  Landry's restaurants feature a wide variety of broiled, grilled and fried seafood items including red snapper, shrimp, crawfish, lump crabmeat, lobster, soft shell crabs, oysters, scallops, flounder, and other traditional seafood items, many with a choice of Landry's signature toppings. The restaurants are generally open for lunch and dinner and offer full liquor service. Sales of alcoholic beverages accounted for approximately 17% of Landry's revenues in 1995. The "Landry's Seafood House" restaurants feature a prototype look that is readily identified by a large theater-style marquee over the entrance and by a distinctive brick and wood facade creating the feeling of a traditional old seafood house restaurant. Landry's restaurants average approximately 9,100 square feet in size. All of Landry's restaurants operate with very similar philosophies, management policies and practices, training and control practices, purchasing, and menu selections. Landry's management believes its restaurants enjoy a high level of repeat business and customer loyalty due to high food quality, comfortable atmosphere, and friendly, efficient service.

  For the 12-month period ended December 31, 1995, the 24 Landry's restaurants opened prior to January l, 1995, generated average restaurant revenues of approximately $3,005,000, average restaurant cash flow of approximately $660,000 (or 21.9% of revenues), and average restaurant operating income after depreciation and amortization of approximately $540,000 (or 18.0% of revenues).

  Landry's management believes its commitment to its customers and employees is important to its long-term success. In addition to serving quality seafood at affordable prices in attractive locations, Landry's achieves customer satisfaction through prompt, efficient service, low table-to-waitstaff ratios, and an attentive management staff. Landry's promotes a sense of personal commitment from its employees through a monthly cash bonus program based on achievement of restaurant specific performance objectives, and a stock option plan which includes general, floor and kitchen managers.

  The executive headquarters and principal office of Landry's are located at 1400 Post Oak Boulevard, Suite 1010, Houston, Texas 77056. Its telephone number is (713) 850-1010.

  The Sub was incorporated on April 9, 1996 and has conducted no business operations since the date of incorporation except in connection with the transactions contemplated by the Merger Agreement. The Sub has the same principal office, address and telephone number as Landry's.

 Bayport

  Bayport operates 19 full-service restaurants under the name "The Crab House" and currently has two additional Crab House restaurants under construction. Bayport also operates five take-away seafood restaurants under the name "Capt. Crab's Take-Away" and a seafood processing plant. Bayport's Crab House restaurants are located primarily in Florida, with additional locations in Georgia, Mississippi, South Carolina, Illinois, New York and Tennessee. The Crab House restaurants currently under construction are located in New York, Tennessee and Maryland. See "Bayport's Business."

  Bayport's headquarters are located at 4000 Hollywood Blvd., Suite 695-S, Hollywood, Florida 33021. Its telephone number is (954) 967-6700.

                                  THE MEETING

 Date, Time and Place of Meeting

  The Meeting will be held on Tuesday, July 30, 1996 at 9 A.M. (Florida Time), at The Peabody Hotel, 9801 International Drive, Orlando, Florida. At the Meeting, Bayport's shareholders will be asked to approve and adopt the Merger Agreement.

 Record Date and Outstanding Shares Entitled to Vote

  Only holders of record of Bayport Common Stock and Bayport Preferred Stock at the close of business on May 30, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, there were 9,697,785 shares of Bayport Common Stock and 2,057,749 shares of Bayport Preferred Stock outstanding. The holders of the Bayport Common Stock and the holders of the Bayport Preferred Stock will vote as separate voting groups on the Merger, with each share being entitled to one vote. The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of Bayport Common Stock and of the holders of record of a majority of the issued and outstanding shares of Bayport Preferred Stock on the Record Date are necessary to constitute a quorum for the transaction of business at the Meeting.

 Voting of Proxies

  The Proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of Bayport's Board of Directors for use at the Meeting. Bayport's shareholders are requested to complete, date and sign the accompanying Proxy and promptly return it in the enclosed envelope (which requires no postage if mailed in the United States) to Bayport's transfer agent. The Proxy permits each Bayport shareholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN" from) the approval and adoption of the Merger Agreement. If properly executed and returned, such Proxy will be voted in accordance with the choice specified. Where a signed Proxy is returned, but no choice specified, the applicable shares will be voted for approval and adoption of the Merger Agreement. A Proxy may be revoked at any time before its exercise by filing with the Secretary of Bayport an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

 Votes Required

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of (i) the shares of Bayport Common Stock outstanding on the Record Date, and (ii) the shares of Bayport Preferred Stock outstanding on the Record Date. As of the Record Date, Bayport's directors and officers as a group, beneficially owned 1,219,044 shares or 12.6% of the then outstanding Bayport Common Stock and no shares of the outstanding Bayport Preferred Stock. All directors and officers of Bayport have indicated that they will vote FOR the approval and adoption of the Merger Agreement.

 Solicitation of Proxies and Expenses

  Bayport will bear the cost of the solicitation of Proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Bayport may solicit Proxies from Bayport's shareholders by telephone, telegram, telecopy, letter or in person. Bayport has engaged Morrow & Co., Inc., a professional proxy solicitation firm to assist in such solicitation at an estimated fee of approximately $15,000 plus disbursements. Bayport will request brokers, custodians, nominees and other record holders to forward copies of this Proxy Statement/Prospectus, Proxies and other soliciting materials to persons for whom they hold shares of Bayport Common Stock and Bayport Preferred Stock and to request authority for the exercise of Proxies. In such cases, Bayport, upon request of the record holders, will reimburse such holders for their reasonable expenses.

                                   THE MERGER

  The following summary is qualified in its entirety by reference to the more detailed discussion of the Merger which appears under the caption "The Merger" and to the full text of the Merger Agreement which is attached hereto as Annex "A" and is incorporated herein by reference. Capitalized terms not defined herein are defined in the Merger Agreement.

 Structure of the Merger

  Pursuant to the Merger Agreement, Sub will be merged with and into Bayport, each issued and outstanding share of Bayport Common Stock and Bayport Preferred Stock will be converted into the right to receive Landry's Common Stock and Landry's Preferred Stock, respectively (and payment of cash in lieu of fractional shares) as described below, and each outstanding share of Sub's common stock will be converted into one share of Bayport Common Stock, as a result of which Bayport, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Landry's. The officers and directors of Sub (each of whom are officers of Landry's) will become the officers and directors of the surviving corporation following the Merger.

 Merger Consideration

  Under the terms of the Merger Agreement, Landry's will issue to the holders of Bayport Common Stock an aggregate number of shares of Landry's Common Stock which is equal to .2105 (the "Exchange Ratio"), subject to adjustment, multiplied by the number of outstanding shares of Bayport Common Stock. Based on 9,697,785 shares of Bayport Common Stock issued and outstanding on the Record Date, Landry's will issue approximately 2,041,383 shares of Landry's Common Stock, subject to adjustment, to the holders of outstanding shares of Bayport Common Stock. Cash will be paid in lieu of fractional shares of Landry's Common Stock.

  Shares of Bayport Preferred Stock are currently convertible into shares of Bayport Common Stock at a ratio of four shares of Bayport Preferred Stock for one share of Bayport Common Stock. Under the terms of the Merger Agreement, outstanding shares of Bayport Preferred Stock shall be converted into an aggregate number of shares of Landry's Preferred Stock which is equal to their shares of Bayport Preferred Stock multiplied by the Exchange Ratio, as adjusted, and divided by four. After the Merger, shares of Landry's Preferred Stock will be convertible into shares of Landry's Common Stock on a one-for-one basis, subject to certain anti-dilution adjustments. Other terms of the Landry's Preferred Stock will be substantially identical to the terms of the existing Bayport Preferred Stock. Based on 2,057,749 shares of Bayport Preferred Stock issued and outstanding on the Record Date, Landry's will issue approximately 108,289 shares of Landry's Preferred Stock, subject to certain adjustments described below, to the holders of shares of Bayport Preferred Stock. Cash will be paid in lieu of fractional shares of Landry's Preferred Stock.

  The Exchange Ratio is subject to adjustment in the event the Average Market Price (equal to the average of the daily closing prices of a share of Landry's Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the five consecutive trading days that end on the second trading day prior to the Closing

Date) (i) exceeds $22 per share, in which case the Exchange Ratio shall be adjusted downward to equal $4.63 divided by the Average Market Price to account for the increase in the share price of Landry's Common Stock; or (ii) is less than $15 per share, in which case the Exchange Ratio shall be adjusted upward to equal $3.16 divided by the Average Market Price to account for the decrease in the share price of Landry's Common Stock. On the Record Date, the Average Market Price was $23.18. If such Average Market Price was the same on the Closing Date, and assuming no other changes to the Exchange Ratio, the Exchange Ratio would be .1998.

  In addition, the Exchange Ratio is subject to a downward adjustment in the event that Bayport's costs of completing construction of four restaurants recently opened or presently under construction exceed $13.0 million (the "Projected Construction Costs") and/or if the pre-opening costs associated with such restaurants exceed $1.65 million (the "Projected Pre-opening Costs"). As of this date, Bayport has estimated that its Projected Construction Costs with respect to these four restaurants will be approximately $14.0 to $15.0 million and that its Projected Pre-opening Costs relating to these four restaurants will be approximately $1.65 million. The final determination of the Projected Construction Costs and the Projected Pre-opening Costs will be made shortly before the closing of the Merger (the "Closing"), at a time when the four restaurants are expected to be open or significantly closer to completion than they are today. By way of example, assuming the Exchange Ratio was .2105, prior to any adjustment for any such excess costs, if the overage of the Projected Construction Costs and/or the Projected Pre-opening Costs were to exceed their respective estimates by an aggregate of $1.0 million, the Exchange Ratio would be reduced to .2060 (.2016 if such overage was $2.0 million).

  A VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT BY BAYPORT'S SHAREHOLDERS WILL BE DEEMED APPROVAL OF THE EXCHANGE RATIO AND ANY ADJUSTMENTS THERETO.

  At the Closing, outstanding options and warrants to purchase shares of Bayport Common Stock will be converted into the right to purchase that number of shares of Landry's Common Stock as the holder of such would have been entitled to receive had they exercised such options or warrants immediately prior to the Closing. As of the Record Date, there were outstanding options to purchase 2,111,500 shares of Bayport Common Stock and warrants to purchase 691,566 shares of Bayport Common Stock. Additionally, options to purchase shares of Bayport Common Stock issued pursuant to Bayport's 1993 and 1995 Stock Option Plans (which will be converted into options to purchase shares of Landry's Common Stock, as described above) will, in accordance with the terms of such plans, immediately vest at the closing of the Merger, as will 500,000 and 450,000 options to purchase Bayport Common Stock granted to David J. Connor and William D. Korenbaum, respectively. See "The Merger--Interests of Certain Persons in the Merger." All other options and warrants will continue to vest in accordance with the vesting schedules contained in the agreements evidencing such options and warrants.

 Opinion of Financial Advisors

  Alex. Brown & Sons Incorporated ("Alex. Brown") is acting as a financial advisor to Bayport in connection with the Merger and has rendered an opinion to Bayport's Board of Directors that the Exchange Ratio is fair, from a financial point of view, to Bayport's shareholders. The full text of the opinion of Alex. Brown is set forth as Annex "B" to the Proxy Statement/Prospectus. Upon the completion of the Merger, Alex. Brown will receive certain fees for its role as financial advisor to Bayport in the transaction. Thomas Hitchner, a director of Bayport, is a principal of Alex. Brown. See "Opinion of Bayport's Financial Advisor," "The Merger--Interests of Certain Persons in the Merger" and Annex "B".

  Montgomery Securities, acting as financial advisor to Landry's in connection with the Merger, has rendered an opinion to Landry's Board of Directors to the effect that the Exchange Ratio to be paid by Landry's in the Merger is fair to Landry's, from a financial point of view, as of April 16, 1996. The full text of this opinion is set forth as Annex "C" to the Proxy Statement/ Prospectus. See "Opinion of Landry's Financial Advisor."

 Recommendation of the Bayport Board of Directors

  Bayport's Board of Directors has adopted the Merger Agreement, authorized the Merger and the transactions contemplated in the Merger Agreement, and has determined that the Merger is in the best interest of, and is on terms that are fair to, Bayport and Bayport's shareholders. Bayport's Board of Directors recommends approval and adoption of the Merger Agreement by Bayport's shareholders. In reaching its decision to adopt the Merger Agreement and recommend the Merger, Bayport's Board considered a number of factors. See "The Merger--Background of the Merger" and "--Reasons for the Merger" and "-- Interests of Certain Persons in the Merger."

 Contract Termination and Consulting Payments to Certain Bayport Executive Officers

  In connection with the Merger, Landry's will terminate the existing employment agreements of David J. Connor and William D. Korenbaum, Bayport's Chairman and Chief Executive Officer, and President, respectively. At the Closing, in return for the termination of their agreements, Messrs. Connor and Korenbaum will receive payments of $1.8 million and $1.3 million, respectively. Additionally, Messrs. Connor and Korenbaum will, subject to certain conditions, each receive fees of $240,000 over the two-year period following the Merger in return for consulting services and in return for the execution of a three-year covenant not to become involved in a seafood restaurant business in the United States without the prior written consent of Landry's. See "The Merger-- Interests of Certain Persons in the Merger."

  Subsequent to the Merger, and in addition to receiving the amounts described above, Mr. Korenbaum will be employed by Landry's at will, for which, assuming continued employment, he will receive a monthly salary of $14,583 and options to purchase 100,000 shares of Landry's Common Stock pursuant to Landry's 1993 Stock Option Plan, vesting equally over a three-year period. The exercise price of such options will be the price of a share of Landry's Common Stock on the date of Closing, and the first installment will vest on the termination of Mr. Korenbaum's employment if such termination is prior to the scheduled vesting date for such installment. Mr. Korenbaum's employment with Landry's will be terminable at will by either party.

 Risk Factors

  The consummation of the Merger and related transactions and an investment in shares of Landry's Common Stock and Landry's Preferred Stock each involve certain risks. Accordingly, shareholders of Bayport should carefully consider the information set forth under the caption "Risk Factors." Further, shareholders of Bayport should carefully review "Risk Factors--Impact on Bayport if the Merger is not Consummated" for information regarding the adverse impact on Bayport's operations, financial condition and results of operations if the Merger is not consummated.

 Certain Federal Income Tax Consequences

  The obligation of Bayport to consummate the Merger is conditioned upon receipt by Bayport and Landry's of an opinion from Akerman, Senterfitt & Eidson, P.A., counsel to Bayport, to the effect that, for federal income tax purposes, the Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). If, as anticipated, the Merger qualifies as a tax-free reorganization, among other things, no gain or loss would be recognized by Bayport's shareholders as a result of the Merger, except gain or loss recognized on the receipt of cash in lieu of fractional shares. The Merger Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. Bayport's shareholders are urged to consult their own tax advisors regarding the particular tax consequences of the Merger to them.

 Federal Securities Laws Consequences

  The Landry's Common Stock issuable in connection with the Merger and the Landry's Common Stock issuable upon the conversion of the Landry's Preferred Stock issuable in connection with the Merger will be registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by Bayport's shareholders who are not deemed to be "affiliates" of Bayport, as such term is used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). With respect to those shareholders who may be deemed to be affiliates of Bayport, Rule 144 and Rule 145 under the Securities Act place certain restrictions on the transfer of Landry's Common Stock and Landry's Preferred Stock which may be received by them pursuant to the Merger.

 Accounting Treatment

  Both Landry's and Bayport believe that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Consummation of the Merger is conditioned upon the receipt by Landry's and Bayport of a letter from Landry's independent public accountant stating that Landry's is eligible to be a party to a merger accounted for by the pooling-of-interests method of accounting and that based on their knowledge of the transactions contemplated by the Merger Agreement and inquiries into the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger, and the further receipt by Landry's and Bayport of a letter from Grant Thornton LLP, Bayport's independent accountants, that based on their knowledge of the transactions contemplated by the Merger Agreement, and inquiries into the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger. Landry's and Bayport have each received such letters which will be updated at the Closing Date. See "The Merger Agreement--Conditions Precedent" and "The Merger--Accounting Treatment."

 Effects of the Merger on Rights of Shareholders

  As a result of the Merger, Bayport's shareholders will become shareholders of Landry's. Bayport is organized under the laws of Florida while Landry's is organized under the laws of Delaware. For a summary comparison of the material differences between the corporate law of the State of Florida and the corporate law of the State of Delaware, see "Comparative Rights of Shareholders."

 Regulatory Approval

  The obligations of Landry's and Bayport to consummate the Merger are subject to the expiration of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder. Landry's and Bayport filed the Pre-Merger Notifications under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on May 14, 1996. On May 24, 1996, pursuant to requests by Landry's and Bayport, Landry's and Bayport received notice of the early termination of the HSR waiting period. See "The Merger Agreement--Conditions Precedent" and "The Merger--Regulatory Approval."

 No Solicitation

  Under the terms of the Merger Agreement, Bayport is prohibited from, directly or indirectly, soliciting or encouraging the initiation of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or substantially all of its assets. However, if Bayport's Board of Directors determines that it would be consistent with its fiduciary responsibilities to approve or recommend an unsolicited proposal which it deems superior to the Merger (the "Superior Proposal"), then Bayport shall be entitled to enter into the Superior Proposal and terminate the Merger Agreement. In such event, Bayport will be obligated to pay the Termination Fee described below and Landry's will acquire ownership of certain designated Bayport restaurants collateralizing a loan from Landry's to Bayport. See "Interim Funding Arrangement."

 Termination of the Merger

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the consummation of the Merger: (i) by the mutual consent of the Boards of Directors of Bayport and Landry's; (ii) by the Board of Directors of either Bayport or Landry's if there has been a material breach by the other of any representation or warranty in the Merger Agreement or of any covenant in the Merger Agreement which has not, or cannot be, cured within 15 days after written notice thereof; (iii) by the Board of Directors of either Bayport or Landry's if the conditions to closing set forth in the Merger Agreement are not met or waived by December 31, 1996, or the Merger has not occurred by such date (except that neither Bayport nor Landry's shall be entitled to terminate if such party is in willful and material violation of the Merger Agreement); (iv) by the Board of Directors of either Bayport or Landry's if the required approval of the shareholders of Bayport shall not have been obtained; or (v) if a governmental authority shall have issued a final and non-appealable order or ruling enjoining, restraining or otherwise prohibiting the Merger.

 Termination Fee

  In the event the Merger Agreement is terminated by Bayport as a result of entering into a Superior Proposal or because of Bayport's failure to satisfy certain of the closing conditions set forth in the Merger Agreement, then Landry's shall be entitled to receive from Bayport a cash fee payable six months after such termination (the "Termination Fee") in an amount equal to 2.5% of (i) the product of the closing price of a share of Landry's Common Stock on the date of such termination multiplied by the number of shares of Landry's Common Stock which would have been issued or reserved for issuance if the Merger had been consummated; plus (ii) the amount of Bayport's debt on the date of such termination ((i) plus (ii) above is hereinafter, the "Deal Value"). In addition, all expenses, including legal, accounting and tax expenses, incurred by Landry's in connection with the Merger Agreement (the "Expenses") would also be payable as part of the Termination Fee. If the Merger Agreement is terminated by Landry's because of Bayport's inability to obtain approval of the Merger by its shareholders or because of the existence of a material adverse change in Bayport, the Termination Fee shall be equal to 1.5% of the Deal Value plus the Expenses. See also "Interim Funding Arrangement" for a discussion of the impact of entering into a Superior Proposal on the Loan (as defined below).

                          INTERIM FUNDING ARRANGEMENT

  On April 18, 1996, Bayport entered into a loan agreement (the "Loan Agreement") with Landry's, pursuant to which Landry's agreed to loan Bayport up to $11.0 million (the "Loan") to be used to finance the continued construction of Bayport's restaurants under construction located in Chelsea Piers and Great Neck, New York; Nashville, Tennessee; and Baltimore, Maryland. Outstanding indebtedness under the Loan Agreement bears interest at the prime rate, as published in The Wall Street Journal, plus 2%. Interest under the Loan Agreement is payable monthly. Assuming the necessary documentation has been delivered in connection with each of the Collateralized Properties (as defined below), the full amount of the Loan will be made available to Bayport, whether or not the transactions contemplated by the Merger Agreement are consummated. As of the Record Date, approximately $4.1 million had been funded.

  The Loan is intended to be secured by collateral assignments of Bayport's leasehold interests on, and all other assets of, certain of its restaurants in Nashville, Tennessee; Great Neck, New York; Chicago, Illinois; and Myrtle Beach, South Carolina (the "Collateralized Properties"). However, the initial portion of the Collateralized Properties will be Bayport's leasehold interest on, and other assets of, its restaurant located in Jupiter, Florida. Such property will be released as collateral if certain of the other Collateralized Properties are substituted therefor. The aggregate advances available under the Loan Agreement are based on the delivery of the necessary documentation for each of the Collateralized Properties to Landry's. Currently, the Jupiter leasehold and restaurant has been collaterally assigned to Landry's, resulting in the availability of $2.5 million under the Loan Agreement.

  Pursuant to the Loan Agreement, if the Merger Agreement is terminated for any reason (other than the receipt of a Superior Proposal), Bayport will have the opportunity to repay the loan amount for 120 days, during which time Landry's has agreed to take no action against Bayport. If Bayport has not repaid any of the principal balance of the Loan, together with accrued but unpaid interest at the end of such period, Landry's will be required to acquire and Bayport will be obligated to convey, in full consideration and repayment of the then outstanding Loan amount, the Collateralized Properties and, in connection therewith, Landry's will be obligated to pay to the lenders under Bayport's revolving credit and term loan facility, an amount equal to the unfunded balance of the Loan, less accrued but unpaid interest thereon, certain fees and expenses and the unfunded advances that would otherwise be required to be made with respect to two Bayport restaurants currently under construction (the "Bayport Collateral Payment Amount"). Pursuant to the Merger Agreement, if the Merger Agreement is terminated by Bayport because of the receipt of a Superior Proposal, Landry's will be required to immediately acquire the Collateralized Properties by paying the Bayport Collateral Payment Amount. See "Landry's Management's Discussion--Liquidity and Capital Resources."

  In connection with the Loan Agreement, The First National Bank of Boston (as agent), The First National Bank of Boston and Capital Bank (collectively, the "Lenders") have agreed to waive certain covenants, events of default and termination fees under their revolving credit and term loan agreement (the "Credit Agreement") with Bayport, unless and until the Merger Agreement is terminated. Further, the Lenders have agreed to assign the collateral assignment documentation relating to the Nashville and Jupiter restaurants to Landry's and to permit the placement of liens on certain of Bayport's other assets. The collateral assignment documentation relating to the Jupiter restaurant will be reassigned by Landry's to the Lenders upon Landry's receipt of the collateral assignment documentation relating to Bayport's two Myrtle Beach restaurants.

                        LANDRY'S SECURITIES OUTSTANDING

  At the Record Date, and without accounting for the issuance of shares of Landry's Common Stock and Landry's Preferred Stock in the Merger and Landry's Common Stock in the public offering described below, there were 18,274,160 shares of Landry's Common Stock issued and outstanding and 2,527,880 options outstanding to purchase an equal number of additional shares of Landry's Common Stock.

  On May 29, 1996, Landry's registration statement offering to sell 5.1 million shares of Landry's Common Stock (675,000 of which were to be sold by selling stockholders) was declared effective by the Commission. Pursuant to the Underwriting Agreement relating to such sale, Landry's and one of the selling stockholders granted the underwriters of the offering an option to purchase up to an additional 765,000 shares of Landry's Common Stock to cover over-allotments, if any. On May 31, 1996, such option was exercised in full by the underwriters.

  The net proceeds to Landry's from the sale of the 4,890,000 shares of Landry's Common Stock offered by it pursuant to such registration statement are estimated to be approximately $105.5 million. Landry's intends to use the net proceeds to finance the development or acquisition of additional restaurants and for general corporate purposes. If the Merger is consummated, Landry's currently anticipates utilizing approximately $18.0 million of the proceeds to repay the outstanding amounts owed by Bayport under the Credit Agreement (the "Revolving Loans"). The Revolving Loans bear per annum interest at a bank's base rate plus one-half percent for approximately $16.0 million and at the prime rate published by The Wall Street Journal plus 1% for the remaining $2.0 million. The Revolving Loans terminate on December 14, 2001, and are secured by substantially all of the assets of Bayport. The Revolving Loans were incurred to fund Bayport's working capital requirements in connection with Bayport's restaurant expansion program. In addition, if the Merger is consummated, Landry's will utilize approximately (i) $1.2 million to repay a note due to a related party of Bayport which is payable in monthly installments of $7,861 and a final payment of $951,195 in April 1999, and which bears interest at 1.5% over a designated bank's prime rate; (ii) $0.8 million to repay other Bayport indebtedness; and (iii) up to $11.0 million to repay amounts drawn on Landry's line of credit which will be utilized to fund the Loan.

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             LANDRY'S AND PRO-FORMA

                                                                                THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                       MARCH 31,
                          -------------------------------------------------- -------------------------
                                                                   PRO FORMA                 PRO FORMA
                           1991    1992    1993    1994     1995    1995(1)   1995    1996    1996(1)
                          ------- ------- ------- ------- -------- --------- ------- ------- ---------
Income Statement Data
Revenues................  $19,500 $22,435 $34,241 $62,527 $104,017 $157,620  $20,613 $34,819  $53,070
Operating income........    2,371   3,073   4,346   7,885   12,950   15,445    2,635   4,799    5,487
Income before income
 taxes and extraordinary
 gain...................    2,093   3,090   4,289   8,806   14,843   16,994    2,795   4,899    5,388
Provision for income
 taxes(2)(3)............      867   1,112   1,544   3,126    5,259    5,946      992   1,764    1,930
Income before
 extraordinary gain.....    1,226   1,978   2,745   5,680    9,584   11,048    1,803   3,135    3,458
Extraordinary gain(4)...      507     313      --      --       --       --       --      --       --
Net income(3)(4)........  $ 1,733 $ 2,291 $ 2,745 $ 5,680 $  9,584 $ 11,048  $ 1,803 $ 3,135  $ 3,458
                          ======= ======= ======= ======= ======== ========  ======= =======  =======
Net income before
 extraordinary gain per
 share(3)(4)............          $  0.23 $  0.28 $  0.40 $   0.55 $   0.57  $  0.12 $  0.17  $  0.16
Extraordinary gain per
 share(4)...............             0.03      --      --       --       --       --      --       --
                                  ------- ------- ------- -------- --------  ------- -------  -------
Net income per
 share(3)(4)............          $  0.26 $  0.28 $  0.40 $   0.55 $   0.57  $  0.12 $  0.17  $  0.16
                                  ======= ======= ======= ======== ========  ======= =======  =======
Weighted average number
 of common shares and
 common share
 equivalents
 outstanding(5).........            8,794   9,862  14,126   17,320   19,526   14,850  19,000   21,182

                                    BAYPORT

                                                                          THREE
                                                                         MONTHS
                                           YEAR ENDED                     ENDED
                          --------------------------------------------- MARCH 25,
                          12/30/91  12/28/92 12/27/93 12/26/94 12/25/95   1996
                          --------  -------- -------- -------- -------- ---------
Income Statement Data
Revenues................  $23,005   $20,833  $26,994  $38,490  $53,678   $18,251
Operating Income (Loss).   (2,329)    1,049    1,264    1,333    2,151       490
Net Income (Loss).......   (2,329)      873    1,365      939    1,464       323

- --------

(1) Gives pro forma effect to the Merger for the year ended December 31, 1995 and for the three months ended March 31, 1996 assuming the Merger had been consummated at the beginning of each of such periods. See "Unaudited Pro Forma Condensed Combined Financial Statements."
(2) See Notes 1 and 3 of Notes to the Landry's Consolidated Financial
    Statements.
(3) Gives effect in 1992 and 1993 to the pro forma provision for federal and state income taxes as a C corporation on the combined income of Landry's, at an effective tax rate of 36%, as a result of the consummation of the initial public offering of Common Stock by Landry's in August 1993 (the "Initial Public Offering"), which resulted in the termination of the S corporation status of certain subsidiaries of Landry's, as if Landry's was subject to federal income taxes for the entire periods.
(4) Gives effect to the pro forma recording in 1992 of an extraordinary gain of $489,133 ($313,000 net of pro forma income taxes) related to the repayment of debt at a discount effective November 20, 1992. During 1991, Landry's recognized an extraordinary gain of $506,665 as a result of the tax benefit from the use of net operating loss carryforwards.
(5) See Note 8 of Notes to the Landry's Consolidated Financial Statements.

BALANCE SHEET DATA:

                                                LANDRY'S BAYPORT
                                                3/31/96  3/25/96   PRO FORMA(1)
                                                -------- --------  ------------
Working Capital................................ $ 4,332  $(15,901)   $(11,569)
Total Assets................................... 142,212    52,115     194,327
Short Term Notes and Current Portion of Long
 Term Notes and other Obligations..............     265    18,101      18,366
Long Term Notes and other Obligations, non
 current.......................................     317     1,936       2,253
Stockholders' Equity........................... 127,025    22,872     149,897

- --------

(1) Gives effect to the Merger as if it had been consummated at March 31, 1996.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Landry's and Bayport and combined per share data on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling-of-interests. The pro forma comparative per share data gives effect to the Merger at an assumed Exchange Ratio of .2105. The pro forma comparative per share data does not purport to represent what Landry's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Landry's financial position or results of operations for any future date or period. This data should be read in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements and notes thereto of Landry's and Bayport included elsewhere in this Proxy Statement/Prospectus.

                                                                         THREE
                                                        YEAR ENDED      MONTHS
                                                       DECEMBER 31,      ENDED
                                                     ----------------- MARCH 31,
                                                     1993  1994  1995    1996
                                                     ----- ----- ----- ---------
HISTORICAL--LANDRY'S
Net Income--fully diluted........................... $ .28 $ .40 $ .55   $ .17
Dividends (1).......................................   .71    --    --      --
Book Value..........................................  1.59  4.19  6.77    6.98
HISTORICAL--BAYPORT
Net Income--fully diluted........................... $ .18 $ .09 $ .14   $ .03
Dividends...........................................    --    --    --      --
Book Value..........................................  1.99  2.08  2.22    2.24
PRO FORMA COMBINED
Net Income--fully diluted........................... $ .36 $ .41 $ .57   $ .16
Book Value (2)......................................    --    --  7.17    7.37

- --------
(1) Represents Sub-chapter S distributions of predecessor subsidiaries.

(2) No pro forma balance sheet prepared for 1993 or 1994.

                            COMPARATIVE MARKET DATA

  Landry's Common Stock is traded on the Nasdaq National Market under the symbol "LDRY" and the Bayport Common Stock is traded on the Nasdaq National Market under the symbol "PORT". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the Nasdaq National Market for Landry's Common Stock, Bayport Common Stock and the equivalent pro forma value of one share of Bayport Common Stock calculated by multiplying the sales price of one share of Landry's Common Stock on the dates listed by the Exchange Ratio that would be in effect if the Average Market Price were equal to such closing sales price.

                                                                       BAYPORT
                                           LANDRY'S       BAYPORT     PRO FORMA
                                         COMMON STOCK  COMMON STOCK  EQUIVALENT
                                         ------------- ------------- -----------
                                          HIGH   LOW    HIGH   LOW   HIGH   LOW
                                         ------ ------ ------ ------ ----- -----
1994:
First Quarter........................... $13.75 $10.50 $5.125 $3.875 $3.16 $3.16
Second Quarter..........................  13.00   8.63  5.125   3.75  3.16  3.16
Third Quarter...........................  12.75   8.75   4.25   3.00  3.16  3.16
Fourth Quarter..........................  15.38  10.13   4.25  2.625  3.22  3.16
1995:
First Quarter........................... $15.75 $12.75 $4.063 $2.875 $3.32 $3.16
Second Quarter..........................  22.25  14.88  4.625   3.75  4.63  3.16
Third Quarter...........................  22.00  16.00  5.125   4.25  4.63  3.37
Fourth Quarter..........................  18.25  12.50  4.875  3.125  3.84  3.16
1996:
First Quarter........................... $19.75 $14.00 $ 4.25 $ 3.50 $4.16 $3.16
Second Quarter (through May 30).........  25.50  17.50  4.125  3.438  4.63  3.68

  On April 18, 1996, the last trading day prior to the public announcement of the Merger, the closing sale prices per share of the Landry's Common Stock and the Bayport Common Stock as reported on the Nasdaq National Market were $21.00 and $4.00, respectively. On the Record Date, the closing sale prices per share of the Landry's Common Stock and the Bayport Common Stock as reported on the Nasdaq National Market were $23.88 and $4.00, respectively. No cash dividends have been paid on the Landry's Common Stock or the Bayport Common Stock since their respective initial public offerings. Landry's does not anticipate paying cash dividends in the foreseeable future.

  The listing on the Nasdaq National Market of the shares of Landry's Common Stock issuable in connection with the Merger is a condition to the consummation of the Merger.

  As of the Record Date, there were approximately 155 record holders of Landry's Common Stock, 6,600 record holders of Bayport Common Stock and 27 record holders of Bayport Preferred Stock.

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR LANDRY'S COMMON STOCK AND BAYPORT COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF LANDRY'S COMMON STOCK AFTER THE MERGER.

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors should be considered carefully before voting upon the Merger proposal.

RISK ASSOCIATED WITH THE MERGER

  Uncertainty as to Future Financial Results. Landry's and Bayport believe that the Merger will offer opportunities for long-term efficiencies in operations that should positively affect future operating results of the combined operations of Landry's and Bayport. However, the combined company will be more complex and diverse than Landry's or Bayport individually, and the combination and continued operation of their distinct business operations will present difficult challenges for Landry's management, due to the increased time and resources required in the management effort. While management and the Board of Directors of Landry's believe that the combination can be effected in a manner which will realize the value of the two companies, management has no experience in combinations of this size. See "Landry's Management's Discussion."

  Following the Merger, in order to maintain and increase profitability, the combined company will need to successfully integrate and streamline overlapping functions. Landry's and Bayport have different systems and procedures in many operational areas which must be rationalized and integrated. There can be no assurance that integration will be successfully accomplished. The difficulties of such integration may be increased by the necessity of coordinating geographically separate organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Landry's results of operations and financial condition.

  Merger Expenses. Transaction costs relating to the negotiation of, preparation for, and consummation of the Merger and the anticipated combination of certain operations of Landry's and Bayport are expected to result in a one-time charge to Landry's earnings. Although it will not be feasible to determine the actual amount of the charge until the operational and transaction plans are completed, management of Landry's believes that the charge will be between $8.0 million and $10.0 million before taxes, although such amount may be increased by unanticipated additional costs or expenses incurred in connection with, or caused by, the Merger. This charge, the actual amount of which will be based, in part, on future developments arising from the change of control of Bayport, is expected to include the estimated costs associated with workforce reductions, contractual payment obligations and other restructuring activities, fees and expenses payable to financial advisors, legal fees and other transaction expenses related to the Merger. While the exact timing of this charge cannot be determined at this time, management of Landry's anticipates that this charge to earnings will be recorded primarily in the quarter in which the Merger is consummated (expected to be the third quarter of 1996). In addition, there can be no assurance that Landry's will not incur additional charges in subsequent quarters to reflect costs associated with the Merger and the integration of Landry's and Bayport's operations.

  Shares Eligible for Public Sale. Sales of substantial amounts of Landry's Common Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. The approximately 2,057,749 shares of Landry's Common Stock (assuming an Exchange Ratio of .2105) to be issued in the Merger will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of Bayport. In addition, approximately 444,000 shares of Landry's Common Stock issuable upon the exercise of Bayport Options (as hereinafter defined), approximately 146,000 shares of Landry's Common Stock issuable upon exercise of Bayport Warrants (as hereinafter defined) and approximately 108,289 shares of Landry's Common Stock issuable upon conversion of the Bayport Preferred Stock, in each case assuming an Exchange Ratio of .2105, are anticipated to be eligible for sale pursuant to Registration Statements on Forms S-3 and S-8 following the Merger. Pursuant to the Merger Agreement, if the Average Market Price is less than $15 per share, the number of shares of Landry's Common Stock issuable pursuant to the Merger, and therefore the number of shares of Landry's Common Stock that may be immediately sold in the public market, would be increased.

  Closing. The Closing is subject to the conditions contained in the Merger Agreement. Many of these conditions are beyond the control of Landry's and Bayport. Although Landry's and Bayport believe that such conditions will be satisfied or waived, there can be no assurance that the Closing will occur. The Closing is subject to the satisfaction of certain significant conditions, including, among others, approval by the stockholders of Bayport, the receipt by Landry's and Bayport of an opinion from their independent public accountants with respect to certain matters relating to the availability of pooling-of-interests accounting treatment for the Merger, the receipt of regulatory approval under the HSR Act and the absence of any material adverse change in the business, results of operations or financial condition of either Landry's or Bayport. In addition, the Merger Agreement may be terminated by either party if the Closing does not occur by December 31, 1996.

  Impact on Bayport if the Merger is not Consummated. The termination of the Merger Agreement may have a material and adverse impact on Bayport's operations, financial position and results of operations. If the Merger Agreement is terminated, Bayport will be obligated to repay the Loan within 120 days after the termination date of the Merger Agreement and if Bayport is unable to repay the Loan, Landry's will acquire the five restaurants collateralizing the Loan in full satisfaction of the Loan. Additionally, in the event that the Merger Agreement is terminated, Bayport might become obligated to pay the Termination Fee. See "The Merger--No Solicitation; Termination Fee" and "Interim Funding Arrangement."

  If the Merger Agreement is terminated, Bayport intends to seek alternative financing to repay the Loan and to continue to pursue its restaurant expansion program. There can be no assurance that funding will be available and no funding is presently committed. In addition to having four restaurants under construction, which are being funded with the proceeds of the Loan, Bayport is also obligated on leases for three additional restaurant sites as to which construction of a restaurant has not yet started and, as of the date of the Proxy Statement/Prospectus, Bayport does not presently have funds committed to build restaurants on these sites. If required financing cannot be obtained, Bayport will likely lose the five restaurants collateralizing the Loan to Landry's in full payment of the Loan and will be unable to continue its restaurant expansion program. Additionally, Bayport will have to obtain the funds required to pay the Termination Fee, to the extent that it becomes due. To the extent that Bayport is not able to obtain funding for all of these purposes, it will likely have a material adverse effect on Bayport's operations, results of operations and financial position. See "Bayport's Management's Discussion--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH LANDRY'S OPERATIONS

  Growth. Landry's has pursued an accelerated expansion strategy since 1990. At the beginning of 1995, Landry's planned to open approximately 26 restaurants during 1995 and 1996. As of April 16, 1996, all of such restaurants had been opened. Landry's current development plan is to be operating approximately 75 restaurants by December 31, 1997 (excluding restaurants that may be acquired pursuant to the Merger), of which 50 restaurants were open and six restaurants were under construction as of April 16, 1996. There can be no assurance that the new and acquired restaurants will perform in accordance with Landry's management's expectations, or that Landry's will not encounter unanticipated problems or liabilities in connection with the new restaurants. Many of its new restaurants will be in geographic markets in which Landry's has limited or no previous operating experience. There can be no assurance that Landry's will be successful in opening the number of restaurants anticipated in a timely manner, or that, if opened, those restaurants will be operated profitably. Further, there can be no assurance that the Bayport restaurants and other operations proposed to be acquired by Landry's pursuant to the Merger can be operated profitably by Landry's.

  Landry's ability to expand the number of its restaurants will depend upon a number of factors, including the selection and availability of suitable restaurant sites, the negotiation of acceptable lease or purchase terms, the securing of required governmental permits and approvals, the adequate supervision of construction, the hiring, training, and retaining of skilled management and other personnel, the availability of adequate financing, general economic conditions, and other factors, many of which are beyond the control of Landry's. Landry's approach to opening new restaurants has been to control its required investment by developing its own in-house construction and development capabilities as general contractor and to lease a substantial number of its restaurant sites. Landry's currently anticipates that it will continue to purchase in fee a number of its new restaurant locations, which are expected to be more costly than leased locations. In view of its planned growth, increased competition for sites and inherent uncertainties of construction costs, there can be no assurance that Landry's required net investment for leased or fee owned units will not be higher in the future. See "Landry's Business--Expansion Strategy" and "--Unit Economics."

  Since 1989, Landry's has experienced rapid growth in revenues, restaurant level profit, and net income. In view of its limited operating history, Landry's remains vulnerable to a variety of business risks generally associated with young, rapidly growing companies. Failure to continue to upgrade operating and financial controls and systems or unexpected difficulties encountered during expansion could adversely affect Landry's business, financial condition, and results of operation. Although Landry's believes that its systems and controls are adequate to address its current needs, there can be no assurance that such systems and controls will be adequate to sustain future growth.

  Limited Operating History. A significant number of Landry's restaurants have been open for less than two years. Consequently, the earnings achieved to date by such restaurants may not be indicative of future operating results.

  Geographic Concentration. Of Landry's existing and planned restaurants, including the Bayport restaurants, a majority are concentrated in the southern half of the United States. Giving effect to the Merger, as of April 16, 1996, 39 restaurants would have been located in Texas and Florida. See "Landry's Business--Restaurant Locations" and "Bayport's Business." Accordingly, Landry's results of operations may be adversely affected by economic conditions in those regions and other geographic areas into which Landry's may expand. Also, given Landry's present geographic concentration, adverse publicity relating to Landry's restaurants could have a more pronounced adverse effect on Landry's overall sales than might be the case if Landry's restaurants were more broadly dispersed. In addition, in view of the location of many of Landry's existing and planned restaurants in the Gulf Coast area from Texas to Florida, Landry's is particularly susceptible to damage caused by hurricanes or other severe weather conditions. While Landry's maintains business interruption insurance, there can be no assurance that if a severe hurricane or other natural disaster should affect Landry's geographical areas of operations, Landry's would be able to maintain its current level of operations or profitability.

  Seafood Supply and Quality. In the recent past, certain types of seafood have experienced fluctuations in supply availability. Landry's has in the past utilized several seafood suppliers and has not experienced any difficulty in obtaining adequate supplies of fresh seafood on a timely basis. In addition, some types of seafood have been subject to adverse publicity due to certain levels of contamination at their source, which can adversely affect both supply and market demand. Landry's maintains an in-house inspection program for its seafood purchases and in the past has not experienced any detriment from contaminated seafood. However, Landry's can make no assurances that in the future either seafood contamination or inadequate supplies of seafood might not have a significant and materially adverse effect on Landry's operations and profitability.

  Changes in Food and Other Costs. Landry's profitability is dependent on its ability to anticipate and react to increases in food, labor, employee benefits, and similar costs over which Landry's has limited or no control. Specifically, Landry's dependence on frequent deliveries of fresh seafood and produce subjects it to the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of such items. Landry's business may also be affected by inflation. In the past, management has been able to anticipate and avoid any adverse effect on Landry's profitability from increasing costs through its purchasing practices and menu price adjustments, but there can be no assurance that it will be able to do so in the future.

  Restaurant Industry and Competition. The restaurant industry is affected by changes in consumer tastes and by national, regional, and local economic conditions and demographic trends. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations, and the type, number, and location of competing restaurants. The restaurant industry is intensely competitive based on the type and quality of food offered, location, and other factors. Landry's has many well established competitors with substantially greater financial resources and longer histories of operation than Landry's, including competitors already established in regions into which Landry's is planning to expand, as well as competitors planning to expand in the same regions. Landry's faces competition from mid-priced, full-service, casual dining restaurants offering seafood and other types and varieties of cuisine. Landry's competitors include national, regional, and local chains as well as local owner-operated restaurants. Landry's also competes with other restaurants and retail establishments for sites.

  Dependence on Chief Executive Officer and Other Employees. Landry's believes that the development of its business has been, and will continue to be, dependent on Tilman J. Fertitta, the Chief Executive Officer, President, and Chairman of the Board of Landry's, and other key executive employees. The loss of Mr. Fertitta's services could have a material adverse effect upon Landry's business and development, and there can be no assurance that an adequate replacement could be found for Mr. Fertitta in the event of his unavailability. Mr. Fertitta has entered into an Employment Agreement with Landry's expiring December 31, 1996, subject to renewal. Landry's continued growth will also depend on its ability to attract and retain additional skilled management personnel. See "Landry's Management."

  Control by Management and Principal Stockholder. As of the Record Date Mr. Fertitta, the principal stockholder of Landry's, beneficially owned, in the aggregate, approximately 25.3% of the outstanding Landry's Common Stock. As a result he may have significant ability to influence the election of the Board of Directors of Landry's and the direction of the affairs of Landry's. See "Landry's Management" and "--Principal Stockholders."

  Government Regulation. The restaurant industry is subject to extensive state and local government regulation relating to the sale of food and alcoholic beverages and to sanitation, public health, fire and building codes. Termination of the liquor license for any restaurant would adversely affect the revenues of that restaurant. Restaurant operating costs are also affected by other government actions that are beyond Landry's control, including workers' compensation insurance rates, and unemployment and other taxes. At the federal level, there are proposals under consideration to increase the minimum hourly wage requirements. These and other initiatives could adversely affect Landry's as well as the restaurant industry in general. Difficulties or failures in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant. Although seafood is not currently subject to a comprehensive nationwide program of inspection by the Food and Drug Administration ("FDA"), the FDA has in the past proposed such a program for inspection of seafood suppliers and processors, but not retail sellers such as restaurants. If such a program were to be implemented, Landry's seafood costs could increase due to the increased expense to seafood suppliers and processors in complying with such a program. The suspension of, or inability to renew, a license could interrupt operations at an existing restaurant, and the inability to retain or renew such licenses would adversely affect the operations of such restaurant.

  Tax Liabilities. The State of Texas currently imposes a franchise tax on each corporation that is organized or does business in the State of Texas at a rate, in general, of 4.5% of such entity's reported federal taxable income. A portion of Landry's revenues are utilized to pay licensing and management fees to certain of Landry's subsidiaries. The income received by certain of these subsidiaries is not subject to Texas franchise tax under current state law. However, there can be no assurance that the state of Texas might not attempt to enact legislation or assert positions which would attempt to assess additional franchise tax payments on Landry's operations. In the event of any assessment, Landry's income and results of operations could be affected up to the amount of the tax imposed.

  Workers' Compensation. Like a large number of companies operating in Texas, including many restaurant companies, Landry's does not subscribe to the workers' compensation insurance program in Texas. As such, Landry's employees have the right to sue Landry's for negligence, and Landry's may not assert contributory negligence and certain other defenses. In addition, employees might be able to recover compensatory and punitive damages in such actions that would not be available to them if Landry's subscribed to the workers' compensation insurance program in Texas. However, Landry's maintains excess employer's occupational injury insurance to cover large losses. Prior to 1989, Landry's subscribed to the workers' compensation insurance program. Since 1989, Landry's has had a limited number of lawsuits by employees in connection with workers' compensation claims and the results of such lawsuits, individually and collectively, have not had a material adverse effect upon Landry's results of operations.

STOCK PRICE VOLATILITY

  Landry's Common Stock has been traded on the Nasdaq National Market since its initial public offering, and the market price of Landry's Common Stock has risen substantially since such time. In the future, the market price of Landry's Common Stock could fluctuate substantially due to a variety of factors, including quarterly operating results of Landry's or other restaurant companies, changes in general conditions in the economy, the financial markets or the restaurant industry, natural disasters, or other developments affecting Landry's or its competitors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.

RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of Landry's to continue its accelerated expansion strategy (including the consummation of the Merger), changes in costs of food, labor, and employee benefits, the ability of Landry's to continue to acquire prime locations at acceptable lease or purchase terms, as well as general market conditions, competition, and pricing. Although Landry's believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Landry's or any other person that the objectives and plans of Landry's will be achieved.

                                  THE MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Meeting, holders of Bayport Common Stock and Bayport Preferred Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement.

  BAYPORT'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  Bayport has established May 30, 1996 as the Record Date for the determination of the shareholders entitled to notice and to vote at the Meeting. Only holders of record of Bayport Common Stock and Bayport Preferred Stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. On the Record Date there were 9,697,785 shares of Bayport Common Stock outstanding and 2,057,749 shares of Bayport Preferred Stock outstanding. Each such share is entitled to one vote. A majority of the outstanding shares of Bayport Common Stock and a majority of the outstanding shares of Bayport Preferred Stock on the Record Date must be represented in person or by proxy at the Meeting in order for a quorum to be present and business to be transacted at the Meeting. Abstentions will have the effect of a vote against the Merger, as will the failure of holders of Bayport Common Stock or Bayport Preferred Stock to sign and return a proxy. In connection with the Merger, holders of Bayport Preferred Stock will be entitled to demand appraisal rights under the Florida Business Corporation Act subject to satisfaction by such stockholders of the conditions for perfection of such appraisal rights established thereunder. See "Appraisal Rights."

VOTES REQUIRED

  Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Bayport Common Stock on the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Bayport Preferred Stock on the Record Date.

  As of the Record Date, Bayport's directors, executive officers and affiliates were the beneficial owners of 1,219,044 shares of Bayport Common Stock or approximately 12.6% of the then outstanding shares of Bayport Common Stock and no shares of the outstanding Bayport Preferred Stock. See "Bayport's Security Ownership of Certain Beneficial Owners and Management" for information regarding persons known to Bayport to be the beneficial owners of more than five percent of the issued and outstanding shares of Bayport Common Stock and Bayport Preferred Stock.

VOTING OF PROXIES

  Shares of Bayport Common Stock and Bayport Preferred Stock represented by properly executed Proxies, received at or prior to the Meeting, will be voted in the manner specified in the Proxies by the holders of such shares. Properly executed Proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement. Any shareholder of Bayport who abstains from voting and all broker non-votes will be counted for purposes of determining whether a quorum exists. An abstention or broker non-vote has the same effect as a vote against the Merger.

  If any other matters are properly presented for consideration at the Meeting, the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

REVOCABILITY OF PROXIES

  The grant of a Proxy does not preclude a shareholder from voting in person or otherwise revoking a Proxy. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy. A Proxy may be revoked at any time before its exercise by filing with the Secretary of Bayport, 4000 Hollywood Boulevard, Suite 695-S, Hollywood, Florida 32021, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and voting in person.

SOLICITATION OF PROXIES

  Bayport will bear the cost of the solicitation of Proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Bayport may solicit Proxies from shareholders by telephone, telecopy or telegram or in person. Such persons soliciting Proxies will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Bayport will engage Morrow & Co., Inc., a professional proxy solicitation firm, to assist in such solicitation at an estimated fee of approximately $15,000 plus disbursements. Bayport will reimburse brokerage firms, nominees, fiduciaries and other custodians for the cost of forwarding solicitation materials to the beneficial owners of shares held of record by them.

  SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE MERGER, BAYPORT'S SHAREHOLDERS WILL BE PROVIDED WITH INSTRUCTIONS AND A LETTER OF TRANSMITTAL RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES.

                                  THE MERGER

  The terms of the Merger are set forth in the Merger Agreement which is attached to this Proxy Statement/Prospectus as Annex "A" and incorporated herein by reference. The description of the Merger Agreement contained in the Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL DESCRIPTION

  The Merger Agreement provides for a business combination between Landry's and Bayport in which a wholly-owned subsidiary of Landry's would be merged with and into Bayport in a transaction intended to qualify as a tax-free reorganization for federal income tax purposes and as a pooling-of-interests for accounting purposes. As a result of the Merger, Bayport will become a wholly-owned subsidiary of Landry's.

EFFECTIVE DATE OF THE MERGER

  The Merger will become effective (the "Effective Date") upon the filing of Articles of Merger (the "Articles of Merger") with the Florida Department of State. The Articles of Merger will be filed as promptly as practicable after the approval by Bayport's shareholders has been obtained and all other conditions to the Merger have been satisfied or waived. It is presently expected that the Merger will be consummated during the third quarter of 1996, or as soon thereafter as such conditions are satisfied.

BACKGROUND OF THE MERGER

  The terms and conditions of the Merger were determined through arm's-length negotiations between the managements and Boards of Directors of Landry's and Bayport. In determining the definitive terms of the Merger Agreement, numerous factors were considered by the Boards of Directors of Landry's and Bayport. See "Reasons for the Merger" below. The following is a brief discussion of those negotiations and certain related events.

  In October 1995, representatives of Bayport, Alex. Brown and Landry's met at a restaurant industry conference. Shortly, thereafter, after Landry's executed a confidentiality agreement, Landry's was provided with information regarding Bayport and expressed an interest in acquiring Bayport. At the time, the management of Bayport determined not to proceed further with the negotiations and discussions were terminated.

  In the fall of 1995, Bayport's management and Board had determined that in order for it to continue its restaurant expansion program, it would need to raise additional equity capital and that it should proceed to raise that capital and continue as an independent company. In order to obtain the capital required for its restaurant expansion program, Bayport entered into an agreement with an investment banking firm, which firm agreed to use its best efforts to locate the necessary funding. At the time, Bayport was assured by this investment banking firm that the funding would be available to Bayport by no later than the end of February 1996. On the assumption that the required funding would be available on or before that date, Bayport actively continued its restaurant expansion program during the fall and winter of 1995 and into the winter of 1996.

  By March 1996, Bayport required the additional funding to meet its current construction draws relating to its restaurants then under construction and had received term sheets from two potential funding sources, each of which had expressed an interest in investing in Bayport subject to the completion of due diligence and the execution of definitive documents. In each such case, the proposals called for an investment in Bayport in return for subordinated debt of Bayport convertible into Bayport Common Stock at a significant discount to the then market price of the Bayport Common Stock. Bayport's management believed that the completion of either of these financing proposals would be extremely dilutive to Bayport's existing shareholders. They also believed that it would take between 30 and 90 days to complete these financing transactions possibly placing Bayport in a position in which it would likely not be able to meet its current obligations to pay the construction costs of new restaurants as they came due.

  Additionally, Bayport's management and Board of Directors were aware that Bayport's restaurant expansion program would likely require additional capital and that in all likelihood additional funds would have to be raised in the next 12-18 months to repay debt and for continued restaurant expansion. Based upon Bayport's projected earnings per share over that period and due to the factors set forth above, Bayport's management was concerned that there was a reasonable likelihood that the price of Bayport Common Stock would not increase significantly during this period, and that further infusions of equity would continue to significantly dilute the interest of Bayport's existing shareholders.

  Based upon these factors, Bayport's management concluded that a merger with Landry's, and the possibility that the combined entity would perform better than an independent Bayport, was a more viable option.

  On February 29, 1996, representatives of Bayport, Landry's and Landry's financial advisors met to discuss possible terms of an acquisition of Bayport by Landry's. On or about March 5, 1996, Landry's forwarded a letter to Bayport indicating a continuing interest in pursuing a transaction and suggesting a stock-for-stock merger to be accounted for on a pooling-of-interests basis.

  On or about March 13, 1996, Bayport's management met with representatives of Landry's to further discuss the possibility of a business combination. Possible purchase prices were discussed, payable in shares of Landry's Common Stock, but no definitive agreement was reached. Thereafter, during the last week of March 1996, representatives of Landry's met with representatives of Bayport at Bayport's offices in Hollywood, Florida. At that time, initial due diligence was conducted by Landry's legal, accounting and financial advisors. Discussions also continued regarding a possible price arrangement.

  On or about March 25, 1996, Bayport received a term sheet from Landry's. The exchange ratio proposed in the term sheet was .2777 shares of Landry's Common Stock for each share of Bayport Common Stock. Bayport's Board met on March 26, 1996 to consider the offer and directed management to proceed to negotiate definitive merger agreements with Landry's.

  During the first week of April, Landry's conducted an extensive due diligence on Bayport. As part of its due diligence investigation, Landry's reviewed Bayport's current financial position in connection with construction of four restaurants and Bayport's projections for the restaurants to be opened during 1996 and 1997. Landry's management took a more conservative view of these projections than the view being taken by Bayport's management. Landry's also recognized that as part of the proposed transaction, it would have to guarantee Bayport's repayment of loans which Bayport would need to obtain in order to meet its current obligations relating to its restaurant expansion program (something not previously contemplated by Landry's). Landry's concluded that as a result of having to guarantee this loan, it would have to bear the risk of being a creditor of Bayport if the Merger was not completed.

  Based upon these factors, Landry's revised their offer downward. Landry's revised proposal was that they acquire Bayport on a share-for-share exchange ratio of .2222 shares of Landry's Common Stock for each share of Bayport Common Stock outstanding, as well as Landry's assumption of all of the obligations under the Bayport Preferred Stock, the Bayport Options and the Bayport Warrants.

  When this revised offer was communicated to Bayport, its management discussed the new proposal with members of Bayport's Board. Although a Board meeting was not held to consider the revised offer, it was the determination of Bayport's management, after consultation with members of its Board, that the revised proposal continued to be a better alternative for Bayport's shareholders than completing a financing on the terms available.

  Commencing on or about April 8, 1996, representatives of Bayport, their legal and financial advisors, met continuously with representatives of Landry's, their legal and financial advisors, to conduct due diligence, to negotiate the terms of the Merger and to prepare a definitive agreement and plan of merger. Representatives of Bayport and Landry's also met with Bayport's lenders and negotiated the terms of the Loan. At that time, it was determined that Landry's would fund the Loans to Bayport, as opposed to guaranteeing their repayment.

  After significant discussions, and in view of these factors, as well as the current price of Landry's Common Stock, Landry's requested initially that the Exchange Ratio be adjusted to .2105 and thereafter, required a further adjustment if the price of Landry's Common Stock exceeded $22 per share. In light of this request, Bayport requested that a floor be placed on the Exchange Ratio, and thereafter it was agreed that there would be an adjustment in the Exchange Ratio if the price of Landry's Common Stock went below $15 per share. Landry's also requested that there be an adjustment in the Exchange Ratio if the estimated costs to complete the four Bayport restaurants currently under construction, and, calculated separately, certain pre-opening costs relating to such designated restaurants, exceeded the amount stipulated by the parties.

  Landry's also committed to provide Bayport with the $11.0 million of interim funding required so that Bayport could meet its obligations to pay restaurant construction costs relating to the four restaurants currently under construction. Landry's is obligated to loan such funds to Bayport even if the Merger Agreement is terminated. See "Interim Funding Arrangement."

  At a meeting on April 16, 1996, the Board of Directors of Landry's approved the Merger Agreement and the Loan. At a meeting on April 18, 1996, the Board of Directors of Bayport met to consider the proposed terms of the Merger and a draft of the Merger Agreement, as well as the proposed interim funding arrangement. At that time, the Board of Directors gave approval to the Merger and the Loan and authorized Bayport's senior management to negotiate the final terms of the Merger and the Loan and to execute and deliver the definitive Merger Agreement and Loan Agreement on behalf of Bayport. In making each of their respective decisions, the Boards of Directors received opinions of their financial advisors as to the fairness of the transaction from a financial point of view.

  The Merger Agreement and the Loan Agreement were thereafter executed and delivered on April 18, 1996. The Merger and the Loan were publicly announced on April 19, 1996.

REASONS FOR THE MERGER

 Joint Reasons for the Merger

  Based on their respective experiences and internal analyses of the current environment of the restaurant industry, Landry's and Bayport's Boards of Directors have concluded that there is an excellent opportunity for a well-capitalized seafood restaurant company to grow significantly in future years. Although there are only a few casual dining seafood restaurant companies operating in the United States, the Landry's and Bayport Boards of Directors believe that the Merger is an optimal way to accomplish the goal of the combined entity becoming a national seafood restaurant operator. Economies of scale in purchasing, consumer research and other marketing activities, real estate and construction, etc. can contribute to operating efficiencies. Taking advantage of these economies of scale while maintaining the integrity of each individual concept will maximize the success of the combined entity. The Boards of Directors also believe that a large, multi-concept, seafood restaurant company will be able to more easily attract and retain highly qualified management and restaurant employees, because larger and more diverse and complex operations result in a larger number and greater variety of management positions, thus affording more opportunity for employee advancement. The Boards of Directors also believe that the casual dining niche will continue to be the most attractive part of the full service restaurant industry and that a merged Landry's and Bayport will create a company that will be poised to take advantage of increasing trends toward casual seafood dining.

  The respective Boards of Directors believe that the following strategic objectives will be met by the combination.

  (1) Increasing the number and geographical diversity of the restaurant operations by each company through the creation of a combined company which will operate in a more diverse geographic area and attract a more diverse clientele.

  (2) Strengthening the management and restaurant operations of both companies by taking advantage of the skills and experience of each company which are not shared by the other.

  (3) Leveraging the size of the combined company to achieve efficiencies and economies of scale in purchasing, marketing, real estate development and capital formation.

 Landry's Reasons for the Merger

  At a meeting held on April 16, 1996, Landry's Board of Directors determined that the Merger was advisable and in the best interest of Landry's stockholders and approved the Merger Agreement. Landry's Board of Directors believes that the Merger provides an opportunity to create a more diversified restaurant company in the casual dining industry and of sufficient size to be one of the major companies in the seafood restaurant business.

  In approving the Merger, Landry's Board of Directors considered the joint reasons discussed above and a number of others facts including:

  (1) The Merger will create a combined company that should help achieve the strategic goals established by Landry's to benefit from anticipated trends in the restaurant industry.

  (2) The complementary business of Landry's and Bayport including their respective operating philosophies (such as strong customer focus, heavy investment in employee and management training, and striving to improve unit economics in their restaurants) will provide significant opportunities for growth by the combined company.

  (3) The Merger is expected to be treated as a pooling-of-interests transaction for accounting purposes, as a result of which no goodwill will be recognized.

  (4) Bayport's operating history, reputation for quality food and service, and experienced loyal management team are attractive to Landry's.

  (5) The financial and operational resources of the combined company will afford the opportunity for the acceleration of Landry's development of new geographic markets.

  (6) The opinion of Montgomery Securities that as of April 16, 1996, the Exchange Ratio to be paid by Landry's in the Merger was fair, from a financial point of view, to Landry's.

  The Landry's Board of Directors believes that the Merger will not change the nature of the business in which stockholders have invested, but will provide for that investment to be in a larger, more efficient, more competitive enterprise than either Landry's or Bayport, as separate companies, prior to the Merger. By combining with another restaurant company with a similar focus on seafood, customer satisfaction, and a commitment to growth, Landry's is remaining true to its ideals and the interests of its stockholders, customers and employees.

  In evaluating the acceptability of the proposed number of shares of Landry's Common Stock to be issued in the Merger, Landry's Board of Directors considered (1) the terms of the Merger Agreement; (2) that the number of shares had been negotiated at arms-length between senior management and certain directors of both companies and their respective advisors; and (3) the fairness opinion of Montgomery Securities.

  Landry's Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger including (1) the charges typically expected to be incurred in connection with the Merger, primarily in the quarter the Merger closes; (2) the risk that the market price of Landry's Common Stock may be adversely affected by the public announcement of the Merger; (3) the risks involved in the integration of the two companies; (4) the risk that the anticipated benefits of the Merger might not be fully realized; (5) the risks associated with the possibility of material adverse changes to Bayport's business; and (6) the possibility that the Merger might not be consummated and the corresponding potential adverse effect of such a result on the market price of Landry's Common Stock. In the view of Landry's Board of Directors these considerations were not sufficient, either individually or collectively, to outweigh the potential advantages of the Merger.

  In view of the wide variety of factors, both positive and negative, considered by Landry's Board of Directors Landry's Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered.

 Bayport's Reasons for the Merger and Board Recommendations

  At a meeting held on April 18, 1996, the Bayport Board of Directors determined that the Merger was advisable and in the best interest of the Bayport shareholders and approved the Merger Agreement. In reaching its conclusion to approve the Merger Agreement and to recommend adoption of the Merger Agreement by the Bayport shareholders, the Bayport Board considered the previously prescribed joint reasons and a number of other factors, including, without limitation, the following:

  (1) The arms-length negotiation with Landry's, which resulted in the agreement by Landry's to acquire all outstanding Bayport Common Stock, Bayport Preferred Stock and to assume outstanding warrants and options in exchange for Landry's Common Stock which presented approximately a 10.5% premium (assuming an Exchange Ratio of .2105 shares) over the closing price for the Bayport Common Stock immediately prior to the announcement of the Merger Agreement;

  (2) The historical and current financial conditions, results of operations, prospects and businesses of Bayport and Landry's before and after giving effect to the Merger;

  (3) Current market conditions, historical market prices, and trading information for both the Bayport Common Stock and the Landry's Common Stock and the expectation that the substantially higher average daily trading volume of Landry's Common Stock will create better liquidity of investment for Bayport's shareholders;

  (4) The structure of the Merger, which provides that the Bayport shareholders will receive an equity interest in a larger, more diversified restaurant company with a stronger balance sheet and cash flow and with depth of management personnel and training resources;

  (5) The expectation that the Merger will afford the Bayport shareholders the opportunity to receive Landry's Common Stock in a tax-free transaction;

  (6) The relative probability of completion, attractiveness and timing of various other financing alternatives available to Bayport and the belief that being part of Landry's was more likely to provide greater value to Bayport's shareholders than remaining independent;

  (7) The expectation that the Merger will be beneficial to the employees of Bayport;

  (8) The expectation that the public offering which Landry's proposes to make prior to the consummation of the Merger will allow Landry's to have available the capital required to continue the growth of the combined company through 1997;

  (9) The opinion of Alex. Brown that as of the date of the Merger Agreement, the Exchange Ratio was fair, from a financial point of view, to Bayport's shareholders (in considering the opinion of Alex. Brown, the Bayport Board of Directors was aware of, among other things, the terms of Alex. Brown's engagement by Bayport and the fees payable to Alex. Brown thereunder; see "Opinion of Bayport's Financial Advisor");

  (10) The expectation that the complementary businesses of Landry's and Bayport, including their respective operating philosophies and diverse concepts, will provide significant growth opportunities after consummation of the Merger; and

  (11) The belief that Landry's experienced and loyal management team, reputation in the restaurant industry and investment community, and history of profitable operations while maintaining a high growth rate will be beneficial to the shareholders of Bayport.

  Bayport's Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including: (i) the loss of control over the future operations of Bayport following the Merger; (ii) the risk, prior to or following consummation of the Merger, that the trading price of Landry's Common Stock could drop below its level at the time the Merger was negotiated; and (iii) the potential commercial repercussions to Bayport in the event the Merger was not consummated, including, but not limited to, the need to locate and obtain new capital within 120 days after the termination of the Merger Agreement in order to repay the Loan and the possible payment of the Termination Fee.

  Bayport's Board of Directors also considered the fact that no auction process had been conducted with respect to a potential sale of Bayport. However, the Board was aware, after consultation with Alex. Brown, that two other large restaurant companies had previously been contacted by Alex. Brown about the possibility of acquiring Bayport and neither had expressed an interest in making such an acquisition. The Bayport Board of Directors also received indications from Alex. Brown that a merger with Landry's, from a financial perspective, would be beneficial to Bayport and its shareholders. Based on all these factors and notwithstanding the fact that no auction was conducted, the Board of Directors determined that the Merger was in the best interests of Bayport and its shareholders, as it would provide Bayport's shareholders with the opportunity to continue to participate in an entity strengthened through a business combination with Landry's.

  Bayport's Board of Directors was also aware that the provisions of the Merger Agreement prohibiting Bayport from soliciting acquisition proposals or, subject to the Board's fiduciary duties to Bayport's shareholders, negotiating with a potential acquiror of Bayport, including the provisions for the payment of the Termination Fee, could be a deterrent to other parties who might be interested in a business combination with Bayport. However, Landry's required such provisions as a condition to executing the Merger Agreement.

  In view of the wide variety of factors considered in connection with its evaluations of the Merger Agreement, the Bayport Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination. Rather, the Bayport Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it. Individual members of the Bayport Board of Directors may have given different weight to different factors.

  THE BAYPORT BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF THE BAYPORT SHAREHOLDERS AND RECOMMENDS THAT THE BAYPORT SHAREHOLDERS VOTE FOR THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Bayport's Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the management and the Board of Directors of Bayport have certain interests in the Merger in addition to the interests of Bayport's shareholders generally.

  Termination of Employment Agreements. Under their existing employment agreements with Bayport, upon a change of control of Bayport, both Mr. Connor, the Chairman and Chief Executive Officer of Bayport, and Mr. Korenbaum, the President, Chief Operating and Financial Officer and Treasurer of Bayport, are entitled to terminate their employment with Bayport and receive, in addition to their annual salary through the date of termination, the greater of (i) the sum of $1.5 million (in the case of Mr. Connor) and $1.0 million (in the case of Mr. Korenbaum), or (ii) the aggregate balance remaining under their employment agreement, without having to fulfill their obligations or perform their duties thereunder. Further, in the event of a change of control, all unvested stock options and bonus payments previously paid and granted to each of Messrs. Connor and Korenbaum immediately vest.

  In conjunction with the execution of the Merger Agreement, Landry's entered into a Contract Termination/Consulting Agreement with Mr. Connor (the "Connor Agreement"). Under the Connor Agreement, Landry's has agreed, upon the consummation of the Merger, to pay Mr. Connor $1.8 million in consideration for a release by Mr. Connor of any entitlements under his existing employment agreement with Bayport. Further, subsequent to the Closing, Mr. Connor will provide consulting services to Landry's for which he will be paid a consulting fee of $10,000 per month for a period of two years from the Closing Date, subject to certain conditions. For a period of three years following the Effective Date, Mr. Connor has agreed that he will not be involved in the seafood restaurant business in the United States in any manner.

  Landry's has also entered into a Contract Termination Agreement with Mr. Korenbaum (the "Korenbaum Agreement"). Under the Korenbaum Agreement, Landry's has agreed, upon consummation of the Merger, to pay Mr. Korenbaum $1.3 million in consideration for a release by Mr. Korenbaum of any entitlements under his existing employment agreement with Bayport. Further, subsequent to the Closing, Mr. Korenbaum will provide consulting services to Landry's for which he will receive $10,000 per month for a period of two years following the Closing Date, subject to certain conditions. For a period of three years following the Effective Date, Mr. Korenbaum has agreed that he will not be involved in the seafood restaurant business in the United States in any manner.

  Additionally, subsequent to the Closing, Mr. Korenbaum will become an at-will employee of Landry's at a monthly salary of $14,583 and will receive options to purchase 100,000 shares of Landry's Common Stock pursuant to Landry's 1993 Stock Option Plan, vesting equally over a three-year period. The exercise price will be the price of a share of Landry's Common Stock on the Closing, and the first installment will vest on the termination of Mr. Korenbaum's employment if such termination is prior to the scheduled vesting date of such installment. Mr. Korenbaum's employment with Landry's is terminable at will by either party.

  Acceleration of Options. At the Closing, all outstanding options and warrants to purchase shares of Bayport Common Stock will be converted into the right to purchase that number of shares of Landry's Common Stock as the holder of such would have been entitled to receive had they exercised such options or warrants prior to consummation of the Merger. All options to purchase shares of Bayport Common Stock issued pursuant to Bayport's 1993 and 1995 Stock Option Plans (which will be converted into options to purchase shares of Landry's Common Stock, as described above) will, in accordance with the terms of the plans, immediately vest at the Closing as will 950,000 Bayport Options granted outside of a plan to Messrs. Connor and Korenbaum. All other options and warrants to purchase shares of Bayport Common Stock will continue to vest in accordance with the vesting schedules contained in the agreements evidencing such options and warrants.

  Interest of Director. Thomas Hitchner, a director of Bayport, is a principal of Alex. Brown, the financial advisor to Bayport in connection with the Merger. Upon the completion of the Merger, Alex. Brown will receive certain fees, as more particularly set forth in "Opinion of Bayport's Financial Advisor." Alex. Brown is also the holder of a warrant to purchase 267,336 shares of Bayport Common Stock at an exercise price of $3.81 per share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain federal income tax considerations relevant to Bayport and Bayport's shareholders relating to the Merger. This discussion does not deal with all federal income tax considerations that may be relevant to particular Bayport shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their Bayport Common Stock as capital assets, foreign persons, tax exempt entities or persons who acquired their shares in compensatory transactions. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, BAYPORT'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

  In the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to Bayport, the material tax consequences to Bayport and Bayport's shareholders of the Merger are:

  Nature of the Merger. The Merger should constitute a reorganization as defined in Section 368(a)(1)(A) of the Code if carried out in the manner set forth in the Merger Agreement.

  Consequences to Landry's, Sub and Bayport. No gain or loss will be recognized by Landry's, the Sub or Bayport upon Landry's issuance of Landry's Common Stock and Landry's Preferred Stock in exchange for Bayport Common Stock and Bayport Preferred Stock and the transfer by operation of law of Sub's assets and liabilities to Bayport upon consummation of the Merger.

  Consequences to Bayport's Shareholders. No gain or loss will be recognized by Bayport's shareholders upon their receipt in the Merger of Landry's Common Stock and Landry's Preferred Stock (except to the extent of cash received in lieu of a fractional share of Landry's Common Stock or Landry's Preferred Stock).

  The aggregate tax basis of Landry's Common Stock or Landry's Preferred Stock, as the case may be, received in the Merger (including any fractional share deemed received) will be the same as the aggregate tax basis of Bayport Common Stock or Bayport Preferred Stock, as the case may be, surrendered in exchange therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received.

  The holding period, for federal income tax purposes, of each share of Landry's Common Stock or Landry's Preferred Stock, as the case may be, received by each of Bayport's shareholders in the Merger will include the period during which Bayport shareholder held his or her Bayport securities surrendered in exchange therefor, provided that Bayport Common Stock or Bayport Preferred Stock is held as a capital asset at the time of the Merger.

  Cash payments in lieu of a fractional share should be treated as if a fractional share of Landry's Common Stock or Landry's Preferred Stock, as the case may be, had been issued in the Merger and then redeemed by Landry's. A shareholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between the amount of cash received and such shareholder's basis in the fractional share.

  Even if the Merger qualifies as a reorganization, a recipient of shares of Landry's Common Stock or Landry's Preferred Stock, as the case may be, could recognize income to the extent that such shares were considered by the Service to be received in exchange for consideration other than Bayport Common Stock or Bayport Preferred Stock, such as dividends accrued on such Bayport Common Stock or Bayport Preferred Stock. All or a portion of such income may be taxable as ordinary income.

  Limitations on Opinion and Discussion. The opinion of Akerman, Senterfitt & Eidson, P.A. will not bind the Internal Revenue Service (the "Service") and the Service is, therefore, not precluded from successfully asserting a contrary opinion. In addition, as noted earlier, the tax opinion is subject to certain assumptions, including, but not limited to, the truth and accuracy of certain representations made by Landry's and Bayport. Of particular importance are certain assumptions and representations relating to the Code's "continuity of interest" requirement.

  In order to satisfy the continuity of interest requirement, Bayport's shareholders must not, pursuant to a plan or intent existing at or prior to the Effective Date, dispose of or transfer an aggregate amount of (i) their Bayport Common Stock or Bayport Preferred Stock in anticipation of the Merger; and (ii) Landry's Common Stock or Landry's Preferred Stock to be received in the Merger (including, for this purpose, fractional shares of Landry's Common Stock or Landry's Preferred Stock which are treated as if redeemed for cash) (collectively, "Planned Dispositions"), such that Bayport's shareholders, as a group, would no longer have a meaningful continuity of equity interest in Bayport's business being conducted by Landry's after the Merger. Bayport's shareholders will generally be regarded as having a meaningful continuity of equity interest as long as the number of shares of Landry's Common Stock or Landry's Preferred Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a continuing interest through stock ownership in Landry's that is equal in value, as of the Effective Date, to more than 50% of the value of all of the formerly outstanding Bayport Common Stock and Bayport Preferred Stock as of the same date.

  No party to the Merger has requested a ruling from the Service with respect to the federal income tax consequences of the Merger. Bayport's shareholders should be aware that the opinion rendered by Akerman, Senterfitt & Eidson, P.A. will not be binding on the Service and that there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactive and could affect the tax consequences of the Merger.

  A successful challenge by the Service to the tax-free reorganization status of the Merger (as a result of a failure of the continuity of interest requirement or otherwise) would result in Bayport's shareholders recognizing taxable gain or loss with respect to each share of Bayport Common Stock and Bayport Preferred Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Date, of the Landry's Common Stock or Landry's Preferred Stock, as the case may be, and any cash in lieu of fractional shares received in exchange therefor. In such event, a shareholder's aggregate basis in Landry's Common Stock or Landry's Preferred Stock so received would equal its fair market value at the Effective Date and the holding period for such stock would begin on the day after the Effective Date.

FEDERAL SECURITIES LAWS CONSEQUENCES

  The Landry's Common Stock issuable in connection with the Merger and the Landry's Common Stock issuable upon conversion of the Landry's Preferred Stock issuable in connection with the Merger has been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by Bayport's shareholders, except for those shareholders who are deemed to be "affiliates" of Bayport as such term is used in either Rule 144 and Rule 145 under the Securities Act.

  With respect to those shareholders who may be deemed to be affiliates of Bayport, Rule 144 and Rule 145 place certain restrictions on the transfer of the shares of Landry's Common Stock and Landry's Preferred Stock which may be received by them pursuant to the Merger. Persons who may be deemed to be affiliates of Bayport generally include individuals who, or entities which, directly or indirectly, control, are controlled by or are under common control with Bayport and may include certain officers and directors of Bayport as well as principal shareholders of Bayport. This Proxy Statement/Prospectus does not cover resales of Landry's Common Stock received by any person who may be deemed to be an affiliate of Bayport.

REGULATORY APPROVAL

  Certain acquisition transactions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger could not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements of the HSR Act have been satisfied. Information was filed with the Antitrust Division and the FTC under the HSR Act by Landry's and Bayport on May 14, 1996. On May 24, 1996, pursuant to requests by Landry's and Bayport, Landry's and Bayport received notice of the early termination of the HSR waiting period. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Landry's or Bayport. Based upon discussions that Landry's and Bayport have had with the FTC, there can be no assurance that additional information or documentary material will not be requested. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of businesses of Landry's or Bayport by Landry's. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

ACCOUNTING TREATMENT

  Both Landry's and Bayport believe that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Consummation of the Merger is conditioned upon the receipt by Landry's and Bayport of a letter from Landry's independent public accountant stating that Landry's is eligible to be a party to a merger accounted for by the pooling-of-interests method of accounting and that based on their knowledge of the transactions contemplated by the Merger Agreement and inquiries into the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger, and the further receipt by Landry's and Bayport of a letter from Grant Thornton LLP, Bayport's independent accountants, that based on their knowledge of the transactions contemplated by the Merger Agreement, and inquiries into the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger. Landry's and Bayport have each received such letters which will be updated at the Closing Date.

  Under this method of accounting, the assets and liabilities of Landry's and Bayport will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of Landry's and Bayport for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

  It is anticipated that upon consummation of the Merger, the fiscal year of the consolidated company will be the calendar year. Accordingly, historical statements of the consolidated company will include the financial information of Bayport on a calendar basis (although Bayport previously reported its financial information as of the last Monday of each calendar year).

DELISTING; EXCHANGE ACT REGISTRATION

  Following completion of the Merger, it is expected that the Bayport Common Stock will cease being traded on the Nasdaq National Market and that Bayport's registration under the Exchange Act will be terminated. Accordingly, Bayport will no longer be required to file periodic reports with the Commission.

                    OPINION OF BAYPORT'S FINANCIAL ADVISOR

  Alex. Brown was engaged by Bayport pursuant to an engagement letter dated March 27, 1996 (the "Engagement Letter") to act as its financial advisor in connection with the Merger. In connection with such engagement, Bayport requested Alex. Brown to render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Bayport's shareholders.

  Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. Alex. Brown has previously rendered investment banking services to Bayport, including acting as agent for Bayport's 1993 private placement of shares of Bayport Preferred Stock. In connection with rendering these services, Alex. Brown received as part of its compensation, and continues to hold, warrants to purchase 267,336 shares of Bayport Common Stock at a price of $3.81 per share. In addition, an employee of Alex. Brown is a member of Bayport's Board of Directors. Alex. Brown regularly publishes research reports regarding the restaurant industry and the businesses and securities of publicly-owned companies in that industry. Bayport's Board of Directors selected Alex. Brown as its financial advisor because of Alex. Brown's expertise reputation and familiarity with the restaurant industry, and because of Alex. Brown's familiarity with Bayport.

  Pursuant to the terms of the Engagement Letter, Alex. Brown will, upon consummation of the Merger, be entitled to aggregate fees from Bayport of $750,000, of which $200,000 became payable upon delivery of the April 18, 1996 opinion, described herein, by Alex. Brown. Bayport has also agreed to indemnify Alex. Brown against certain liabilities, including liabilities under the federal securities laws, and, if the Merger is not consummated, to reimburse Alex. Brown for reasonable expenses incurred by Alex. Brown, including reasonable fees and disbursements of Alex. Brown's counsel (provided that such expenses shall not exceed $40,000).

  On April 18, 1996, in connection with the evaluation of the Merger by Bayport's Board of Directors, Alex. Brown made a presentation to Bayport's Board of Directors with respect to the Merger. In addition, Alex. Brown rendered its oral opinion, subsequently confirmed in writing, that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Exchange Ratio was fair, from a financial point of view. In connection with this presentation, Bayport's Board of Directors reviewed written materials analyzing the Merger, which had been distributed by Alex. Brown. Alex. Brown confirmed its April 18, 1996 oral opinion by the delivery of its written opinion of the same date, and subsequently confirmed and brought forward in writing its opinion to June 7, 1996.

  THE FULL TEXT OF THE JUNE 7, 1996 CONFIRMING WRITTEN OPINION OF ALEX. BROWN, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND THE LIMITATIONS ON THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION, IS INCLUDED AS ANNEX "B" TO THIS PROXY STATEMENT/PROSPECTUS. THE APRIL 18, 1996 OPINION WAS SUBSTANTIALLY THE SAME AS THE OPINION INCLUDED HEREWITH. BAYPORT SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF ALEX. BROWN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Alex. Brown's opinion addresses only the fairness, from a financial point of view, to the shareholders of Bayport of the Exchange Ratio and does not constitute a recommendation to any Bayport shareholder as to how to vote with respect to the Merger.

  Alex. Brown advised Bayport with respect to elements of the negotiations between Bayport and Landry's pursuant to which the Exchange Ratio was determined, but the final Exchange Ratio was determined through arm's-length negotiations between Bayport and Landry's and was not determined by Alex. Brown. Alex. Brown did make limited inquiries to seek interest from other potential acquirors with respect to the acquisition of Bayport or any of its constituent businesses as an alternative to the Merger; however, none of such parties expressed interest in pursuing such a transaction.

  In rendering its opinion, Alex. Brown reviewed certain financial information concerning Bayport and Landry's and certain internal financial and other information with respect to the business, operations and prospects of each of Bayport and Landry's furnished by the respective managements of Bayport and Landry's to Alex. Brown. Alex. Brown also held discussions with members of the senior management of each of Landry's and Bayport regarding the business and prospects of their respective companies. In addition Alex. Brown (a) reviewed the reported price and trading activity for Bayport Common Stock and Landry's Common Stock; (b) compared certain financial and stock market information for Bayport and Landry's with similar information for certain selected companies whose securities are publicly traded; (c) reviewed the financial terms of certain business combinations which it deemed relevant in whole or in part to the Merger; and (d) performed such other studies and analyses and considered such other factors as it deemed appropriate for the purpose of rendering the opinion. Alex. Brown also reviewed the Merger Agreement. Alex. Brown also discussed with management of Bayport and considered the anticipated adverse effect on Bayport which Bayport believes would occur if Bayport were not to effect the Merger as a result of, among other things, Bayport's current liquidity shortfall.

  In connection with its review, Alex. Brown assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion, without independent verification, and Alex. Brown did not assume any responsibility to independently verify any of such information. Alex. Brown further relied upon the assurances of the respective managements of Landry's and Bayport that such managements were not aware of any facts that would make such information inaccurate or misleading in any material respect. Alex. Brown also relied upon the statements and information provided by Landry's and Bayport managements concerning the business, operations and strategic benefits and implications of the Merger. With respect to the information relating to the prospects of Bayport and Landry's provided to Alex. Brown by the managements of Landry's and Bayport, Alex. Brown assumed that such information was reasonably prepared on bases reflecting the best available estimates and judgments of such managements as to the likely future financial performance of Bayport and Landry's. Alex. Brown expressed no view as to such information or the assumptions on which it was based. In arriving at its opinion, Alex. Brown conducted limited physical inspections of certain properties and facilities of Landry's and Bayport, but did not conduct physical inspections of most of such properties or facilities, and did not make or obtain, or assume any responsibility for making or obtaining, any evaluation or appraisals of the assets or liabilities of Landry's or Bayport. Alex. Brown's opinion was based upon market, economic and other conditions as they existed and could be evaluated as of the date thereof. Alex. Brown's opinion does not constitute an opinion or imply any conclusion as to the likely trading range for Landry's Common Stock following consummation of the Merger. Alex. Brown's opinion also does not address Bayport's underlying business decision to effect the Merger or constitute a recommendation to any Bayport shareholder as to how to vote with respect to the Merger.

  In connection with its presentation to Bayport's Board of Directors on April 18, 1996 and its opinion of the same date, Alex. Brown performed certain financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Alex. Brown did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Alex. Brown believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Alex. Brown made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Landry's and Bayport. Any estimates contained in Alex. Brown's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

  In connection with the delivery of its written opinions dated April 18, 1996 and June 7, 1996, Alex. Brown utilized substantially the same types of analysis as it utilized in providing its oral opinion. Based upon its updated financial analysis, for the June 7, 1996, Alex. Brown confirmed its opinion as described above.

  Analysis of Selected Publicly Traded Companies. Alex. Brown reviewed selected financial data of Bayport and Landry's with certain data from selected publicly traded companies engaged in the restaurant business. Specifically, Alex. Brown separated companies into two groups -- companies with less than $200 million adjusted market capitalization (Chart House, Cooker, O'Charley's, Quantum, and Uno Restaurants Corp.; referred to collectively as the "Smaller Companies"), and companies with greater than $200 million adjusted market capitalization (Applebee's International, Brinker International, Cheesecake Factory, Cracker Barrel, Darden, Lone Star Steakhouse, and Outback Steakhouse; referred to collectively as the "Larger Companies"). Alex. Brown reviewed the companies within each group with regards to (a) equity market value, (b) adjusted market value (equity market value plus long term debt less cash and equivalents), (c) projected growth rates and
(d) operating performance and book value. Within each group, Alex. Brown also calculated ratios on a latest twelve month ("LTM") trailing basis, including adjusted market value as a multiple of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") and stock price as a multiple of book value and earnings per share ("EPS") and for projected calendar year 1996 EPS and 1997 EPS estimates derived from available research reports.

  Within the group of Smaller Companies, an analysis of the multiples of adjusted market value to revenues yielded multiples of 1.0x and 3.3x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 1.2x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 0.6x to 0.9x, with a mean of 0.7x for the group, excluding Cooker. An analysis of the multiples of adjusted market value to EBITDA yielded multiples of 13.8x and 18.8x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 15.9x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 4.9x to 10.9x, with a mean of 7.3x for the group, excluding Quantum. An analysis of the multiples of adjusted market value to EBIT yielded multiples of 21.3x and 26.9x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 24.5x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 9.7x to 16.4x, with a mean of 12.6x for the group, excluding Quantum. An analysis of the multiples of stock price to EPS yielded multiples of 24.6x and 36.4x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 30.1x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 14.0x to 25.2x, with a mean of 19.6x for the group, excluding Quantum. An analysis of the multiples of stock price to book value yielded multiples of 1.5x and 3.0x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 1.9x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 0.7x to 2.8x, with a mean of 1.7x for the group, excluding Quantum. An analysis of the multiples of stock price to estimated 1996 EPS yielded multiples of 13.2x and 28.2x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 16.2x using available research reports for Bayport and based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 9.2x to 18.7x, with a mean of 14.3x for the group. An analysis of the multiples of stock price to estimated 1997 EPS yielded multiples of 8.4x and 22.0x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple that was not meaningful for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 7.7x to 14.0x, with a mean of 10.8x for the group.

  Within the group of Larger Companies, an analysis of the multiples of adjusted market value to revenues yielded multiples of 1.0x and 3.3x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 1.2x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 1.2x to 4.0x, with a mean of 2.4x for the group, excluding Darden. An analysis of the multiples of adjusted market value to EBITDA yielded multiples of 13.8x and 18.8x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 15.9x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 8.4x to 17.5x, with a mean of 13.2x for the group, excluding Darden. An analysis of the multiples of adjusted market value to EBIT yielded multiples of 21.4x and 26.9x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 24.5x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 13.3x to 27.4x, with a mean of 18.1x for the group, excluding Darden. An analysis of the multiples of stock price to EPS yielded multiples of 24.6x and 36.4x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 30.1x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 20.0x to 34.6x, with a mean of 27.6x for the group, excluding Darden. An analysis of the multiples of stock price to book value yielded multiples of 1.5x and 3.0x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 1.9x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 2.4x to 4.4x, with a mean of 3.5x for the group, excluding Darden and Outback Steakhouse. An analysis of the multiples of stock price to estimated 1996 EPS yielded multiples of 13.2x and 28.2x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple of 16.2x for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 17.2x to 27.8x, with a mean of 22.4x for the group, excluding Darden. An analysis of the multiples of stock price to estimated 1997 EPS yielded multiples of 8.4x and 22.0x for Bayport (stand-alone) and Landry's, respectively, a transaction multiple that was not meaningful for Bayport based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock and multiples ranging from 15.2x to 20.3x, with a mean of 17.9x for the group, excluding Darden.

  Analysis of Selected Merger Transactions. Alex. Brown reviewed selected financial data, including (where available) equity purchase price as a multiple of LTM net income and book value, and aggregate purchase price (equity purchase price adjusted for long term debt) as a multiple of LTM revenue, LTM EBITDA and LTM EBIT, for seven selected transactions. Alex. Brown selected these transactions, which included both stock and cash transactions, because they involved companies in the restaurant industry. Additionally, Alex. Brown considered, but excluded, twelve other merger and acquisitions transactions in the restaurant industry because (a) sufficient financial data with respect to the transaction was not available, (b) the transaction size was not appropriate or (c) the size of the target company was not appropriate. Alex. Brown reviewed the range of multiples and noted that the multiple of aggregate purchase price to LTM revenue was 1.2x for Bayport (based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock) and ranged from 0.6x to 1.9x, with a mean of 1.3x for the selected transactions; the multiple of aggregate purchase price to LTM EBITDA was 15.9x for Bayport (based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock) and ranged from 6.0x to 16.0x with a mean of 9.9x for the selected transactions; the multiple of aggregate purchase price to LTM EBIT was 24.5x for Bayport (based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock) and ranged from 8.7x to 22.9x (excluding two transactions), with a mean of 15.1x for the selected transactions (excluding such transactions); the multiple of equity purchase price to LTM net income was 30.1x for Bayport (based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock) and ranged from 10.6x to 38.1x, with a mean of 24.3x for the selected transactions; and the multiple of equity purchase price to book value was 1.9x for Bayport (based on an exchange ratio of .2105 and a $20 share price for Landry's Common Stock) and ranged from 1.0x to 5.1x (excluding one transaction), with a mean of 2.8x for the selected transactions (excluding such transaction).

  Discounted Cashflow Analysis. Alex. Brown performed a discounted cashflow analysis for Bayport on a standalone basis, based on five year projections using financial information provided by management and assuming Bayport's ability to raise $10 million through the sale of between 3.33 million and 5.0 million additional shares of Bayport Common Stock. Alex. Brown calculated the terminal values at the end of five year period by applying multiples ranging from 6.5 to 7.5 times to the terminal year's projected EBITDA. These terminal multiples reflected Alex. Brown's judgment as to an appropriate range, based on its assessment of the trading multiples of LTM EBITDA for the selected companies. The cashflow streams and terminal values were then discounted using discount rates, based on Alex. Brown's judgement, ranging from 13% to 15%. This analysis resulted in a range of per share values for Bayport of $2.17 to $3.35.

  Pro Forma Contribution Analysis. Alex. Brown analyzed the contribution of each of Landry's and Bayport to the pro forma 1995 operating results and projected pro forma 1996 operating results of a combined Landry's and Bayport. Specifically, Alex. Brown calculated that Bayport would have contributed 34.0% of pro forma 1995 revenues, 17.7% of pro forma 1995 EBITDA, 16.6% of pro forma 1995 EBIT and 13.2% of pro forma 1995 net income. For projected 1996, Alex. Brown calculated that Bayport would contribute 33.9% of pro forma revenues,

16.1% of pro forma EBITDA, 15.5% of pro forma EBIT and 7.1% of pro forma net income. Alex. Brown then calculated that the shares of Landry's Common Stock received by Bayport's shareholders pursuant to the Merger Agreement would represent 13.0% of the pro forma ownership of Bayport and Landry's on a combined basis.

  Historical Price and Volume Analysis. Alex. Brown also reviewed the daily closing price and volume of Bayport Common Stock and Landry's Common Stock during the period from January 1, 1993 through April 12, 1996. Alex. Brown noted that the trading price of Bayport Common Stock had fallen during the several months immediately prior to April 12, 1996, and was nearing the lowest trading price that Bayport had seen over the last three years. Conversely, Alex. Brown noted that Landry's Common Stock had risen during the preceding several months immediately prior to April 12, 1996, and was nearing its all-time highest trading price. Alex. Brown also noted that since August 1994, Bayport Common Stock had underperformed Landry's Common Stock, the Standard & Poors 500 index and the index of all common stocks quoted on the National Association of Securities Dealers, Inc. Automated Quotation System.

  Premium Analysis. Alex. Brown analyzed the premium of the Merger price (assuming a .2105 exchange ratio and $20 Landry's Common Stock price) to the market price per share of Bayport Common Stock at various days from April 12, 1995. Alex. Brown noted that the Merger price represented a 22.4% premium to the market price per share on April 12, 1996, a 14.1% premium to the market price per share one week earlier and a 16.0% premium to the market price per share one month earlier. Alex. Brown noted that the average premiums paid, or to be paid, in announced merger and acquisition transactions in 1995 and 1996 were 28.0%, 32.1%, and 38.8%, respectively, to the target's market price one day prior to announcement, one week prior to announcement and one month prior to announcement, respectively, (27.1%, 30.9% and 40.4%, respectively, when reviewing solely stock transactions).

                     OPINION OF LANDRY'S FINANCIAL ADVISOR

  Pursuant to an engagement letter dated March 25, 1996, Landry's retained Montgomery Securities ("Montgomery") to act as its financial advisor in connection with the consideration by Landry's of the Merger. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Landry's selected Montgomery as its financial advisor on the basis of Montgomery's experience and expertise in transactions similar to the Merger, its reputation in the restaurant and investment communities and its existing investment banking relationship with Landry's.

  On April 16, 1996, Montgomery delivered its oral opinion, subsequently confirmed in writing as of that date, that the consideration to be paid by Landry's in the Merger is fair to Landry's, from a financial point of view, as of that date. The amount of such consideration was determined pursuant to negotiations between Landry's and Bayport and not pursuant to recommendations of Montgomery. No limitations were imposed by Landry's on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO LANDRY'S IS ATTACHED HERETO AS ANNEX "C" AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF LANDRY'S AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF LANDRY'S OR AS TO HOW ANY BAYPORT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF MONTGOMERY'S WRITTEN OPINION.

  In connection with its opinion, Montgomery, among other things: (i) reviewed publicly available financial and other data with respect to Bayport and Landry's, including the consolidated financial statements for recent years and interim periods to December 31, 1995 and certain other relevant financial and operating data relating to Bayport and Landry's made available to Montgomery from published sources and from the internal records of Bayport and Landry's;
(ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Bayport Common Stock and Landry's Common Stock; (iv) compared Bayport and Landry's from a financial point of view with certain other companies in the restaurant industry which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Bayport and Landry's certain information of a business and financial nature regarding Bayport and Landry's, furnished to Montgomery by them, including financial forecasts and related assumptions of Bayport and Landry's; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Landry's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for Bayport and Landry's provided to Montgomery by their respective managements, Montgomery assumed for purposes of its opinion, with the consent of Landry's, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Bayport and Landry's and that they provide a reasonable basis upon which Montgomery can form its opinion. Neither Landry's nor Bayport publicly discloses internal management forecasts of the type provided to Montgomery by their respective managements in connection with Montgomery's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery has assumed no liability for such forecasts. Montgomery also assumed that there have been no material changes in Bayport's or Landry's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied on advice of counsel and independent accountants to Landry's as to all legal and financial reporting matters with respect to Landry's, the Merger and the Merger Agreement. Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Bayport or Landry's, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, April 16, 1996. Accordingly, although subsequent developments may affect Montgomery's opinion, Montgomery did not assume any obligation to update, revise or reaffirm its opinion.

  Montgomery also assumed, with Landry's consent, that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Landry's of any of the conditions to its obligations thereunder.

  Set forth below is a brief summary of the report presented by Montgomery to Landry's Board of Directors on April 16, 1996 in connection with its opinion.

  COMPARABLE COMPANY ANALYSIS. Using public and other available information, Montgomery calculated the imputed per share value of Bayport's common stock based on the multiples of 1995 earnings before interest, taxes, depreciation and amortization ("EBITDA"), 1995 earnings before interest and taxes ("EBIT"), and 1996 run rate EBITDA at which the following nine publicly traded restaurant companies were trading on April 12, 1996: Applebee's; Apple South; Cheesecake Factory; Landry's; Lone Star Steakhouse; Outback Steakhouse; Brinker International; Cracker Barrel; and Quantum Restaurant Group. The April 12, 1996 stock prices of the above companies reflected the following mean multiples: 13.9x 1995 EBIDTA; 20.2x 1995 EBIT; and 11.1x 1996 run rate EBITDA. Montgomery applied the foregoing mean multiples to the applicable statistics for Bayport, made applicable adjustments to reflect Bayport's net debt (defined as debt minus cash) at December 31, 1995, and applied a control premium to the resulting totals. This analysis indicated an imputed equity value (defined as aggregate value minus net debt) of Bayport of between $43.8 million and $76.5 million, or between $4.30 and $7.51 per share.

  COMPARABLE TRANSACTIONS ANALYSIS. Montgomery reviewed the consideration paid in the following acquisitions of comparable restaurant companies that have been announced since 1992 (target/acquiror): Brinker International (Grady's Division)/Quality Dining, Inc.; DF&R Restaurants/Apple South; Marcus Corp./Apple South; Innovative Restaurant Concepts/Applebee's'; Pub Ventures of New England/Applebee's; On The Border Cafes/Brinker International; St. Louis Bread Co./Au Bon Pain Co., Inc.; Chevy's/PepsiCo, Inc.; and Uno Restaurant Corp./Morrison Restaurants, Inc. Montgomery analyzed the consideration in such transactions as a multiple of the target companies' revenues and EBITDA for the latest twelve months ("LTM Revenues" and "LTM EBITDA"). Such analysis yielded mean and median multiples of 1.4x and 1.3x LTM Revenues and 12.5x and 12.4x LTM EBITDA. Montgomery then applied the foregoing multiples to Bayport's revenues and EBITDA for 1995, and subtracted Bayport's net debt as of December 31, 1995. This analysis indicated an imputed equity value of Bayport of between $43.1 million and $58.5 million, or between $4.23 and $5.75 per share.

  PREMIUMS PAID ANALYSIS. Montgomery reviewed the consideration paid in the following thirty-two acquisitions of between $30 and $150 million that have occurred since 1994 and were accounted for by the acquiror as a pooling-of-interests (target/acquiror): On The Border Cafes Inc./Brinker International; Radiation Systems, Inc./COMSAT Corp.; Interspec Inc./Advanced Technology Labs; FoxMeyer Corp./National Intergroup

Inc.; Hi-Tech Pharmacal Co. Inc./Circa Pharmaceuticals Inc.; Serving Software Inc./HBO & Co.; SuperMac Technology Inc./Radius Inc.;Sunward Technologies Inc./Read-Rite Corp.; Gates/FA Distributing Inc./Arrow Electronics Inc.; Babbages/Software Etc Stores Inc.; ReLife Inc./HealthSouth Rehabilitation; Glycomed Inc./Ligand Pharmaceutical Inc.; Petstuff Inc./PetSmart Inc.; Wavefront Technologies Inc./Silicon Graphics Inc.; Schwitzer Inc./Kuhlman Corp.; Trinzic Corp./PLATINUM Technology Inc.; Mid-South Insurance Co./Coastal Healthcare Group Inc.; Cabot Medical Corp./Circon Corp.; Data Switch Corp./General Signal Corp.; Insituform Mid-America Inc./Insituform Technologies Inc.; MedChem Products Inc./CR Bard Inc.; Saber Software Inc./McAfee Associates Inc.; CII Financial Inc./Sierra Health Services Inc.; Bolle America Inc./Benson Eyecare Corp.; Helian Health Group Inc./TheraTx Inc.; American Electronic Components/Echlin Inc.; Facelifters Home Systems Inc./AMRE Inc.; Pacific Rehab & Sports Medicine/Horizon.CMS Healthcare Corp.; Firefox Communications Inc./FTP Software Inc.; TGV Software Inc./Cisco Systems Inc.; DiMark Inc./Harte-Hanks Communications Inc.; and Medical Innovations Inc./Horizon/CMS Healthcare Corp. Landry's has advised Montgomery that it intends to account for the Merger as a pooling-of-interests.

  Montgomery calculated the premiums paid in the foregoing transactions over the applicable stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer, and then calculated the mean and median of those premiums. Montgomery then applied the median premiums so derived to Bayport's closing stock prices on April 12, 1996 ($3.44), April 5, 1996 ($3.69) and March 15, 1996 ($3.63), which were, respectively, the trading days one week, two weeks and five weeks prior to the announcement of the Merger. This analysis indicated an imputed equity value of Bayport of between $43.4 million and $52.3 million, or between $4.26 and $5.14 per share.

  No other company or transaction used in the comparable transactions analysis or the premiums paid analysis as a comparison is identical to Bayport or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Bayport and the Merger are being compared.

  DISCOUNTED CASH FLOW ANALYSIS. Montgomery applied a discounted cash flow analysis of Bayport's financial forecasts for 1996 through 2000 prepared on the basis of assumptions from Bayport's and Landry's management, as adjusted by certain cost savings that Landry's management has advised Montgomery it expects to realize as a result of the Merger. In conducting such analysis, Montgomery assumed that Bayport would perform in accordance with such forecasts and that such expected cost savings would be realized. First, Montgomery calculated the estimated future streams of free cash flows that Bayport would produce through 2000. Second, Montgomery estimated Bayport's aggregate value at the end of 2000 by applying multiples ranging from 9.0x to 11.0x to Bayport's estimated EBITDA in 2000. Such cash flow streams and aggregate values were discounted to present values using discount rates ranging from 21.0% to 23.0%, chosen to reflect different assumptions regarding Landry's cost of capital, and such present values were then reduced by Bayport's net debt as of December 31, 1995. This analysis indicated an imputed equity value of Bayport of between $41.4 million and $63.9 million, or between $4.07 and $6.28 per share.

  While the foregoing summary describes all analyses and examinations that Montgomery deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Landry's. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Bayport.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Landry's and Bayport. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to Landry's and were provided to Landry's in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of Landry's and Bayport. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  As described above, Montgomery's opinion and presentation to Landry's were among the many factors taken into consideration by Landry's in making its determination to approve the Merger.

  Pursuant to a letter agreement dated March 25, 1996, as amended, (the "Montgomery Engagement Letter"), Landry's engaged Montgomery to act as its financial advisor in connection with the Merger. The Montgomery Engagement Letter provides for Landry's to pay Montgomery a fee equal to 3.0% of the first $10 million of the total consideration paid in the Merger (the "Consideration"), 2.0% of the second $10 million of Consideration, and 1.0% of any Consideration in excess of $20 million. The fee is not conditioned on the outcome of Montgomery's opinion or whether or not such opinion was deemed to be favorable for any party's purposes. Landry's became obligated to pay $100,000 of the fee upon delivery of Montgomery's opinion, and will be obligated to pay the remainder of the fee on the earlier to occur of (i) consummation of the Merger and (ii) June 30, 1997. Prior to its amendment, the Montgomery Engagement Letter provided that the remainder of Montgomery's fee would be paid contingent upon consummation of the Merger. The Montgomery Engagement Letter also calls for Landry's to reimburse Montgomery for its reasonable out-of-pocket expenses in excess of $15,000. Pursuant to a separate letter agreement, Landry's has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, Montgomery actively trades the equity securities of Landry's for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Montgomery also has acted as an underwriter in connection with offerings of securities of Landry's and performed various investment banking services for Landry's.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex "A" to the Proxy Statement/Prospectus and is incorporated herein by reference. The description of the Merger Agreement contained in the Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

  The Boards of Directors of Landry's and Bayport, meeting separately, each authorized the execution and performance of the Merger Agreement.

EFFECTIVE TIME; EFFECT OF MERGER

  If the Merger Agreement is approved and adopted by the requisite vote of the shareholders of Bayport, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the appropriate filings being delivered to the Department of State of the State of Florida (the "Effective Time"). The Effective Time is expected to occur by July 30, 1996 (the "Effective Date"). As of the Effective Time, Sub will be merged with and into Bayport, with Bayport continuing as the surviving corporation and a wholly-owned subsidiary of Landry's. The separate corporate existence of Sub will terminate upon consummation of the Merger, and each share of common stock of Sub shall be converted into one share of Bayport Common Stock (as the surviving corporation). In addition, Landry's will issue to the holders of Bayport Common Stock the number of shares of Landry's Common Stock which is equal to the Exchange Ratio multiplied by the number of outstanding shares of Bayport Common Stock, subject to adjustment. In addition, outstanding shares of Bayport Preferred Stock shall be converted into the number of shares of Landry's Preferred Stock which is equal to the Exchange Ratio, as adjusted, and divided by four, multiplied by the number of outstanding shares of Bayport Preferred Stock. After the Merger, shares of Landry's Preferred Stock will convert into shares of Landry's Common Stock on a one-for-one basis, subject to certain anti-dilution adjustments.

CLOSING DATE

  The Closing will take place, assuming satisfaction or waiver of each of the conditions set forth in the Merger Agreement, on a date to be mutually agreed upon between the parties, which shall be no earlier than (i) at Landry's sole discretion thirty-one Business Days after the receipt by Landry's of the proceeds of an underwritten public offering including any additional proceeds that might be received as a result of sales to cover over-allotments of Landry's Common Stock of at least 3,500,000 shares, and (ii) the satisfaction of the conditions set forth in the Merger Agreement, or if no date has been agreed to, on any date specified by one party to the other upon five days' notice following satisfaction of the conditions set forth in clauses (i) and
(ii) above; provided that the limitation set forth in clause (i) if not earlier satisfied shall be deemed satisfied as of December 21, 1996, whether or not it is actually completed. The date on which the Closing takes place is referred to as the Closing Date. On June 4, 1996 Landry's received the proceeds of an underwritten public offering, including proceeds from the sale of shares to cover over-allotments, which satisfy that Closing Date criterion.

ARTICLES OF MERGER

  At Closing, Sub and Bayport will cause Articles of Merger to be executed, delivered and filed with the Florida Department of State, upon which the Merger will become effective.

CONVERSION OF SHARES

  Under the terms of the Merger Agreement, Landry's will issue to the holders of Bayport Common Stock the number of shares of Landry's Common Stock which is equal to the Exchange Ratio multiplied by the number of outstanding shares of Bayport Common Stock, subject to certain adjustments discussed below.

Based on 9,697,785 shares of Bayport Common Stock issued and outstanding on the Record Date, Landry's will issue 2,041,383 shares of Landry's Common Stock, subject to certain adjustments discussed below, to the holders of shares of Bayport Common Stock. Cash will be paid in lieu of fractional shares of Landry's Common Stock.

  Shares of Bayport Preferred Stock are currently convertible into shares of Bayport Common Stock at a ratio of four shares of Bayport Preferred Stock for one share of Bayport Common Stock. Under the terms of the Merger Agreement, outstanding shares of Bayport Preferred Stock shall be converted into the number of shares of Landry's Preferred Stock which is equal to the Exchange Ratio, as adjusted, and divided by four multiplied by the number of outstanding shares of Bayport Preferred Stock. After the Merger, shares of Landry's Preferred Stock will be convertible into shares of Landry's Common Stock on a one-for-one basis. All other terms of the Landry's Preferred Stock will be substantially identical to the terms of the Bayport Preferred Stock. Based on 2,057,749 shares of Bayport Preferred Stock issued and outstanding on the Record Date, Landry's will issue 108,289 shares of Landry's Preferred Stock (each convertible into one share of Landry's Common Stock), subject to the adjustments described below, to the holders of shares of Bayport Preferred Stock.

  The Exchange Ratio is subject to adjustment in the event the Average Market Price (equal to the daily closing prices of a share of Landry's Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the five consecutive trading days that end on the second trading day prior to the Closing Date) (i) exceeds $22 per share, in which case the Exchange Ratio shall be adjusted downward to equal $4.63 divided by the Average Market Price to account for the increase in the share price of Landry's Common Stock; or
(ii) is less than $15 per share, in which case the Exchange Ratio shall be adjusted upward to equal $3.16 divided by the Average Market Price to account for the decrease in the share price of Landry's Common Stock. On the Record Date, the Average Market Price was $23.18. If such Average Market Price was the same on the Closing Date, the Exchange Ratio would be .1998.

  In addition, the Exchange Ratio is subject to a downward adjustment in the event that Bayport's costs of completing construction of four restaurants presently under construction exceed $13.0 million (the "Projected Construction Costs") and/or if the pre-opening costs associated with such restaurants exceed $1.65 million (the "Projected Pre-opening Costs"). In such event, the Exchange Ratio will be adjusted to be equal to (i) if the Average Market Price is between $15 and $22, an amount equal to .2105 minus the product of (a)
 .0526 and (b) a ratio of such excess cost divided by the outstanding Bayport Common Stock and Bayport Preferred Stock; (ii) if the Aggregate Market Price is greater than $22, an amount equal to the quotient of (a) $4.63 minus the fraction determined by dividing such excess cost by the outstanding Bayport Common Stock and Bayport Preferred Stock and (b) the Average Market Price; and
(iii) if the Average Market Price is less than $15, an amount equal to the quotient of (a) $3.16 minus the fraction determined by dividing such excess cost by the outstanding Bayport Common Stock and Bayport Preferred Stock and
(b) the Average Market Price.

  As of this date, Bayport has estimated that its Projected Construction Costs with respect to these four restaurants will be approximately $14.0 to $15.0 million and that its Projected Pre-opening Costs relating to these four restaurants will be approximately $1.65 million. The final determination of the Projected Construction Costs and the Projected Pre-opening Costs will be made shortly before the Closing, at a time when the four restaurants are expected to be open or significantly closer to completion. By way of example, if the combined overage of the Projected Construction Costs and the Projected Pre-opening Costs were to exceed their respective estimates by an aggregate of $1.0 million, the Exchange Ratio would be reduced to .2060 (.2016 if the combined overage was $2.0 million).

  A VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT BY BAYPORT'S SHAREHOLDERS WILL BE DEEMED APPROVAL OF THE EXCHANGE RATIO AND ANY ADJUSTMENTS THERETO.

EXCHANGE OF SHARES

  After the Effective Time, each record holder at the Effective Time of a certificate or certificates theretofore representing shares of issued and outstanding Bayport Common Stock and/or Bayport Preferred Stock will be entitled, upon the surrender of such certificate or certificates to American Stock Transfer & Trust Company (the "Exchange Agent"), promptly to receive in exchange therefor a certificate or certificates representing the number of whole shares of Landry's Common Stock and/or Landry's Preferred Stock into which the shares of Bayport Common Stock and/or Bayport Preferred Stock previously represented by the certificate or certificates so surrendered shall have been automatically converted. From and after the Effective Time, until surrendered, each certificate theretofore representing shares of Bayport Common Stock and/or Bayport Preferred Stock will be deemed for all corporate purposes, other than payment of dividends, to evidence the ownership of the number of whole shares of Landry's Common Stock and/or Landry's Preferred Stock into which such shares of Bayport Common Stock and/or Bayport Preferred Stock shall have been converted. Unless and until any such certificates shall be so surrendered, the holder of such certificates will not be entitled to receive payment of any dividends on such shares of Landry's Common Stock and/or Landry's Preferred Stock payable to the holders thereof after the Effective Time. Upon the surrender of certificates previously representing shares of Bayport Common Stock and/or Bayport Preferred Stock, the holder thereof will receive certificates representing the number of whole shares of Landry's Common Stock and/or Landry's Preferred Stock to which such holder shall be entitled and the amount of any dividends or other distributions that shall have been payable to holders of record of Landry's Common Stock and/or Landry's Preferred Stock on or after the Effective Time with respect to such shares of Landry's Common Stock and/or Landry's Preferred Stock, without interest. Any dividends payable to holders of record of Landry's Common Stock and/or Landry's Preferred Stock as of any record date prior to the Effective Time will not be payable to holders of certificates previously representing Bayport Common Stock and/or Bayport Preferred Stock.

  No fractional shares of Landry's Common Stock or Landry's Preferred Stock will be issued upon consummation of the Merger. In lieu thereof, each Bayport shareholder who would otherwise be entitled to a fractional share will be paid an amount of cash, without interest, equal to the value of such fractional share.

BAYPORT OPTIONS AND WARRANTS

  There are presently outstanding the following options (the "Bayport Options") and warrants (the "Bayport Warrants") to purchase shares of Bayport Common Stock:

                                                     OUTSTANDING EXERCISE PRICE
                                                     ----------- --------------
      1985 Stock Option Plan........................
      1993 Stock Option Plan........................    163,750  $3.00 to $5.87
      1995 Stock Option Plan........................    437,500  $3.13 to $4.50
      Other Stock Options...........................  1,510,250  $1.36 to $5.87
      Series B Warrants.............................    363,605  $2.00
      Series C Warrants.............................     60,625  $1.00
      Alex. Brown Warrants..........................    267,336  $3.81

  Under the Merger Agreement, each of the Bayport Options will become an option to purchase a number of whole shares of Landry's Common Stock equal to the number of shares of Bayport Common Stock into which such Bayport Option is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio at an option exercise price determined by dividing the exercise price of such option immediately prior to the Effective Date by the Exchange Ratio. In accordance with Bayport's 1993 and 1995 Stock Option Plans, each Bayport Option granted under either of such plans, whether or not then exercisable, will automatically become fully vested and immediately exercisable upon consummation of the Merger, as will 950,000 Bayport Options granted outside of a plan to Messrs. Connor and Korenbaum. Bayport Options granted under Bayport's 1985 Stock Option Plan and Bayport Options granted outside of a Bayport plan except as previously described, will not become fully vested and immediately exercisable upon consummation of the Merger and will vest in accordance with their original terms. As of the Effective Time, the provisions of Bayport's stock option plans providing for issuance or grant of any of Bayport Common Stock will be deleted. The options previously granted will remain subject to Bayport's stock option plans, with all actions to be taken under such plans by Bayport's Board of Directors or a committee thereof, after the Effective Date, to be taken by Landry's Board of Directors or a committee thereof. See "The Merger--Interests of Certain Persons in the Merger."

  At the Effective Date, Bayport Warrants will become warrants to purchase Landry's Common Stock. Bayport Warrants will be assumed in accordance with their terms and conditions. Each Bayport Warrant will, from and after the Effective Date, evidence the right to purchase a number of shares of Landry's Common Stock equal to the number of shares of Bayport Common Stock into which such Bayport Warrant is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio at an exercise price determined by dividing the exercise price of such Bayport Warrant immediately prior to the Effective Date by the Exchange Ratio. Landry's has agreed to register the shares of Landry's Common Stock issuable upon exercise of the Bayport Warrants.

EXCHANGE AGENT

  Landry's has authorized the Exchange Agent to exchange stock certificates representing Bayport Common Stock and Bayport Preferred Stock, for stock certificates representing Landry's Common Stock and Landry's Preferred Stock and to pay cash in lieu of fractional shares that would otherwise be issued. Promptly after the Effective Date, Landry's will reserve and make available to the Exchange Agent certificates representing the number of whole shares of Landry's Common Stock and Landry's Preferred Stock which the Exchange Agent will, pursuant to irrevocable instructions received from Landry's, deliver to holders of Bayport Common Stock and Bayport Preferred Stock.

  As soon as practicable after the Effective Date, the Exchange Agent will mail and otherwise make available to each record holder of Bayport Common Stock or Bayport Preferred Stock who, as of the Effective Date, was a holder of an outstanding certificate representing Bayport Common Stock or Bayport Preferred Stock, a form of letter of transmittal (the "Letter of Transmittal") and instructions for use in effecting the surrender of the certificates for exchange and payment. Delivery will be effected and risk of loss and title to the certificates will pass only upon proper delivery of the certificates representing Bayport Common Stock or Bayport Preferred Stock. Upon surrender to the Exchange Agent of a certificate, together with a duly executed Letter of Transmittal, the holder of such certificate will be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder representing that number of whole shares of Landry's Common Stock or Landry's Preferred Stock, as the case may be, to which such holder will have become entitled; and (ii) as to any fractional share of Landry's Common Stock or Landry's Preferred Stock, as the case may be, a check representing such cash equivalent. No interest will be paid or accrued on the cash payable upon surrender of certificates.

  Landry's will pay transfer or other taxes required by reason of the issuance of a certificate representing shares of Landry's Common Stock or Landry's Preferred Stock provided that such certificate is issued in the name of the person in whose name the certificate surrendered in exchange therefor is registered. The person surrendering such certificate shall pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the shareholder or if payment of any such tax by Landry's otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the consideration to be received pursuant to the Merger upon exchange of a certificate representing Bayport Common Stock or Bayport Preferred Stock (whether a certificate representing shares of Landry's Common Stock or Landry's Preferred Stock, as the case may be, or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it will be a condition of such issuance and payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Landry's Common Stock or Landry's Preferred Stock, as the case may be, to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable.

  In the case of any lost, mislaid, stolen or destroyed certificates, the holder thereof may be required to deliver to Landry's a bond in such reasonable sum as Landry's may direct as indemnity against any claim that may be made against the Exchange Agent or Landry's with respect to the certificate alleged to have been lost, mislaid, stolen or destroyed.

  SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE MERGER, BAYPORT'S SHAREHOLDERS WILL BE PROVIDED WITH A LETTER OF TRANSMITTAL AND INSTRUCTIONS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties. The representations and warranties of Landry's, with exceptions, relate to, among other things: (a) Landry's and Sub's organization and good standing; (b) Landry's and Sub's capitalization; (c) the due authorization by Landry's and Sub, and binding effect on each, of the Merger Agreement; (d) Landry's and Sub's general corporate power and authority; (e) the absence of restrictions and conflicts with the Merger Agreement; (f) Landry's reports filed with the Commission; (g) Landry's financial statements and records; (h) there being no change since December 31, 1995, with respect to Landry's corporate structure, governing documents, licensing or permitting necessary for the operation of its business, employment arrangements or outstanding securities (with certain exceptions); (i) that Landry's is in full compliance with environmental laws and possesses all necessary permits; (j) Landry's eligibility for pooling-of-interests accounting treatment; (k) employee matters; (l) employee benefit plans; (m) litigation; (n) there being no required vote of the Landry's stockholders for approval of the Merger Agreement; (o) that Landry's employed no brokers or finders in connection with the contemplated transactions except for Montgomery Securities; (p) Landry's related party transactions; (q) Landry's compliance with laws; (r) tax matters; (s) contracts; (t) properties and leases; and (u) the accuracy of the information furnished to Bayport.

  The representations and warranties of Bayport, with exceptions, relate to, among other things: (a) Bayport's organization and good standing; (b) its capitalization; (c) the due authorization by it and binding effect on it of the Merger Agreement; (d) Bayport's corporate power and authority; (e) the absence of restrictions and conflicts with the Merger Agreement; (f) Bayport's reports filed with the Commission; (g) Bayport's financial statements and records; (h) there being no material undisclosed liabilities; (i) the absence of certain changes with respect to Bayport since December 25, 1995, including the absence of any material adverse change in Bayport's business, corporate structure, indebtedness, capital expenditures, accounting principles or outstanding securities; (j) Bayport's tax returns and payment of taxes; (k) properties and leases; (l) the condition of Bayport's assets; (m) Bayport's intellectual properties; (n) Bayport's contracts; (o) Bayport's licenses and permits; (p) Bayport's compliance with laws; (q) Bayport's insurance; (r) environmental compliance; (s) Bayport's employee benefit plans; (t) Bayport's labor relations; (u) that the affirmative votes of a majority of Bayport's outstanding shares of Bayport Common Stock and Bayport Preferred Stock are the only votes required to approve the Merger Agreement; (v) outstanding litigation; (w) transactions with related parties; (x) Bayport's employees;
(y) that no finder was utilized in connection with the contemplated transaction other than Alex. Brown; and (z) the accuracy of the information furnished to Landry's.

CERTAIN COVENANTS

  Each of Landry's and Bayport have agreed, among other things, to use its best efforts to: (a) proceed promptly to make or give the necessary applications, notices, requests and filings in order to obtain the HSR Act approvals; (b) cooperate with the other and use its reasonable best efforts to: (i) receive all necessary and appropriate consents of third parties to the Merger Agreement, (ii) satisfy all requirements prescribed by law, and (iii) effect the Merger at the earliest practicable date; (c) cooperate with the other in the preparation of the Registration Statement and Proxy Statement/Prospectus; and (d) use its reasonable best efforts to preserve the goodwill of employees, contractors, bankers and others having business relationships with it. In connection therewith, each party has agreed that it shall not, without the prior written consent of the other: (a) with certain exceptions, issue shares of capital stock; (b) amend organizational documents;
(c) pledge or encumber capital stock; (d) fail to maintain books and records;
(e) take action which would prevent pooling-of-interests accounting treatment;
(f) materially decrease average restaurant inventory; (g) violate applicable laws that would have a material adverse effect; (h) commit or omit to do any act which act or omission would cause a breach of any covenant contained in the Merger Agreement or cause any representation or warranty to become untrue; or (i) fail to make adequate provisions for the payment of all taxes and other assessments.

CONDITIONS PRECEDENT

  The respective obligations of Landry's and Bayport to consummate the Merger are subject to the fulfillment of several conditions, including among others, that:

  (a) the Merger Agreement will have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of Bayport Common Stock and Bayport Preferred Stock;

  (b) the Landry's Common Stock issuable pursuant to the Merger and pursuant to the conversion of the Bayport Preferred Stock and upon the exercise of the Bayport Options and Bayport Warrants will have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance;

  (c) the Registration Statement of which this Proxy Statement/Prospectus is a part will have become effective and no stop order will have been issued by the Commission or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus;

  (d) no action or proceeding before any court or administrative agency, by any governmental agency or any other person will have been instituted or threatened challenging or otherwise relating to the Merger; and

  (e) Landry's shall have executed and delivered a consulting agreement providing for certain consulting services to be performed by David J. Connor.

  Except as may be waived by Landry's, the obligation of Landry's to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction of the following conditions, among others:

  (a) the representations and warranties of Bayport will then be true and correct, with limited exceptions, in all material respects, and Bayport will have performed and complied in all material respects with all agreements and conditions required by the Merger Agreement to be performed or complied with by Bayport prior to or on the Closing Date;

  (b) there shall not have occurred any event or circumstance resulting in a material adverse effect with respect to Bayport from the date of the Merger Agreement to the Closing Date;

  (c) the waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition shall have been imposed on Bayport or Landry's to obtain such termination that would require the divestiture of any of either of such party's assets or otherwise have a material adverse effect on such party;

  (d) all governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by the Merger Agreement or to permit the continued operation of the business of Bayport in substantially the same manner after the Closing Date as before, will have been received;

  (e) the receipt by Landry's of the required certificates from certain executive officers of Bayport;

  (f) Bayport will have delivered to Landry's the required "good standing" certificates from the appropriate governmental authorities;

  (g) the receipt by Landry's of an opinion or confirmation thereof of its independent public accountants that, based on their knowledge of the transactions contemplated by the Merger Agreement and inquiries into the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger;

  (h) Landry's shall have received a letter from Montgomery Securities, in form and substance satisfactory to Landry's, to the effect that any payments to be paid by Landry's is fair to Landry's and to Landry's stockholders from a financial point of view, and such opinion shall not have been withdrawn prior to the Closing Date;

  (i) Landry's shall have received from Winstead Sechrest & Minick P.C., counsel to Landry's, an opinion to the effect that the Merger and the transactions contemplated thereby will constitute a reorganization under
Section 368 of the Code;

  (j) Landry's shall have received from Akerman, Senterfitt & Eidson, P.A., counsel to Bayport, an opinion in form and substance satisfactory to Landry's;

  (k) Bayport shall have filed with the Commission its Quarterly Report on Form 10-Q for the fiscal quarter ending March 25, 1996 and its Annual Report on Form 10-K/A;

  (l) Bayport shall have been released from leases for Bayport's restaurant locations at Gulfport and Biloxi, Mississippi and shall have received an amount equal to Bayport's unamortized hard construction costs, unamortized FF&E and small wares offset by any monies due for rent;

  (m) Landry's shall have received non-compete and non-solicitation agreements from certain executive officers of Bayport; and

  (n) all of Bayport's loans to its officers, employees, shareholders or directors shall have been fully paid, other than loans to employees for relocating and computer purchases made in the ordinary course of business.

  Except as may be waived by Bayport, the obligation of Bayport to consummate the transactions contemplated by the Merger Agreement is subject, in addition to the conditions described elsewhere in this Proxy Statement/Prospectus, to the satisfaction of the following conditions, among others:

  (a) the representations and warranties of Landry's will then be true and correct, with limited exceptions, in all material respects, and Landry's will have performed and complied in all material respects with all agreements and conditions required by the Merger Agreement to be performed or complied with by Landry's prior to or on the Closing Date;

  (b) there shall have not occurred any event or circumstance resulting in a material adverse effect with respect to Landry's from the date of the Merger Agreement to the Closing Date;

  (c) the waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

  (d) all governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by the Merger Agreement will have been received;

  (e) the receipt by Bayport of the required certificates from certain executive officers of Landry's;

  (f) Landry's will have delivered to Bayport the required "good standing" certificates from the appropriate governmental authorities;

  (g) the receipt by Bayport of an opinion or confirmation thereof of its independent accountants that Bayport qualifies as an entity that may be party to a business combination for which the pooling-of-interests method of accounting would be available;

  (h) Bayport shall have received a letter from Alex. Brown in form and substance satisfactory to Bayport, to the effect that the aggregate consideration be paid by Landry's is fair to Bayport's shareholders from a financial point of view, and such opinion shall not have been withdrawn prior to the Closing Date;

  (i) the receipt by Bayport of an opinion from Akerman, Senterfitt & Eidson, P.A. to the effect that the Merger and the transactions contemplated thereby will constitute a reorganization under Section 368 of the Code; and

  (j) the receipt by Bayport of opinions from Winstead Sechrest & Minick P.C., counsel for Landry's, in form and substance satisfactory to Bayport.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time on or before its effect time:

  (a) by mutual consent of Landry's and Bayport;

  (b) by either party if there has been a material breach by the other party of any representation or warranty set forth in the Merger Agreement or of any covenant contained in the Merger Agreement, which failure, if capable of cure, is not cured within 15 days after the giving of written notice thereof to the breaching party;

  (c) by either party if the transactions contemplated by the Merger Agreement have not been consummated by December 31, 1996, or the conditions for closing have not been met or waived by such date, provided, that neither party shall be entitled to terminate under this clause if it is in willful and material violation of any representations, warranties or covenants contained in the Merger Agreement;

  (d) if any governmental authority shall have issued a final order permanently enjoining the transaction contemplated by the Merger Agreement; or

  (e) by either party if the required vote of Bayport's shareholders is not obtained.

NO SOLICITATION; TERMINATION FEE

  Under the terms of the Merger Agreement, Bayport is prohibited from, directly or indirectly, soliciting or encouraging the initiation of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or substantially all of its assets. However, if Bayport's Board of Directors determines that it would be consistent with its fiduciary responsibilities to approve or recommend an unsolicited proposal which it deems superior to the Merger (the "Superior Proposal"), then Bayport shall be entitled to enter into the Superior Proposal and terminate the Merger Agreement upon payment to Landry's of the Termination Fee described below.

  In the event the Merger Agreement is terminated by Bayport as a result of entering into a Superior Proposal or because of Bayport's failure to satisfy certain of the closing conditions set forth in the Merger Agreement, then Landry's shall be entitled to receive from Bayport, a cash fee payable six months after such termination (the "Termination Fee") in an amount equal to 2.5% of (i) the product of the closing price of a share of Landry's Common Stock on the date of such termination multiplied by the number of shares of Landry's Common Stock which would have been issued or reserved for issuance if the Merger had been consummated; plus (ii) any of Bayport's debt on the date of such termination ((i) plus (ii) above, is hereinafter, the "Deal Value"). In addition, all expenses, including legal, accounting and tax expenses, incurred by Landry's in connection with the Merger Agreement (the "Expenses") would also be payable as part of the Termination Fee. If the Merger Agreement is terminated by Landry's because of Bayport's inability to obtain approval of the Merger by its shareholders or because of the existence of a material adverse change in the financial condition, results of operations, business or prospects of Bayport, the Termination Fee shall be equal to 1.5% of the Deal Value plus the Expenses. See also "Interim Funding Arrangement" for a discussion of the ramifications on the repayment of the Loan of accepting a Superior Proposal.

EXPENSES

  Each of Landry's and Bayport will pay its own expenses (including, without limitation, financial, legal and tax advice) incurred in connection with the Merger Agreement and the transactions contemplated thereby.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

  Upon consummation of the Merger, holders of Bayport Common Stock and Bayport Preferred Stock will become holders of Landry's Common Stock and Landry's Preferred Stock and the rights of former Bayport shareholders will be governed by Landry's Certificate of Incorporation, as amended ("Certificate of Incorporation"), Landry's Bylaws and the Delaware General Corporation Law ("DGCL").

  Shareholders should note the following significant differences between the DGCL and the Florida Business Corporation Act (the "FBCA") as they affect the rights of shareholders. The following comparison of the DGCL and Landry's Certificate of Incorporation and Bylaws, on the one hand, and the FBCA and Bayport's Articles of Incorporation and Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to Landry's Certificate of Incorporation and Bylaws and Bayport's Articles of Incorporation and Bylaws. Copies of Landry's Certificate of Incorporation and Bylaws are available for inspection at the offices of Landry's and copies will be sent to the holders of Bayport Common Stock and Bayport Preferred Stock upon request. Copies of Bayport's Articles of Incorporation and Bylaws are available for inspection at the offices of Bayport and copies will be sent to the holders of Bayport Common Stock and Bayport Preferred Stock upon request.

DISTRIBUTIONS TO SHAREHOLDERS

  A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared or for the preceding fiscal year. A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation's total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

DISSENTERS' RIGHTS

  The DGCL provides that dissenting shareholders who follow prescribed statutory procedures are entitled to appraisal rights in the case of a merger of a corporation, except that such rights are not provided when (i) no vote of the shareholders is required for the merger; or (ii) shares of the corporation are listed on a national securities exchange, traded on the Nasdaq National Market or held by more than 2,000 shareholders and are to be exchanged solely for shares of stock of the corporation surviving or resulting from such merger or consolidation or solely for shares of stock of another corporation which are listed on a national securities exchange or held by more than 2,000 shareholders.

  The FBCA provides appraisal rights in connection with (i) a merger, except that such rights are not provided when (a) no vote of the shareholders is required for the merger or (b) shares of the corporation are listed on a national securities exchange, traded on the Nasdaq National Market, or held of record by not fewer than 2,000 shareholders; (ii) a sale of substantially all the assets of a corporation (with similar restrictions as provided under the DGCL for mergers); (iii) amendments to the articles of incorporation that may adversely affect the rights or preferences of shareholders; and (iv) a Control Share Acquisition (as described below).

STATE TAKEOVER LAWS

  Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder unless (i) prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder; or (iii) the business combination is approved by the board of directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

  Section 607.0901 of the FBCA, informally known as the "Fair Price Statute," provides that the approval of the holders of two-thirds of the voting shares of a corporation, other than the shares owned by an Interested Shareholder (as hereinafter defined) would be required in order to effectuate certain transactions, including without limitation a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated Transaction"). An "Interested Shareholder" is defined under the FBCA as beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or a corporation's articles of incorporation.

  The special voting requirement does not apply in any of the following four circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the Interested Shareholder has beneficially owned 80% of the corporation's voting shares for five years;
(iii) the Interested Shareholder beneficially owns 90% of the corporation's voting shares; or (iv) all of the following conditions are met: (A) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price calculated pursuant to various methods set forth in Section 607.0901 of the FBCA, (B) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder, and (C) during the portion of the three years preceding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of preferred stock dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder, and no benefit to the Interested Shareholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation.

  A corporation may "opt out" of the provisions of Section 607.0901 by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out and having such amendment approved by the holders of a majority of the voting shares not held by the Interested Shareholder, its affiliates or associates. The amendment will not be effective until 18 months after such vote, and will not apply to any Affiliated Transaction with someone who is an Interested Shareholder on or prior to the effective date of the amendment. Bayport has not opted out of the provisions of Section 607.0901.

  A person who inadvertently becomes an Interested Shareholder (for example, as a result of a corporation's repurchase of some of its shares) may promptly divest himself of enough stock to fall below the 10% threshold so that no special vote would apply to a transaction with that shareholder, so long as such person has not otherwise been an Interested Shareholder within the five years preceding the first public announcement of the transaction.

  Section 607.0902 of the FBCA, informally known as the "Florida Acquisition Statute," provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more shareholders,
(ii) its principal place of business, its principal office, or substantial assets in Florida, and (iii) either (A) more than 10% of its shareholders residing in Florida, (B) more than 10% of its shares owned by Florida residents, or (C) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those share held by interested persons, before the Control Shares will be granted any voting rights.

  "Control Shares" are defined in the FBCA to be shares acquired in a Control Share Acquisition (as defined below) that, when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges: (a) 20% or more but less than 33% of all voting power of the corporation's voting securities, (b) 33% or more but less than a majority of all voting power of the corporation's voting securities, or (c) a majority or more of all of the voting power or the corporation's voting securities. A "Control Share Acquisition" is defined in the FBCA as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares.
Section 607.0902 also states that, if provided in the articles of incorporation or bylaws of a corporation prior to their acquisition, Control Shares may be redeemed by the corporation for fair value in certain circumstances. Finally, unless otherwise provided in a corporation's articles of incorporation or bylaws prior to a Control Share Acquisition, in the event Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders shall have dissenters' rights.

  Section 607.0902 further provides that, in certain circumstances, an acquisition of shares that otherwise would be governed by its provisions does not constitute a Control Share Acquisition. Among such circumstances are acquisitions of shares approved by the corporation's board of directors and mergers effected in compliance with the applicable provisions of the FBCA, if the corporation is a party to the agreement of merger.

LIMITATION ON DIRECTOR'S LIABILITY

  In accordance with the DGCL, Landry's Certificate of Incorporation provides that the directors of Landry's shall not be personally liable to Landry's or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to Landry's and its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct, or knowing violations of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provisions does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in Landry's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Landry's and its stockholders.

  The FBCA provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except in certain specified circumstances. Those circumstances involve either:
(i) a violation of the criminal law; (ii) a transaction from which the director derived an improper personal benefit; (iii) an unlawful payment of a dividend or unlawful stock repurchase or redemption; (iv) in a derivative proceeding or one by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission that was committed in bad faith, with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

CALLING A SPECIAL MEETING OF SHAREHOLDERS

  Under the DGCL, a special meeting of stockholders can be called by the corporation's Board of Directors or by such person or persons as may be authorized by the corporation's certificate of incorporation or bylaws.

Landry's Certificate of Incorporation does not authorize any person to call a special meeting of stockholders. Landry's Bylaws, however, provide that a special meeting may be called by the president or the Board, or the holders of not less than 10% of all shares entitled to vote at the meeting.

  The FBCA provides that a special meeting of shareholders can be called by
(i) a corporation's Board of Directors; (ii) the persons authorized by the articles of incorporation or bylaws; or (iii) the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the proposed special meeting. A corporation's articles of incorporation can require a higher percentage of votes, up to a maximum of 50% to call a special meeting of shareholders. Bayport's Articles of Incorporation do not include any such provision.

AMENDMENTS TO BYLAWS

  Under the DGCL, directors can amend the bylaws of a corporation only if such right is expressly conferred upon the directors in its certificate of incorporation. Landry's Certificate of Incorporation provides its directors with such authority.

  Under the FBCA, a corporation's board of directors may amend or repeal the bylaws unless such power is expressly reserved to the shareholders in the articles of incorporation or the FBCA or the shareholders expressly provide, in amending or repealing all or any part of the bylaws, that the board of directors may not amend or repeal the affected bylaws.

MERGER WITH SUBSIDIARY

  Under DGCL, a parent corporation may merge into itself, without shareholder approval, a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

  The FBCA permits such a merger of a subsidiary without shareholder approval if 80% of each class of stock of the subsidiary is owned by the parent corporation.

                     DESCRIPTION OF LANDRY'S CAPITAL STOCK

  Landry's is authorized to issue up to 30,000,000 shares of common stock, $.01 par value per share, 18,274,160 shares of which were issued and outstanding on the Record Date and 2,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding as of the Record Date. Additionally, as of June 4, 1996, Landry's sold an additional 4,890,000 shares of Common Stock pursuant to an underwritten public offering. At Landry's Annual Meeting of Stockholders to be held on June 21, 1996, Landry's stockholders will be asked to increase the authorized shares of Common Stock to 60,000,000 shares.

LANDRY'S COMMON STOCK

  Holders of Landry's Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally, including the election of directors. The holders of Landry's Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding-up of Landry's, to share ratably in all assets remaining after payment of liabilities. The holders of Landry's Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by Landry's. There are no redemption or sinking fund provisions applicable to the Landry's Common Stock.

LANDRY'S PREFERRED STOCK

  Landry's Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to issue the shares of Landry's Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series and the designation of such series, without further vote or action by the shareholders. The issuance of such Landry's Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Landry's without further action by the shareholders and may adversely affect the voting and other rights of the holders of Landry's Common Stock, including the loss of voting control to others.

LANDRY'S PREFERRED STOCK TO BE ISSUED IN THE MERGER

  Holders of shares of Landry's Preferred Stock may convert such shares, at any time, into an equal number of shares of Landry's Common Stock. Holders of Landry's Preferred Stock are entitled to one vote for each share of Landry's Common Stock that such holder would be entitled upon conversion of shares of Landry's Preferred Stock and are entitled to receive such dividends as may be declared from time to time by the Board of Directors, out of funds legally available for such purpose. Each share of Landry's Preferred Stock will be automatically converted into one share of Landry's Common Stock upon the earlier of (i) the date on which the share price of Landry's Common Stock on the Nasdaq National Market average $40.73 for 20 consecutive trading days; or
(ii) August 19, 1998.

                               LANDRY'S BUSINESS

GENERAL

  Landry's owns and operates full-service, mid-priced, casual dining, seafood restaurants located in fifteen states, under the names "Landry's Seafood House," "Willie G's" and "Joe's Crab Shack." As of April 16, 1996, Landry's operated 50 restaurants including 38 Landry's Seafood Houses, 10 Joe's Crab Shacks and two Willie G's. Management believes that Landry's restaurants appeal to a broad range of customers by offering generous portions of fresh seafood and excellent service in a high energy environment at an attractive price-value relationship. The first Landry's Seafood House restaurant opened in 1980 and the first Willie G's opened in 1981. In 1988, Mr. Tilman J. Fertitta acquired sole ownership of these restaurants. The first Joe's Crab Shack was acquired by Landry's in 1994. Following his 1988 acquisition, Mr. Fertitta instituted: (i) new financial, accounting and reporting systems; (ii) financial incentives for employees; (iii) a system for training, supervising and retaining employees; (iv) a program for hiring top management personnel;
(v) a site selection and growth strategy; and (vi) an operating philosophy emphasizing customer service and quality control. As a result of the implementation of these programs, profitability increased substantially, and Landry's commenced an expansion program.

RESTAURANT CONCEPTS AND STRATEGY

  Landry's management believes that the relatively small number of national and regional chain restaurants competing in the seafood segment of the restaurant industry, as compared to other restaurant segments, provides Landry's a significant opportunity to capitalize on its high energy, casual dining seafood restaurant concepts.

  The key elements of Landry's restaurant concepts and strategy include the following:

  Variety and Value. Landry's restaurants provide customers an attractive price-value relationship by serving generous portions of fresh, high quality seafood at moderate prices. The restaurants feature a wide variety of seafood items complemented by unique side dishes, salads, garlic bread, appetizers, and desserts presented in a visually appealing manner.

  Commitment to Customer Satisfaction. Landry's is committed to providing its customers prompt, friendly, efficient service, keeping table-to-waitstaff ratios low, and staffing each restaurant with an experienced management team to ensure attentive customer service and consistent food quality. Through the use of comment cards and a 1-800 telephone number, senior management receives valuable feedback from customers and, through prompt responses, demonstrates a continuing interest in customer satisfaction.

  Distinctive Design and Decor and Casual Atmosphere . Each restaurant concept has a similar appearance and a flexible design which can accommodate a wide variety of available sites. For Landry's Seafood House, Landry's has developed a prototype look that is readily identified by a large theater-style marquee over the entrance and by a distinctive brick and wood facade creating the feeling of a traditional old seafood house restaurant. Joe's Crab Shack is designed to appear like an old fishing camp with a wood facade, tin roof, and a raised deck outside. A casual, energetic dining atmosphere is created for all of Landry's restaurants through the design and decor of the dining areas, which generally display vibrant, colorful murals reflecting the restaurant's location or regional area. In many locations, the restaurants provide outdoor patio service for a more casual, open-air dining experience and often feature waterfront views.

  High Profile Restaurant Locations. Landry's site selection strategy is to locate its restaurants in markets which provide a balanced mix of tourist, convention, business, and residential clientele. A variety of factors are analyzed in the site selection process, including local market demographics, site visibility, aesthetics (including waterfront views) and accessibility and proximity to significant generators of potential customers such as major retail centers, office complexes, hotel concentrations, convention centers, historical areas and entertainment facilities (stadiums, arenas, theaters, etc.). Landry's management believes that this strategy results in a high volume of new and repeat customers and provides Landry's with increased name recognition in new markets. Landry's current restaurants are located in areas that satisfy Landry's site selection strategy.

  Commitment to Attracting and Retaining Quality Employees. By providing extensive training and attractive compensation, Landry's fosters a strong corporate culture and encourages a sense of personal commitment from its employees. Landry's has a monthly cash bonus program establishing performance goals on a restaurant-by-restaurant basis for each restaurant's management team pursuant to which management believes restaurant managers typically earn bonuses equal to between 15% and 25% of their total cash compensation. Landry's has historically utilized a program of extensive background checks for prospective management employees (including criminal checks, credit checks and drug screening). Landry's management believes its policies have resulted in a low rate of management-level employee turnover.

EXPANSION STRATEGY

  Landry's plans to continue expanding principally through the opening of new restaurants. From time-to-time, Landry's will evaluate the conversion or strategic acquisition of existing restaurants. Other than the Merger Agreement, Landry's has no present understandings or agreements to acquire any restaurant concepts. During the next several years, Landry's plans to focus expansion efforts primarily in the southern half of the United States, although Landry's will review situations that might arise in major cities outside of this area. Second locations in a market are likely only when management believes the area can effectively support another quality seafood restaurant. Landry's believes that the taste, variety, and perceived health advantages of seafood, support Landry's decision to concentrate its expansion efforts on quality seafood restaurants in strategically targeted markets.

  At the beginning of 1995, Landry's planned to open approximately 26 restaurants during 1995 and 1996. As of April 16, 1996, all of such restaurants had been opened. Landry's current development plan is to be operating approximately 75 restaurants by December 31, 1997 (excluding restaurants that may be acquired pursuant to the Merger), of which 50 restaurants were open and six restaurants were under construction as of April 16, 1996. If the Merger is not consummated Landry's anticipates further accelerating its expansion plans. Landry's main emphasis will be to open Landry's Seafood House and Joe's Crab Shacks restaurants, and, if the Merger is consummated, Crab House restaurants. Willie G's restaurants may be opened in areas where another company restaurant is operating and which Landry's management believes can accommodate another quality seafood restaurant, or where management believes the demographics better suit this concept. The number of restaurants actually opened will vary depending upon, among other things, Landry's ability to locate suitable restaurant sites, Landry's ability to obtain satisfactory lease or purchase arrangements for its restaurant locations, the availability of funds to construct and open such restaurants, Landry's ability to obtain on a timely basis all necessary governmental permits to construct and operate such restaurants, Landry's ability to adequately manage the construction or conversion of such restaurants, Landry's ability to hire, train and retain skilled management and other restaurant personnel, general economic conditions. See "Risk Factors-- Growth" and "Risk Factors--Risks Associated with the Merger."

  Landry's has designated a team of employees that is responsible for opening new locations, including the hiring and training of kitchen personnel and other individuals who will serve as hosts, waiters, floor managers and bartenders. Currently, eight to 10 assistant general managers are trained and ready to be promoted to general managers, which will allow experienced general managers to be transferred to new locations, and approximately 40 to 50 employees are currently participating in Landry's management training program.

UNIT ECONOMICS

  For the 12-month period ended December 31, 1995, the 24 Landry's restaurants opened prior to January 1, 1995 generated average restaurant revenues of approximately $3,005,000, average restaurant cash flow of approximately $660,000 (or 21.9% of revenues), and average restaurant operating income after depreciation and amortization of approximately $540,000 (or 18.0% of revenues). Historically, Landry's has leased a substantial number of its restaurants sites to minimize the costs of opening a new restaurant. However, Landry's has purchased a number of its restaurant locations. Landry's approach to opening new restaurants has been to control its required investment by using landlord development allowances and by using its own in-house construction capabilities as a general contractor to build-out or renovate its new restaurant sites. Excluding real estate costs and pre-opening expenses, the average cash investment to open new restaurants in 1995 was approximately $2.6 million per unit. However, the average cash investment for the last seven restaurants opened by Landry's was approximately $2.2 million. In the future, Landry's expects that its average investment for unit opened will be further reduced due primarily to an overall reduction of the average unit size from those opened during 1995. Landry's currently anticipates that it will continue to purchase a number of its new restaurant locations, which are expected to be more costly than leased locations.

RESTAURANT LOCATIONS

  The following table provides information with respect to the location of each of Landry's existing restaurants as of April 16, 1996:

                                                                          NUMBER
                                                                            OF
      LOCATION                                                            UNITS
      --------                                                            ------
      Alabama............................................................    1
      Arizona............................................................    2
      Arkansas...........................................................    1
      California.........................................................    1
      Colorado...........................................................    2
      Florida............................................................    4
      Louisiana..........................................................    3
      Mississippi........................................................    1
      Missouri...........................................................    2
      Nevada.............................................................    1
      New Mexico.........................................................    1
      Ohio...............................................................    1
      Oklahoma...........................................................    2
      South Carolina.....................................................    2
      Tennessee..........................................................    1
      Texas..............................................................   25
                                                                           ---
        Total............................................................   50
                                                                           ===

MENU

  Landry's restaurants offer a wide variety of high quality, broiled, grilled, and fried seafood items at moderate prices, including red snapper, shrimp, crawfish, lump crabmeat, lobster, oysters, scallops, flounder, and other traditional seafood items, many with a choice of unique seasonings, stuffings and toppings. Landry's restaurants' menus also include a wide variety of seafood appetizers, salads, soups and side dishes. In order to provide an alternative to seafood items, Landry's restaurants also offer Certified Angus beef, fowl, pastas, and other American food entrees. Landry's restaurants also feature a unique selection of desserts made fresh on a daily basis at each location. Each Landry's Seafood House offers complimentary salad and garlic bread with each entree, as well as certain lunch specials and lower priced children's entrees.

  All of Landry's restaurants emphasize a complete dining experience, and, accordingly, full liquor service is available. Alcoholic beverages are primarily served to complement meals, with sales of alcoholic beverages accounting for 17% of Landry's revenues in 1995. Landry's restaurants generally serve both lunch and dinner. The average dinner entree menu price for Landry's restaurants is between $11 and $13, excluding menu entree items which are priced daily "at market," based on cost and availability to Landry's restaurants. At certain of Landry's restaurants there is a separate lunch menu with reduced prices on selected entrees.

MANAGEMENT AND EMPLOYEES

  Landry's policy is to staff its restaurants with management that has significant experience in the restaurant industry. Landry's believes its strong team-oriented culture helps it attract and retain highly motivated employees who provide customers with a level of service superior to that normally found in other restaurants. Landry's trains its kitchen employees and waitstaff to take great pride in preparing and serving food in accordance with the strict standards established by Landry's. Restaurant managers and staff are trained to be courteous and attentive to customer needs, and the managers, in particular, are instructed to visit each table. Senior corporate management holds monthly group meetings with restaurant general managers to discuss individual restaurant performance and customer comments. Moreover, Landry's requires general managers to hold regular staff meetings at their individual restaurants. Compliance with Landry's quality requirements is monitored through periodic on-site visits and formal periodic inspections by the regional manager and supervisory personnel from Landry's corporate offices.

  The management staff of a typical Company restaurant consists of a five-person management team (one general manager, two kitchen managers, and two floor managers) with the general manager having overall responsibility for restaurant operations. The general managers typically have been promoted after training in all areas of restaurant level management within Landry's. The kitchen managers in each restaurant supervise kitchen operations, which allows the general managers to spend most of their time in the dining area of the restaurant supervising the staff and providing service to customers. Each restaurant management team is eligible to receive monthly incentive bonuses subject to achievement of operating performance objectives specifically tailored for such restaurant for each monthly period. Management believes these employees typically earn bonuses equal to between 15% and 25% of their total cash compensation under this program. In addition, general managers, kitchen managers and floor managers, are entitled to participate in Landry's stock option plans.

  Landry's has historically spent considerable effort in screening prospective employees and training and developing employees, allowing it to promote from within. Landry's requires each employee to participate in a formal training program that utilizes departmental training manuals, examinations and a scheduled evaluation process. Newly hired waitstaff are required to spend from five to 10 days in training before they serve customers. Landry's has historically utilized a program of extensive background checks for prospective management employees (including criminal checks, credit checks, and drug screening). Landry's management believes that its policies have resulted in a very low rate of management-level employee turnover. Management training encompasses three general areas: (i) all service positions; (ii) management accounting, personnel management, and dining room and bar operations; and
(iii) kitchen management, which entails food preparation and quality controls, cost controls, training, ordering and receiving, and sanitation operations. Management training customarily lasts eight to 12 weeks, depending upon the trainee's prior experience and performance relative to Landry's objectives. As Landry's expands, it will need to hire additional management personnel and its continued success will depend in large part on its ability to attract, train, and retain quality management employees. As Landry's grows, it plans to increase the number of regional managers, and to have each regional manager responsible for a limited number of restaurants within those geographic regions. Landry's plans to promote experienced restaurant level management personnel to serve as future regional managers as well as hire needed personnel from outside Landry's.

  As of April 28, 1996, Landry's employed approximately 4,400 persons, of whom approximately 291 were restaurant managers or manager-trainees, approximately 116 were corporate and administrative, and the rest were hourly. Each restaurant employs an average of approximately 80 to 100 people, depending on seasonal needs. Landry's considers its employees to be high quality and believes that its management level employee turnover rate is low. None of Landry's employees is covered by a collective bargaining agreement. Landry's considers its relationship with employees to be good.

CUSTOMER SATISFACTION

  Landry's is committed to providing its customers prompt, friendly, efficient service, keeping table-to-waitstaff ratios low and staffing each restaurant with an experienced management team to ensure attentive customer service and consistent food quality. Through the use of comment cards and a 1-800 telephone number, senior management receives valuable feedback from customers and through prompt responses demonstrates a continuing interest in customer satisfaction. Landry's emphasizes availability of the items on its menu and, if an item is in short supply, restaurant level management is expected to use its initiative to procure the item immediately.

PURCHASING

  Landry's strives to obtain consistent quality items at competitive prices from reliable sources. Landry's continually researches and surveys various products in an effort to obtain the highest quality products possible and to be responsive to changing customer tastes. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products while obtaining the lowest possible prices for the required quality, each restaurant's management team determines the daily quantities of food items needed and orders such quantities from major suppliers at prices often negotiated directly with Landry's corporate office.

  Landry's currently uses many distributors for obtaining its seafood products in order to maintain the freshness and quality required by Landry's, all of which are available on short notice from qualified suppliers. For non-seafood items, Landry's generally uses one national distributor in order to achieve certain cost efficiencies, but such items are available on short notice from alternative qualified suppliers. Landry's has not experienced any significant delays in receiving its food and beverage inventories, restaurant supplies or equipment.

ADVERTISING AND MARKETING

  Landry's employs a marketing strategy that utilizes frequent, high profile advertising in order to attract new customers and establish a high level of name recognition. Landry's relies primarily on word-of-mouth publicity, billboards with distinctive graphics, travel and hospitality magazines and print advertising. Landry's uses multiple billboards on highways leading to its restaurants to direct potential customers from the highways to the restaurants, as well as to build name recognition within each market. Additionally, many of the restaurants offer facilities for banquets, meetings and private parties. Landry's advertising expenditures for 1995 were approximately 1.0% of revenues.

RESTAURANT REPORTING

  Financial controls are maintained through management of an accounting and management information system that is implemented at the restaurant level. Administrative and management staff prepare daily reports of cash, deposits, sales, sales mix, labor, and customer counts. Physical inventories of food, beverage and supply items are taken weekly. Weekly and monthly costs of sales and profit and loss statements are compiled by Landry's accounting department and provided to the regional managers for analysis and comparison to Landry's budgets. Landry's closely monitors sales, costs of sales, labor and restaurant trends. Weekly sales data is used by management to detect trends from location to location and negative trends are immediately investigated and remedied where possible. Landry's purchases food carefully and, through tight controls, keeps food and beverage waste and theft to a minimum. Landry's management believes that its current systems are adequate for its planned expansion.

RESTAURANT SECURITY

  Landry's takes precautions to protect individual restaurant locations against theft, robbery and other breaches of security through security procedures and sophisticated alarm and surveillance systems. A component of Landry's emphasis on restaurant security is the employment of a licensed peace officer as Director of Security. The Director of Security, who reports directly to the corporate office, supervises the installation and operation of individual restaurant security systems and performs monthly security inspections at each restaurant to monitor compliance with Landry's policies relating to theft prevention, employee related security issues and restaurant facility protection. As a result of Landry's program, it has experienced no material security problem in its operations.

COMPETITION

  The restaurant industry is intensely competitive with respect to price, service, the type and quality of food offered, location and other factors. Landry's has many well established competitors, both seafood and non-seafood, with substantially greater financial resources and a longer history of operations than Landry's. Landry's competes with both locally-owned seafood and non-seafood restaurants, as well as national and regional seafood and non-seafood restaurant chains, some of which may be better established in Landry's existing and future markets. In particular, Red Lobster, a national seafood restaurant chain, operates over 600 seafood restaurants nationwide, many of which operate in Landry's existing and potential markets. Landry's also competes with other restaurant and retail establishments for sites. Changes in customer tastes, economic conditions, demographic trends and the location and number of, and type of food served by, competing restaurants could adversely affect Landry's business as could the unavailability of experienced management and hourly employees. Landry's management believes its restaurants enjoy a high level of repeat business and customer loyalty due to high food quality, comfortable atmosphere, and friendly efficient service.

                              LANDRY'S MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of Landry's and their ages are as follows:

              NAME                AGE                  POSITION
              ----                ---                  --------
Tilman J. Fertitta...............  38 Chairman of the Board, President and Chief
                                       Executive Officer
E.A. Jaksa, Jr...................  49 Executive Vice President, Chief Operating
                                       Officer, and Director
Steven L. Scheinthal.............  34 Vice President of Administration, General
                                       Counsel, Secretary, and Director
Paul S. West.....................  37 Vice President of Finance, Chief Financial
                                       Officer and Director
Richard E. Ervin.................  40 Vice President of Restaurant Operations
Sarah A. Veach...................  36 Controller of Restaurant Operations
James E. Masucci(1)..............  63 Director
Joe Max Taylor(1)................  63 Director

- --------
(1) Member of Audit and Compensation Committees.

  The principal occupations and positions for the past five years of each of the Directors and Executive Officers of Landry's are as follows:

  Mr. Fertitta has served as President and Chief Executive Officer of Landry's since 1987. In 1988, he became the controlling shareholder and assumed full responsibility for all of Landry's operations. Prior to serving as President and Chief Executive Officer of Landry's, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta is a director of the Mobil Cotton Bowl, an advisory director of the Houston Rockets National Basketball Association team and serves on the boards of the Variety Club, Houston Livestock Show and Rodeo, Crohn's and Colitis Foundation, the Better Business Bureau of Houston, and the Childress Foundation.

  Mr. Jaksa has served as the Executive Vice President and Chief Operating Officer of Landry's since 1988. His primary responsibility is new site selection, lease negotiations and restaurant construction and development. Before joining Landry's, Mr. Jaksa served as President of Richmark Bancshares in Houston, Texas for five years. Mr. Jaksa is a licensed real estate broker in Texas and has owned and operated his own real estate firm and construction company.

  Mr. Scheinthal has served as Vice President of Administration, General Counsel and Secretary to Landry's since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for Landry's compliance with all federal, state and local ordinances. Prior to joining Landry's, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Mr. Scheinthal represented Landry's for approximately five years before joining Landry's. He has been licensed to practice law in the state of Texas since November 1984.

  Mr. West has served as Vice President of Finance and Chief Financial Officer of Landry's since June 1993. Prior to joining Landry's, Mr. West was a senior manager at Deloitte & Touche and a leader of their Restaurant/Entertainment Advisors Group in Dallas, Texas. He was responsible for numerous restaurant audits and performed the annual restaurant industry operations survey and study on behalf of the National Restaurant Association and many state restaurant associations. Mr. West had been engaged in public accounting and auditing since 1981, and a certified public accountant since 1983.

  Mr. Ervin has served as Vice President of Restaurant Operations since 1991. Prior to that time, he was the Vice-President of Internal Controls and Director of Beverage Operations. He has 15 years of experience in high volume, multi-unit food and beverage operations. His experience includes new restaurant development and employee training programs.

  Ms. Veach has served as Controller of Restaurant Operations since January 1990. Prior to joining Landry's in 1989 as an accountant, she worked as controller for American General Investment Corp. and as a tax associate for the accounting firm of Coopers & Lybrand.

  Mr. Masucci has been employed by Capital Cities/ABC since 1956. He presently serves as President and General Manager of KTRK-TV, an owned station of Capital Cities/ABC in Houston, Texas, a position he has held since August 1990. Prior to serving as President, Mr. Masucci served in various executive positions with KTRK and has served as Division Vice President and Vice President of the Broadcast Division of Capital Cities/ABC.

  Mr. Taylor is a director and member of the Executive Committee of American National Insurance Company, a publicly traded insurance company. He also serves on the Board of Commonwealth Life and Accident Insurance, and is President of Moody Gardens, Inc. which operates a public resort and entertainment facility in Galveston, Texas. Mr. Taylor is also the chief law enforcement administrator for Galveston County, Texas and serves on the Galveston County Pre-Trial Board as well as the Board of Directors of Harbourview Care Center.

                        LANDRY'S PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Landry's Common Stock as of the Record Date by (a) each person known to Landry's owning beneficially more than five percent of the outstanding shares of Landry's Common Stock, (b) each director of Landry's, and (c) all officers and directors of Landry's as a group. Each stockholder has sole voting and investment power with respect to the shares beneficially owned. The percentages set forth herein do not take into account Landry's Common Stock to be issued pursuant to the Merger. Unless otherwise noted, the address of each person listed below is c/o Landry's.

                                                                NUMBER   PERCENT
                                                               --------- -------
      Tilman J. Fertitta(2)(3))............................... 4,800,000  26.1%
      E.A. Jaksa, Jr.(2)......................................    72,500    (1)
      Steven L. Scheinthal(2).................................    28,500    (1)
      Paul S. West(3).........................................    44,500    (1)
      James E. Masucci(2).....................................     4,000    (1)
      Joe Max Taylor..........................................       -0-    --
      Putnam Investments, Inc.(4)............................. 2,384,430  13.1%
      The TCW Group, Inc.(5)..................................   924,100   5.1%
      Wellington Management Company(6)........................   993,200   5.5%
      All officers and directors as a group (10 persons)(2)... 4,959,500  26.8%

- --------
(1) Less than 1%.

(2) Includes 200,000, 72,500, 27,500 and 4,000 shares which are subject to options that are or become exercisable within 60 days for Messrs. Fertitta, Jaksa, Scheinthal and Masucci, respectively. Of such amounts, options to purchase 45,000 and 15,000 shares were exercised on May 30, 1996 by Messrs. Jaksa and Scheinthal, respectively, of which 25,000 and 15,000 shares, respectively, were sold on June 4, 1996, pursuant to an underwritten public offering.

(3) Includes 920,000 and 15,000 shares which were sold by Mr. Fertitta and Mr. West, respectively, on June 4, 1996, pursuant to an underwritten public offering.

(4) Landry's has been informed by Putnam Investments, Inc. ("Putnam") that certain Putnam investment managers (together with their parent corporations, Putnam and Marsh & McLennan Companies), are considered "beneficial owners" in the aggregate of 2,384,430 shares, or 13.1%, of Landry's Common Stock. Such shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The information set forth in this table has been provided to Landry's by Putnam as reported on its Schedule 13-G filed with the Commission. Putnam's address is One Post Office Square, 10th Floor, Boston, Massachusetts 02109.

(5) Based on a Schedule 13G filed in February 1996, The TCW Group, Inc. ("TCW") is considered "beneficial owner" in the aggregate of 924,100 shares or 5.1% of Landry's Common Stock, although no Landry's Common Stock is held directly by TCW. TCW's address is 865 South Figueroa Street, Los Angeles, California 90017.

(6) Based on Schedule 13G filed in February 1996, 993,200 shares or 5.5% of Landry's Common Stock is owned by various investment advisory clients of Wellington Management Company ("WMC") which is deemed beneficial owner of shares only by virtue of direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients. WMC's address is 75 State Street, Boston, Massachusetts 02109.

           LANDRY'S SELECTED CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected consolidated financial information presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1995, and each of the three-month periods ended March 31, 1995 and 1996, is derived from the consolidated financial statements of Landry's. The consolidated financial statements as of the end of, and for each of the years in the five-year period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements as of and for the three-month periods ended March 31, 1995 and 1996 have not been audited, but, in the opinion of management, such financial statements include all material adjustments (which were normal recurring adjustments) necessary for fair presentation. The following selected consolidated financial information should be read in conjunction with Landry's consolidated financial statements and related notes and with "Landry's Management's Discussion" included elsewhere herein, or incorporated by reference.

                                                                          THREE MONTHS
                                  YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                          --------------------------------------------  -----------------
                           1991     1992     1993     1994      1995     1995      1996
                          -------  -------  -------  -------  --------  -------  --------
Income Statement Data
Revenues................  $19,500  $22,435  $34,241  $62,527  $104,017  $20,613  $ 34,819
Operating costs and
 expenses:
 Cost of sales..........    6,120    6,852   10,459   19,273    31,631    6,373    10,476
 Restaurant labor.......    4,831    5,519    8,593   15,717    26,717    5,261     8,874
 Other restaurant
  operating expenses....    4,644    5,136    7,788   13,980    22,571    4,421     7,265
 Depreciation and
  amortization..........      499      630    1,194    2,891     5,513    1,042     2,133
 General and
  administrative
  expenses..............    1,035    1,225    1,861    2,781     4,635      881     1,272
                          -------  -------  -------  -------  --------  -------  --------
 Total operating costs
  and expenses..........   17,129   19,362   29,895   54,642    91,067   17,978    30,020
                          -------  -------  -------  -------  --------  -------  --------
Operating income........    2,371    3,073    4,346    7,885    12,950    2,635     4,799
Other (income) expense:
 Interest (income)
  expense, net..........      206      276      187     (960)   (1,948)    (176)     (158)
 Other, net.............       72     (293)    (130)      39        55       16        58
                          -------  -------  -------  -------  --------  -------  --------
 Total other (income)
  expense, net..........      278      (17)      57     (921)   (1,893)    (160)     (100)
Income before income
 taxes and extraordinary
 gain...................    2,093    3,090    4,289    8,806    14,843    2,795     4,899
Provision for income
 taxes (pro forma in
 1992 and 1993)(1)......      867    1,112    1,544    3,126     5,259      992     1,764
                          -------  -------  -------  -------  --------  -------  --------
Income before
 extraordinary gain.....    1,226    1,978    2,745    5,680     9,584    1,803     3,135
Extraordinary gain (pro
 forma in 1992)(2)......      507      313       --       --        --       --        --
                          -------  -------  -------  -------  --------  -------  --------
Net income(3)...........  $ 1,733  $ 2,291  $ 2,745  $ 5,680  $  9,584  $ 1,803  $  3,135
                          =======  =======  =======  =======  ========  =======  ========
Net income before
 extraordinary gain per
 share (pro forma
 in 1992 and 1993)(3)...           $  0.23  $  0.28  $  0.40  $   0.55  $  0.12  $   0.17
Extraordinary gain per
 share (pro forma in
 1992)(2)...............              0.03       --       --        --       --        --
                                   -------  -------  -------  --------  -------  --------
Net income per share
 (pro forma in 1992 and
 1993)(3)...............           $  0.26  $  0.28  $  0.40  $   0.55  $  0.12  $   0.17
                                   =======  =======  =======  ========  =======  ========
Weighted average number
 of common shares and
 common shares
 equivalents outstanding
 (pro forma in 1992 and
 1993)(4)...............             8,794    9,862   14,126    17,320   14,850    19,000
Balance Sheet Data (at
 end of period)
Working capital
 (deficit)..............  ($1,922) ($1,472) $ 3,661  $14,877  $  8,521           $  4,332
Total assets............    7,105   10,449   24,921   71,141   140,001            142,212
Short-term notes payable
 and current portion of
 long-term
 notes and other
 obligations............    2,089    2,375      669      271       299                265
Long-term notes and
 other obligations,
 noncurrent.............    1,677    1,731    1,793      716       368                317
Stockholders' equity....      845    3,385   18,422   61,959   122,210            127,025

- -------

(1) Income taxes for 1992 and 1993 reflect a pro forma provision for income taxes as a C corporation. See Notes 1 and 3 of Notes to the Consolidated Financial Statements.

(2) During 1992, Landry's recorded an extraordinary gain of $489,133 ($313,000 net of pro forma income tax) related to the repayment of debt at a discount effective November 20, 1992. During 1991, Landry's recognized an extraordinary gain of $506,665 as a result of the tax benefit from the use of net operating loss carryforwards.

(3) Reflects pro forma net income and extraordinary gain per share in 1992 and 1993 after a pro forma provision for income taxes. See Notes 1 and 3 of Notes to the Consolidated Financial Statements.

(4) See Note 8 of the Notes to the Consolidated Financial Statements.

                       LANDRY'S MANAGEMENT'S DISCUSSION

INTRODUCTION

  A reduced income tax provision was made in 1993 as discussed in the Notes to Landry's Consolidated Financial Statements, incorporated herein by reference. For comparative purposes, pro forma income taxes are reflected as if Landry's and all of its corporate subsidiaries were C corporations.

  Landry's operations may be impacted by changes in federal tax and other governmental policies which affect the deductibility of business and entertainment expenses and levels of disposable income. The Revenue Reconciliation Act of 1993 included matters which could impact the restaurant business and Landry's operations. These included a reduction in the business tax deduction available for restaurant meals, as well as an increase in the tax rate for individuals, with a greater increase for those persons who are in the higher income bracket and, therefore, could reasonably be expected to eat in Landry's restaurants on a more frequent basis. Landry's can make no prediction as to the ultimate effect of the Revenue Reconciliation Act of 1993 on Landry's business and operations; however, Landry's does not believe the Revenue Reconciliation Act of 1993 will significantly affect its on-going business. Additionally, on-going proposals mandating medical and parental leave benefits, requiring employers to provide health insurance to part-time employees and increases in the federal or certain states' minimum wage will, if enacted, increase Landry's employee costs.

  If the Merger is consummated, Landry's would recognize a one-time charge that it believes will be approximately $8.0 million to $10.0 million. This charge would be recorded in the quarter in which the Merger is consummated. The actual expenses would be significant for such quarter. In addition, Landry's restaurant base would increase significantly through the acquisition of the Bayport restaurants pursuant to the Merger. Such restaurants have materially different profit margins, costs to construct, costs of sales as percentages of restaurant sales, operating expenses, and other restaurant performance factors than Landry's restaurants. Landry's would attempt to reduce construction and operating costs of the Bayport restaurants without reducing the quality of their service or food. However, there can be no assurances that Landry's would be able to operate the Bayport restaurants in a manner that is different from the way such restaurants are currently being constructed and operated. As a result, Landry's profit margin, cost to construct, cost of sales as percentages of restaurant sales, operating expenses and other restaurant performance factors may be materially different than Landry's on a stand-alone basis and the margins reflected on a pro forma basis herein.

RESULTS OF OPERATIONS

  The following table sets forth the percentage relationship to total revenues of certain income statement data, for the periods indicated:

                                                                     THREE
                                                                    MONTHS
                                                YEAR ENDED        ENDED MARCH
                                               DECEMBER 31,           31,
                                             -------------------  ------------
                                             1993   1994   1995   1995   1996
                                             -----  -----  -----  -----  -----
Revenues.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Operating costs and expenses:
  Cost of sales.............................  30.5   30.8   30.4   30.9   30.1
  Restaurant labor..........................  25.1   25.1   25.7   25.5   25.5
  Other restaurant operating expenses.......  22.8   22.4   21.7   21.4   20.9
  Depreciation and amortization.............   3.5    4.6    5.3    5.1    6.1
  General and administrative expenses.......   5.4    4.4    4.5    4.3    3.7
                                             -----  -----  -----  -----  -----
    Total operating costs and expenses......  87.3   87.3   87.6   87.2   86.3
                                             -----  -----  -----  -----  -----
Operating income............................  12.7   12.7   12.4   12.8   13.7
                                             -----  -----  -----  -----  -----
Other (income) expense:
  Interest (income) expense, net............   0.5   (1.5)  (1.8)  (0.8)  (0.5)
  Other, net................................  (0.3)   0.1     --    0.1    0.2
                                             -----  -----  -----  -----  -----
    Total other (income) expense, net.......   0.2   (1.4)  (1.8)  (0.7)  (0.3)
                                             -----  -----  -----  -----  -----
Income before income taxes..................  12.5   14.1   14.2   13.5   14.0
Provision for income taxes (pro forma for
 1993)......................................   4.5    5.0    5.0    4.8    5.0
                                             -----  -----  -----  -----  -----
Net income..................................   8.0%   9.1%   9.2%   8.7%   9.0%
                                             =====  =====  =====  =====  =====

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  Revenues increased $14,206,982, or 68.9%, from $20,612,615 to $34,819,597 in the three months ended March 31, 1996, compared to the three months ended March 31, 1995. The increase in revenue was attributable to revenues from new restaurant openings. There was a nominal change in revenues from units opened prior to 1995. Several of Landry's restaurants that opened during late 1994 and early 1995 opened at volumes in excess of Landry's average unit volumes. Subsequently, however, Landry has experienced a moderation of their initial unit volumes.

  As a primary result of increased revenues, cost of sales increased $4,102,728, or 64.4%, from $6,373,332 to $10,476,060 in the three months ended
March 31, 1996 compared to the same period in the prior year. Cost of sales as a percentage of revenues for the three months ended March 31, 1996 decreased to 30.1% from 30.9% in 1995. The decrease in cost of sales as a percentage of revenues reflects favorable product prices and better management cost controls in 1996.

  Restaurant labor expenses increased $3,612,957, or 68.7%, from $5,260,776 to $8,873,733 in the three months ended March 31, 1996 compared to the same period in the prior year. Restaurant labor expenses as a percentage of revenues for three months ended March 31, 1996, remained flat at 25.5%.

  Other restaurant operating expenses increased $2,843,920, or 64.3%, from $4,421,083 to $7,265,003 in the three months ended March 31, 1996, compared to the same period in the prior year, as a result of increased revenues and the opening of new restaurants since March 31, 1995. Such expenses decreased as a percentage of revenues to 20.9% from 21.4% primarily due to revenue growth exceeding the increase in other restaurant operating expenses, and tighter controls on various cost and expense categories.

  Depreciation and amortization expenses increased $1,091,253 or 104.8% from $1,041,648 to $2,132,901 in the three months ended March 31, 1996, compared to the same period in the prior year. The increase was primarily due to the addition of new restaurants and purchases of new equipment.

  General and administrative expenses increased $391,969, or 44.5%, from $880,694 to $1,272,663 compared to the same period of the prior year, and decreased as a percentage of revenues to 3.7% from 4.3%. The increase resulted primarily from increased office personnel, salaries and travel to support the Company's expansion plans. The percentage of revenues decrease was attributable to revenue growth exceeding the increase in general and administrative expense for the comparable three month period.

  The decrease in net interest income of $18,184 and change in other expense, net of $41,471, are not deemed significant.

  Provision for income taxes increased by $771,592 from $992,115 in 1995 to $1,763,707 in 1996 primarily due to the change in Landry's income. The effective income tax rate increased to approximately 36% from the 1995 effective tax rate of approximately 35.5% due to a higher effective federal rate in 1996 as compared to 1995, and as a result of higher state income taxes.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Revenues increased $41,490,529, or 66.4%, from $62,526,965 to $104,017,494 in 1995, compared to 1994. The increase in revenues was attributable to revenues from new restaurant openings, and there was a nominal change in the revenues from units opened prior to 1994. Several of Landry's restaurants opened during 1994 and 1995 opened at initial volumes in excess of Landry's average unit volumes. Subsequently, however, Landry's has experienced a moderation of their initial unit volumes.

  As a primary result of increased revenues, cost of sales increased $12,358,208, or 64.1%, from $19,273,349 to $31,631,557 in 1995, compared to
1994. Cost of sales as a percentage of revenues for 1995 decreased 0.4% from 30.8% in 1994 to 30.4%. The decrease in cost of sales as a percentage of revenues reflects favorable product prices, particularly lower shrimp prices, and better management controls in 1995.

  Restaurant labor expenses increased $11,000,232, or 70.0%, from $15,716,557 to $26,716,789 in 1995, compared to 1994. Restaurant labor expenses as a percentage of revenues increased 0.6% from 25.1% to 25.7%. The increase in labor expenses resulted primarily from new restaurant openings and the hiring of management and kitchen personnel required to support Landry's expansion. The increase in labor expenses as a percentage of revenues reflects a combination of competitive pressures in the restaurant industry, generally higher labor costs for units outside of the State of Texas, higher restaurant management bonuses, and a greater vesting of employee benefits due to seniority.

  Other restaurant operating expenses increased $8,591,191 or 61.5%, from $13,979,699 to $22,570,890 in 1995 compared to 1994 as a result of increased revenues and the opening of new restaurants. Such expenses decreased as a percentage of revenues from 22.4% to 21.7% primarily due to revenue growth exceeding the increase in other restaurant operating expenses, and reductions in rent expense, as a percentage of revenues due to more owned restaurant locations, and reductions in insurance and advertising expenses.

  Depreciation and amortization expenses increased $2,622,310, or 90.7%, from $2,891,125 to $5,513,435 in 1995 compared to 1994. The increase was primarily due to the addition of restaurants and purchases of equipment.

  General and administrative expenses increased $1,853,910 or 66.7%, from $2,781,302 to $4,635,212 and remained relatively flat as a percentage of revenues. The dollar increase resulted primarily from increased office personnel, salaries and travel to support Landry's expansion.

  Net interest income increased by $988,778 from $959,676 to $1,948,454 in 1995 compared to 1994. The increase resulted primarily from Landry's investment of excess cash in interest bearing securities subsequent to Landry's public stock offerings.

  Provision for income taxes increased by $2,133,273 from $3,125,962 to $5,259,235 in 1995 primarily due to the change in Landry's pre-tax income. The effective income tax rates as a percentage of income before income taxes remained relatively flat at 35%.

  Landry's anticipates that the effective income tax rates for 1996 will increase to approximately 36% from the 1995 effective tax rates due to a higher effective federal rate of 35% in 1996 as compared to approximately 34% in 1995, and as a result of higher state income taxes.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

  Revenues increased $28,285,466, or 82.6%, from $34,241,499 to $62,526,965 in
1994, compared to 1993. Of this increase, approximately $26,000,000 was attributable to revenues from restaurants which opened since the beginning of 1993. The balance of the increase resulted primarily from an approximate 5% increase in comparable restaurant revenues.

  As a primary result of increased revenues, cost of sales increased $8,813,919, or 84.3%, from $10,459,430 to $19,273,349 in 1994, compared to
1993. Cost of sales as a percentage of revenues for 1994 remained relatively flat as the percentage increased 0.3% to 30.8% from 30.5% in the prior year. The increase in cost of sales as a percentage of revenues reflects primarily the effect of an increased number of new restaurant openings that typically incur higher initial cost of sales.

  Restaurant labor expenses increased $7,123,333, or 82.9%, from $8,593,224 to $15,716,557 in 1994, compared to 1993. Restaurant labor expenses remained flat as a percentage of revenues at 25.1%, as increases in restaurant labor expenses were offset by increases in revenues.

  Other restaurant operating expenses increased $6,191,317, or 79.5%, from $7,788,382 to $13,979,699 in 1994, compared to 1993 as a result of increased revenues and the opening of new restaurants since December 31, 1993. Such expenses decreased as a percentage of revenues from 22.8% to 22.4% primarily due to strong revenue growth exceeding the increase in other restaurant operating expenses.

  Depreciation and amortization expenses increased $1,697,352, or 142.2%, from $1,193,773 to $2,891,125 in 1994, compared to 1993. The increase was primarily due to the addition of restaurants and purchases of equipment.

  General and administrative expenses increased $920,369, or 49.5%, from $1,860,933 to $2,781,302 in 1994, compared to 1993, but decreased as a percentage of revenues to 4.4% from 5.4%. The dollar increase resulted primarily from increased office personnel, salaries and travel to support Landry's expansion plans, and incremental professional fees and related costs of being a publicly owned company. The percentage of revenues decrease in 1994 was attributable to revenue growth exceeding the increase in general and administrative expenses.

  Net interest (income) expense changed by $1,147,020, from $187,344 of net interest expense in 1993 to ($959,676) of net interest income in 1994. The change resulted primarily from Landry's reduction of outstanding debt and investment of excess cash in interest bearing securities subsequent to Landry's public stock offerings.

  Other (income) expense, net changed by $169,211, from ($130,130) of net other income to $39,081 of net other expense in 1994 compared to 1993. This change was primarily attributable to a reduction in miscellaneous income recorded in 1994.

  Income taxes increased $1,582,087, from $1,543,875 pro forma income taxes in 1993 to $3,125,962 income taxes in 1994 due to the increase in Landry's income. The effective income tax rates as a percentage of income before taxes remained relatively flat. Subsequent to Landry's August 1993 initial public offering, Landry's consolidated income became subject to federal corporate income taxes. However, the income tax liability for the year ended December 31, 1994, was partially offset by an approximate $400,000 credit attributable to an income tax deduction available to Landry's as a result of the exercise of certain stock options in March 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Landry's does not have significant receivables or inventory and receives trade credit based upon negotiated terms in purchasing food and supplies. In connection with its initial public offering, Landry's received

$17,122,745 in net proceeds in August 1993. In March 1994, Landry's received $37,457,255 from a second common stock offering and the exercise of certain stock options, and in April 1995, Landry's received approximately $50,000,000 from a third common stock offering. Historically, Landry's has leased many of its restaurant locations and pursued a strategy of controlled growth, financing its expansion principally from proceeds from common stock offerings, operating cash flow and to a lesser extent, borrowings. In 1993, 1994, 1995 and the three months ended March 31, 1996, Landry's spent $10,237,787, $31,908,332, $71,332,802 and $10,205,119 respectively, on capital expenditures, which was funded in part out of cash flows from operations of $5,115,841, $9,813,944, $18,719,141 and $2,935,460 respectively, plus borrowings in 1993 of $1,212,767 and from proceeds of the common stock offerings. Payments on notes payable and other long-term obligations amounted to $3,536,256, $1,474,745, $320,109 and $85,989 for 1993, 1994, 1995 and the
three months ended March 31, 1996, respectively.

  At the beginning of 1995, Landry's planned to open approximately 26 restaurants during 1995 and 1996. As of April 16, 1996, all of such restaurants had been opened. Landry's current development plan is to be operating approximately 75 restaurants by December 31, 1997 (excluding restaurants that may be acquired pursuant to the Merger), of which 50 restaurants were open and six restaurants were under construction as of April
16. If the Merger is not consummated Landry's anticipates further accelerating its expansion plans. Excluding real estate costs and pre-opening expenses, the average cash investment to open Landry's new restaurants in 1995 was approximately $2.6 million. However, the average cash investment for the last seven restaurants opened by Landry's was $2.2 million. Landry's expects that its average investment for units opened in the future will be further reduced due primarily to an overall reduction of the average unit size from those opened during 1995. However, individual unit investment costs could vary from Landry's management's expectations due to a variety of factors. Moreover, average unit investment costs are dependent upon many factors including competition for sites, location, construction costs, unit size and the mix of conversions, build-to-suit and leased locations. Landry's currently anticipates that it will continue to purchase a portion of its new restaurant locations, which are expected to be more costly than leased locations. Landry's believes that existing cash balances, the proceeds from its offering of 4,890,000 shares of Landry's Common Stock, cash generated from operations and potential financing sources will be sufficient to satisfy Landry's working capital and capital expenditure requirements through 1997, including working capital and capital expenditure requirements resulting from the consummation of the Merger.

  Landry's has a $25 million line of credit which is subject to renewal in May 1997. Landry's had no funds borrowed under the line of credit as of March 31, 1996. However, up to $11.0 million of amounts available under the line of credit may be utilized for construction loans to Bayport prior to the consummation of the Merger.

  On April 18, 1996, Landry's entered into a loan agreement with Bayport (the "Loan Agreement") pursuant to which Landry's agreed to loan to Bayport up to $11.0 million (the "Bayport Loan") to be used by Bayport to finance the continued construction of four Crab House restaurants. The first Bayport Loan advance in the aggregate amount of $1.5 million was made on April 22, 1996. Subsequent advances in varying amounts, will be made on or about the fifteenth day of each month beginning in May, subject to the satisfaction of certain conditions contained in the Loan Agreement. As of the Record Date, approximately $4.1 million had been funded. Landry's expects to borrow funds under its line of credit to fund the Bayport Loan. The Bayport Loan is secured by collateral, including certain existing restaurants of Bayport and certain restaurants currently being constructed by Bayport (the "Collateral"). Landry's has the right to convert the Bayport Loan into ownership of the Collateral if the Merger is not consummated under certain circumstances by paying Bayport the remaining balance under the Bayport Loan. See "Interim Funding Agreement."

SEASONALITY AND QUARTERLY RESULTS

  Landry's business is seasonal in nature, with revenues and, to a greater degree, operating profits being lower in the first and fourth quarters than in other quarters due to Landry's reduced winter volumes. To a degree, Landry's anticipates some moderation in revenues from the initial volumes of units opened in the first and fourth quarters. The timing of unit openings can and will affect quarterly results.

IMPACT OF INFLATION

  Landry's management does not believe inflation has had a significant effect on Landry's operations during the past several years. Management believes Landry's has historically been able to pass on increased costs through menu price increases, but there can be no assurance that it will be able to do so in the future. Future increases in land and construction costs could adversely affect Landry's ability to expand.

                              BAYPORT'S BUSINESS

  Bayport's business is principally the operation of casual full-service seafood restaurants. As of the Record Date, Bayport operated 19 full-service restaurants under the name "The Crab House" and had two additional full-service restaurants under construction. Bayport has also entered into leases for an additional three restaurant sites. Additionally, Bayport operates five take-away seafood restaurants and a seafood processing plant.

FULL SERVICE CRAB HOUSE RESTAURANTS

  Concepts and Strategy. Bayport's full-service restaurants feature a broad assortment of crab, shrimp and fresh-fish entrees and all but three of which also offer a distinctive seafood salad bar. The restaurants range in size from 4,500 square feet to 13,000 square feet and operate in both tourist markets and densely populated areas with upper middle income demographics. Bayport's current restaurants have capacities ranging from 200 to 400 seats.

  Bayport's full-service restaurant strategy is to attract a large, broad and loyal base of affluent customers by: (i) selecting locations in shopping and tourist areas frequented by upper middle income individuals and families; (ii) featuring higher quality seafood through disciplined procurement standards and skilled preparation; (iii) achieving high value for the customer by offering quality at moderate prices; (iv) providing a casual dining atmosphere that is clean, tasteful and comfortable, with attentive service; and (v) hiring, retaining and motivating experienced restaurant management by rewarding general managers with cash bonuses for achieving financial and quality standards, and with significant stock options for long term commitment and loyalty.

  Menu. The Crab House menu features a selection of shellfish appetizers; chowders; blue, king, snow and stone crab specialties; a variety of fresh fish fillets hand-cut from whole fish; lobster and shrimp; and seafood pastas. In addition, all but three of Bayport's Crab House restaurants feature a salad and seafood raw bar. The seafood raw bar is a signature item, with freshly shucked oysters and clams, cold steamed shrimp, mussels and assorted fresh vegetables and salads.

  Atmosphere. The Crab House is conducive to casual dining. Its decor has a simple, clean nautical motif, with generous use of varnished wood wainscoting, high ceilings, exposed wooden beams, colorful ceramic tile, and gentle lighting. The design objective is to create a light, airy, comfortable space. As a signature design statement, brown paper is used instead of linen table cloths highlighting the casual nature of the restaurant and its origins as a simple crab house. Crab House guests come dressed in a mixture of attire, with both Bermuda shorts and business suits well represented.

  Clientele. The Crab House restaurants are located in shopping and tourist areas frequented by upper middle income individuals and families, and in other densely populated areas. The decor, quality of food, and attentiveness of service personnel are meant to appeal to a clientele that has moderately high income, but enjoys a relaxed atmosphere and good value. The clientele is a broad, balanced mixture of families, couples in their 30's and over, and business people.

 Restaurant Locations

  As of this date, Bayport operates 19 full-service Crab House restaurants. The location and year opened of the existing restaurants is as follows:

                                                                           YEAR
      LOCATION                                                            OPENED
      --------                                                            ------
      Florida
      Miami..............................................................  1976
      Lauderhill.........................................................  1986
      Orlando I..........................................................  1989
      Orlando II.........................................................  1993
      Boca Raton.........................................................  1994
      Key West*..........................................................  1994
      Plantation.........................................................  1995
      Palm Beach/Singer Island*..........................................  1995
      Aventura...........................................................  1996
      Jupiter............................................................  1996
      South Carolina
      Myrtle Beach I.....................................................  1994
      Myrtle Beach II....................................................  1995
      Mississippi
      Biloxi*............................................................  1995
      Gulfport, MS*......................................................  1995
      Illinois
      Chicago............................................................  1995
      Georgia
      Smyrna.............................................................  1985
      Atlanta............................................................  1988
      New York
      New York City......................................................  1996
      Tennessee
      Nashville..........................................................  1996

- --------
* Bayport's restaurants in Biloxi and Gulfport, Mississippi and in Key West and Palm Beach/Singer Island, Florida are in hotels. In addition to their regular dining room and lounge services, these restaurants provide complete food and beverage service for each of the related hotels, including banquets and room service. If the Merger is consummated, Bayport's Mississippi restaurants may be sold.

  Additionally, Bayport presently is constructing two restaurants, one in Baltimore, Maryland and one in Great Neck, New York. Bayport currently anticipates that both restaurants will be opened during the third quarter of 1996. Bayport has also leased restaurant sites in Fairfax, Virginia, Edgewater, New Jersey and Bethesda, Maryland, but has not yet commenced construction of restaurants on those sites. See "Bayport's Management's Discussion" for information regarding the capital required to fund the continued development of Bayport's restaurant chain.

 Restaurant Management Selection and Incentives

  Bayport believes that its success and ability to maintain high standards is heavily dependent upon proper selection and motivation of restaurant general managers. The compensation package for general managers is designed to provide short-term cash rewards and longer term stock rewards.

  The competition for qualified personnel in the restaurant industry is intense and, accordingly, there can be no assurance that Bayport will be able to retain or hire necessary personnel.

 Management and Employees

  The management staff of a typical full-service Crab House restaurant consists of a general manager, an assistant general manager, a kitchen manager, and one or more assistant managers. Each Crab House restaurant employs approximately 70 to 125 hourly employees, many of whom work part time.

  The general manager of each full-service restaurant carries primary responsibility for the day-to-day operations of his or her restaurant and is required to abide by Bayport-established operating standards.

  Bayport requires its full-service restaurant general managers, and its assistant managers and kitchen managers, to have significant experience in the restaurant industry. Bayport has established an extensive training program for all new restaurant managers, which emphasizes Bayport's operating strategy, procedures and standards. Managers are required to have experience in all aspects of the operations of Bayport's restaurants, with particular emphasis on kitchen operations, because of Bayport's focus on quality.

  Restaurant general managers, as well as Bayport's senior management responsible for operations and training, are responsible for selecting and training employees for each restaurant. Ongoing training remains the responsibility of the restaurant general manager. Bayport utilizes written reviews and physical observation to evaluate each employee's performance. These reviews place special emphasis on the consistency and quality of food preparation and service.

 Advertising and Marketing

  Bayport uses print media, billboards, direct mail and selected radio and cable television advertising in particular markets where it is cost effective. Two different marketing strategies have evolved for Bayport's two distinct customer bases: tourist/convention and local resident. To cater to the tourist and convention markets, Bayport advertises in tourist publications and promotes relationships with hotel concierges and tour operators. In addition, customers in its tourist market locations are able to pick from special menus that are available in five languages. The local resident is reached primarily through spots on local radio programs, newspaper advertisements and billboard advertisements. Bayport budgets between two and one-half and three percent of each restaurant's sales for advertising and promotion.

 Purchasing

  Bayport's ability to maintain consistent quality throughout its chain of restaurants depends upon the ability to acquire food products and related items from reliable sources. Many of Bayport's seafood menu items, including shrimp, scallops, snow and king crabs, are commodity items and are generally shipped frozen throughout the restaurant industry. All of the non-frozen seafood items served by Bayport's restaurants are served fresh and are easily available either locally or though air transport from other parts of the country.

  To maintain quality and to maximize value, Bayport contracts centrally for purchases of frozen seafood, including blue crabs purchased from Bayport's seafood processing operation. See "Seafood Processing Operation" below. Seafood purchases are made based upon strict quality standards. Bayport's purchasing policy is quality driven and not price driven.

  Frozen seafood is distributed to individual restaurants by distributors under contract with Bayport based on orders placed by the individual restaurants with the distributor. Individual restaurants also place orders directly with these same distributors for dry goods, other food products, paper products and chemicals. In addition, restaurants place orders directly with one or more suppliers designated by Bayport for other food, including produce and fresh fish.

  Food products in Bayport's restaurants are regularly checked for quality and compliance with Bayport standards. Bayport has not had, and does not presently anticipate having, any difficulty in continuing to obtain an adequate quantity and quality of food products and other supplies. Bayport believes that the food products and supplies used by Bayport in its restaurants are available from more than one supplier at competitive prices.

 Restaurant Reporting

  Each restaurant has a stand-alone point of sale accounting system. Each restaurant staff prepares daily cash and other reports regarding sales, inventory, sales mix, labor costs and customer counts. Restaurants also prepare weekly profit and loss statements and inventory counts. All reports are forwarded weekly to senior management for analysis.

 Competition

  The restaurant business is highly competitive and Bayport competes with numerous other restaurants and food service operations, many of which possess greater financial resources and more experienced personnel and management than does Bayport, and many of which are better established in the markets where Bayport's restaurants are or may be located. The quality of the food served in relation to its price and public reputation are important factors in food service competition. Additionally, the restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. Further, factors such as inflation, increased food, labor and benefit costs and the lack of experienced management and hourly employees may adversely affect the restaurant industry in general and Bayport's restaurants in particular.

TAKE-AWAY RESTAURANTS

  Bayport presently operates five carry-out restaurants, under the name "Capt. Crab's Take-Away," which feature garlic crabs, steamed crabs and other seafood entrees served with a selection of side dishes. Three of the restaurants are located in Florida and two are in the Baltimore, Md/Washington, D.C. area. The Florida restaurants are approximately 1,500 to 2,000 square feet, with drive-thru pick-up windows, and little or no interior seating. The two Baltimore, Md/Washington, D.C. restaurants are approximately 3,000 square feet and offer approximately 40 to 45 seats.

SEAFOOD PROCESSING OPERATION

  To ensure that it has adequate supply of blue crab products to meet customer demand, Bayport processes and markets blue crab products through a wholly-owned subsidiary, which operates a processing plant in North Carolina. Blue crabs are found in the Atlantic Ocean and its tributaries, the Gulf of Mexico, and in the waters of Africa, Central America, Mexico and South America.

  This operation produces, on a seasonal basis, fresh crab meat, pasteurized crab meat, frozen whole blue crabs and crab clusters. Bayport cooks, chills and picks crab meat and cooks and freezes whole blue crabs and crab clusters. The crab meat is canned and pasteurized or sold fresh or vacuum packed and frozen. Bayport accounted for approximately 22 percent and 24 percent, respectively, of its subsidiaries' sales during the 1995 and 1994 fiscal years. Bayport markets the balance of its production under the "Ocean Blue Gourmet" and "Crystal Coast Gourmet" brands.

GOVERNMENT REGULATION

  The restaurant business is subject to extensive federal, state and local regulation relating to the development and operation of restaurants, including laws and regulations relating to building and zoning requirements, preparation and sale of food, health and sanitation and laws governing Bayport's relationship with its employees, including minimum wage requirements, unemployment taxes and sales taxes, overtime and working conditions and citizenship requirements. The failure to obtain or retain required licenses, or a substantial increase in the minimum wage rate, could adversely affect the operations of Bayport's restaurants.

  In addition, Bayport's operations are subject to federal, state and local regulations with respect to environmental and safety matters, including regulations concerning discharges into air and water and regulations under the Federal Occupational Safety and Health Act. To the best of Bayport's knowledge and belief, Bayport is not engaged in any activity which constitutes a health, safety or environmental hazard or which could be the subject or grounds upon which any governmental agency could require the taking of certain remedial action by Bayport. These regulations have historically been subject to frequent change by regulatory authorities, and Bayport is unable to predict the future impact, if any, of such regulations on the capital expenditures, earnings and competitive position of Bayport. These laws and regulations, in Bayport's opinion, have not to date materially affected its operations.

EMPLOYEES

  As of March 1, 1996, Bayport employed approximately 2,140 service and management personnel in its restaurants and 44 management and administrative personnel in its corporate office. Bayport also employs approximately 70 persons, the majority of whom are seasonal, in its seafood processing operations and also hires seasonally approximately 50 persons from Mexico to work in its plant. Bayport believes that its relationship with its employees is good. None of Bayport's employees are covered by a collective bargaining agreement.

TRADEMARKS

  Bayport has trademarked and service marked the name, design and logo used in its "Crab House Seafood" and "Capt. Crab's Take-Away" restaurants. Bayport believes that its service marks and trademarks have significant value and are an important element in the marketing of its restaurants. Bayport is aware of names and marks similar to the service mark of Bayport used by other persons in certain geographic areas. However, Bayport believes that such uses will not adversely affect Bayport. Bayport's policy is to pursue registration of its marks whenever possible and to oppose vigorously any infringement of its marks.

PROPERTIES

  Bayport's executive offices consist of approximately 10,000 square feet in the Presidential Circle office building in Hollywood, Florida. Bayport pays approximately $260,000 in annual rent for its headquarters facility. Bayport's lease for its headquarters facility expires in 1997.

  With the exception of the facilities housing Bayport's take-away restaurants in Miami, Carol City and Sunrise, Florida, and one of Bayport's full-service restaurants in Orlando, which are owned by Bayport, all of the restaurant facilities operated by Bayport are leased. Bayport's leases on its restaurant properties expire between 2002 and 2019. See Note H to Notes to Bayport's Consolidated Financial Statements.

  The seafood processing plant operated by Bayport's seafood processing subsidiary is located in South Creek, Beaufort County, North Carolina. In December 1992, this subsidiary entered into a five year lease agreement for the plant. This lease may be extended by the subsidiary, at its option, for a maximum of fifteen years. The plant is located along a waterway, allowing the subsidiary access to local crab fishermen.

  The processing plant has crab meat picking, processing and cryogenic freezing operations. The plant has 8,000 square feet available for processing, including a room consisting of 2,000 square feet designated for crab meat picking. In addition, the plant has 2,000 square feet available for frozen product storage and 1,500 square feet of office space. The plant's interior has been designed to facilitate the efficient and orderly flow of product from selection of live crabs for purchase to processing and/or cryogenic freezing to packing, storage and shipping.

                   BAYPORT'S SELECTED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected consolidated financial information presented below for, and as of the end of, each of the years in the five-year period ended December 25, 1995, and each of the thirteen weeks ended March 27, 1995 and March 25, 1996, is derived from the consolidated financial statements of Bayport. The consolidated financial statements as of the end of, and each of the years in the five-year period ended December 25, 1995 have been audited by Grant Thornton LLP, independent public accountants. The consolidated financial statements as of and for the thirteen week periods ended March 27, 1995 and March 25, 1996 have not been audited, but, in the opinion of management, such financial statements include all material adjustments (which were normal recurring adjustments) necessary for fair presentation. The following selected consolidated financial information should be read in conjunction with Bayport's consolidated financial statements and related notes and with "Bayport's Management's Discussion" included elsewhere herein.

                                                                        THIRTEEN WEEKS
                                          YEAR ENDED                         ENDED
                         ---------------------------------------------  ---------------
                         12/30/91  12/28/92 12/27/93 12/26/94 12/25/95  3/27/95 3/25/96
                         --------  -------- -------- -------- --------  ------- -------
INCOME STATEMENT DATA:
 Revenues
  Restaurant sales...... $20,272   $18,241  $23,800  $33,735  $45,719   $10,742 $16,742
  Processing plant
   sales................   2,715     1,859    2,626    4,511    7,884     1,655   1,509
  Interest and other....      18       733      568      244       75        32      17
                         -------   -------  -------  -------  -------   ------- -------
    Total Revenue.......  23,005    20,833   26,994   38,490   53,678    12,429  18,268
 Cost and expenses
  Cost of sales.........   7,497     6,568    8,299   12,151   16,347     3,742   5,497
  Payroll and related
   expenses.............   5,422     4,716    5,998    8,269   11,878     2,442   4,329
  Other operating
   expenses.............   2,202     2,454    4,122    5,596    6,454     1,750   2,679
  Occupancy and related
   expenses.............   2,574     2,267    2,097    2,740    3,704       912   1,534
  Processing plant cost
   of sales and
   operating expenses...   3,002     1,890    2,625    4,444    7,812     1,689   1,622
  Restructuring costs...   1,838        --       --       --       --        --
  Restaurant opening
   expenses.............      91        25       81      287      903        99     559
  General and
   Administrative.......   2,128     1,597    2,295    3,381    4,009       894   1,343
  Interest expense......     565       267      213       40      429        --     215
  Loss on sale of fixed
   assets...............      15        --       --       --       --        --      --
  Net loss on investment
   securities...........      --        --       --      249       (9)       --      --
                         -------   -------  -------  -------  -------   ------- -------
    Total costs and
     expenses...........  25,334    19,784   25,730   37,157   51,527    11,528  17,778
                         -------   -------  -------  -------  -------   ------- -------
    Earnings (loss)
     before income
     taxes, minority
     interest and
     cumulative effect
     of accounting
     change.............  (2,329)    1,049    1,264    1,333    2,151       901     490
 Provision for income
  taxes.................      --        --       --      394      687       306     167
                         -------   -------  -------  -------  -------   ------- -------
    Earnings (loss)
     before minority
     interest and
     cumulative effect
     of accounting
     change.............  (2,329)    1,049    1,264      939    1,464       595     323
 Minority interest in
  net earnings of
  subsidiary............      --       176      122       --       --        --      --
                         -------   -------  -------  -------  -------   ------- -------
    Earnings (loss)
     before cumulative
     effect of
     accounting change..  (2,329)      873    1,142      939    1,464       595     323
 Cumulative effect of
  accounting change.....      --        --      223       --       --        --      --
                         -------   -------  -------  -------  -------   ------- -------
    NET EARNINGS (LOSS). $(2,329)  $   873  $ 1,365  $   939  $ 1,464   $   595 $   323
                         =======   =======  =======  =======  =======   ======= =======
 Earnings (loss) per
  common share
  Earnings (loss) before
   cumulative effect of
   accounting change.... $  (.56)  $   .17  $   .15  $   .09  $   .14   $   .06 $   .03
  Cumulative effect of
   accounting change....      --        --      .03       --       --        --      --
                         -------   -------  -------  -------  -------   ------- -------
    Net earnings (loss). $  (.56)  $   .17  $   .18  $   .09  $   .14   $   .06 $   .03
                         =======   =======  =======  =======  =======   ======= =======
 Weighted average number
  of shares outstanding.   4,221     5,160    7,428   10,434   10,479    10,401  10,364
                         =======   =======  =======  =======  =======   ======= =======

                                                  AT
                         ----------------------------------------------------
                         12/30/91 12/28/92 12/27/93 12/26/94 12/25/95 3/25/96
                         -------- -------- -------- -------- -------- -------
BALANCE SHEET DATA:
  Current Assets........  $1,339    2,995  $ 7,374  $10,715  $11,416  $10,450
  Property, plant and
   equipment............   5,879    6,046    8,843   16,346   34,011   39,083
  Other assets..........   1,613      905    7,201    1,465    2,438    2,583
  Total assets..........   8,831    9,946   23,418   28,526   47,865   52,115
  Current liabilities...   3,667    2,970    2,152    2,634    8,659   26,351(2)
  Long-term obligations.   3,298    3,008    1,260    4,885   16,625    2,892
  Stockholders' equity..   1,866    3,968   20,006   21,007   22,581   22,872
  Book value per common
   share(1).............  $  .45   $  .77  $  1.99  $  2.08  $  2.22  $  2.24
  Common and Common
   Equivalent Shares
   Outstanding(1).......   4,221    5,160   10,037   10,079   10,174   10,190

- --------
(1) Assumes that all shares of Bayport Preferred Stock had been fully converted into shares of Bayport Common Stock.

(2) As of March 25, 1996, current liabilities includes approximately $15,724 relating to Bayport's revolving credit arrangement, which were previously classified as long-term. See "Bayport's Management Discussion--Financial Condition, Liquidity and Capital Resources."

                       BAYPORT'S MANAGEMENT'S DISCUSSION

  The financial information included herein should be read in conjunction with Bayport's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

 Three Months ended March 25, 1996 compared to three months ended March 27,
1995.

  Total revenues for the quarter ended March 25, 1996 were $18,276,812, which represents an increase of 47% over total revenues of $12,428,946 for the quarter ended March 27, 1995. The increase in revenues from period to period is attributable to revenues from five Crab Houses and two Capt. Crab's Take-Aways opened in 1995 and two Crab House Restaurants opened during the first quarter of 1996. Same store sales for restaurants open during both the first quarter of 1995 and 1996 were down approximately 2%. This reduction in same store sales from period to period was primarily due to the impact on restaurant sales of the severe winter during the first quarter of 1996 and to the impact on existing restaurants of having opened three new restaurants during 1995 and 1996 in markets where the Company already had restaurants in operation.

  Cost of sales as a percentage of restaurant sales declined by 2%, from 34.8% for the quarter ended March 27, 1995 to 32.8% for the quarter ended March 25, 1996. The decrease in cost of sales is primarily attributable to an overall reduction in seafood commodity costs.

  During 1995, the Company opened three restaurants in hotels (Gulfport, Biloxi and Singer Island). The Company's operational costs of these restaurants are substantially higher than the Company's other restaurants, due to the other services (banquet and room service) provided at these restaurants. The operating profits, if any, from these restaurants will tend to be lower than has historically been the case in the Company's restaurants, despite lower costs of sales at these facilities.

  Payroll and related expenses increased significantly from 1995 to 1996, both in actual dollars and as a percentage of total revenues and restaurant sales. Payroll increased as a result of increased labor costs in the Company's new restaurants, particularly in those restaurants which are attached to hotels. Overall, operating expenses (payroll and related expenses, other operating expenses, and occupancy and related expenses) increased significantly, both in actual dollars and as a percentage of total revenues and restaurants sales (although other operating expenses decreased slightly as a percentage of restaurant sales). These costs increased as a result of the opening of five Crab House Restaurants and two Capt. Crab's Take-Aways in 1995 and the opening of two Crab Houses in the first quarter of 1996. Operating Expenses as a percentage of Restaurant Sales increased to 51% for the quarter ended March 25, 1996, compared to 47.5% for the same period in 1995. Additionally, the Company's two new take-out restaurants in Maryland have been operating at a loss in their initial operating phase.

  Restaurant opening expenses increased significantly during the first quarter of 1996 to $559,189, compared to $99,250 for the same period in 1995. The increase in restaurant opening expenses is directly attributable to the opening of the new restaurants discussed above.

  General and Administrative Expenses were $1,342,569 for the quarter ended March 25, 1996 compared to $894,056 for the quarter ended March 27, 1995. The increase is primarily attributable to the addition of administrative and operations personnel and office space to handle the Company's restaurant expansion program. General and Administrative Expenses as a percentage of total revenues were 7.3% for the first quarter of 1996, compared to 7.2% for the first quarter of 1995.

  Interest expense for the quarter ended March 25, 1996 was $215,476 compared to the same quarter in 1995 which had no interest expense. Interest expense is a result of borrowings used to fund the Company's restaurant expansion program.

  The Company's seafood processing operation lost $112,392 for the first quarter of 1996, compared to a loss of $33,882 for the first quarter of 1995.

  As a result of the above, net earnings were down by $271,662 from $594,741 for the quarter ended March 27, 1995 to $323,079 for the quarter ended March 25, 1996.

 Fiscal Year 1995 vs. 1994

  Total revenues for 1995 were $53,677,809, representing an increase of 39.5% over total revenues of $38,490,144 for 1994. The increase in total revenues from 1994 to 1995 is attributable to the opening of five new Crab House and two new Capt. Crab's Take-Away restaurants during 1995, a full year of sales from the three Crab House restaurants opened during 1994 and a 7% increase in same store sales for restaurants open during both 1994 and 1995. Additionally, sales increased by 74.8% from 1994 to 1995 at Bayport's seafood processing plant, from $4,511,097 for 1994 to $7,883,637 for 1995. This increase resulted from availability of certain crab products imported by the subsidiary and increased sales as result of this product availability.

  Costs of sales as a percentage of restaurant sales declined slightly from 1994 to 1995, from 36.0% for 1994 to 35.8% for 1995. This reduction results from the steps taken by Bayport during 1995 to combat rising seafood costs through minor modifications to the menu at Bayport's Crab House restaurants. Bayport believes that costs of sales as a percentage of restaurant sales will continue to be stable, or may decline slightly during 1996, as a result of these changes and as a result of current reductions in the cost of seafood products. Seafood commodity costs fluctuate on a regular basis and the trends currently being experienced may not continue in the future.

  Operating expenses (consisting primarily of payroll, occupancy and other operating expenses) increased by $5,431,222, or 32.7%, from 1994 to 1995. The increase is primarily attributable to the operating costs associated with the five new Crab House and two Capt. Crab's Take-Away restaurants opened during 1995. Operating expenses, as a percentage of restaurant sales, decreased to 48.2% for 1995, compared to 49.2% for 1994.

  Restaurant opening expenses increased significantly during 1995 to $903,313, compared to $286,635 for 1994. The increase is due, in part, to the opening of five Crab House and two Capt. Crab's Take-Away restaurants during 1995 and, in part, to the restaurant opening expenses for the two Crab House restaurants opened during the latter part of 1994. Restaurant opening expenses can be expected to continue to increase during 1996 as Bayport's opens additional restaurants. See "Bayport's Business."

  General & Administrative ("G&A") expenses for 1995 were $4,008,975, an 18.6% increase over G&A expenses of $3,381,316 for 1994. G&A, as a percentage of total revenues, was 7.5% for 1995, compared to 8.8% for 1994. The increase in G&A resulted primarily from costs associated with Bayport's restaurant expansion program, including costs associated with increased personnel at Bayport's corporate office and the addition during 1995 of a regional manager level within Bayport's Crab House restaurant operation.

  Interest expense for 1995 was $428,808, an increase of $388,947 over interest expense of $39,861 incurred during 1994. Interest expense increased as a result of borrowings during 1995 to fund Bayport's restaurant expansion program. During 1994, in connection with its restaurant expansion program, Bayport fully utilized the proceeds of its 1993 private placement and began borrowing a significant amount to pay expenses relating to its restaurant expansion program.

  During 1994, Bayport incurred a one-time net loss of approximately $240,000 as a result of the write down and subsequent disposition of Bayport's interest in an intermediate term bond mutual fund. No comparable loss was incurred during 1995.

  As a result of the factors described above, earnings before income taxes increased by 61.3% to $2,150,619 for 1995, compared to $1,333,520 for 1994.

  In 1993, Bayport's net operating losses for financial reporting purposes, were utilized to eliminate the taxes that would otherwise be payable. In 1994, the remaining net operating losses, and certain excess FICA credits, were utilized to reduce Bayport's effective tax rate to 30%. No such net operating losses were available in 1995, so the effective rate increased to 32%. Bayport's effective tax rate is not expected to be materially different in 1996.

  As a result of the factors described above, net earnings increased by 55.8%, from $939,825 ($.09 per share) for 1994 to $1,464,003 ($.14 per share) for
1995.

 Fiscal Year 1994 vs. 1993

  Total revenues for 1994 were $38,490,144, representing an increase of 42.6% over total revenues of $26,994,415 for 1993. The increase in total revenues from 1993 to 1994 was attributable to same store sales increases during 1994 of 9%, the opening of three additional full service restaurants during 1994 and the opening of one additional full service restaurant during the last quarter of 1993.

  Cost of sales as a percentage of restaurant sales increased slightly, from 34.9% for 1993 to 36.0% for 1994, primarily as a result of increased seafood commodity costs.

  Operating expenses (consisting primarily of payroll, occupancy and other operating expenses) were $16,605,251 for 1994, an increase of 35.9% over 1993 operating expenses of $12,216,424. Operating expenses as a percentage of restaurant sales declined slightly, from 51.3% in 1993 to 49.2% in 1994, principally as a result of increased restaurant sales at existing restaurant locations. The actual increase in operating expenses resulted from costs associated with the operation of three additional full service restaurants opened during 1994 and a full years operation of one full service restaurant opened during the fourth quarter of 1993.

  G & A expenses for 1994 were $3,381,316, a 47.3% increase over G & A expenses of $2,295,134 for 1993. The actual increase in G & A expenses resulted principally from the increase in personnel required to implement Bayport's restaurant expansion program.

  Restaurant opening expenses for 1994 increased to $286,635, a 254.8% increase over restaurant opening expenses of $80,794 for 1993. This increase resulted from the opening of one full service restaurant during the fourth quarter of 1993 and three full service restaurants during 1994.

  During 1994, Bayport incurred a one-time net loss of approximately $240,000 as the result of the sale of Bayport's interest in an intermediate term bond mutual fund. No such comparable loss was recorded during 1993.

  As a result of the above described factors, earnings before income taxes, minority interest and cumulative effect of accounting change increased by 5%, from $1,265,129 for 1993 (4.6% of total revenue) to $1,333,520 for 1994 (3.5%
of total revenue).

  Minority interest in net earnings of subsidiary was $121,765 for 1993. In August 1993, Bayport acquired this minority interest.

  Effective December 29, 1992, Bayport changed its method of accounting for income taxes as a result of the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). As a result of the adoption of FAS 109, Bayport recorded income of $223,295 during 1993 as the cumulative effect of accounting changes. No such comparable gain was recorded during 1994.

  Since Bayport was utilizing net operating losses against 1993 income, no provision for income taxes was accrued during 1993. For 1994, Bayport accrued a provision for income taxes of $393,695.

  After accounting for the matters described above, net earnings decreased by $426,834 from $1,366,659 for 1993 ($.18 per share) to $939,825 for 1994 ($.09 per share).

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  Bayport's current ratio at March 25, 1996 was approximately .4 to 1. The decrease from a current ratio of 1.3 to 1 at December 25, 1995 to .4 to 1 at March 25, 1996 is due to the continued use by Bayport of its available resources in connection with its restaurant expansion program and the inclusion at March 25, 1996 of certain amounts due to financial institutions in current liabilities. See Note M to Notes to Consolidated Financial Statements.

  The increase in accounts receivables of $1.5 million and the $1.3 million decrease in inventory from the end of December 1995 to the end of March 1996 is primarily attributable to a change subsequent to year end in the manner in which Bayport purchases its seafood commodity requirements. Prior to year end, Bayport purchased its seafood commodities and shipped them to various food distributors which would then service Bayport's restaurants in different markets. Under this agreement, Bayport retained title to the inventory and the distributor charged Bayport a nominal fee for shipping and handling. Subsequent to year end, Bayport's distributors have begun to purchase seafood commodities from Bayport as needed to service Bayport's restaurants. Under the new arrangement, the distributor obtains title to the inventory and then resells it to Bayport based on orders from Bayport's restaurants, relieving Bayport of the burden of tracking and monitoring its distributors' inventory for shrinkage and theft. This arrangement, in turn, creates a receivable due to Bayport and reduces Bayport's inventory.

  The increase in property, plant, and equipment from December 25, 1995 to March 25, 1996 principally results from the development of two restaurants opened during the first quarter of 1996 and the construction in progress of four new restaurants. At the present time, Bayport has four restaurants under construction and leases for an additional three restaurant sites on which construction has not yet commenced.

  The increase in accounts payable and accrued liabilities from period to period was primarily due to the construction in progress of four new restaurants during the period and the additional expenses incurred in connection with the operation of the two new restaurants opened by Bayport during 1996.

  Effective December 14, 1994, Bayport and certain of its subsidiaries (the "Subsidiaries") entered into a Revolving Credit and Term Loan Agreement (the "Credit Agreement") with The First National Bank of Boston, as Agent, and with the First National Bank of Boston and Capital Bank, (the "Lenders"). In accordance with the Credit Agreement, the Lenders granted to Bayport a credit facility in the amount of $14.0 million. The credit facility is for a term of seven years and is structured in two parts: (i) for the first three years, the facility is structured as a revolving loan; (ii) at the end of three years, so long as Bayport is not then in default under the Credit Agreement, Bayport may convert quarterly principal installments over an additional four year period. Bayport pays interest on the loans at the Bank's "Base Rate", as announced from time to time, plus one-half percent (.5%). Interest is payable monthly. Bayport is also obligated to pay the following fees to the Lenders: (i) a commitment fee equal to 3/8 of one percent of the unused portion of the revolving loan; and (ii) a fee for early termination of the revolving portion of the credit facility (waived in connection with the Merger Agreement). Bayport is presently in violation of certain covenants contained in the Credit Agreement, but has received a waiver of these covenants for the period that the Merger Agreement is in effect. See Note M to Notes to Consolidated Financial Statements.

  In June 1995, Bayport entered into an agreement to cap at 14% interest on a $7.0 million portion of the debt due to the Lenders until January 31, 1998. Bayport paid a fee of $14,000 in connection with this agreement.

  In February 1996, the Lenders agreed to increase the credit facility from $14.0 million to $16.0 million on the same terms and conditions as the Credit Agreement. As of May 9, 1996, $15,791,662 was outstanding under the Credit Agreement.

  Additionally, on December 15, 1995, Bayport and each of its wholly-owned subsidiaries, and Capital Bank entered into a Revolving Credit Agreement whereby Capital Bank agreed to advance up to $2.0 million to Bayport, as determined by a borrowing base of 80% of Bayport's seafood commodity inventory which is located at a bonded warehouse in Jacksonville, Florida. The unpaid balance bears interest at the rate of 1% over the prime rate as set forth from time to time in The Wall Street Journal and is payable monthly. As of May 9, 1996, $1,850,000 was outstanding under this facility.

  On April 18, 1996, Bayport entered into the Loan Agreement with Landry's to borrow up to $11.0 million to pay costs to complete construction of four restaurants. If the Merger is not completed Bayport will have 120 days to repay the funds borrowed from Landry's. If funding cannot be obtained, Landry's has the obligation to convert the Loan into the ownership of the five restaurants which collateralize the Loan. Additionally, if the Merger were not to be completed, Bayport might become obligated to pay a termination fee, which would be due six months after the termination of the Merger Agreement. See Note 1 to Notes to Consolidated Financial Statements.

  Bayport believes that if the Merger is not completed, it will need approximately $16.0 million to complete its 1996 expansion program, which includes repayment of the $11.0 million being loaned to Bayport by Landry's pursuant to the Loan Agreement. The failure to obtain this required funding would likely cause Bayport to lose the five restaurants collateralizing the Loan and to have to curtail its restaurant expansion program. Bayport is also currently obligated on leases for three restaurant sites as to which it has not yet commenced construction of new restaurants.

  If the Merger is not completed, Bayport will most likely seek to raise the capital which it requires for restaurant expansion and to repay debt through sales of equity securities of Bayport (or debt securities convertible into equity securities of Bayport). Issuances of these securities would likely be at substantial discounts to current market and would likely substantially dilute the interest of Bayport's existing equity holders. If capital cannot be obtained in this manner, Bayport will seek alternative types of financing, such as build-to-suits, sale leasebacks, or joint ventures. There can be no assurance that any financing will be available to Bayport for any or all of the above described purposes. No funding has been committed at this date. The failure to obtain the required funding would likely have a material adverse effect on Bayport's operations, financial position and results of operations.

                          INTERIM FUNDING ARRANGEMENT

  On April 18, 1996, Bayport entered into the Loan Agreement with Landry's, pursuant to which Landry's agreed to loan Bayport up to $11.0 million to be used to finance the continued construction of restaurants located in Chelsea Piers and Great Neck, New York; Nashville, Tennessee; and Baltimore, Maryland pending consummation of the Merger. Outstanding indebtedness under the Loan Agreement bears interest at the prime rate, as published in The Wall Street Journal, plus 2%. Interest under the Loan Agreement is payable monthly. Landry's is obligated to make the full amount of the Loan whether or not the transactions contemplated by the Merger Agreement are consummated. As of the Record Date, approximately $4.1 million had been funded.

  The Loan is intended to be secured by collateral assignments of Bayport's leasehold interests on, and all other assets of the Collateralized Properties. However, the initial portion of the Collateralized Properties will be Bayport's leasehold interest on, and other assets at, its restaurant located in Jupiter, Florida. Such property will be released as collateral if certain of the Collateralized Properties are substituted therefor. The aggregate advances available under the Loan Agreement are based on the delivery of the necessary documentation for each of the Collateralized Properties to Landry's. Currently, the Jupiter leasehold and restaurant has been collaterally assigned to Landry's, resulting in the availability of $2.5 million under the Loan Agreement.

  Pursuant to the Loan Agreement, if the Merger is not consummated, Bayport will have the opportunity to repay indebtedness under the Loan Agreement for a period of 120 days from the date the Merger Agreement is terminated, during which time Landry's has agreed to take no action against Bayport so long as Bayport continues to pay interest monthly. At the end of such period, if Bayport has not repaid such indebtedness, Bayport will be entitled to convey and Landry's will be obligated to take the Collateralized Properties in full consideration of repayment of such indebtedness. The Merger Agreement provides that, in the event Bayport terminates the Merger Agreement because of Bayport's receipt of a Superior Proposal, Landry's will automatically obtain ownership of the Collateralized Properties, for an amount equal to $11.0 million, less (i) any amounts previously provided by Landry's to Bayport; (ii) certain designated fees, costs and expenses; and (iii) the cost to complete the construction of certain of the restaurants under construction making up a portion of the Collateralized Properties.

  In connection with the Loan Agreement, the Lenders have agreed to waive certain covenants, events of default and termination fees under their Revolving Credit and Term Loan Facility with Bayport, unless and until the Merger Agreement is terminated or interest thereon is not paid. Further, the Lenders have agreed to assign the collateral assignment documentation relating to the Nashville and Jupiter restaurants to Landry's and to permit the placement of liens on certain of Bayport's other assets. The collateral assignment documentation relating to the Jupiter restaurant will be reassigned by Landry's to the Lenders upon Landry's receipt of the collateral assignment documentation relating to the two Myrtle Beach restaurants.

              BAYPORT'S SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information as of the Record Date with respect to any person (including any "group" as that term is used in Item 403 of Regulation S-K) who is known to Bayport to be the beneficial owner of more than 5% of Bayport Common Stock and Bayport Preferred Stock, with respect to certain of Bayport's Directors and each of Bayport's executive officers and with respect to Bayport's executive officers and Directors as a group. Unless otherwise indicated, the respective holders of shares reflected in the table have sole voting and investment power with respect thereto and own their respective shares directly. Except as noted, the address of each beneficial owner is c/o Bayport.

                           AMOUNT OF                      AMOUNT OF AND   APPROXIMATE
                           AND NATURE       APPROXIMATE      NATURE       PERCENT OF
                               OF           PERCENT OF    OF BENEFICIAL    CLASS OF
                           BENEFICIAL        CLASS OF       OWNERSHIP       BAYPORT
                          OWNERSHIP OF        BAYPORT     OF PREFERRED     PREFERRED
NAME OF BENEFICIAL OWNER  COMMON STOCK    COMMON STOCK(1)     STOCK        STOCK(1)
- ------------------------  ------------    --------------- -------------   -----------
Albert A. Clapps........     151,533(2)         1.6                --           *
David J. Connor.........     412,311(3)         4.1                --           *
Arthur H. Kaplan........     538,861(4)         5.5                --           *
William D. Korenbaum....     447,000(5)         4.5                --           *
Aloysius D. Rossi.......     124,842(6)         1.3                --           *
Martin Rudolph..........      66,642(7)           *                --           *
Robert Stetson..........      33,625(8)           *                --           *
Thomas R. Hitchner......      25,980(9)           *                --           *
Dennis Snuszka..........     104,250(10)        1.1                --           *
Officers and Directors
 of Bayport as a Group
 (9 Persons)............   1,962,185(11)       18.9                --           *
Robert Fleming, Inc.
1285 Avenue of the
Americas 16th Floor
New York, N.Y. 10009....     560,624(12)        5.8         1,099,099(12)    53.4
Howard E. Rachofsky.....          --              *           210,000        10.2

- --------
 * Less than 1%

(1) Based on 9,697,785 shares outstanding, plus, as to each person, the exercise of their currently exercisable options and options becoming exercisable within the next 60 days.
(2) Includes 25,000 shares which may be acquired on the exercise of currently exercisable options. Does not includes 3,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
(3) Includes 253,750 shares which may be acquired upon the exercise of currently exercisable options. Does not includes 400,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof, although such shares will become immediately exercisable upon consummation of the Merger.
(4) Includes shares beneficially owned by the Hirsh Family Trust (the "Trust"). Mr. Kaplan serves as one of three trustees of the Trust and, as such, under federal securities laws shares the power to vote and dispose of securities held by the Trust. Mr. Kaplan otherwise disclaims beneficial ownership over securities owned by the Trust. Includes 58,000 shares which may be acquired on the exercise of currently exercisable options. Does not include 22,500 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
(5) Includes 241,250 shares which may be acquired upon the exercise of currently exercisable options. Does not include 360,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof, although such shares will become immediately exercisable upon consummation of the Merger.

 (6) Includes 24,500 shares which may be acquired upon the exercise of currently exercisable options or options which will become exercisable within the next 60 days. Does not include 3,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
 (7) Includes 27,500 shares which may be acquired upon the exercise of currently exercisable options or options which will become exercisable within the next 60 days. Does not include 3,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
 (8) Includes 18,000 shares which may be acquired upon the exercise of currently exercisable options or options which will become exercisable within the next 60 days. Does not include 4,500 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
 (9) Includes 13,000 shares which may be acquired upon the exercise of currently exercisable options or options which will become exercisable within the next 60 days. Does not include 4,500 shares which may be acquired upon exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
(10) Includes 25,000 shares which may be acquired upon the exercise of currently exercisable options. Does not include 45,000 shares which may be acquired upon exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.
(11) See Notes 1 through 10.
(12) Information obtained from the Schedule 13G filed on February 14, 1996.

           BAYPORT'S CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MESSRS. CLAPPS AND ROSSI

  Fast Food Properties II ("FFP") is the owner of the facilities housing Bayport's Miami restaurant, including the fixtures therein. FFP sub-leases the land and leases the facilities and fixtures to Bayport at an annual rental of $220,000, plus 8.5% of annual sales of the Miami restaurant in excess of $3,900,000. Bayport was the direct lessee under the ground lease until it assigned its interests in the ground lease to FFP in January 1992. During the first quarter of 1996 and for the 1995 fiscal year, the rent paid or payable by Bayport under the FFP Lease was approximately $55,108 and $220,434, respectively. Messrs. Clapps and Rossi are among the limited partners of FFP. The lease on the facilities expires in 2017.

  Bayport believes that its arrangement with FFP is on terms no less favorable to Bayport than could have been obtained from unaffiliated third parties.

LOANS TO MESSRS. KORENBAUM AND CONNOR

  Mr. Korenbaum owes approximately $297,036 to Bayport which he borrowed pursuant to the provisions of his employment agreement with Bayport (to exercise certain stock options). This loan is evidenced by three promissory notes which mature on June 30, 1997. These notes bear interest at a rate of 7% per annum.

  Mr. Connor owes approximately $179,000 to Bayport. These loans are evidenced by (i) a $125,000 principal amount promissory note which matures on April 11, 1998 and bears interest at a rate of prime plus 1/2% per annum; and (ii) a $53,928 principal amount promissory note which matures on April 10, 1997 and bears interest at a rate of 7% per annum.

  These loans will be repaid by Messrs. Korenbaum and Connor at the closing of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

TRANSACTIONS WITH U.S. RESTAURANT PROPERTIES MASTER L. P.

  U.S. Restaurant Properties Master L.P. ("U.S. Restaurant") is the owner of the facilities housing Bayport's Jupiter, Florida restaurant. On January 1, 1996, Bayport began paying rent of $30,000 per month on such facility. Robert Stetson, a director of Bayport, is the President-CEO and a director of QSV Properties, Inc., the managing general partner of U.S. Restaurant.

  Bayport believes that the arrangement with U.S. Restaurant is on terms no less favorable to Bayport than could have been obtained from unaffiliated third parties.

                               APPRAISAL RIGHTS

  Florida law accords the holders of the Bayport Preferred Stock the right to dissent from the Merger. Holders of Bayport Common Stock do not have the right to dissent from the Merger as Florida law does not provide for such rights where shares are traded on the Nasdaq National Market or held of record by not fewer than 2,000 shareholders, both of which apply to Bayport Common Stock.

  A holder of Bayport Preferred Stock may dissent from the Merger (the "Dissenting Stockholder") and receive in cash the fair value, as of the day prior to the Meeting, of the Bayport Preferred Stock held by such holder pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Florida Dissent Provisions").

  Under the Florida Dissent Provisions, a Dissenting Shareholder may dissent from the Merger by complying with the following procedures: (i) the Dissenting Shareholder must filed with Bayport prior to the Meeting, written notice of the intent to demand payment for the shares of Bayport Preferred Stock; (ii) the Dissenting Shareholder must refrain from voting in favor of the Merger Agreement; (iii) within 10 days after the date of the Meeting, Bayport shall give written notice of approval of the Merger Agreement by the holders of the majority of the shares of Bayport Common Stock and Bayport Preferred Stock to such Dissenting Shareholder; and (iv) within 20 days after the Dissenting Shareholder receives such notice of authorization, the Dissenting Shareholder shall file with Bayport a notice of election and a demand for payment of the fair value of the shares of Bayport Preferred Stock. Any Dissenting Shareholder filing an election to dissent shall deposit the certificates for certificated shares of Bayport Preferred Stock with Bayport simultaneously with the filing of the election to dissent. A holder of Bayport Preferred Stock may dissent as to less than all of the shares of Bayport Preferred Stock held and in such event, will be treated as two separate holders of Bayport Preferred Stock. Once Bayport offers to pay the Dissenting Shareholder, the notice of election cannot be withdrawn except with the consent of Bayport. However, the right of a Dissenting Shareholder to be paid the fair value of the shares shall cease if (i) the demand is withdrawn, (ii) the proposed Merger is abandoned, (iii) no demand or petition for determination of fair value is filed with the appropriate court within the time provided by law, or
(iv) a court of competent jurisdiction determines that such holder of Bayport Preferred Stock is not entitled to the relief provided by the Florida Dissent Provisions.

  Submission of a proxy or a vote against the proposed Merger does not constitute a notice of intent to demand payment under the Florida Dissent Provisions.

  Within 10 days after the later of the expiration of the period in which the Dissenting Shareholder may file a notice of election to dissent or the Closing Date, Bayport is required to make a written offer to each Dissenting Shareholder to purchase the shares of Bayport Preferred Stock at a price deemed by Bayport to be the fair value of such shares. If, within 30 days after the making of such offer, any holder accepts the same, payment therefor shall be made within 90 days after the later of the date such offer was made or the consummation of the Merger.

However, if, within such 30-day period, Bayport and the Dissenting Shareholder are unable to agree with respect to a price, then Bayport, within 30 days after receipt of written demand from such Dissenting Shareholder given within 60 days after the Closing Date, shall, or at its election within such period may, file an action in a court of competent jurisdiction in Broward County, Florida requesting that the fair value of the shares of Bayport Preferred Stock be found and determined. If Bayport fails to institute such proceedings, any Dissenting Shareholder may do so in the name of Bayport. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Bayport shall pay each Dissenting Shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of such judgment, the Dissenting Shareholder will cease to have any interest in the shares.

  Any judgment rendered in any dissent proceeding may, at the discretion of the court, include any allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against Bayport, but all or any part of such costs and expenses may be apportioned and assessed against the Dissenting Shareholders, in such amount as the court deems equitable, if the court determines that Bayport made an offer to the Dissenting Shareholders and the failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for reasonable expenses of any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of Bayport Preferred Stock as determined by the proceeding, materially exceeds the amount which Bayport initially offered to pay, or if no offer was made, the court, in its discretion, may award to any Dissenting Shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any attorney or expert employed by the Dissenting Shareholder in the proceeding.

  The foregoing discussion only summarizes certain provisions of the Florida Dissent Provisions. Bayport Preferred Shareholders are urged to review such provisions in their entirety which are included as Annex 3 to this Proxy Statement/Prospectus. Any Bayport Preferred Shareholder who intends to dissent from the Merger should review the text of the Florida Dissent Provisions carefully and also should consult with his or her attorney. Any Bayport Preferred Shareholder who fails to strictly follow the procedures set forth in such statutes will forfeit dissenters' rights.

  ACCORDINGLY, BAYPORT PREFERRED SHAREHOLDERS WHO ARE NOT SATISFIED WITH THE CONSIDERATION TO BE PAID IN THE MERGER MAY EXERCISE THEIR DISSENTERS' RIGHTS OF APPRAISAL AND BE PAID CASH FOR THEIR SHARES OF BAYPORT PREFERRED STOCK.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Landry's Common Stock being offered hereby will be passed upon for Landry's by Winstead Sechrest & Minick P.C., Houston, Texas, which firm has acted as counsel to Landry's in connection with the Merger. The federal income tax consequences of the Merger and certain other matters will be passed upon for Bayport by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    EXPERTS

  The consolidated financial statements of Landry's as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 included in this Proxy Statement/Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto in reliance upon the authority of said firm as experts in accounting and auditing and in giving said reports.

  The consolidated financial statements of Bayport at December 25, 1995 and December 26, 1994 and for each of the three years in the period ended December 25, 1995, included in the Proxy Statement/Prospectus, which is referred and made a part of this Proxy Statement/Prospectus and the Registration Statement of Landry's have been audited by Grant Thornton LLP, independent public accountants, which report is included herein, and upon the authority of said firm as experts in accounting and auditing.

                      1996 ANNUAL MEETING OF SHAREHOLDERS

  If the Merger is not consummated, Bayport will hold its 1996 Annual Meeting of Shareholders as soon after the termination of the Merger Agreement as is practicable.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Ruth Stack, Secretary

Hollywood, Florida

June 12, 1996

                         INDEX TO FINANCIAL STATEMENTS

Bayport's Consolidated Financial Statements

  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets for the two years ended December 25, 1995 and December 26, 1994..................................................  F-3
  Consolidated Statements of Earnings for the three years in the period ended December 25, 1995................................................  F-4
  Consolidated Statement of Stockholders' Equity for the three years in the period ended December 25, 1995.....................................  F-5
  Consolidated Statements of Cash Flows for the three years in the period ended December 25, 1995................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-8

Landry's Consolidated Financial Statements

  Report of Independent Public Accountants................................ F-20
  Consolidated Balance Sheets............................................. F-21
  Consolidated Statements of Income....................................... F-22
  Consolidated Statements of Stockholders' Equity......................... F-23
  Consolidated Statements of Cash Flows................................... F-24
  Notes to the Consolidated Financial Statements.......................... F-25

Unaudited Pro Forma Condensed Combined Financial Statements

  Unaudited Pro Forma Condensed Combined Balance Sheet.................... F-33
  Unaudited Pro Forma Condensed Combined Statements of Operations......... F-33
  Notes to Unaudited Pro Forma Condensed Combined Financial Statements.... F-34

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Bayport Restaurant Group, Inc.

  We have audited the accompanying consolidated balance sheets of Bayport Restaurant Group, Inc. and Subsidiaries as of December 25, 1995 and December 26, 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 25, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bayport Restaurant Group, Inc. and Subsidiaries as of December 25, 1995 and December 26, 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 25, 1995, in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Miami, Florida
March 8, 1996

                BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                         MARCH 25,    DECEMBER 25,   DECEMBER
                ASSETS                      1996          1995       26, 1994
                ------                  ------------  ------------  -----------
                                        (UNAUDITED)
 CURRENT ASSETS
   Cash and cash equivalents..........  $    467,950  $  1,073,017  $   404,513
   Certificates of deposit............            --       300,000           --
   Securities available for sale, at
    market (Notes A and B)............            --            --    5,205,557
   Accounts receivable--trade, net of
    allowance for doubtful accounts of
    $13,000 and $70,000 on December
    25, 1995 and December 26, 1994,
    respectively......................     3,419,344     1,918,081    1,452,789
   Inventories (Note A)...............     4,072,156     5,461,381    2,847,324
   Prepaid expenses and other current
    assets............................       651,929       735,648      586,912
   Deferred pre-opening costs, net
    (Note A)..........................     1,838,314     1,928,078      217,980
                                        ------------  ------------  -----------
     Total current assets.............    10,449,693    11,416,205   10,715,075
 PROPERTY, PLANT AND EQUIPMENT--AT
  COST, less accumulated depreciation
  (Notes A and C).....................    39,082,597    34,010,527   16,346,073
 OTHER ASSETS
   Certificates of deposit (Note A)...            --            --      300,000
   Note receivable....................       125,000       125,000           --
   Goodwill, net (Note A).............        98,564       100,026      105,911
   Deposits...........................       645,535       525,698      254,187
   Other, net.........................     1,713,616     1,687,351      804,952
                                        ------------  ------------  -----------
                                           2,582,715     2,438,075    1,465,050
                                        ------------  ------------  -----------
                                        $ 52,115,005  $ 47,864,807  $28,526,198
                                        ============  ============  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 CURRENT LIABILITIES
   Current maturities of long-term
    obligations (Note D)..............  $ 18,007,401  $  2,283,576  $   489,368
   Due to related party (Notes D and
    F)................................        94,332        94,332       94,332
   Accounts payable...................     6,369,513     5,521,837    1,215,739
   Income taxes payable (Note I)......            --            --       29,150
   Accrued liabilities (Note E).......     1,879,745       759,042      805,544
                                        ------------  ------------  -----------
     Total current liabilities........    26,350,991     8,658,787    2,634,133
 DEFERRED INCOME TAXES (Notes A and
  I)..................................       955,741       789,307      107,250
 LONG-TERM OBLIGATIONS (Note D).......       796,499    14,680,446    3,520,449
 DUE TO RELATED PARTY (Notes D and F).     1,139,862     1,155,586    1,257,779
 COMMITMENTS AND CONTINGENCIES (Notes
  G and H)............................            --            --           --
 STOCKHOLDERS' EQUITY (Notes A, G, and
  H)
   Preferred stock, authorized
    15,000,000 shares at $.01 par
    value; Series A Convertible
    Preferred Stock, 0 shares issued
    and outstanding in 1995 and 1994;
    Series B Convertible Preferred
    Stock, 2,293,999 and 2,700,055
    shares, respectively, issued and
    outstanding in 1995 and 1994......        21,365        22,940       27,001
   Common stock--authorized 50,000,000
    shares of $.001 par value; issued
    and outstanding 9,600,568 shares
    in 1995 and 9,403,722 in 1994.....         9,656         9,602        9,404
   Paid-in capital....................    22,126,779    22,113,189   21,941,526
   Retained earnings (accumulated
    deficit)..........................     1,142,798       819,719     (644,284)
   Net unrealized losses on investment
    in marketable securities..........            --            --      (55,191)
   Notes receivable from officers
    (Note J)..........................      (428,686)     (384,769)    (271,869)
                                        ------------  ------------  -----------
     Total stockholders' equity.......    22,871,912    22,580,681   21,006,587
                                        ------------  ------------  -----------
                                         $52,115,005  $ 47,864,807  $28,526,198
                                        ============  ============  ===========

                BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                           THREE MONTHS ENDED                YEAR ENDED
                         ----------------------- ------------------------------------
                          MARCH 25,   MARCH 27,   DECEMBER     DECEMBER    DECEMBER
                            1996        1995      25, 1995     26, 1994    27, 1993
                         ----------- ----------- -----------  ----------- -----------
                               (UNAUDITED)
REVENUES
  Restaurant sales...... $16,741,957 $10,742,385 $45,719,186  $33,735,307 $23,799,997
  Processing plant
   sales................   1,509,274   1,655,018   7,883,637    4,511,097   2,625,961
  Interest and other....      16,581      31,543      74,986      243,740     568,457
                         ----------- ----------- -----------  ----------- -----------
    Total revenues......  18,267,812  12,428,946  53,677,809   38,490,144  26,994,415
COST AND EXPENSES
  Cost of sales.........   5,496,990   3,741,670  16,346,607   12,150,640   8,299,384
  Payroll and related
   expenses.............   4,328,645   2,442,373  11,878,029    8,269,479   5,997,628
  Other operating
   expenses.............   2,679,469   1,749,925   6,454,309    5,596,002   4,122,028
  Occupancy and related
   expenses.............   1,534,295     911,649   3,704,135    2,739,770   2,096,768
  Processing plant cost
   of sales and
   operating expenses...   1,621,666   1,688,900   7,812,463    4,444,153   2,625,038
  Restaurant opening
   expenses (Note A)....     559,189      99,250     903,313      286,635      80,794
  General and
   administrative.......   1,342,569     894,056   4,008,975    3,381,316   2,295,134
  Interest expense......     215,476          --     428,808       39,861     212,512
  Net (gain) loss on
   investment securities
   (Notes A and B)......          --          --      (9,449)     248,768          --
  Minority interest in
   net earnings of
   subsidiary...........          --          --          --           --     121,765
                         ----------- ----------- -----------  ----------- -----------
    Total costs and
     expenses...........  17,778,299  11,527,823  51,527,190   37,156,624  25,851,051
                         ----------- ----------- -----------  ----------- -----------
    Earnings before
     income taxes and
     cumulative effect
     of accounting
     change.............     489,513     901,123   2,150,619    1,333,520   1,143,364
Provision for income
 taxes (Note I).........     166,434     306,382     686,616      393,695          --
                         ----------- ----------- -----------  ----------- -----------
  Earnings before
   cumulative effect of
   accounting change....          --          --   1,464,003      939,825   1,143,364
Cumulative effect of
 accounting change......                                  --           --     223,295
                         ----------- ----------- -----------  ----------- -----------
    NET EARNINGS........ $   323,079 $   594,741 $ 1,464,003  $   939,825 $ 1,366,659
                         =========== =========== ===========  =========== ===========
Earnings per common
 share (Note A)
  Earnings before
   cumulative effect of
   accounting change.... $      0.03 $      0.06 $       .14  $       .09 $       .15
  Cumulative effect of
   accounting change....          --          --          --           --         .03
                         ----------- ----------- -----------  ----------- -----------
    Net earnings........ $      0.03 $      0.06 $       .14  $       .09 $       .18
                         =========== =========== ===========  =========== ===========
Weighted average number
 of shares outstanding
 (Note A)...............  10,363,553  10,400,650  10,478,711   10,434,240   7,427,614
                         =========== =========== ===========  =========== ===========

                BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

     YEARS ENDED DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

                           PREFERRED STOCK
                  -------------------------------------
                                         SERIES B
                     SERIES A          COMMON STOCK
                  ----------------  -------------------
                                                                                                         NET UNREALIZED
                                                          PAID-IN  ACCUMULATED MARKETABLE   RECEIVABLE     LOSSES ON
                   SHARES   AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT      CAPITAL      DEFICIT      SECURITIES
                  --------  ------  ----------  -------  --------- ----------- -----------  -----------  --------------
Balance at
December 28,
1992............   500,000  $5,000          --  $    --  4,883,672   $4,884    $ 7,057,748  $(2,950,768)    $     --
Proceeds from
issuance of
Series B
convertible
preferred stock
and common
stock...........        --      --  15,000,000  150,000    406,875      407     13,977,218           --           --
Exercise of
Series A
warrants (Note
H)..............        --                  --       --    525,000      525      1,049,475           --           --
Repurchase of
20% interest in
restaurant......        --      --          --       --         --       --       (896,886)          --           --
Conversion of
Series A and B
convertible
preferred stock.  (500,000) (5,000) (7,795,727) (77,957) 2,073,932    2,074         80,883           --           --
Conversion of
note payable....        --      --          --       --    210,000      210        419,790           --           --
Exercise of
stock options
(Note H)........        --      --          --       --     11,500       11         12,268           --           --
Issuance of
notes receivable
from officers
for exercise of
stock options...        --      --          --       --    125,000      125        154,875           --           --
Repayment of
notes receivable
from officers...        --      --          --       --         --       --             --           --           --
Increase in
valuation
allowance for
net unrealized
losses on
marketable
securities......        --      --          --       --         --       --             --           --     (101,166)
Net earnings....        --      --          --       --         --       --             --    1,366,659           --
                  --------  ------  ----------  -------  ---------   ------    -----------  -----------     --------
Balance at
December 27,
1993............        --      --   7,204,273   72,043  8,235,979    8,236     21,855,371   (1,584,109)    (101,166)
Conversion of
Series B
convertible
preferred stock.        --      --  (4,504,218) (45,042) 1,126,055    1,126         43,916           --           --
Exercise of
stock options
(Note H)........        --      --          --       --     22,750       23         23,508           --           --
Issuance of
notes receivable
from officer for
exercise of
stock options...        --      --          --       --     18,750       19         18,731           --           --
Renewal of note
receivable from
officer.........        --      --          --       --         --       --             --           --           --
Change in
valuation
allowance for
net unrealized
losses on
marketable
securities......        --      --          --       --         --       --             --           --      101,166
Cumulative
effect of change
in method of
accounting for
securities
designated as
available for
sale............        --      --          --       --         --       --             --           --      (55,191)
Net earnings....        --      --          --       --         --       --             --      939,825           --
                  --------  ------  ----------  -------  ---------   ------    -----------  -----------     --------
Balance at
December 26,
1994............        --      --   2,700,055   27,001  9,403,534    9,404     21,941,526     (644,284)     (55,191)
Conversion of
Series B
convertible
preferred stock.        --      --    (406,056)  (4,061)   101,514      102          3,959           --           --
Exercise of
stock options
and warrants
(Note H)........        --      --          --       --     36,770       37         54,863           --           --
Issuance of
notes receivable
from officer for
exercise of
stock options
(Note J)........        --      --          --       --     58,750       59        112,841           --           --
Change in
valuation
allowance for
net unrealized
losses on
marketable
securities......        --      --          --       --         --       --             --           --       55,191
Net earnings....        --      --          --       --         --       --             --    1,464,003           --
                  --------  ------  ----------  -------  ---------   ------    -----------  -----------     --------
Balance at
December 25,
1995............        --  $   --   2,293,999  $22,940  9,600,568   $9,602    $22,113,189  $   819,719     $     --
                  ========  ======  ==========  =======  =========   ======    ===========  ===========     ========
                      NOTES
                  FROM OFFICERS    TOTAL
                  ------------- ------------
Balance at
December 28,
1992............    $(149,144)  $ 3,967,720
Proceeds from
issuance of
Series B
convertible
preferred stock
and common
stock...........           --    14,127,625
Exercise of
Series A
warrants (Note
H)..............           --     1,050,000
Repurchase of
20% interest in
restaurant......           --      (896,886)
Conversion of
Series A and B
convertible
preferred stock.           --            --
Conversion of
note payable....           --       420,000
Exercise of
stock options
(Note H)........           --        12,279
Issuance of
notes receivable
from officers
for exercise of
stock options...     (155,000)           --
Repayment of
notes receivable
from officers...       59,610        59,610
Increase in
valuation
allowance for
net unrealized
losses on
marketable
securities......           --      (101,166)
Net earnings....           --     1,366,659
                  ------------- ------------
Balance at
December 27,
1993............     (244,534)   20,005,841
Conversion of
Series B
convertible
preferred stock.           --            --
Exercise of
stock options
(Note H)........           --        23,531
Issuance of
notes receivable
from officer for
exercise of
stock options...      (18,750)           --
Renewal of note
receivable from
officer.........       (8,585)       (8,585)
Change in
valuation
allowance for
net unrealized
losses on
marketable
securities......           --       101,166
Cumulative
effect of change
in method of
accounting for
securities
designated as
available for
sale............           --       (55,191)
Net earnings....           --       939,825
                  ------------- ------------
Balance at
December 26,
1994............     (271,869)   21,006,587
Conversion of
Series B
convertible
preferred stock.           --            --
Exercise of
stock options
and warrants
(Note H)........           --        54,900
Issuance of
notes receivable
from officer for
exercise of
stock options
(Note J)........     (112,900)           --
Change in
valuation
allowance for
net unrealized
losses on
marketable
securities......           --        55,191
Net earnings....           --     1,464,003
                  ------------- ------------
Balance at
December 25,
1995............    $(384,769)  $22,580,681
                  ============= ============

                BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          THREE MONTHS ENDED                YEARS ENDED
                         ----------------------  ------------------------------------
                         MARCH 25,   MARCH 27,    DEC. 25,     DEC. 26,    DEC. 27,
                            1996        1995        1995         1994        1993
                         ----------  ----------  -----------  ----------  -----------
                              (UNAUDITED)
Cash flows from
 operating activities
  Net earnings.........  $  323,079  $  594,741  $ 1,464,003  $  939,825  $ 1,366,659
  Adjustments to
   reconcile net
   earnings to net cash
   provided by
   operating activities
   Cumulative effect of
   accounting change...          --          --           --          --     (223,295)
  Minority interest in
   earnings of
   subsidiary..........          --          --           --          --      121,765
  Depreciation of
   property, plant and
   equipment...........     368,047     276,255    1,270,666     857,354      583,573
  Amortization of
   intangible assets...      12,511      11,952      129,852      24,952        5,884
  (Gain) loss on
   securities..........          --          --       (9,449)    248,768           --
  Premium amortization.          --          --       36,703      86,368           --
  Provision for losses
   on accounts
   receivable..........          --          --      (57,000)     11,000        2,500
  Change in assets and
   liabilities:
   (Increase) in
    accounts
    receivable.........  (1,501,263)    310,422     (408,292)   (894,599)    (483,378)
   Decrease in
    insurance proceeds
    receivable.........          --          --           --          --      413,579
   (Increase) in
    inventories........   1,389,225     279,538   (2,614,057)   (246,881)  (1,345,910)
   (Increase) in
    prepaid expenses
    and other current
    assets.............      83,719    (231,521)    (148,736)   (398,148)    (134,470)
   (Increase) in
    deferred pre-
    opening costs......      89,764     (37,529)  (1,710,098)   (139,383)     (50,557)
   (Increase) in note
    receivable.........          --          --     (125,000)         --           --
   Decrease in deferred
    tax asset..........          --          --           --     257,295           --
   (Decrease) increase
    in income taxes
    payable............          --          --      (29,150)     (4,850)      34,000
   Increase in deferred
    tax liability......     166,434     271,182      682,057     107,250           --
   (Decrease) increase
    in accounts payable
    and accrued
    expenses...........   1,968,379     800,300    4,259,596     129,951     (294,910)
   (Increase) in
    deposits and other
    assets.............    (144,640)     97,506   (1,153,910)   (547,636)    (186,559)
                         ----------  ----------  -----------  ----------  -----------
     Net cash provided
      by (used in)
      operating
      activities.......   2,755,255   2,372,846    1,587,185     431,266     (191,119)
Cash flows from
 investing activities
  Purchase of
   securities..........          --          --           --     (58,021)  (8,876,462)
  Proceeds from
   maturity of
   securities..........     293,859   3,678,109    1,500,000   1,300,000           --
  Proceeds from sale of
   securities..........          --          --    3,696,108   1,510,609           --
  Purchase of 20%
   interest in Orlando.          --          --           --          --   (1,050,000)
  Additions to
   property, plant and
   equipment...........  (5,491,618) (3,015,914) (18,771,772) (5,484,786)  (3,383,835)
                         ----------  ----------  -----------  ----------  -----------
     Net cash used in
      investing
      activities.......  (5,197,759)    662,195  (13,575,664) (2,732,198) (13,310,297)
Cash flows from
 financing activities
  Borrowings under line
   of credit...........          --          --   15,829,106   2,628,397           --
  Principal repayments
   of short-term debt..    (470,564) (2,766,811)          --          --     (494,252)
  Principal borrowings
   of long-term
   obligations.........   2,294,401          --           --          --    1,100,000
  Proceeds from
   exercise of stock
   options.............          --          --       43,430      23,531       12,279
  Net proceeds from
   issuance of stock...      13,600          --           --          --   14,127,624
  Dividends paid to
   minority
   stockholder.........          --          --           --          --     (147,685)
  Proceeds from
   exercise of
   warrants............          --          --       11,540          --    1,050,000
  Repayment of notes
   receivable from
   officers............          --          --           --          --       59,610
  Principal payments of
   long-term
   obligations.........          --          --   (3,227,093) (1,041,030)  (2,280,892)
                         ----------  ----------  -----------  ----------  -----------
   Net cash provided by
    financing
    activities.........   1,837,437  (2,766,811)  12,656,983   1,610,898   13,426,684
                         ----------  ----------  -----------  ----------  -----------

                                                                     (continued)

                BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

                          THREE MONTHS ENDED             YEARS ENDED
                         --------------------- ---------------------------------
                         MARCH 25,   MARCH 27,  DECEMBER   DECEMBER    DECEMBER
                            1996       1995     25, 1995   26, 1994    27, 1993
                         ----------  --------- ---------- ----------  ----------
                             (UNAUDITED)
(Decrease) increase in
 cash and cash
 equivalents............ $ (605,067) $268,230  $  668,504 $ (690,034) $  (74,732)
Cash and cash
 equivalents at
 beginning of year......  1,073,017   404,513     404,513  1,094,547   1,169,279
                         ----------  --------  ---------- ----------  ----------
Cash and cash
 equivalents at end of
 year................... $  467,950  $672,743  $1,073,017 $  404,513  $1,094,547
                         ==========  ========  ========== ==========  ==========
Supplemental cash flow
 data:
Cash paid for interest.. $  286,937  $ 62,983  $  785,000 $  222,000  $  226,350
                         ==========  ========  ========== ==========  ==========
Cash paid for income
 taxes.................. $       --  $     --  $  135,400 $   34,000  $       --
                         ==========  ========  ========== ==========  ==========
Non-cash investing and
 financing activities:
  Issuance of promissory
   note totaling
   $250,000 for lease
   acquisition in 1995.
  Issuance of promissory
   and mortgage notes
   totaling $1,825,000
   for purchase of
   building, leasehold
   improvements and
   certain equipment.
  Reduction in amounts
   due to related party
   of approximately
   $420,000 for a
   promissory note
   converted into
   210,000 shares of
   common stock in 1993.

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

        AND FOR THE THREE-MONTHS ENDED MARCH 21, 1996 (UNAUDITED)

  Bayport Restaurant Group, Inc. (Bayport) and its subsidiaries (collectively, the "Company") own and operate full service seafood restaurants under the name "The Crab House Seafood Restaurant" and take-out seafood restaurants under the name "Capt. Crab's Take-Away". At December 25, 1995, the Company operates fifteen full service restaurants and five take-away restaurants. The Company also operates a seafood processing plant. The financial statements included herein for the three months ended March 31, 1996 and 1995 have been prepared by the Company without audit. The financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations.

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions are eliminated in consolidation.

 Fiscal Year

  The Company's fiscal year ends on the last Monday in December. The years ending December 25, 1995, December 26, 1994 and December 27, 1993 consisted of 52 weeks.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

 Use of Estimates

  In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Securities Available for Sale

  In accordance with Statement of Financial Accounting Standards No. 115 ("SFAS No. 115") securities available for sale are carried at fair value (market value), inclusive of unrealized gains and/or losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are reflected as a separate component of stockholders' equity. Securities are designated as held for investment or available for sale at the time of purchase.

 Stock Options

  Options granted under the Company's Stock Option Plans are accounted for under APB Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations. In November 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), which will require additional proforma disclosures for companies that will continue to account for employee stock options under the intrinsic value method specified in APB 25. The Company plans to continue to apply APB 25 and the only effect of adopting SFAS 123 in 1996 will be the new disclosure requirement.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

 Inventories

  Inventories consist of frozen processed seafood (finished goods) at the processing plant and restaurant inventory which is comprised of various food and beverage items. Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory at the processing plant was $1,828,674 and $1,109,227 at December 25, 1995 and December 26, 1994, respectively. Restaurant inventory was $3,632,707 and $1,738,097 at December 25, 1995 and December 26, 1994, respectively.

 Property and Equipment

  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets, including capitalized interest, to operations over their estimated service lives utilizing straight-line and accelerated methods. Leasehold improvements are depreciated on a straight-line basis over the shorter of the term of the lease, including options, or the life of the asset. Leased property under capital leases is depreciated on a straight-line basis over the basic term of the lease unless ownership reverts to the Company at the end of the lease, in which case the property is depreciated over its estimated useful life. For income tax purposes, property and equipment is depreciated utilizing accelerated methods.

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement had no impact on the Company's results of operations or financial position upon adoption in January 1996.

 Deferred Pre-Opening Costs

  Restaurant pre-opening costs consisting of salaries and other direct costs incidental to the opening of the Company's restaurants are deferred and amortized over a one year period following the completion of the restaurant's opening.

 Goodwill

  The excess of the Company's cost over the net assets of the business acquired is being amortized by the straight-line method over 20 years.

  On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company estimates the value and future benefits of the net income generated by the related subsidiary to determine that no impairment has occurred.

 Intangible Assets

  Intangible assets, other than goodwill, have been included in the caption other assets in the accompanying consolidated financial statements. Intangible assets primarily consist of deferred loan costs, trademarks, and liquor licenses which are being amortized on a straight-line basis over periods ranging from three to forty years. Intangible assets were $356,131 and $246,878 at December 25, 1995 and December 26, 1994, respectively, and the related accumulated amortization was $28,679 and $24,952, respectively.

  The remaining portion of other assets on the balance sheet consists primarily of restaurant china, glassware, and utensils. Replacements of these items are charged to expense as incurred.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

 Income Taxes

  Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes. Deferred income taxes are provided in order to reflect the tax consequences in future years of differences between the financial statement and tax basis of assets and liabilities at each year end.

 Cost of Sales of Securities

  Costs incurred by the Company in connection with the sale of equity securities are charged to paid-in capital.

 Employee Benefit Plan

  The Company established in fiscal 1993 a contributory 401(K) plan to which the Company makes certain matching contributions based upon the level of its employees' contributions. The amount charged to earnings in fiscal 1995, 1994 and 1993 were insignificant. The Company does not provide any health or other benefits to retirees.

 Reclassifications

  Certain prior period amounts within the accompanying consolidated financial statements have been reclassified in order to conform with the current year presentation.

 Earnings Per Share

  Earnings per share is computed based upon the weighted average number of common shares outstanding during the applicable period. Stock options, warrants, and convertible preferred stock are considered common stock equivalents unless their inclusion would be antidilutive.

NOTE B--SECURITIES

  Pursuant to the provisions of SFAS No. 115, securities designated as available for sale are carried at fair value (market value) with the resultant value appreciation or depreciation from amortized cost reflected as an addition to, or deduction from, stockholders' equity. In 1994, the Company's securities were comprised of mutual funds and corporate bonds. On December 26, 1994, the Company wrote-down, through a charge to earnings of approximately $240,000, its mutual fund investment which was considered to be permanently impaired since it was sold on December 28, 1994. At December 26, 1994, the Company's corporate bond securities had gross unrealized losses of $55,121.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE C--PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows:

                                                            1995        1994
                                                         ----------- -----------
      Buildings......................................... $ 3,483,311 $ 3,266,007
      Leasehold improvements............................  17,181,596   6,947,174
      Leasehold acquisition.............................   1,570,000   1,570,000
      Equipment and furniture...........................   8,879,874   5,546,467
                                                         ----------- -----------
                                                          31,114,781  17,329,648
      Less accumulated depreciation and amortization....   4,638,619   3,381,504
                                                         ----------- -----------
                                                          26,476,162  13,948,144
      Construction in progress..........................   6,936,900   1,800,465
      Land..............................................     597,465     597,464
                                                         ----------- -----------
                                                         $34,010,527 $16,346,073
                                                         =========== ===========

  The Company has capitalized interest relating to construction in progress of approximately $357,000 and $105,000 in 1995 and 1994, respectively.
NOTE D--LONG-TERM OBLIGATIONS


                                                            1995        1994
                                                        ------------ ----------
      Line of credit (1) (2)........................... $ 15,829,106 $2,628,397
      Mortgages payable (3)............................    1,843,584  2,073,531
      Other loans (4)..................................      541,251    660,000
                                                        ------------ ----------
                                                          18,213,941  5,361,928
      Less current maturities..........................    2,377,909    583,700
                                                        ------------ ----------
                                                          15,836,032  4,778,228
      Less due to related party (Note F)...............    1,155,586  1,257,779
                                                        ------------ ----------
                                                        $ 14,680,446 $3,520,449
                                                        ============ ==========

- --------

(1) In December 1994, the Company entered into revolving credit arrangement with a financial institution under which the Company has a $14,000,000 line of credit, which was increased to $16,000,000 in February 1996, available for restaurant expansion and general corporate needs. The line bears interest at the lender's prime rate plus .5% (9% as of December 25, 1995) and converts to a term note on December 31, 1997, requiring all outstanding amounts are to be repaid, with interest, in 16 quarterly installments, commencing March 31, 1998. Beginning December 1995, the Company must pay a commitment fee equal to .375% of the average unused portion of the line. The Company entered into a protected interest rate agreement for a premium paid of approximately $14,000 during June 1995. The agreement caps the rate at 14% for $7 million of the Bank of Boston line of credit until January 31, 1998. The premium is being amortized over the related life of the agreement. The loan is collateralized by substantially all of the assets of the Company. In addition, the loan agreement includes certain restrictive covenants, as defined, which prohibit the payment of dividends and contain, restrictions relating to the maintenance of minimum levels of tangible net worth, and other financial ratios. The Company is in violation of certain financial covenants. The Company has received a waiver of these covenants, as of December 25, 1995, from the bank. As of March 25, 1996, $15,723,825 relating to the revolving credit arrangement had been classified as current maturities of long-term obligations.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE D--LONG-TERM OBLIGATIONS--(CONTINUED)

(2) In December 1995, the Company entered into a revolving credit agreement under which the Company has a $2,000,000 revolving line of credit available for working capital needs. The line bears interest at prime plus 1% (9.5% as of December 25, 1995) and is due on demand. The revolving credit facility provides for a borrowing base not to exceed 80% of the qualified inventory as defined. The line of credit expires in 2002. The loan agreement is collateralized by the inventory maintained in the Company's central warehouse under an intercreditor agreement. In addition, the loan agreement includes certain restrictive covenants as defined, which prohibit the payment of dividends and contains restrictions relating to the maintenance of minimum levels of tangible net worth and other financial ratios.

(3) Included in mortgages payable at December 26, 1994 is a note payable of $1,352,111 to a partnership controlled by a shareholder (see Note G). The note requires monthly principal payments of approximately $7,800 plus interest at the rate of prime plus 1.5% (10% as of December 25, 1995) through April 1999, at which time the remaining principal balance and unpaid interest is due. The note is collateralized by the restaurant facility purchased with the note. Mortgage notes payable also includes notes which require combined monthly payments of approximately $11,600 plus interest at prime plus 1% (9.5% as of December 25, 1995). The notes are collateralized by certain real property and mature in January 2000.

(4) In November 1993, the Company purchased leasehold improvements and certain equipment for a restaurant which was opened in March 1994. The purchase price was $785,000, for which the Company issued a promissory note for $400,000 and paid the balance of the purchase price in cash. The promissory note is collateralized by the assets of the restaurant. The note bears interest at the prime rate (8.5% as of December 25, 1995) and requires equal quarterly principal payments of $20,000 plus interest over the next five years.

    Also, during 1994, the Company executed two promissory notes for the purchase of leasehold improvements and certain equipment for a restaurant opened in May 1994. The promissory notes are collateralized by the assets of the restaurant. One of the notes required monthly interest payments of 8% with the entire principal balance of $200,000 paid in January 1995. The other promissory note bears interest equal to the prime rate plus 1% (9.5% as of December 25, 1995) and matures in September 1996. This note requires monthly principal payments of $14,000 during the months of May through September.

    The maturities of long-term obligations at December 25, 1995 are summarized as follows:

        YEAR ENDED DECEMBER
        -------------------
          1996...................................................... $ 2,377,909
          1997......................................................     323,770
          1998......................................................   3,781,883
          1999......................................................   4,575,378
          2000......................................................   3,506,263
          2001 and thereafter.......................................   3,648,738
                                                                     -----------
                                                                      18,213,941
        Less current maturities.....................................   2,377,909
                                                                     -----------
                                                                     $15,836,032
                                                                     ===========

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE E--ACCRUED LIABILITIES

  Accrued liabilities consist of the following terms:

                                                                 1995     1994
                                                               -------- --------
      Payroll................................................. $395,975 $347,532
      Sales tax...............................................   76,408    7,063
      Other accruals..........................................  286,659  450,949
                                                               -------- --------
                                                               $759,042 $805,544
                                                               ======== ========

NOTE F--RELATED PARTY TRANSACTIONS

  In November 1992, the Company leased a building under an operating lease as well as restaurant equipment for a new restaurant from a partnership controlled by a shareholder. This partnership also leased equipment to the Company for use in an existing restaurant. The equipment leases were treated as capital leases for financial statement purposes. In April 1994, the Company purchased the related equipment from the partnership for $601,576, which represented the unpaid principal balance on the leases. The Company also purchased the aforementioned building and ground lease from the partnership for $1,615,000. The Company issued a purchase money mortgage note of $1,415,000 to the partnership (see Note D) and paid the balance of the purchase price in cash. The balance of the mortgage note is included in the caption(s) "due to related parties" at December 26, 1994. Rent of approximately $131,000 and $523,000 was paid under these leases in 1994 and 1993, respectively.

  The facility which houses one of the Company's restaurants is subleased from a partnership controlled by a shareholder. The total rent paid under this sublease for the periods ending December 25, 1995, December 26, 1994 and December 27, 1993 was approximately $352,684, $283,708 and $234,762, respectively. A portion of the Company's assets are pledged to collateralize the obligation to pay rent under this lease.

  One of the directors of the Company is a partner in a law firm utilized for certain legal work in 1995, 1994 and 1993. Total fees paid to the firm were approximately $105,000, $35,300 and $32,800 in 1995, 1994 and 1993,
respectively.

  In 1994, pursuant to Bayport's request, a seafood processing plant, controlled by an officer of the Company's subsidiary, CryoTech Industries of North Carolina, Inc., purchased excess live crab from Bayport and then sold processed and packaged pasteurized crab meat to the Company for distribution and re-sale. The Company's purchases from and sales to this related company amounted to $164,420 and $94,902, respectively.

  In December 1995, the Company leased a restaurant site in Jupiter, Florida that required the Company to pay a down payment of $1,140,000, and a rental payment of $360,000 annually over 20 years. The lessor is a company controlled by a director of Bayport.

NOTE G--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company conducts a portion of its operations and maintains its administrative offices in leased facilities. The following is a schedule by years of approximate minimum rental payments under such operating leases which expire at various dates through 2038. Certain leases provide for the Company to pay its proportionate share of increases in real estate taxes, additional rental based upon increases in the Consumer Price Index as well as amounts based upon a percentage of sales in excess of specified amounts. Rent expense for the periods ending December 25, 1995, December 26, 1994 and December 27, 1993, was approximately $2,355,740, $2,061,190 and $1,626,130, respectively.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE G--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Minimum payments under non-cancelable operating leases are summarized as follows:

YEAR ENDING DECEMBER
- --------------------
    1996........................................................... $  4,819,498
    1997...........................................................    5,460,892
    1998...........................................................    5,443,838
    1999...........................................................    5,455,213
    2000...........................................................    5,516,992
    2001 and thereafter............................................   81,593,008
                                                                    ------------
    Total.......................................................... $108,289,441
                                                                    ============

  The Company has entered into additional operating lease agreements for new restaurants to be opened during 1996, and it is likely that additional leases will be executed in 1996.

  In connection with the opening of the new Crab House restaurants and Take-Aways, the Company has entered into contracts for the purchase and/or construction of certain leasehold improvements, equipment and furniture for the restaurant. At December 25, 1995, the Company had an obligation of approximately $6,300,000 remaining on these contracts. Also, the Company will likely enter into additional commitments for construction and the purchase of equipment for other new restaurants.

 Employment Agreements

  The Company has employment agreements with its key officers which provide for certain levels of base compensation, bonuses, stock options and noncompete covenants. The agreements expire in 1999 unless renewed prior to that date.

 Litigation

  In the normal course of business, the Company is subject to various litigation. In the opinion of management, the ultimate resolution of the litigation will not have a material effect on the financial statements.


                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE H--STOCK OPTIONS AND WARRANTS

  The Company has two Incentive Stock Option Plans under which options to purchase an aggregate of 325,000 shares of common stock are authorized.

  In addition, various non-qualified options have been granted to key employees. During 1995, employment agreements granted certain officers 950,000 options. Further information on the non-qualified and qualified options is provided in the tables below.

 Non-Qualified Options

                                             NUMBER OF     OPTION
                                              SHARES       PRICE       AMOUNT
                                             ---------  ------------ ----------
Outstanding at December 29, 1992............   245,000  $1.00--$3.00 $  329,750
Exercised...................................  (125,000)        $1.24   (155,000)
Granted.....................................   446,250  $3.36--$5.87  2,005,675
                                             ---------               ----------
Outstanding at December 27, 1993............   566,250  $1.00--$5.87  2,180,425
Cancelled or expired........................   (25,000)        $5.00   (125,000)
Exercised...................................   (18,750)        $1.00    (18,750)
Granted.....................................    40,000  $4.12--$6.12    204,800
                                             ---------               ----------
Outstanding at December 26, 1994............   562,500  $1.00--$6.12  2,241,475
Cancelled or expired........................        --                       --
Exercised...................................   (74,750) $1.00--$3.36   (134,660)
Granted..................................... 1,020,500  $3.13--$4.25  4,048,665
                                             ---------               ----------
Outstanding at December 25, 1995............ 1,508,250               $6,155,480
                                             =========               ==========

  The option price is at least equal to the market value at the date of the grant. The options are generally exercisable over a three-year period. Options for 591,750 shares were exercisable at December 25, 1995.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE H--STOCK OPTIONS AND WARRANTS--(CONTINUED)

 Qualified Options

  Under the provisions of the Incentive Stock Option Plan, the option price must be equal to, or in excess of, the market value of the stock on the date of the grant. Options are generally exercisable in equal annual installments over a period of two to three years. At December 25, 1995, 81,000 of these options were exercisable.

                                             NUMBER OF    OPTION
                                              SHARES      PRICE       AMOUNT
                                             --------- ------------ ----------
      Outstanding at December 29, 1992......   93,750  $0.80--$3.00 $  134,850
      Cancelled or expired..................   (8,500) $1.00--$1.52    (11,620)
      Exercised.............................  (11,500) $0.80--$1.52    (12,280)
      Granted...............................  130,000  $4.25--$6.87    719,450
                                              -------               ----------
      Outstanding at December 27, 1993......  203,750  $1.00--$6.87    830,400
      Cancelled or expired..................  (13,500) $1.52--$4.62    (32,145)
      Exercised.............................  (22,750) $1.00--$1.52    (23,530)
      Granted...............................   83,750  $3.06--$4.19    321,275
                                              -------               ----------
      Outstanding at December 26, 1994......  251,250  $1.00--$6.87  1,096,000
      Cancelled or expired..................  (45,000) $5.12--$6.87   (223,875)
      Exercised.............................  (15,000) $1.12--$1.76    (21,600)
      Granted...............................  422,500  $3.00--$4.50  1,758,990
                                              -------               ----------
      Outstanding at December 25, 1995......  613,750               $2,609,515
                                              =======               ==========

 Warrants

  In January 1992, the Company issued warrants to BPLP to purchase an aggregate of 962,500 shares of common stock at an average price of $1.92 per share. During 1993, BPLP exercised one of these warrants to purchase 525,000 shares of common stock for a total of $1,050,000. The proceeds of this exercise were used by the Company to repurchase the 20% minority interest in the Orlando restaurant as required by the warrant agreement. The remaining warrants are exercisable through January 2002 and have an average price of $1.86 per share.

NOTE I--INCOME TAXES

  As of December 26, 1994, Bayport Restaurant Group, Inc. has net operating loss and FICA tip credit carryforwards for federal income tax purposes of approximately $4,234,000 and $137,000, respectively, which are available to offset taxable income and income taxes, if any, through the year 2010. The Company has utilized its net operating loss carryforward in 1994 to offset the taxes that otherwise would be payable.

  The provision (benefit) for income taxes is as follows:

                                                                 1995     1994
                                                               -------- --------
      Current
        Federal............................................... $     -- $     --
        State.................................................    4,559   25,400
                                                               -------- --------
                                                                  4,559   25,400
      Deferred
        Federal...............................................  682,057  368,295
        State.................................................       --       --
                                                               -------- --------
                                                                682,057  368,295
                                                               -------- --------
        Total................................................. $686,616 $393,695
                                                               ======== ========

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE I--INCOME TAXES--(CONTINUED)

  Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                               1995      1994
                                                             --------  --------
      Tax expense at statutory rate......................... $731,210  $453,305
      State income taxes net of federal tax benefit.........    3,009    16,764
      Tax credits...........................................  (77,030)  (40,001)
      Utilization of net operating losses...................       --   (96,705)
      Other.................................................   29,427    60,332
                                                             --------  --------
          Total provision................................... $686,616  $393,695
                                                             ========  ========

  Deferred tax liabilities (assets) consist of the following:

                                                               1995      1994
                                                            ---------- --------
      Deferred liabilities
        Excess of book over tax basis of property, plant
         and equipment..................................... $1,809,393 $460,487
        Excess of book over tax basis of deferred pre-
         opening costs.....................................    594,359       --
        Other..............................................    167,392  151,107
                                                            ---------- --------
                                                             2,571,144  611,594
      Deferred assets
        AMT and excess FICA credits carryforwards..........    172,580   77,750
        Net operating loss carryforward....................  1,439,427  258,400
        Other..............................................    169,830  168,194
                                                            ---------- --------
                                                             1,781,837  504,344
                                                            ---------- --------
        Total.............................................. $  789,307 $107,250
                                                            ========== ========

  The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" on December 29, 1992, which changed the Company's method of accounting for income taxes to an asset and liability approach. The cumulative effect of this change in method of accounting for income taxes at December 29, 1992, was a benefit of $223,295 (net of valuation allowance of $468,289). The cumulative effect adjustment primarily consists of the recognition of the tax benefit associated with the Company's net operating loss carryforward.

NOTE J--NOTES RECEIVABLE FROM OFFICERS

  During fiscal 1995, four officers of the Company exercised stock options previously granted to them. The officers executed promissory notes payable to the Company as consideration based upon the terms of the grants. Notes receivable due at December 25, 1995, represent promissory notes for these stock options and a loan receivable from an officer. These notes bear interest between 7% to 10% per annum. The stock option notes are collateralized by the common stock issued under the exercise of the options. The total amount of these notes is reflected as a reduction of total stockholders' equity.

                                                                    (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE K--BUSINESS SEGMENT INFORMATION

  The Company's business segments in 1995, 1994 and 1993 were restaurant operations and seafood processing. A summary by business segments of sales, operating earnings, identifiable assets, depreciation, amortization, and capital expenditures for 1995, 1994 and 1993 follows. Sales and transfers to other segments of the business are made at an approximate market price. Assets not allocated to segments consist principally of cash, miscellaneous receivables, and certain fixed assets.

                                           DECEMBER 25, 1995
                          ----------------------------------------------------
                                      SEAFOOD
                          RESTAURANT PROCESSING  GENERAL
                          OPERATIONS   PLANT    CORPORATE ELIMINATIONS  TOTAL
                          ---------- ---------- --------- ------------ -------
                                       (IN THOUSANDS OF DOLLARS)
Sales and transfers
  To unaffiliated
   customers.............  $45,719     $7,884    $    --     $   --    $53,603
  To other segments......       --      2,275         --     (2,275)        --
                           -------     ------    -------     ------    -------
                            45,719     10,159         --     (2,275)    53,603
  Operating earnings.....    6,473         32         --         --      6,505
  Interest income and
   other revenues........       75         --         --         --         75
  General corporate
   expenses..............   (2,626)        --     (1,374)        --     (4,000)
  Interest expense.......     (429)        --         --         --       (429)
                           -------     ------    -------     ------    -------
  Earnings before income
   taxes.................  $ 3,493     $   32    $(1,374)    $   --    $ 2,151
                           =======     ======    =======     ======    =======
  Assets.................  $29,882     $3,608    $14,893     $ (518)   $47,865
                           =======     ======    =======     ======    =======
  Depreciation and
   amortization..........  $ 1,251     $  120    $    30     $   --    $ 1,401
                           =======     ======    =======     ======    =======
  Capital expenditures...  $18,481     $  102    $   189     $   --    $18,772
                           =======     ======    =======     ======    =======
                                           DECEMBER 26, 1994
                          ----------------------------------------------------
                                      SEAFOOD
                          RESTAURANT PROCESSING  GENERAL
                          OPERATIONS   PLANT    CORPORATE ELIMINATIONS  TOTAL
                          ---------- ---------- --------- ------------ -------
                                       (IN THOUSANDS OF DOLLARS)
Sales and transfers
  To unaffiliated
   customers.............  $33,735     $4,511    $    --     $   --    $38,246
  To other segments......       --      1,456         --     (1,456)        --
                           -------     ------    -------     ------    -------
                            33,735      5,967         --     (1,456)    38,246
  Operating earnings.....    4,693         79         --        (12)     4,760
  Interest income and
   other revenues........      244         --         --         --        244
  General corporate
   expenses..............   (2,000)        --     (1,630)        --     (3,630)
  Interest expense.......      (40)        --         --         --        (40)
                           -------     ------    -------     ------    -------
  Earnings before income
   taxes.................  $ 2,897     $   79    $(1,630)    $  (12)   $ 1,334
                           =======     ======    =======     ======    =======
  Assets.................  $15,796     $3,004    $10,523     $ (797)   $28,526
                           =======     ======    =======     ======    =======
  Depreciation and
   amortization..........  $   726     $  108    $    23     $   --    $   857
                           =======     ======    =======     ======    =======
  Capital expenditures...  $ 5,118     $  139    $   228     $   --    $ 5,485
                           =======     ======    =======     ======    =======

                                                                   (continued)

             BAYPORT RESTAURANT GROUP, INC. AND SUBSIDIARIES

          DECEMBER 25, 1995, DECEMBER 26, 1994 AND DECEMBER 27, 1993

NOTE K--BUSINESS SEGMENT INFORMATION--(CONTINUED)

                                            DECEMBER 27, 1993
                           ----------------------------------------------------
                                       SEAFOOD
                           RESTAURANT PROCESSING  GENERAL
                           OPERATIONS   PLANT    CORPORATE ELIMINATIONS  TOTAL
                           ---------- ---------- --------- ------------ -------
                                        (IN THOUSANDS OF DOLLARS)
Sales and transfers
  To unaffiliated
   customers.............   $23,800     $2,626    $    --     $  --     $26,426
  To other segments......        --        874         --      (874)         --
                            -------     ------    -------     -----     -------
                             23,800      3,500         --      (874)     26,426
Operating earnings.......     3,204         45         --       (44)      3,205
Interest income and other
 revenues................       568         --         --        --         568
General corporate
 expenses................    (1,344)        --     (1,073)       --      (2,417)
Interest expense.........      (194)       (19)        --        --        (213)
                            -------     ------    -------     -----     -------
Earnings before income
 taxes and cumulative
 effect of accounting
 change..................   $ 2,234     $   26    $(1,073)    $ (44)    $ 1,143
                            =======     ======    =======     =====     =======
Assets...................   $ 8,062     $2,890    $13,373     $(907)    $23,418
                            =======     ======    =======     =====     =======
Depreciation and
 amortization............   $   468     $  106    $    10     $  --     $   584
                            =======     ======    =======     =====     =======
Capital expenditures.....   $ 3,265     $   82    $    37     $  --     $ 3,384
                            =======     ======    =======     =====     =======

NOTE L--RECENT DEVELOPMENTS

  On April 18, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Landry's Seafood Restaurants Inc. ("Landry's") and Landry's Acquisition Corp. The closing of the merger contemplated by the Merger Agreement (the "Merger") is subject to various closing conditions, including the receipt of shareholder approval of the Company's shareholders. For a description of the terms of the Merger Agreement, see the Company's Current Report on Form 8-K (the "Form 8-K") filed on May 1, 1996.

  On April 18, 1996, the Company entered into a loan agreement (the "Loan Agreement") with Landry's pursuant to which Landry's agreed to loan the Company up to $11.0 million (the "Loan") to finance the continued construction of four restaurants. As of May 30, 1996 approximately $4.1 million had been advanced to the Company. For a description of the terms of the Loan, see the Form 8-K.

  On May 8, 1996, Landry's filed a registration statement on Form S-4 (the "Registration Statement") in connection with the transactions contemplated by the Merger Agreement. The Registration Statement includes the form of Proxy Statement which, when the Registration Statement becomes effective, will be mailed to the Company's shareholders for use in connection with the Company's Special Meeting of Shareholders to be held for the purpose of voting on the Merger Agreement.

NOTE M--CHANGE IN STATUS OF DEBT OBLIGATION

  The Company is presently in violation of certain covenants contained in its credit agreements with certain lenders. See Note D to Notes to Consolidated Financial Statements for the year ended December 25, 1995 for a description of debt due to financial institutions. All covenants have been waived through the end of 1996 so long as the Merger Agreement remains in effect and all required payments of interest are made. However, due to this violation, current maturities of long term debt includes $15,723,825 of debt due to financial institutions.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Landry's Seafood Restaurants, Inc.:

We have audited the accompanying consolidated balance sheets of Landry's Seafood Restaurants, Inc. (a Delaware corporation) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Landry's Seafood Restaurants, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Houston, Texas
February 8, 1996

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31,
                                    MARCH 31,   ------------------------
             ASSETS                    1996         1995        1994
             ------                ------------ ------------ -----------
                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents......  $ 10,218,831 $ 16,628,704 $19,502,075
  Accounts receivable-trade and
   other.........................     1,616,666    1,162,099     507,210
  Inventory......................     2,519,234    2,780,931     647,741
  Other current assets...........     2,620,902    3,146,626   2,292,417
                                   ------------ ------------ -----------
    Total current assets.........    16,975,633   23,718,360  22,949,443
                                   ------------ ------------ -----------
PROPERTY AND EQUIPMENT, net......   120,281,093  111,569,804  43,814,022
GOODWILL, net of amortization of
 $883,000, $849,000 and $716,000,
 respectively....................     3,171,308    3,205,094   3,337,891
OTHER ASSETS, net................     1,783,870    1,508,105   1,039,804
                                   ------------ ------------ -----------
    Total assets.................  $142,211,904 $140,001,363 $71,141,160
                                   ============ ============ ===========
  LIABILITIES AND STOCKHOLDERS'
             EQUITY
  -----------------------------
CURRENT LIABILITIES:
  Accounts payable...............  $  6,278,024 $ 11,176,551 $ 4,129,880
  Accrued liabilities............     4,777,175    3,721,325   2,557,087
  Income taxes payable...........     1,323,829           --   1,114,166
  Current portion of long-term
   notes and other obligations...       264,502      299,222     271,421
                                   ------------ ------------ -----------
    Total current liabilities....    12,643,530   15,197,098   8,072,554
                                   ------------ ------------ -----------
LONG-TERM NOTES AND OTHER
 OBLIGATIONS, NON-CURRENT........       317,080      368,349     716,258
DEFERRED INCOME TAXES AND OTHER
 LIABILITIES.....................     2,226,046    2,226,046     393,033
                                   ------------ ------------ -----------
    Total liabilities............    15,186,656   17,791,493   9,181,845
                                   ------------ ------------ -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 per
   value, 2,000,000 shares
   authorized, none outstanding..
  Common stock, $0.01 per value,
   30,000,000 shares authorized,
   18,204,220, 18,050,520 and
   14,790,000 issued and
   outstanding, respectively.....       182,042      180,505     147,900
  Additional paid-in capital.....   107,921,211  106,242,850  55,608,578
  Retained earnings..............    18,921,995   15,786,515   6,202,837
                                   ------------ ------------ -----------
    Total stockholders' equity...   127,025,248  122,209,870  61,959,315
                                   ------------ ------------ -----------
    Total liabilities and
     stockholders' equity........  $142,211,904 $140,001,363 $71,141,160
                                   ============ ============ ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                           THREE MONTHS ENDED
                                MARCH 31,                YEAR ENDED DECEMBER 31,
                         ------------------------  --------------------------------------
                            1996         1995          1995         1994         1993
                         -----------  -----------  ------------  -----------  -----------
                               (UNAUDITED)
REVENUES................ $34,819,597  $20,612,615  $104,017,494  $62,526,965  $34,241,499
                         -----------  -----------  ------------  -----------  -----------
OPERATING COSTS AND
 EXPENSES
  Cost of sales.........  10,476,060    6,373,332    31,631,557   19,273,349   10,459,430
  Restaurant labor......   8,873,733    5,260,776    26,716,789   15,716,557    8,593,224
  Other restaurant
   operating expenses...   7,265,003    4,421,083    22,570,890   13,979,699    7,788,382
  Depreciation and
   amortization.........   2,132,901    1,041,648     5,513,435    2,891,125    1,193,773
  General and
   administration
   expenses.............   1,272,663      880,694     4,635,212    2,781,302    1,860,933
                         -----------  -----------  ------------  -----------  -----------
    Total operating
     costs and expenses.  30,020,360   17,977,533    91,067,883   54,642,032   29,895,742
                         -----------  -----------  ------------  -----------  -----------
OPERATING INCOME........   4,799,237    2,635,082    12,949,611    7,884,933    4,345,757
OTHER (INCOME) EXPENSE:
  Interest (income)
   expense, net.........    (158,104)    (176,288)   (1,948,454)    (959,676)     187,344
  Other, net............      58,154       16,683        55,152       39,081     (130,130)
                         -----------  -----------  ------------  -----------  -----------
                             (99,950)    (159,605)   (1,893,302)    (920,595)      57,214
                         -----------  -----------  ------------  -----------  -----------
INCOME BEFORE INCOME
 TAXES..................   4,899,187    2,794,687    14,842,913    8,805,528    4,288,543
PROVISION FOR INCOME
 TAXES..................   1,763,707      992,115     5,259,235    3,125,962      452,860
                         -----------  -----------  ------------  -----------  -----------
NET INCOME.............. $ 3,135,480  $ 1,802,572  $  9,583,678  $ 5,679,566  $ 3,835,683
                         ===========  ===========  ============  ===========  ===========
PRO FORMA INFORMATION:
  Income before income
   taxes................                                                      $ 4,288,543
  Provision for income
   taxes................                                                        1,543,875
                                                                              -----------
    Net income..........                                                      $ 2,744,668
                                                                              ===========
NET INCOME PER COMMON
 SHARE.................. $      0.17  $      0.12  $       0.55  $      0.40  $      0.28
                         ===========  ===========  ============  ===========  ===========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES AND
 COMMON SHARE
 EQUIVALENTS
 OUTSTANDING............  19,000,000   14,850,000    17,320,000   14,126,000    9,862,522
                         ===========  ===========  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY

                            COMMON STOCK      ADDITIONAL
                         -------------------   PAID-IN      RETAINED
                           SHARES    AMOUNT    CAPITAL      EARNINGS       TOTAL
                         ---------- -------- ------------  -----------  ------------
BALANCE, January 1,
 1993...................  8,400,000 $ 84,000 $    826,572  $ 2,473,997  $  3,384,569
  Net income............         --       --           --    3,835,683     3,835,683
  Dividends and
   distributions........         --       --     (134,094)  (5,786,409)   (5,920,503)
  Insurance of common
   stock,  net of offering
   costs................  3,200,000   32,000   17,090,745           --    17,122,745
                         ---------- -------- ------------  -----------  ------------
BALANCE, December 31,
 1993................... 11,600,000  116,000   17,783,223      523,271    18,422,494
  Net income............         --       --           --    5,679,566     5,679,566
  Issuance of common
   stock, net of
   offering costs.......  3,190,000   31,900   37,825,355           --    37,857,255
                         ---------- -------- ------------  -----------  ------------
BALANCE, December 31,
 1994................... 14,790,000  147,900   55,608,578    6,202,837    61,959,315
                         ---------- -------- ------------  -----------  ------------
  Net income............         --       --           --    9,583,678     9,583,678
  Issuance of common
   stock, net of
   offering costs.......  3,168,500   31,685   49,919,762           --    49,951,447
  Exercises of Stock
   Options and income tax
   benefit..............     92,020      920      714,510           --       715,430
                         ---------- -------- ------------  -----------  ------------
BALANCE, December 31,
 1995................... 18,050,520 $180,505 $106,242,850  $15,786,515  $122,209,870
  Net income
   (unaudited)..........         --       --           --    3,135,480     3,135,480
  Exercise of stock
   options and income
   tax benefit
   (unaudited)..........    153,700    1,537    1,678,361           --     1,679,898
                         ---------- -------- ------------  -----------  ------------
BALANCE, March 31, 1996
 (unaudited)............ 18,204,220 $182,042 $107,921,211  $18,921,995  $127,025,248
                         ========== ======== ============  ===========  ============



  The accompanying notes are an integral part of these consolidated financial statements.

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           THREE MONTHS ENDED
                                MARCH 31,                YEAR ENDED DECEMBER 31,
                         ------------------------  -------------------------------------
                            1996         1995         1995         1994         1993
                         -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net Income...........  $ 3,135,480  $ 1,802,572  $ 9,583,678  $ 5,679,566  $ 3,835,683
                         -----------  -----------  -----------  -----------  -----------
Adjustments to
 reconcile net income
 to net cash provided
 by operating
 activities............
  Depreciation and
   amortization........    2,132,901    1,041,648    5,513,435    2,891,125    1,193,773
  Change in current
   assets and
   liabilities:
  (Increase) decrease
   in trade and other
   receivables.........     (454,567)      67,502     (654,889)    (354,591)       9,182
  (Increase) decrease
   in inventory........      261,697     (212,017)  (2,133,190)    (291,263)    (188,359)
  (Increase) decrease
   in other assets.....     (161,471)    (305,185)  (2,754,402)  (2,669,085)    (811,871)
  Increase (decrease)
   in accounts payable
   and accrued and
   other liabilities...   (1,978,580)   2,843,806    9,164,509    4,558,192    1,077,433
                         -----------  -----------  -----------  -----------  -----------
  Total adjustments....     (200,020)   3,435,754    9,135,463    4,134,378    1,280,158
                         -----------  -----------  -----------  -----------  -----------
   Net cash provided by
    operating
    activities.........    2,935,460    5,238,326   18,719,141    9,813,944    5,115,841
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Property and
   equipment additions.  (10,205,119) (12,629,291) (71,332,802) (32,117,055)  (9,361,070)
  Other................     (306,655)     (18,228)    (451,596)    (850,000)    (905,000)
                         -----------  -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........  (10,511,774) (12,647,519) (71,784,398) (32,967,055) (10,266,070)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net proceeds from
   sale of common
   stock...............           --           --   49,968,756   36,317,255   17,122,745
  Proceeds from
   exercise of stock
   options.............    1,252,430      501,000      543,239    1,140,000           --
  Borrowings of notes
   payable and other
   long-term
   obligations.........           --           --           --           --    1,212,767
  Payments on notes
   payable and other
   long-term
   obligations.........      (85,989)    (125,280)    (320,109)  (1,474,745)  (3,536,256)
  Net receipts
   (advances) received
   related to
   receivable from Mr.
   Fertitta............           --           --           --           --    1,179,952
Dividends and
 distributions.........           --           --           --           --   (5,920,503)
                         -----------  -----------  -----------  -----------  -----------
   Net cash provided by
    financing
    activities.........    1,166,441      375,720   50,191,886   35,982,510   10,058,705
                         -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH...............   (6,409,873)  (7,033,473)  (2,873,371)  12,829,399    4,908,476
CASH AT BEGINNING OF
 PERIOD................   16,628,704   19,502,075   19,502,075    6,672,676    1,764,200
                         -----------  -----------  -----------  -----------  -----------
CASH AT END OF PERIOD..  $10,218,831  $12,468,602  $16,628,704  $19,502,075  $ 6,672,676
                         ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL
 DISCLOSURES OF CASH
 FLOW INFORMATION:
Cash paid during the
 period for
  Interest.............  $    15,700  $    20,400  $    87,723  $   116,041  $   298,995
  Income taxes.........       17,800    1,246,000    5,268,907    1,337,701      196,805

  The accompanying notes are an integral part of these consolidated financial statements.

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The accompanying financial statements include the consolidated accounts of Landry's Seafood Restaurants, Inc., a Delaware holding company (the "Company") and its wholly owned subsidiaries and partnership. The Company owns and operates seafood restaurants primarily under the trade names Landry's Seafood House and Joe's Crab Shack. All significant intercompany accounts and transactions have been eliminated in consolidation.

UNAUDITED FINANCIAL INFORMATION:

  The unaudited financial information presented for the three-month periods ended March 31, 1995 and 1996, reflects all adjustments (which were normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the combined balance sheets, results of operations, and cash flows, as applicable.

INVENTORIES

  Inventories are valued at the lower of cost (first-in, first-out method) or market and consist primarily of food and beverages.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed as incurred.

  The Company computes depreciation on the straight-line method. The estimated lives used in computing depreciation are as follows:

                                                             YEARS
                                                             -----
      Buildings and improvements..............               10-30
      Furniture, fixtures and equipment.......               5-10
      Leasehold improvements.................. Shorter of 30 years or lease term

PRE-OPENING COSTS

  The direct and incremental costs incurred in connection with the commencement of each restaurant's operations, substantially comprised of training-related costs, are capitalized as pre-opening costs. Amounts capitalized are being amortized using the straight-line method over 12 months and are included in other current assets on the consolidated balance sheets. Pre-opening costs, net of amortization, as of December 31, 1995 and 1994, and March 31, 1996 were approximately $1,700,000, $1,200,000 and $1,500,000
(unaudited), respectively.

DEVELOPMENT COSTS

  Certain direct costs are capitalized in conjunction with site selection for planned future restaurants and for acquiring restaurant properties. Direct and certain indirect costs are capitalized in conjunction with constructing new restaurants. These costs are included in property and equipment in the accompanying consolidated balance sheets and are amortized over the life of the related building and leasehold interest. Costs related to abandoned site selections and general site selection costs which cannot be identified with specific restaurants are charged to operations.

GOODWILL AND NON-COMPETE AGREEMENTS

  Goodwill and non-compete agreements are amortized over 30 years and 15 years (or the life of the related agreement), respectively. These amounts are included in goodwill and other assets in the accompanying consolidated balance sheets, respectively.

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

EARNINGS PER SHARE

  Net income per share has been computed by dividing net income by the weighted average common and common share equivalents outstanding, if material. Common stock equivalent shares, which relate to stock options, are included in the weighted average using the treasury stock method when the effect is material and dilutive. Primary and fully diluted earnings per share are not materially different for all periods presented.

CASH FLOW REPORTING

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  During 1995, 1994 and 1993, the Company entered into notes payable aggregating $-0-, $150,000, and $680,000, respectively, in connection with the purchase of restaurant locations and certain restaurant equipment which are excluded from the investing and financing activities on the consolidated statements of cash flow.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

2.ACCRUED LIABILITIES:

  Accrued liabilities are comprised of the following:

                                                               DECEMBER 31,
                                                MARCH 31,  ---------------------
                                                  1996        1995       1994
                                               ----------- ---------- ----------
                                               (UNAUDITED)
Payroll and related costs..................... $1,644,051  $  813,747 $  838,575
Taxes, other than payroll and income taxes....  1,639,055   1,298,875    626,700
Deferred income taxes.........................    200,000     200,000    400,000
Other.........................................  1,294,069   1,408,703    691,812
                                               ----------  ---------- ----------
                                               $4,777,175  $3,721,325 $2,557,087
                                               ==========  ========== ==========

3.INCOME TAXES:

  Prior to 1993, the Company and certain subsidiaries maintained an S Corporation status. Subsequent to a reorganization in August 1993, the S Corporation status was terminated and the Company and certain subsidiaries became subject to federal income taxes.

  Also, effective January 1, 1992, the C corporations adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are measured based on temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using enacted tax rates.

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

  An analysis of the provision for income taxes for the years ended December 31, 1995 and 1994 is as follows:

                                                              1995       1994
                                                           ---------- ----------
      Current income taxes................................ $3,641,202 $2,625,962
      Deferred income taxes...............................  1,618,033    500,000
                                                           ---------- ----------
        Total............................................. $5,259,235 $3,125,962
                                                           ========== ==========

  Deferred income tax liabilities as of December 31, 1995 and 1994 are comprised of the following:

                                                                1995      1994
                                                             ---------- --------
      Current:
        Pre-opening costs and other current items........... $  200,000 $400,000
                                                             ========== ========
      Non-current:
        Property, plant and equipment and other assets...... $2,200,000 $400,000
                                                             ========== ========

  The Company's effective tax rate differs from the federal statutory rate as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                             1995   1994  1993
                                                             ----   ----  -----
      Statutory rate........................................  34.0% 34.0%  34.0%
      Taxes borne directly by stockholders and partners.....    --    --  (25.7)
      FICA credit on tips and targeted job credit...........  (2.4) (2.1)    --
      Goodwill amortization.................................   0.2   0.3    0.3
      Other (including state taxes).........................   3.6   3.3    2.0
                                                             -----  ----  -----
                                                             35.4%  35.5%  10.6%
                                                             =====  ====  =====

4.PROPERTY AND EQUIPMENT:

  Property and equipment is comprised of the following:

                                                           DECEMBER 31,
                                        MARCH 31,    -------------------------
                                           1996          1995         1994
                                       ------------  ------------  -----------
                                       (UNAUDITED)
Land.................................. $ 18,453,643  $ 17,439,989  $ 9,033,785
Buildings and improvements............   20,698,107    17,650,272    8,315,855
Furniture, fixtures and equipment.....   30,831,198    26,550,963   11,162,545
Leasehold improvements................   53,856,325    45,637,782   16,515,000
Construction in progress..............    4,739,534    11,094,681    2,013,700
                                       ------------  ------------  -----------
                                        128,578,807   118,373,687   47,040,885
Less--accumulated depreciation and
 amortization.........................   (8,297,714)   (6,803,883)  (3,226,863)
                                       ------------  ------------  -----------
  Property and equipment, net......... $120,281,093  $111,569,804  $43,814,022
                                       ============  ============  ===========

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

5.DEBT:

LINE OF CREDIT

  The Company has a $25 million unsecured line of credit (prior to May 1995 the available amount was $10 million) from a bank which matures in May 1997, and is available for expansion and other general corporate purposes. The terms of the line of credit require periodic or monthly interest payments; interest on borrowings at the bank's reference rate, as defined, or an Offshore Rate plus 3/4%, as defined; and compliance with various covenants by the Company including the maintenance of tangible net worth, as defined, of $90 million. As of 12/31/95, the Company had no funds borrowed under the line of credit.

LONG-TERM NOTES AND OTHER OBLIGATIONS

  Long-term notes and other obligations include the following:

                                                              DECEMBER 31,
                                                 MARCH 31,  ------------------
                                                   1996       1995      1994
                                                ----------- --------  --------
                                                (UNAUDITED)
Notes payable--
  Note payable to a company; secured by a
   restaurant; bearing interest at 13%; due in
   monthly installments through June 2001;
   subject to prepayment penalty...............  $412,008   $425,208  $473,935
  Other notes..................................    82,756    140,968   276,977
                                                 --------   --------  --------
  Total notes payable..........................   494,764    566,176   750,912
                                                 --------   --------  --------
Other obligations--
  Obligations to former owners and their
   affiliates; assumed by the Company from Mr.
   Fertitta; bearing interest ranging from 6%
   to 8%; due in monthly installments through
   December 1997...............................    58,218     66,395   166,767
Other..........................................    28,600     35,000    70,000
                                                 --------   --------  --------
                                                  581,582    667,571   987,679
Less--Current portion of long-term notes and
 other obligations.............................  (264,502)  (299,222) (271,421)
                                                 --------   --------  --------
Long-term notes and other obligations, net of
 current portion...............................  $317,080   $368,349  $716,258
                                                 ========   ========  ========

  The annual maturities of long-term notes and other long-term obligations at December 31, 1995, are as follows:

        1996........................................................... $299,222
        1997...........................................................  159,844
        1998...........................................................   71,819
        1999...........................................................   81,732
        2000...........................................................   54,954
                                                                        --------
                                                                        $667,571
                                                                        ========

  Interest (income) expense, net includes the following:

                                                  YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1995         1994       1993
                                              -----------  ----------  --------
      Interest expense....................... $   107,724  $  111,815  $306,724
      Interest income........................  (2,056,178) (1,071,491) (119,380)
                                              -----------  ----------  --------
                                              $(1,948,454) $ (959,676) $187,344
                                              ===========  ==========  ========

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

6.COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

  The Company has entered into lease commitments, some of which are guaranteed by the Chief Executive Officer for restaurant facilities as well as certain fixtures, equipment and leasehold improvements. Under most of the facility lease agreements, the Company pays taxes, insurance and maintenance costs in addition to the lease payments. Certain facility leases also provide for additional contingent rentals based on a percentage of sales in excess of a minimum amount. Rental expense under operating leases was approximately $5,088,000, $3,866,000, and $2,093,000 during 1995, 1994, and 1993, including percentage rental expense of $1,030,000, $945,000, and $513,000, respectively.

  The aggregate amounts of minimum operating lease commitments maturing in each of the five years subsequent to and thereafter at December 31, 1995, are as follows:

      1996.......................................................... $ 5,040,000
      1997..........................................................   4,740,000
      1998..........................................................   4,220,000
      1999..........................................................   4,220,000
      2000..........................................................   4,009,000
      Thereafter....................................................  54,107,000
                                                                     -----------
          Total minimum rentals..................................... $76,336,000
                                                                     ===========

LITIGATION AND CLAIMS

  The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Management believes, based on discussions with its legal counsel and in consideration of reserves recorded, that the outcome of all other legal actions will not have a material adverse effect upon the consolidated financial position and results of operations of the Company.

INSURANCE

  The Company is self-insured with respect to any potential workers' compensation claim in Texas, but retains excess employer's indemnity coverage for any claim in excess of $100,000. Management believes that any claims paid under this self-insured program will not have a material adverse effect upon the consolidated financial position and results of operations of the Company because of the Company's historically low level of claims related to workers' compensation. Since the Company commenced operations in states other than Texas, it has been required to subscribe to workers' compensation insurance in those states. The Company maintains a $250,000 deductible for losses in most states.

7.STOCKHOLDERS' EQUITY:

  In May 1995, the Company declared a two-for-one stock split in the form of a dividend on the $.01 par value common stock. The split was payable to stockholders of record as of June 15, 1995, and was distributed and effective on June 23, 1995. All references to earnings per share, number of shares and share amounts prior to June 1995 have been retroactively restated to reflect the stock split.

  In April 1995, the Company completed a public offering of Common Stock under a Registration Statement filed with the Securities and Exchange Commission for the sale of an aggregate 4,358,500 shares of Common Stock by the Company and a stockholder at $16.75 per share, including the sale by the Company of 3,168,500 shares. Net proceeds to the Company were approximately $50,000,000, after deducting offering costs.

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

  In March 1994, the Company completed a public offering of Common Stock under a Registration Statement filed with the Securities and Exchange Commission for the sale of an aggregate 4,400,000 shares of Common Stock by the Company and certain stockholders at $13.00 per share for aggregate net proceeds of approximately $36,317,255, after deducting related offering costs. Also included in 1994 is the exercise of 190,000 employee stock options at $6.00 per share for aggregate proceeds to the Company of $1,140,000, and the issuance of underlying common shares.

  In August 1993, the Company completed an initial public offering of its common stock (the Offering) with the issuance of 3,200,000 shares of stock at $6.00 per share. The Company received net proceeds of $17,122,745, after deducting offering costs. The Company used the net proceeds from the Offering to retire outstanding bank indebtedness of approximately $1,000,000, and funded the Company's final Subchapter S and partnership distributions to Mr. Fertitta, less amounts collected on the outstanding balance of the receivable from Mr. Fertitta, as contemplated in the Company's Prospectus.

  Distributions to Mr. Fertitta of the 1993 earnings of the Company's predecessor subsidiaries have been treated as a reduction of retained earnings. Distributions which have been treated as a reduction of additional paid-in capital represent funds invested by Mr. Fertitta in a restaurant not owned by the Company.

  In 1993, pursuant to a reorganization agreement entered into between the Company and Mr. Fertitta prior to the Company's initial public offering, the Company issued 8,400,000 shares of Common Stock for all of the outstanding capital stock and partnership interests of the predecessor subsidiaries and partnership held by Mr. Fertitta.

  In 1993, the Company also established two stock option plans (the Stock Option Plans), as amended, pursuant to which options may be granted to eligible employees and nonemployee directors of the Company or its subsidiaries for the purchase of an aggregate of 2,750,000 shares of common stock of the Company. The Stock Option Plans are administered by the Stock Option Committee of the Board of Directors (the Committee), which determines in its discretion, the number of shares subject to each option granted and the related purchase price, and vesting and option periods. The Committee may grant either nonqualified stock options or incentive stock options, as defined by the Internal Revenue Code of 1986, as amended.

  In June 1995, the Company, with stockholder approval, amended the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock $0.01 par value from 20,000,000 shares to 30,000,000 shares; and adopted the 1995 Flexible Incentive Plan (Flex Plan) for key employees of the Company. Under the Flex Plan, eligible employees may receive stock options, stock appreciation rights, restricted stock, performance awards, performance stock and other awards, as defined by the Board of Directors or an appointed committee. The aggregate number of shares of common stock which may be issued under the Flex Plan (or with respect to which awards may be granted) may not exceed 1,000,000 shares.

  At December 31, 1995, options for 2,251,520 were outstanding (20,920 of which were exercisable) at prices ranging from $6.00 to $18.00 per share. Options exercised during 1995 and 1994 were at average price of $6.00 per share. As of December 31, 1995, all options have been granted at the stock price on the grant date and are generally exercisable beginning one year from the date of grant with annual vesting periods.

  Options outstanding are as follows:

                                                             1995       1994
                                                           ---------  ---------
      Options outstanding, beginning of year.............. 1,270,800    690,800
      Granted............................................. 1,380,000    780,800
      Exercised...........................................   (92,020)   (95,000)
      Terminated..........................................  (307,260)  (105,800)
                                                           ---------  ---------
      Options outstanding, December 31.................... 2,251,520  1,270,800
                                                           ---------  ---------
      Options exercisable, December 31....................    20,920         --
                                                           =========  =========

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

  Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation," which applies to the Company in 1996, establishes an elective method of accounting based on the fair value for stock-based compensation awarded to employees after December 31, 1995. The current accounting method for such awards requires expense recognition only in situations when the award has intrinsic value at the date of grant. The Company plans to continue using the current method, which will require new pro forma disclosure in the footnotes to the financial statements of the impact of using the new elective method.

8.PRO FORMA INFORMATION:

  The consummation of the Company's initial public stock offering resulted in the termination of the S Corporation status of certain subsidiaries of the Company. Pro forma income taxes have been provided at an effective rate of 36% and presented for the year ended December 31, 1993 as if the Company was subject to federal and state income taxes for the entire period.

  Pro forma income per share data for 1993 has been computed based on the weighted average number of outstanding shares which were as follows: 1993 through the Company's initial public offering; 8,400,000 shares of common stock plus 393,714 common shares sold in the initial public offering which were necessary to fund a portion of the final distribution of earnings of the S Corporation Subsidiaries and Partnership L.P. pursuant to the Company's plan of reorganization; and 1993 subsequent to the Company's initial public offering -- 11,600,000 common shares plus common stock equivalents outstanding, if material.

9.EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

  On April 18, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of the Company would merge with and into Bayport Restaurant Group, Inc. ("Bayport") ("PORT"/NASDAQ), resulting in Bayport becoming a wholly-owned subsidiary of the Company (the "Merger"). Bayport operates 17 full-service casual dining seafood restaurants under the name "The Crab House" and has four Crab House restaurants under construction. Bayport's Crab House restaurants are located primarily in Florida, with additional locations in several other mainly southeastern states. Prior to the Merger, the Company has agreed to loan Bayport up to $11 million to be used by Bayport to continue construction of these four Crab House restaurants. As of May 15, 1996 approximately $1.8 million had been funded. Funding by the Company of the Bayport construction loan will be from available capital under the Company's existing credit lines, and is not expected to impact the Company's own development and expansion plans in any manner.

  Under the terms of the Merger Agreement, the Company will issue an aggregate number of shares of Landry's Common Stock which is equal to .2105 (the "Exchange Ratio"), subject to adjustment, multiplied by the number of outstanding shares of Bayport Common Stock. Based on 9,655,599 shares of Bayport Common Stock issued and outstanding on May 6, 1996, the Company will issue approximately 2,032,503 shares of Landry's Common Stock for the merger, subject to adjustments, including an equivalent share price collar adjustment above $22.00 and below $15.00 per share of Landry's Common Stock for the average of the daily closing prices for a specified number of trading days. Shares of outstanding Bayport Preferred Stock, aggregating 2,136,499 shares as of May 6, 1996, will be exchanged for approximately 112,433 shares of the Company's newly issued Preferred Stock, subject to equivalent adjustments. Landry's Preferred Stock will have essentially the same rights as the Bayport Preferred Stock, among which will be conversion rights into Landry's Common Stock, on a one-for-one basis, after the merger and exchange. In addition, the Exchange Ratio is subject to a downward adjustment (i.e. providing for issuance of fewer Landry's shares) in the event that Bayport's costs of completing construction of four restaurants presently under construction exceed $13 million and/or if pre-opening costs relating to these four restaurants exceed $1.65 million. The Merger is expected to close in the Company's third quarter, ending on September 30, 1996. Costs and charges related to the Merger are expected to be

                      LANDRY'S SEAFOOD RESTAURANTS, INC.

significant and are currently estimated to approximate $8.0 to $10.0 million; such costs and charges will be expensed in the quarter in which the Merger is consummated or abandoned.

  On June 4, 1996, the Company sold an aggregate of 4,890,000 shares of its Common Stock, pursuant to an underwritten public offering. Net proceeds in the amount of approximately $105.5 million of the Company's common stock offering will be used to fund the Company's existing planned expansion and development programs of Landry's Seafood House and Joe's Crab Shack restaurants and general corporate purposes, and if the Merger is consummated, to fund expansion of Crab House restaurants and repayment of Bayport related outstanding debt and merger costs.

10.QUARTERLY FINANCIAL DATA (UNAUDITED):

  The following is a summary of unaudited quarterly consolidated results of operations (in thousands, except per share data) for 1995, 1994 and 1993:

                           MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                             1995      1995       1995          1995
                           --------- -------- ------------- ------------
Quarter Ended:
  Revenues................  $20,612  $27,735     $29,006      $26,664
  Operating income........    2,635    3,726       4,107        2,482
  Net income..............    1,803    2,799       3,101        1,881
  Net income per share....  $  0.12  $  0.16     $  0.17      $  0.10
                           MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                             1994      1994       1994          1994
                           --------- -------- ------------- ------------
Quarter Ended:
  Revenues................  $11,394  $15,721     $19,691      $15,721
  Operating income........    1,350    2,253       2,749        1,533
  Net income..............      910    1,665       1,920        1,185
  Net income per share....  $  0.08  $  0.11     $  0.13      $  0.08
                           MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                             1993      1993       1993          1993
                           --------- -------- ------------- ------------
Quarter Ended:
  Revenues................  $ 6,709  $ 8,821     $ 9,658      $ 9,053
  Operating income........      829    1,304       1,439          774
  Net income..............      771    1,241       1,305          519
  Pro forma net income....      501      807         918            *
  Net income per share....        *        *           *      $  0.05
  Pro forma net income per
   share..................  $  0.06  $  0.09     $  0.09            *

- --------
* Not applicable.

                           LANDRY'S AND BAYPORT

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 assume that the Merger had been consummated at the beginning of such periods. The unaudited pro forma condensed combined balance sheet as of March 31, 1996 assumes that the Merger had been consummated on March 31, 1996.

  The following unaudited pro forma condensed combined financial statements are presented to reflect the estimated impact on the historical Consolidated Financial Statements of Landry's of the Merger and of the issuance of 2,020,920, as of December 31, 1995 (2,032,504 as of March 31, 1996) shares of
Common Stock and 120,720 as of December 31, 1995 (112,433 as of March 31,
1996) shares of Preferred Stock in connection therewith (based on an assumed Exchange Ratio of .2105). The Merger will be accounted for as a pooling-of-interests.

  The unaudited pro forma condensed combined financial statements give effect only to the reclassifications and adjustments set forth in the accompanying Notes to unaudited pro forma condensed combined financial statements. Unaudited pro forma information is not necessarily indicative of the results of operations or financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the Company's future results of operations or financial position.

  These statements have been prepared from the consolidated financial statements of Landry's and the consolidated financial statements of Bayport and should be read in conjunction with such statements and the related Notes, included elsewhere herein.

                           LANDRY'S AND BAYPORT

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                                   MARCH 31, 1996
                                        --------------------------------------
                                                                        PRO
                                                           PRO FORMA   FORMA
                ASSETS                  COMPANY  BAYPORT  ADJUSTMENTS COMBINED
                ------                  -------- -------  ----------- --------
Current Assets......................... $ 16,976 $10,450              $ 27,426
Property and Equipment, net............  120,281  39,083               159,364
Goodwill and Other Assets..............    4,955   2,582                 7,537
                                        -------- -------              --------
  Total Assets......................... $142,212 $52,115              $194,327
                                        ======== =======              ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
Current Liabilities.................... $ 12,644 $26,351              $ 38,995
Notes payable, other long-term
 obligations and deferred taxes........    2,543   2,892                 5,435
Stockholders' Equity
  Preferred Stock......................       --      21     ($20)           1
  Common Stock.........................      182      10       10          202
  Additional Paid-In Capital...........  107,921  22,127       10      130,058
  Retained Earnings....................   18,922   1,143                20,065
  Notes Receivable from Officers.......       --    (429)                 (429)
                                        -------- -------              --------
  Total Stockholders' Equity...........  127,025  22,872               149,897
                                        -------- -------              --------
  Total Liabilities and Stockholders'
   Equity.............................. $142,212 $52,115              $194,327
                                        ======== =======              ========

      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED
                                    1995                   MARCH 31, 1996
                          --------------------------  -------------------------
                                              PRO                        PRO
                                             FORMA                      FORMA
                          COMPANY   BAYPORT COMBINED  COMPANY  BAYPORT COMBINED
                          --------  ------- --------  -------  ------- --------
Revenues................. $104,018  $53,602 $157,620  $34,819  $18,251 $53,070
Operating Costs and
 Expenses................   91,068   51,107  142,175   30,020   17,563  47,583
                          --------  ------- --------  -------  ------- -------
Operating Income.........   12,950    2,495   15,445    4,799      688   5,487
Other (Income) Expense,
 Net.....................   (1,893)     344   (1,549)    (100)     199      99
                          --------  ------- --------  -------  ------- -------
Income Before Income
 Taxes...................   14,843    2,151   16,994    4,899      489   5,388
Provisions for Income
 Taxes...................    5,259      687    5,946    1,764      166   1,930
                          --------  ------- --------  -------  ------- -------
Net Income............... $  9,584  $ 1,464 $ 11,048  $ 3,135  $   323 $ 3,458
                          ========  ======= ========  =======  ======= =======
Net Income Per Common
 Share................... $   0.55  $  0.14 $   0.57  $  0.17  $  0.03 $  0.16
                          ========  ======= ========  =======  ======= =======
Weighted Average Number
 of Common Shares and
 Common Share Equivalents
 Outstanding.............   17,320   10,479   19,526   19,000   10,364  21,182

     The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

                           LANDRY'S AND BAYPORT

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. FISCAL PERIODS

  The Company's fiscal year ends on the calendar year-end, December 31, and each quarter is comprised of three month periods. Bayport's fiscal year ends on the last Monday in December, which was December 25, 1995, and the first quarter ended on March 25, 1996. The 1995 fiscal year consisted of 52 weeks and the first quarter of 1996 was approximately 13 weeks for both the Company and Bayport. The differences between Bayport's actual year-end and a year-end of December 31, and Bayport's actual first quarter-end and March 31, consistent with the Company's, are not deemed material.

2. STOCKHOLDERS' EQUITY

  The pro forma adjustments to common stock, preferred stock, and additional paid-in-capital as of December 31, 1995 and March 31, 1996, reflect the issuance of 2,020,920 and 2,032,504 shares, respectively, of Common Stock for all the outstanding common stock of Bayport, representing an Exchange Ratio of
 .2105 share of Common Stock for each share of Bayport common stock, and to reflect the issuance of 120,720 and 112,433 shares, respectively, of the Company's Convertible Preferred Stock for all the outstanding convertible Series B Preferred shares of Bayport, representing an Exchange Ratio of .0526 Landry's preferred share for each share of Bayport Series B Preferred Stock. Upon the Merger, each newly issued Landry Preferred Stock share will be convertible into Landry Common Stock share on a basis of one-to-one, subject to mandatory conversion into Common Stock on August 19, 1998. For the purpose of these unaudited pro forma condensed combined financial statements, the number of shares of Landry's Common and Preferred Stock to be issued represents the estimated number of shares which may be issued by Landry's pursuant to the Merger Agreement assuming there are no adjustments to the Exchange Ratio. See "The Bayport Acquisition."

3. RECLASSIFICATIONS

  Certain reclassifications have been made to historical amounts of Bayport to conform the financial presentation of the two companies.

4. MERGER EXPENSES

  Under the pooling-of-interests method of accounting, costs associated with the merger of the Company and Bayport are treated as an expense of the combined company. The accompanying unaudited pro forma condensed combined statements of income do not reflect the expenses associated with the Merger, which are estimated to be approximately $8,000 to $10,000, that will be recorded in the first period that consolidated financial statements of the combined companies are presented, since the expenses are non-recurring. Merger expenses consist primarily of professional fees, proxy preparation and solicitation costs, and estimated severance and office consolidation costs, including termination payments on pre-existing employment contracts aggregating approximately $3,100 to two senior executive officers of Bayport.

5. WEIGHTED AVERAGE SHARES OUTSTANDING

  The weighted average number of outstanding shares of common stock and common stock equivalents on a pro forma basis gives effect to the number of equivalent shares of the Company's Common Stock into which such common stock and common stock equivalents of Bayport may be exchanged utilizing the assumed Exchange Ratio of .2105, applied to the historical weighted number of shares of Bayport common stock and common stock equivalents outstanding.

                           LANDRY'S AND BAYPORT

             NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                    FINANCIAL STATEMENTS--(CONTINUED)

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. CERTAIN OTHER UNAUDITED PRO FORMA RESULTS

  Landry's and Bayport's statements of operations on an unaudited pro forma combined basis for the quarter ended March 31, 1995, and the year ended December 31, 1994 and 1993 includes combined revenues of $33,010, $100,774 and $60,668, respectively, combined operating income of $3,505, $9,263 and $5,255, respectively, combined net income of $2,397, $6,619 and $4,111, respectively, and net income per common share of $0.14, $0.41 and $0.36, respectively.

7. SUBSEQUENT EVENT

  On June 4, 1996, Landry's sold an aggregate of 4,890,000 shares of its Common Stock, pursuant to an underwritten public offering. Net proceeds of approximately $105.5 million from Landry's common stock offering will be used to fund Landry's existing planned expansion and development programs of Landry's Seafood House and Joe's Crab Shack restaurants and general corporate purposes, and if the Merger is consummated, to fund expansion of Crab House restaurants and repayment of Bayport related outstanding debt and merger costs.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      LANDRY'S SEAFOOD RESTAURANTS, INC.,

                           LANDRY'S ACQUISITION, INC.

                                      AND

                         BAYPORT RESTAURANT GROUP, INC.

                               ----------------

                           DATED AS OF APRIL 18, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1--DEFINITIONS....................................................   A-7
      Section 1.1  DEFINITIONS............................................   A-7
ARTICLE 2--THE CLOSING; THE MERGER; EFFECTS OF THE MERGER.................  A-10
      Section 2.1  CLOSING................................................  A-10
      Section 2.2  THE MERGER.............................................  A-11
      Section 2.3  EFFECTS OF THE MERGER, CERTIFICATE AND BY-LAWS;
                   DIRECTORS AND OFFICERS.................................  A-11
ARTICLE 3--MERGER CONSIDERATION; CONVERSION OF SHARES.....................  A-11
      Section 3.1  CONVERSION OF SHARES...................................  A-11
      Section 3.2  EXCHANGE OF CERTIFICATES...............................  A-12
      Section 3.3  STOCK OPTIONS..........................................  A-14
      Section 3.4  EXCHANGE RATIO ADJUSTMENT..............................  A-15
ARTICLE 4--REPRESENTATIONS AND WARRANTIES OF BAYPORT......................  A-15
      Section 4.1  ORGANIZATION...........................................  A-15
      Section 4.2  AFFILIATED ENTITIES....................................  A-16
      Section 4.3  CAPITALIZATION.........................................  A-16
      Section 4.4  AUTHORITY; ENFORCEABLE AGREEMENTS......................  A-16
      Section 4.5  NO CONFLICTS OR CONSENTS...............................  A-17
      Section 4.6  CORPORATE DOCUMENTS, STOCKHOLDER AGREEMENTS AND BOARD
                   OF DIRECTORS...........................................  A-17
      Section 4.7  SEC DOCUMENTS; FINANCIAL STATEMENTS; LIABILITIES.......  A-17
      Section 4.8  ACCOUNTS RECEIVABLE....................................  A-18
      Section 4.9  ABSENCE OF CERTAIN CHANGES OR EVENTS...................  A-18
      Section 4.10 CONTRACTS..............................................  A-20
      Section 4.11 PROPERTIES AND LEASES..................................  A-20
      Section 4.12 CONDITION OF BAYPORT'S ASSETS..........................  A-21
      Section 4.13 VOTING REQUIREMENTS....................................  A-21
      Section 4.14 ACCOUNTING MATTERS.....................................  A-21
      Section 4.15 SUPPLIERS AND CUSTOMERS................................  A-21
      Section 4.16 EMPLOYEE MATTERS.......................................  A-21
      Section 4.17 EMPLOYEE BENEFIT PLANS.................................  A-22
      Section 4.18 TAX MATTERS............................................  A-23
      Section 4.19 LITIGATION.............................................  A-25
      Section 4.20 INSURANCE..............................................  A-25
      Section 4.21 ENVIRONMENTAL COMPLIANCE...............................  A-25
      Section 4.22 COMPLIANCE WITH LAW; PERMITS...........................  A-26
      Section 4.23 INTERESTS IN CLIENTS, SUPPLIERS, ETC...................  A-26
      Section 4.24 TRANSACTIONS WITH RELATED PARTIES......................  A-27
      Section 4.25 STATEMENTS ARE TRUE AND CORRECT........................  A-27
      Section 4.26 BROKER'S AND FINDER'S FEE..............................  A-27
      Section 4.27 DISCLOSURE.............................................  A-27
      Section 4.28 TRADEMARKS, TRADENAMES, ETC............................  A-27
ARTICLE 5--REPRESENTATIONS AND WARRANTIES OF LANDRY'S AND SUB.............  A-28
      Section 5.1  ORGANIZATION...........................................  A-28
      Section 5.2  AFFILIATED ENTITIES....................................  A-28
      Section 5.3  CAPITALIZATION.........................................  A-28
      Section 5.4  AUTHORITY; ENFORCEABLE AGREEMENTS......................  A-28
      Section 5.5  NO CONFLICTS OR CONSENTS...............................  A-29
      Section 5.6  CORPORATE DOCUMENTS, STOCKHOLDER AGREEMENTS AND BOARD
                   OF DIRECTORS...........................................  A-29
      Section 5.7  SEC DOCUMENTS; FINANCIAL STATEMENTS; LIABILITIES.......  A-29
      Section 5.8  ABSENCE OF CERTAIN CHANGES OR EVENTS...................  A-30
      Section 5.9  CONTRACTS..............................................  A-31
      Section 5.10 ENVIRONMENTAL COMPLIANCE...............................  A-31
      Section 5.11 ACCOUNTING MATTERS.....................................  A-32
      Section 5.12 EMPLOYEE MATTERS.......................................  A-32
      Section 5.13 EMPLOYEE BENEFIT PLANS.................................  A-32

                                                                            PAGE
                                                                            ----
      Section 5.14 LITIGATION.............................................  A-33
      Section 5.15 LEGALITY OF LANDRY'S STOCK.............................  A-33
      Section 5.16 STATEMENTS ARE TRUE AND CORRECT........................  A-33
      Section 5.17 NO STOCKHOLDER VOTE....................................  A-33
      Section 5.18 BROKER'S AND FINDER'S FEE..............................  A-33
      Section 5.19 DISCLOSURE.............................................  A-33
      Section 5.20 TRADEMARKS, TRADENAMES, ETC............................  A-34
      Section 5.21 COMPLIANCE WITH LAW; PERMITS...........................  A-34
      Section 5.22 PROPERTIES AND LEASES..................................  A-34
      Section 5.23 TAX MATTERS............................................  A-35
      Section 5.24 INTERESTS IN CLIENTS, SUPPLIERS, ETC...................  A-36
      Section 5.25 TRANSACTIONS WITH RELATED PARTIES......................  A-36
ARTICLE 6--PRE-CLOSING COVENANTS..........................................  A-36
      Section 6.1 HART-SCOTT-RODINO; COOPERATION AND BEST EFFORTS.........  A-36
      Section 6.2 REGISTRATION STATEMENT AND PROXY STATEMENT; BAYPORT
                  SPECIAL MEETING.........................................  A-37
      Section 6.3 CONDUCT OF BUSINESS BY BOTH PARTIES PRIOR TO THE CLOSING
                  DATE....................................................  A-37
      Section 6.4 CONDUCT OF BUSINESS BY BAYPORT PRIOR TO THE CLOSING
                  DATE....................................................  A-38
      Section 6.5 NO SOLICITATIONS........................................  A-39
      Section 6.6 PRESS RELEASES..........................................  A-40
      Section 6.7 ACCESS TO INFORMATION AND CONFIDENTIALITY...............  A-40
      Section 6.8 CONSULTATION AND REPORTING..............................  A-40
      Section 6.9 UPDATE SCHEDULES........................................  A-41
      Section 6.10 BAYPORT SEC FILINGS....................................  A-41
      Section 6.11 SUB STOCKHOLDER APPROVAL...............................  A-41
      Section 6.12 CHANGE IN CONTROL AGREEMENTS...........................  A-41
      Section 6.13 BAYPORT GROUP AFFILIATES AGREEMENT.....................  A-41
      Section 6.14 PHASE ONE..............................................  A-41
ARTICLE 7--CLOSING CONDITIONS.............................................  A-41
      Section 7.1 CONDITIONS APPLICABLE TO ALL PARTIES....................  A-41
      Section 7.2 CONDITIONS TO LANDRY'S OBLIGATIONS......................  A-42
      Section 7.3 CONDITIONS TO BAYPORT'S OBLIGATIONS.....................  A-43
      Section 7.4 WAIVER OF CONDITIONS....................................  A-44
ARTICLE 8--POST-CLOSING COVENANTS.........................................  A-44
      Section 8.1 USE OF BAYPORT NAME.....................................  A-44
      Section 8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS OF BAYPORT....  A-44
      Section 8.3 PUBLICATION OF POST-MERGER RESULTS......................  A-45
      Section 8.4 EMPLOYEE BENEFITS.......................................  A-45
      Section 8.5 REGISTRATION RIGHTS.....................................  A-45
ARTICLE 9--TERMINATION....................................................  A-45
      Section 9.1 TERMINATION.............................................  A-45
      Section 9.2 EFFECT OF TERMINATION...................................  A-46
      Section 9.3 ACQUISITION OF BAYPORT PROPERTIES.......................  A-46
ARTICLE 10--MISCELLANEOUS.................................................  A-47
      Section 10.1 NOTICES................................................  A-47
      Section 10.2 GOVERNING LAW..........................................  A-47
      Section 10.3 COUNTERPARTS...........................................  A-47
      Section 10.4 INTERPRETATION; SCHEDULES..............................  A-47
      Section 10.5 ENTIRE AGREEMENT; SEVERABILITY.........................  A-48
      Section 10.6 AMENDMENT AND MODIFICATION.............................  A-48
      Section 10.7 EXTENSION; WAIVER......................................  A-48
      Section 10.8 BINDING EFFECT; BENEFITS...............................  A-48
      Section 10.9 ASSIGNABILITY..........................................  A-48
      Section 10.10 EXPENSES..............................................  A-48
      Section 10.11 GENDER AND CERTAIN DEFINITIONS........................  A-48
      Section 10.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES............  A-49
      Section 10.13 EFFECT OF DUE DILIGENCE...............................  A-49
      Section 10.14 FURTHER ASSURANCES....................................  A-49

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER dated as of April 18, 1996 is by and among Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), Landry's Acquisition, Inc., a wholly owned subsidiary of Landry's and a Florida corporation ("Sub"), and Bayport Restaurant Group, Inc., a Florida corporation ("Bayport").

                             W I T N E S S E T H:

  WHEREAS, the respective Boards of Directors of Landry's, Sub and Bayport deem it desirable to merge Sub into Bayport (the "Merger") with the result that Bayport shall become a wholly owned subsidiary of Landry's pursuant to the terms and conditions hereof;

  WHEREAS, it is the parties' mutual intent that the Merger constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization thereunder;

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests;

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:

                             ARTICLE 1 DEFINITIONS

  Section 1.1 DEFINITIONS. As used in this Agreement, the following terms when capitalized have the meanings indicated.

  "Adjusted Exchange Ratio" shall mean (a) if the Average Market Price is between $15.00 and $22.00: .2105 minus the product of .0526 and the ratio of Excess Build-Out Costs and/or the Excess Pre-Opening Costs (as defined in
Section 3.4), calculated separately, divided by the outstanding Bayport Common Stock plus Bayport Preferred Stock (the "Outstanding Bayport Stock"); (b) if the Average Market Price is greater than $22.00: the quotient of (x) 4.63 minus the fraction determined by dividing the Excess Build-Out Costs and/or the Excess Pre-Opening Costs, calculated separately, by the Outstanding Bayport Stock divided by (y) the Average Market Price; and (c) if the Average Market Price is less than $15.00; the quotient of (xx) 3.16 minus the fraction determined by dividing the Excess Build-Out Costs and/or the Excess Pre-Opening Costs, calculated separately, by the Outstanding Bayport Stock divided by (yy) the Average Market Price.

  "Affiliate" shall have the meaning ascribed by Rule 12b-2 promulgated under the Exchange Act.

  "Agreement" shall mean this Agreement and Plan of Merger, including the Schedules and Exhibits hereto, all as amended or otherwise modified from time to time.

  "Average Market Price" shall mean the average of the daily closing prices of a share of Landry's Common Stock on the Nasdaq-National Market as reported in The Wall Street Journal for the five consecutive trading days that end on the second trading day prior to the Closing Date.

  "Bayport Audited Financial Statements" shall mean the audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows, and the related notes thereto of Bayport as of and for the years ended December 27, 1993, December 26, 1994 and December 25, 1995.

  "Bayport Common Stock" means the shares of Bayport common stock, $.001 par value per share.

  "Bayport Financial Statements" shall mean the Bayport Audited Financial Statements and the Bayport Interim Financial Statements, if any, collectively.

  "Bayport Group" shall mean Bayport and any entity in which Bayport directly or indirectly owns at least 20% of its equity interest.

  "Bayport Interim Financial Statement" shall mean the unaudited balance sheet and the related unaudited statements of earnings and cash flow of Bayport as of and for the three-month period ended March 26, 1996.

  "Bayport Latest Balance Sheet" shall mean the most current balance sheet of Bayport included in the Bayport Financial Statements.

  "Bayport Non-qualified Options" shall mean any and all outstanding non-qualified options granted to employees, officers, directors and others, except for options outstanding under the Bayport Stock Option Plans.

  "Bayport Preferred Stock" shall mean the shares of Bayport Series B Convertible Preferred Stock $.01 par value per share.

  "Bayport Stock Options" shall mean the Bayport Non-qualified Options and any options granted and outstanding pursuant to the Bayport Stock Option Plans.

  "Bayport Stock Option Plans" shall mean collectively Bayport's 1995 Stock Option Plan, 1993 Stock Option Plan, 1985 Stock Option Plan, and any other Bayport Non-qualified Stock Option Plan.

  "Bayport Warrants" shall mean warrants issued to the former partners of Bayport Partners Limited Partners ("BPLP"), and to Alex. Brown & Sons Incorporated, and any other outstanding warrants to purchase shares of Bayport Common Stock.

  "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that (A) is maintained, administered or contributed to by any member of the Bayport Group or Landry's Affiliated Group, as the case may be, and (B) covers any employee or former employee of any such member.

  "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which national banks or the New York Stock Exchange is closed.

  "Closing Date" shall have the meaning ascribed to it in Section 2.1(a).

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

  "Effective Date" shall have the meaning ascribed to it in Section 2.1(b).

  "Effective Time" shall have the meaning ascribed to it in Section 2.1(b).

  "Employee Plan " means a plan or arrangement as defined in Section 3(3) of ERISA, that (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by any member of the Bayport Group or Landry's Affiliated Group, as the case may be, and (C) covers any employee or former employee of any such member.

  "Environmental Laws" shall have the meaning ascribed to it in Section 4.21.

  "ERISA " means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exchange Ratio", except as set forth in Sections 3.1 or 3.4, shall mean
 .2105.

  "Florida BCA" shall mean the Florida Business Corporation Act, as amended.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "HSR Report" shall mean the premerger notification and report form to be filed under the HSR Act.

  "Knowledge of Bayport" shall mean the actual knowledge of David J. Connor, William D. Korenbaum, Dennis Snuszka, David Kirincic or Ruth Stack, all being executive officers of Bayport, without obligation to conduct further inquiry outside the ordinary course of business.

  "Knowledge of Landry's" shall mean the actual knowledge of Tilman J. Fertitta, E. A. Jaksa, Jr., Steven L. Scheinthal or Paul S. West, all being executive officers of Landry's, without obligation to conduct further inquiry outside the ordinary course of business.

  "Landry's Affiliated Group" shall mean Landry's, Sub, and those entities listed on Attachment "A" hereto.

  "Landry's Audited Financial Statements" shall mean the audited balance sheets, and the related statements of earnings, stockholders' equity and cash flows, and the related notes thereto of Landry's as of and for the years ended December 31, 1993, 1994 and 1995.

  "Landry's Common Stock" shall mean shares of Landry's common stock, $.01 par value per share.

  "Landry's Financial Statements" shall mean the Landry's Audited Financial Statements and the Landry's Interim Financial Statements, if any.

  "Landry's Interim Financial Statements" shall mean the unaudited balance sheet, and the related unaudited statements of earnings and cash flows of Landry's as of and for the three-month period ended March 31, 1996.

  "Landry's Balance Sheet" shall mean the most current balance sheet included in the Landry's Financial Statements.

  "Landry's Preferred Stock" shall mean the shares of Landry's Preferred Stock, $.01 par value per share. Such Landry's Preferred Stock shall have the same preferences, rights, terms and conditions as the Bayport Preferred Stock.

  "Landry's Stock Option Plans" shall mean Landry's 1993 Stock Option Plan, Landry's 1995 Flexible Incentive Plan, Landry's Non-Employee Director Plan, and the Landry's Seafood Restaurant's Stock Option Plan.

  "Liens" shall mean pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

  "Material Adverse Effect" shall mean with respect to any party, a material adverse effect on the financial condition, results of operations, leases or construction of restaurants, business or prospects of such party and its 20% or more owned direct and indirect subsidiaries, taken as a whole.

  "Multiemployer Plan" means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

  "Permitted Liens" shall mean any mechanic's, worker's, materialmen's, operator's, or other liens arising as a matter of law in the ordinary course of business.

  "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

  "Pre-Closing Periods" shall mean all Tax periods ending at or before the Effective Time and, with respect to any Tax period that includes but does not end at the Effective Time, the portion of such period that ends at and includes the Effective Time.

  "Preferred Exchange Ratio" shall be the Exchange Ratio divided by four.

  "Proxy Statement" shall mean the proxy statement of Bayport to be included in the Registration Statement for the purpose of obtaining the approval of the stockholders of Bayport of this Agreement and the prospectus of Landry's to be included in the Registration Statement for the purpose of offering the Landry's Common Stock to the Bayport stockholders upon consummation of the Merger.

  "Registration Statement" shall mean the registration statement on Form S-4 to be filed by Landry's with the SEC for the purpose, among other things, of registering the Landry's Common Stock which will be issued to the holders of Bayport Common Stock upon consummation of the Merger.

  "Returns" shall mean all returns, reports, estimates, declarations and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by the taxpayer relating to its income, properties or operations.

  "SEC" shall mean the Securities and Exchange Commission of the United
States.

  "SEC Documents" shall mean all reports, schedules, forms, statements and other documents filed with the SEC since January 1, 1994.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Special Meeting" shall have the meaning ascribed in Section 6.2(c) hereof.

  "Surviving Corporation" shall mean Bayport following the Effective Time.

  "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, alcohol, liquor, beer, wine, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

  "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

           ARTICLE 2--THE CLOSING; THE MERGER; EFFECTS OF THE MERGER

  Section 2.1 CLOSING. (a) The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Article 7 hereof, at the offices of Winstead Sechrest & Minick P.C., 910 Travis, Suite 1700, Houston, Texas at 9:00 A.M. (Central Time) on a date to be mutually agreed upon between the parties, which shall be no earlier than (i) at Landry's sole discretion thirty-one Business Days after the receipt by Landry's of the proceeds of an underwritten public offering including any additional proceeds that might be received as a result of sales to cover over-allotments of Common Stock of at least 3,500,000 shares and (ii) the satisfaction of the conditions set forth in Article 7, or if no date has been agreed to, on any date specified by one party to the other upon five days' notice following satisfaction of the conditions set forth in clauses (i) and (ii) above; provided that the limitation set forth in clause (i) if not earlier satisfied shall be deemed satisfied as of December 21, 1996 (the date of the Closing being referred to herein as the "Closing Date").

  (b) At the Closing, the parties shall (i) deliver the documents, certificates and opinions required to be delivered by Article 7 hereof, (ii) provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Article 7 hereof, (iii) cause the appropriate officers of Bayport and Sub to execute and deliver the Articles of Merger, attaching a Plan of Merger (the "Articles of Merger") in substantially the form attached as Exhibit A hereto and (iv) consummate the Merger by causing to be filed the properly executed Articles of Merger with the Secretary of State of the State of Florida in accordance with the provisions of the Florida BCA. The Merger shall be effective upon filing of the Article of Merger with the Secretary of State of Florida (such date and time being hereinafter referred to respectively as the "Effective Date" and the "Effective Time").

  Section 2.2 THE MERGER. Subject to the terms and conditions of this Agreement, Sub shall be merged with and into Bayport at the Effective Time. Following the Merger, the separate corporate existence of Sub shall cease and Bayport shall be the Surviving Corporation and shall succeed to and assume all the rights and obligations of Sub in accordance with the Florida BCA.

  Section 2.3 EFFECTS OF THE MERGER, CERTIFICATE AND BY-LAWS; DIRECTORS AND OFFICERS.

  (a) The Merger shall have the effects specified in Florida BCA.

  (b) The Articles of Incorporation of Bayport, as amended and restated and in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with its terms and as provided by law.

  (c) The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation thereafter unless and until amended in accordance with their terms, the terms of the Certificate of Incorporation of the Surviving Corporation and as provided by law.

  (d) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation thereafter, each to hold a directorship or office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their respective successors are duly elected and qualified.

             ARTICLE 3--MERGER CONSIDERATION; CONVERSION OF SHARES

  Section 3.1 CONVERSION OF SHARES. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Landry's, Sub, Bayport or the Surviving Corporation, or any holder of any of the following securities:

  (i) each share of common stock of Sub issued and outstanding at the Effective Time shall be converted into one share of the common stock, $.001 par value per share, of the Surviving Corporation;

  (ii) each issued share of Bayport Common Stock that is held in treasury by Bayport or held by any subsidiary of Bayport shall be cancelled and no stock of Landry's or other consideration shall be delivered in exchange therefor;

  (iii) each share of Bayport Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Exchange Ratio (as it may be adjusted as provided herein) of a fully paid and nonassessable share of Landry's Common Stock provided that if the Average Market Price of a share of Landry's Common Stock is (a) greater than $22.00 than the Exchange Ratio shall equal that number obtained by dividing $4.63 by the Average Market Price or (b) less than $15.00 than the Exchange Ratio shall equal that number obtained by dividing $3.16 by the Average Market Price.;

  (iv) each share of Bayport Preferred Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Preferred Exchange Ratio of a fully paid and non-assessable share of Landry's Preferred Stock.

  As used herein, the "Merger Consideration" shall mean the rights of holders of Bayport Common Stock and Bayport Preferred Stock to receive Landry's Common Stock and Landry's Preferred Stock, or, in certain circumstances as set forth in Section 3.2(e)(ii) hereof, cash.

  (b) Upon conversion of the shares of Bayport Common Stock and Bayport Preferred Stock into the Merger Consideration in the manner described in paragraphs 3.1(a)(iii) and 3.1(a)(iv) above, each record holder of issued and outstanding Bayport Common Stock and Bayport Preferred Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such number of shares of Landry's Common Stock or Landry's Preferred Stock (rounded down to the nearest whole share) equal to the product of (A) the Exchange Ratio or, where applicable the Preferred Exchange Ratio, and (B) the number of issued and outstanding shares of Bayport Common Stock or Bayport Preferred Stock of which such Person is the record holder immediately prior to the Effective Time.

  Section 3.2 EXCHANGE OF CERTIFICATES. (a) As of the Effective Date, Landry's shall deposit with American Stock Transfer Company or such company as may be designated by Landry's (and reasonably acceptable to Bayport) (the "Exchange Agent"), for the benefit of the holders of shares of Bayport Common Stock and Bayport Preferred Stock, for exchange in accordance with this Article 3, through the Exchange Agent, certificates representing the shares of Landry's Common Stock and Landry's Preferred Stock (such shares of Landry's Common Stock and Landry's Preferred Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.1 in exchange for outstanding shares of Bayport Common Stock and Bayport Preferred Stock. Except as contemplated by Section 3.2(f), the Exchange Fund shall not be used for any other purpose. Landry's agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares.

  (b) As soon as reasonably practicable after the Effective Time, Landry's shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bayport Common Stock or Bayport Preferred Stock (the "Certificates") whose shares were converted into the right to receive shares of Landry's Common Stock or Landry's Preferred Stock (collectively "Landry's Stock") pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Landry's may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Landry's Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Landry's Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to the provisions of this Article 3 after taking into account all the shares of Bayport Common Stock or Bayport Preferred Stock then held by such holder under all such Certificates so surrendered and/or cash in lieu of fractional shares of Landry's Stock to which such holder is entitled pursuant to Section 3.2(e)(ii), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Bayport Common Stock which is not registered in the transfer records of Bayport, a certificate representing the proper number of shares of Landry's Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of

Landry's Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Landry's that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Landry's Stock and cash in lieu of any fractional shares of Landry's Stock as contemplated by this Section 3.2. No interest will be paid or will accrue on any cash payable pursuant to this
Article 3.

  (c) No dividends or other distributions with respect to Landry's Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Landry's Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Landry's Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Landry's Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Landry's Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Landry's Common Stock.

  (d) All shares of Landry's Stock issued upon the surrender for exchange of shares of Bayport Common Stock or Bayport Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(c) or 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bayport Common Stock or Bayport Preferred Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bayport Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 3.

  (e) (i) No certificates or scrip representing fractional shares of Landry's Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Landry's.

  (ii) In lieu of the issuance of fractional shares of Landry's Common Stock or Landry's Preferred Stock, each holder of record of issued and outstanding shares of Bayport Common Stock and Bayport Preferred Stock, as the case may be, as of the Effective Time shall be entitled to receive a cash payment (without interest) (each a "Fractional Payment" and, collectively, the "Fractional Payments") equal to the fair market value of the fractional share of Landry's Common Stock to which such holder would be entitled but for this provision (assuming in the case of Landry's Preferred Stock, the immediate conversion thereof to Landry's Common Stock). For purposes of calculating such cash payment, the fair market value of a fraction of a share of Landry's Common Stock shall be such fraction multiplied by the Average Market Price.

  (f) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Landry's, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 3 shall thereafter look only to Landry's for payment of their claim for Landry's Stock, any cash in lieu of fractional shares of Landry's Stock and any dividends or distributions with respect to Landry's Stock.

  (g) None of Landry's, Sub, Bayport or the Exchange Agent shall be liable to any person in respect of any shares of Landry's Stock (or dividends or distributions with respect thereto) or cash that the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving

Corporation or Landry's, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or Landry's may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Landry's Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Landry's Stock deliverable in respect thereof, pursuant to this Agreement.

  Section 3.3 STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Bayport (or, if appropriate, any committee administering the Bayport Stock Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the following with respect to all options to purchase shares of Bayport Common Stock granted under the Bayport Stock Option Plans or otherwise ("Options") not exercised prior to the Closing Date:

    (i) adjust the terms of all such Options to purchase shares of Bayport Common Stock to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on substantially the same terms and conditions (including full exercisability at such time as such Option shall be exercisable by its terms), as were applicable to such Option under the terms of such Option and the applicable Bayport Stock Option Plans, the same number of shares of Landry's Common Stock (rounded down to the nearest whole share) as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share equal to
  (y) the aggregate exercise price for the shares of Bayport Common Stock otherwise purchasable pursuant to such Option divided by (z) the number of shares of Landry's Common Stock deemed purchasable pursuant to such Option; provided, however, that (i) no certificate or scrip representing fractional shares of Landry's Common Stock shall be issued in respect of any Option as adjusted pursuant to this Section 3.3 and (ii) any such fractional share will not entitle the owner thereof to vote or to any rights of a shareholder of Landry's; provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and

    (ii) make such other changes to the Bayport Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Landry's, which shall not be unreasonably withheld).

  (b) The provisions in the Bayport Stock Option Plans providing for the issuance, transfer or grant of any capital stock of Bayport or any interest in respect of any capital stock of the Bayport shall be deleted as of the Effective Time, and Bayport shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Bayport Stock Option Plan shall have any right thereunder to acquire any capital stock of Bayport, Landry's or the Surviving Corporation, except as provided in Section 3.3(a).

  (c) As soon as practicable after the Effective Time, Landry's shall deliver to the holders of Options appropriate notices setting forth such holder's rights pursuant to the respective Bayport Stock Option Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.3 after giving effect to the Merger). Except as otherwise provided in this Section 3.3, Landry's shall comply with the terms of the Bayport Stock Option Plans and ensure, to the extent required by, and subject to the provisions of such Bayport Stock Option Plans, that the Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

  (d) Landry's agrees to use reasonable efforts to take such actions as are necessary for the conversion of the Options in accordance with this Section 3.3, including (i) the reservation, issuance and listing of Landry's Common Stock as is necessary to effectuate the transactions contemplated by Section 3.3(a), (ii) entering into such agreements as are necessary to assume such Options and (iii) the filing of a registration statement or statements on Form S-8 and/or S-3, if necessary, to facilitate the public sale of stock issuable upon the exercise of such Options.

  (e) A holder of an Option adjusted in accordance with this Section 3.3 may exercise such adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Landry's, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Bayport Stock Option Plans.

  (f) All Bayport Warrants issued and outstanding as of the Effective Time shall have their terms automatically adjusted at the Effective Time so that each Bayport Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on substantially the same terms and conditions as were applicable to such Bayport Warrant under the terms of such Bayport Warrant, the same number of shares of Landry's Common Stock (rounded down to the nearest whole share) as the holder of such Bayport Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Bayport Warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Bayport Common Stock otherwise purchasable pursuant to such Bayport Warrant divided by (z) the number of shares of Landry's Common Stock deemed purchasable pursuant to such Bayport Warrant; provided, however, that
(i) no certificate or scrip representing fractional shares of Landry's Common Stock shall be issued in respect of any Bayport Warrant as adjusted pursuant to this Section 3.3 and (ii) any such fractional share will not entitle the owner thereof to vote or to any rights of a shareholder of Landry's.

  Section 3.4 EXCHANGE RATIO ADJUSTMENT. (a) In determining the Exchange Ratio, the parties have agreed to an estimate of the costs to complete construction (the "Build-out Costs") and the pre-opening costs (the "Pre-Opening Costs") of certain designated Restaurants (the "In-process Restaurants"). The aggregate of such Build-out Costs has been stipulated to be $13,000,000 and the aggregate of the Pre-Opening Costs have been stipulated to be $1,650,000. In the event as of the Closing Date the estimated Build-Out Costs and/or the Pre-Opening Costs, respectively, as determined by Landry's in good faith (the "Landry's Estimate") exceed the Build-out Costs (the "Excess Build-Out Costs") and/or the Pre-Opening Costs (the "Excess Pre-Opening Costs"), respectively, the applicable Exchange Ratio shall be adjusted to be equal to the Adjusted Exchange Ratio, and such Adjusted Exchange Ratio shall for all purposes of this Agreement be deemed the Exchange Ratio. No less than five days prior to the Closing Date, Landry's shall provide to Bayport the Landry's Estimate. The parties agree that the adjustment to the Exchange Ratio provided for in this Section 3.4 shall be Landry's sole and exclusive remedy in the event that the Landry's Estimate exceeds the Build-out Costs and/or the Pre-Opening Costs and, notwithstanding anything to the contrary contained herein, in no event shall such excess be deemed a breach of a representation, warranty or covenant of Bayport hereunder.

  (b) In the event Bayport disagrees with the determination of Landry's Estimate, Bayport shall notify Landry's prior to the Closing Date and, such Closing Date shall be postponed for a period not to exceed seven days during which time the parties shall attempt to mutually determine an estimate of actual and projected construction and pre-opening costs for the In-process Restaurants. If, within such seven days Landry's and Bayport cannot reach a mutually acceptable determination, one of the six nationally recognized accounting firms which is not auditing the financial statements of either Bayport or Landry's, mutually agreed to by the parties, shall determine the revised Build-out Costs, and Pre-Opening Costs; the Excess Build-Out Cost and the Excess Pre-Opening Costs. In no event shall the Exchange Ratio or the Adjusted Exchange Ratio be greater than that set forth in Section 3.1 hereof.

             ARTICLE 4--REPRESENTATIONS AND WARRANTIES OF BAYPORT

  Bayport represents and warrants to Landry's and Sub, as of the date hereof that except as set forth in the Schedules numbered to correspond to the applicable representation or warranty:

  Section 4.1 ORGANIZATION. (a) Bayport is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all corporate power and authority to carry on its business as now being conducted and to own its properties. Each other member of the Bayport Group is duly organized under the laws of the state of its organization and has all the requisite power and authority under the laws of such jurisdiction to carry on its business as now being conducted and to own its properties. Each member of the Bayport Group is duly qualified to do business and is in good standing in each state in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Bayport.

  Section 4.2 AFFILIATED ENTITIES. (a) Schedule 4.2 lists each member of the Bayport Group. All shares of the outstanding capital stock or equity interests in each member of the Bayport Group have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and except with respect to Bayport, are owned by Bayport, by another member of the Bayport Group, which is wholly owned by Bayport, or by Bayport and another member of the Bayport Group, which is wholly owned by Bayport, free and clear of all Liens.

  (b) Except as listed on Schedule 4.2, Bayport does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

  Section 4.3 CAPITALIZATION. (a) The authorized capital stock of Bayport consists exclusively of 50,000,000 shares of Bayport Common Stock of which 9,655,599 shares were issued and outstanding and no shares were held in its treasury as of March 29, 1996, and 15,000,000 shares of Bayport Preferred Stock of which 2,136,499 were outstanding as of March 29, 1996 (giving the holders thereof the right to convert such Bayport Preferred Stock into 534,124 shares of Bayport Common Stock), and no additional shares of Bayport's capital stock have been issued from such date to the date of this Agreement (except for any shares issued upon exercise of Bayport Stock Options). All of such issued and outstanding shares of Bayport Common Stock and Bayport Preferred Stock have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements. No share of capital stock of Bayport has been, or may be required to be, reacquired by Bayport for any reason or is, or may be required to be, issued by Bayport for any reason, including, without limitation, by reason of any option, warrant, security or right convertible into or exchangeable for such shares, or any agreement to issue any of the foregoing, except for shares of Bayport Common Stock issuable upon (i) the exercise of the Bayport Stock Options (with such outstanding Bayport Options giving holders thereof the right to acquire, in the aggregate, 2,111,500 shares of Bayport Common Stock as of March 29, 1996 whether or not vested), (ii) the exercise of rights associated with the Bayport Warrants (with such Bayport Warrants giving the holders thereof the right to acquire, in the aggregate, 691,566 shares of Bayport Common Stock as of April 15,
1996), or (iii) the conversion of 2,136,499 shares of Bayport Preferred Stock.

  Section 4.4 AUTHORITY; ENFORCEABLE AGREEMENTS. (a) Subject to obtaining approval of the holders of not less than a majority of the outstanding Bayport Common Stock and Bayport Preferred Stock, voting as separate classes if required by the Florida BCA, Bayport has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions described herein. The execution and delivery of this Agreement by Bayport and the consummation by Bayport of the transactions described herein have been duly authorized by all necessary corporate action on the part of Bayport, except for the affirmative vote of the holders of not less than a majority of the outstanding Bayport Common Stock and Bayport Preferred Stock, voting as separate classes if required by the Florida BCA, which shall have been obtained prior to the Effective Time.

  (b) This Agreement has been duly executed and delivered by Bayport, and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of Bayport, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general equitable principles and provided that the Merger may not be effected without the affirmative vote of the holders of not less than a majority of the outstanding Bayport Common Stock and Bayport Preferred Stock, voting as separate classes if required by the Florida BCA. The Funding Agreement entered into by Bayport in connection with this Agreement has been, or will be, duly executed and delivered by Bayport, and (assuming due execution and delivery by the other parties thereto) constitutes, or will constitute, a valid and binding obligation of Bayport, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general equitable principles.

  Section 4.5 NO CONFLICTS OR CONSENTS. (a) Except as set forth on Schedule 4.5(a), neither the execution, delivery or performance of this Agreement by Bayport nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the Bayport Group under, (A) the Articles of Incorporation, By-laws or any other organizational documents of any member of the Bayport Group, or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the Bayport Group is a party, or by which any member of the Bayport Group or any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act and effectiveness of the Registration Statement, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the Bayport Group is subject or by which any member of the Bayport Group or any of the assets of the foregoing are bound.

  (b) Except as set forth on Schedule 4.5(b), no consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by Bayport of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by Bayport of any other agreements entered, or to be entered, into by Bayport in connection with this Agreement, except for (i) the filing of the HSR Report by Bayport under the HSR Act and the early termination or expiration of all applicable waiting periods thereunder, (ii) the filing of the Proxy Statement included in the Registration Statement described in Section 6.2 hereof with the SEC and the declaration of effectiveness thereof by the SEC and the filing of other SEC required documents, (iii) the affirmative vote of the holders of a majority of the outstanding Bayport Common Stock and Bayport Preferred Stock, required to approve the Merger and (iv) the filing of the Articles of Merger as provided in Section 2.1(b) hereof.

  Section 4.6 CORPORATE DOCUMENTS, STOCKHOLDER AGREEMENTS AND BOARD OF DIRECTORS. Bayport has delivered to Landry's true and complete copies of its Articles of Incorporation and By-laws, as amended or restated through the date of this Agreement and the organizational documents governing each member of the Bayport Group listed on Schedule 4.2. The minute books of each member of the Bayport Group, contain reasonably complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of Bayport are maintained by its transfer agent and registrar and, to the Knowledge of Bayport, contain complete and accurate records of all issuances and redemptions of stock by Bayport. Except for outstanding Bayport Stock Options and Bayport Warrants, neither Bayport nor, to the Knowledge of Bayport, any of its Affiliates, is a party to any agreement with respect to the capital stock of Bayport other than this Agreement.

  Section 4.7 SEC DOCUMENTS; FINANCIAL STATEMENTS; LIABILITIES. (a) Bayport has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Bayport SEC Documents"). The Bayport SEC Documents, and any such reports, forms and documents filed by Bayport with the SEC after the date hereof, as amended, complied, or will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Bayport SEC Documents, and none of the Bayport SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Bayport SEC Document has been superseded by a later filed Bayport SEC Document, none of the Bayport SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Bayport Financial Statements included in the Bayport SEC Documents have been audited by Grant Thornton LLP, independent accountants (in the case of the Bayport Audited Financial Statements) in accordance with generally accepted auditing standards, have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly the financial position of Bayport at such dates and the results of operations and cash flows for the periods then ended. Except as set forth on Schedule 4.7(b), no member of the Bayport Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except (i) as and to the extent reflected on the Bayport Latest Balance Sheet, or (ii) as may have been incurred or may have arisen since the date of the Bayport Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or are permitted by this Agreement.

  (c) The Bayport Latest Balance Sheet includes appropriate reserves for all Taxes and other liabilities incurred as of such date but not yet payable.

  (d) Except as set forth on Schedule 4.7(d), since the date of the Bayport Latest Balance Sheet, there has been no change that has had or is likely to have a Material Adverse Effect on Bayport.

  (e) The statements of income included in the Bayport Financial Statements do not contain any income or revenue realized from services that the Surviving Corporation would be prohibited or restricted from offering after the Effective Time pursuant to any covenant or provision in any material contract to which any member of the Bayport Group is a party.

  (f) Schedule 4.7(f) sets forth the budgets prepared by Bayport establishing estimated costs of construction of In-Process Restaurants and pre-opening expenses which accurately disclose the actual amounts expended and to be expended for such costs and expenses including all capitalized costs of any nature.

  (g) Schedule 4.7(g) lists the average inventory of each restaurant store, the North Carolina crab processing plant, and the Jacksonville central distribution warehouse, in existence as of the dates noted therein.

  Section 4.8 ACCOUNTS RECEIVABLE. All of the accounts receivable reflected on the Bayport Latest Balance Sheet or created thereafter have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to Bayport or another member of the Bayport Group and have been accrued and recorded in accordance with generally accepted accounting principles. Except as set forth on Schedule 4.8, such accounts receivable will be collectible in full when due, without any counterclaims, set-offs or other defenses and without provision for any allowance for uncollectible accounts other than such allowance as appears on the Bayport Latest Balance Sheet.

  Section 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 4.9, or in the Bayport SEC Documents, since the date of the Bayport Latest Balance Sheet each member of the Bayport Group has conducted its business only in the ordinary course, and has not:

  (a) amended its Articles of Incorporation, By-laws or similar organizational documents;

  (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except in the ordinary course of business provided that the execution of a real estate lease for a restaurant site shall not be considered an obligation incurred in the ordinary course of business;

  (c) suffered or permitted any of its assets to be or remain subject to any mortgage or other encumbrance other than those disclosed on Schedule 4.11 and that collateralize indebtedness reflected on the Bayport Latest Balance Sheet and Permitted Liens;

  (d) merged or consolidated with another entity or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, or otherwise disposed of any assets except for fair value and in the ordinary course of business;

  (e) made any capital expenditure or commitment therefor, except in the ordinary course of business, provided that any acquisition of restaurants or restaurant sites, or acquisitions of, or improvements to, real property, shall not be considered to be in the ordinary course of business;

  (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest other than (i) issuances of Bayport Common Stock upon the exercise of any Bayport Stock Option, the conversion of any Bayport Preferred Stock, or the exercise of any Bayport Warrant; or (ii) the acceptance by Bayport of any shares of Bayport Common Stock in consideration of the exercise of the Bayport Stock Options or in satisfaction of any tax or tax withholding obligations of the holders of such Bayport Stock Options in accordance with the Bayport Stock Option Plans;

  (g) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or payment of any kind or granted any stock options;

  (h) increased indebtedness for borrowed money, or made any loan to any Person, other than through the issuance of standby or performance letters of credit issued in the ordinary course of business;

  (i) made any change affecting any banking, safe deposit or power of attorney arrangements;

  (j) written off as uncollectible any notes or accounts receivable, or employee or non-employee loans, except for notes or accounts receivable in the ordinary course of business which in the aggregate do not exceed $10,000;

  (k) entered into or amended any employment, severance or similar agreement or arrangement with any director or employee, or granted any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any executive officer or other salaried employee.

  (l) cancelled, waived, released or otherwise compromised any debt, claim or right, except as permitted under clause (j);

  (m) made any change in any accounting principle or practice or method or application thereof;

  (n) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

  (o) entered into any transaction other than on an arm's-length basis;

  (p) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be anticipated to have (after giving effect to any insurance benefit either (i) that has been received or
(ii) the payment obligation for which has been acknowledged by the insurer) a Material Adverse Effect on Bayport;

  (q) agreed, whether or not in writing, to do any of the foregoing;

  (r) suffered any stop work orders, notices of lien or notices of failure of permits or any matter which would prevent or delay the construction of a restaurant; or

  (s) materially decrease the weekly average inventory of any restaurant or house bank accounts in any restaurant.

  Section 4.10 CONTRACTS. Except as set forth on Schedule 4.10 or in any Bayport SEC Document no member of the Bayport Group is a party to: (i) any collective bargaining agreement; (ii) any written or oral employment or other agreement or contract with or commitment to any salaried employee; (iii) any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or to compete with any Person or to open or operate a restaurant within a certain area or any restaurant owned or operated by Bayport; (iv) any oral or written obligation of guaranty or indemnification arising from any agreement, contract or commitment, except as provided in its Articles of Incorporation; (v) any joint venture, partnership or similar contract involving a sharing of profits or expenses; (vi) any non-disclosure agreement, non-competition agreement, agreement with an officer, director or employee of any member of the Bayport Group, tax indemnity, tax sharing or tax allocation agreement or severance, bonus or commission agreement; (vii) any agreement or contract under which any member of the Bayport Group is the licensee of computer software or other intellectual property with a per unit cost greater than $2,500; (viii) any contract between any member of the Bayport Group and any of their respective Affiliates (other than other members of the Bayport Group); (ix) any indenture, mortgage, loan, credit, sale-leaseback or similar contract under which any member of the Bayport Group has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others;
(x) any hedge, swap, exchange, futures or similar agreements or contracts in an amount in excess of $25,000; or (xi) any other oral or written agreement, contract or commitment that has had or may have a Material Adverse Effect on Bayport. There is no existing breach by any member of the Bayport Group of, nor is there any pending or to the Knowledge of Bayport threatened claim that, any member of the Bayport Group has breached any of the terms or conditions of any of its material agreements, contracts or commitments, and to the Knowledge of Bayport, no other parties to such agreements, contracts or commitments have breached any of its terms or conditions.

  Section 4.11 PROPERTIES AND LEASES. (a) With respect to assets, each member of the Bayport Group has, except with respect to assets disposed of in the ordinary course of business (none of which are material to the operations of its business) or such assets as are no longer used or useful in the conduct of its business, good and valid title to all real property and all other properties and assets reflected in the Bayport Latest Balance Sheet free and clear of all Liens, except for (i) Liens that secure indebtedness that is properly reflected in the Bayport Latest Balance Sheet; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and in no event shall the obligations collateralized by any such contested Permitted Liens in the aggregate exceed $150,000; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any such properties or assets or the potential sale of any such properties and assets and (v) capital leases and leases of such properties, if any, to third parties for fair and adequate consideration. Schedule 4.11(a) contains a list of all Liens (other than Permitted Liens) and equipment leases in an amount in excess of $25,000 or property collateralizing indebtedness on the Bayport Latest Balance Sheet and any guaranty or other credit support arrangement pursuant to which any member of the Bayport Group has guaranteed an obligation of any other member of the Bayport Group where assets are the collateral. A member of the Bayport Group owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business.

  (b) With respect to each lease of any real property, or a material amount of other personal property, to which a member of the Bayport Group is a party (i) such member of the Bayport Group has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such lease; (vi) such member of the Bayport Group has not violated any of the material terms or conditions under any such lease and to the Knowledge of Bayport there has been no (A) condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each lease concerning demised premises subleased to any member of the Bayport Group, condition or covenant to be observed or performed by any other party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such prime lease; and (vii) except as set forth on Schedule 4.5(b), the transactions described in this Agreement will not constitute a default under or cause for termination or modification of any such lease.

  (c) To the Knowledge of Bayport, the rent charged to any member of the Bayport Group under any lease, between any member of the Bayport Group and any of its Affiliates (other than another member of the Bayport Group) is at or below the market rate as of the time such lease was entered into, and any such lease contains such other terms and conditions that are no less favorable to Bayport than would be obtainable in an arms-length transaction with an independent third party lessor.

  (d) Schedule 4.11(d) contains a list of all real property owned by members of the Bayport Group and a list of all leases to which the members of the Bayport Group are parties.

  Section 4.12 CONDITION OF BAYPORT'S ASSETS. Except as set forth on Schedule 4.12, all of the material tangible assets of the Bayport Group which are being used in the business of the Bayport Group are currently in good and usable condition, ordinary wear and tear excepted, and there is no deferred maintenance requirements on any such assets which would require an expenditure in excess of $10,000 per store. To the Knowledge of Bayport, there are no defects in such assets or other conditions that have or would be reasonably likely to have a Material Adverse Effect on Bayport. Such assets and the other properties being leased by a member of the Bayport Group pursuant to the leases described on Schedule 4.11(d), constitute all of the material operating assets being utilized by the Bayport Group in the conduct of its business and such assets are sufficient in quantity and otherwise adequate for the operations of the Bayport Group as currently conducted.

  Section 4.13 VOTING REQUIREMENTS. The affirmative vote of a majority of the outstanding shares of Bayport Common Stock and Bayport Preferred Stock entitled to vote on the Merger (voting as separate classes if required by the Florida BCA) and required by Bayport's Articles of Incorporation or the Florida BCA, is the only vote of the holders of any class or series of Bayport's capital stock necessary to approve this Agreement and the transactions described herein.

  Section 4.14 ACCOUNTING MATTERS. No member of the Bayport Group, nor to the Knowledge of Bayport any of its Affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Landry's or any of its Affiliates) would prevent Landry's from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Upon execution of this Agreement, Bayport will have received a letter from its independent public accountants to the effect that if the Merger were to be consummated on the date of this Agreement, Bayport qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available.

  Section 4.15 SUPPLIERS AND CUSTOMERS. To the Knowledge of Bayport, (a) no supplier providing products, materials or services to any member of the Bayport Group intends to cease selling such products, materials or services to any member of the Bayport Group or to limit or reduce such sales to any member of the Bayport Group or materially alter the terms or conditions of any such sales and (b) no customer of any member of the Bayport Group intends to terminate, limit or reduce its or their business relations with any member of the Bayport Group except where such action would not have a Material Adverse Effect on Bayport. Notwithstanding the foregoing, no representation or warranty is provided that any supplier or customer of Bayport will continue to do business with Landry's after the consummation of the Merger.

  Section 4.16 EMPLOYEE MATTERS. (a) Schedule 4.16(a) sets forth the name, title, current annual compensation rate (including bonus and commissions), current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each salaried employee of each member of the Bayport Group. Copies of organizational charts, any employee handbook(s), and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, have been provided to Landry's.

  (b) Each of the following is true with respect to the Bayport Group:

    (i) to the Knowledge of Bayport, each such member is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no proceeding pending or to the Knowledge of Bayport threatened, or, any investigation pending or to the Knowledge of Bayport threatened against it relating to any thereof, and to the Knowledge of Bayport there is no basis for any such proceeding or investigation;

    (ii) none of the employees of any such member is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

    (iii) there are no charges of, formal, informal or internal complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or to the Knowledge of Bayport threatened, nor is there any investigation pending or to the Knowledge of Bayport threatened, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

  Section 4.17 EMPLOYEE BENEFIT PLANS. With respect to any member of the Bayport Group:

  (a) Schedule 4.17(a) lists each Employee Plan that each member of the Bayport Group maintains, administers, contributes to, or has any contingent liability with respect thereto. Bayport has provided a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto, together with
(i) the three most recent annual reports, if any, prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan; (iii) all material communications received from or sent to the Internal Revenue Service ("IRS") or the Department of Labor ("DOL") within the last two years (including a written description of any material oral communications relating to the IRS Voluntary Compliance Resolution or Closing Agreement Programs); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter, both as applicable; (v) all insurance contracts or other funding arrangements, currently in force; and
(vi) an actuarial study of any post-employment life or medical benefits provided, if any.

  (b) Schedule 4.17(b) identifies each Benefit Arrangement that each member of the Bayport Group maintains, administers, contributes to, or has any contingent liability with respect thereto. Bayport has furnished to Landry's copies or descriptions of each Benefit Arrangement and any of the information set forth in Section 4.17(a) applicable to any such Benefit Arrangement. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

  (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. To the Knowledge of Bayport, no member of the Bayport Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

  (d) No Employee Plan is (i) a Multiemployer Plan, (ii) a Title IV Plan or
(iii) is maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Bayport Group has ever maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan. No member of the Bayport Group has within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

  (e) Each Employee Plan which is intended to be qualified under Section 40l(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan for which a determination is available under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. Each Employee Plan has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

  (f) Full payment has been made of all amounts which any member of the Bayport Group is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

  (g) No member of the Bayport Group, or any of their respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject Bayport to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

  (h) To the Knowledge of Bayport, there are no facts or circumstances that might give rise to any liability under Title I of ERISA.

  (i) No member of the Bayport Group has any current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under
Section 4980B of the Code, relating to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

  (j) There is no litigation, administrative or arbitration proceeding to the Knowledge of Bayport or other dispute pending or threatened that involves any Employee Plan or Benefit Arrangement.

  (k) No employee or former employee of any member of the Bayport Group will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby, except as disclosed on
Schedule 4.17(k) and no such disclosed payment constitutes a parachute payment described in Section 280G of the Code, except as disclosed on Schedule 4.17(k).

  (l) To the Knowledge of Bayport, all group health plans (as defined in Code
Section 5000(b)(1)) of any member of the Bayport Group have at all times fully complied with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and the regulations promulgated thereunder. Further, no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees, former employees or beneficiaries thereof, except to the extent otherwise required by the continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and to the Knowledge of Bayport there are no claims by terminated employees with respect thereto.

  (m) Except as set forth on Schedule 4.17(m), no employee or former employee, officer or director of any member of the Bayport Group is or will become entitled to receive any award under a Bayport discretionary or other bonus plans.

  (n) All obligations under any such Employee Plans have been in the aggregate, accrued on the Bayport Financial Statements to the extent required (including items relating to vesting via passage of time or as a result of the Merger).

  Section 4.18 TAX MATTERS.

  (a) Except as set forth on Schedule 4.18, each of the following is true with respect to each member of the Bayport Group to the extent applicable to such member:

    (i) all Returns required to be filed have been filed, including legal periods permitted by extensions, by each member of the Bayport Group when due in accordance with all applicable laws; all Taxes shown on the Returns have been timely paid when due; the Returns have been properly completed in compliance in all material respects with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, business and operations required to be shown thereon; the Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law);

    (ii) All each member of the Bayport Group has paid all Taxes required to be paid by it (whether or not shown on a Return) or for which it is liable (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such Taxes), whether to taxing authorities or to other persons under tax allocation agreements, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations for any Pre-Closing Period as reflected on its books (including, without limitation, the Bayport Latest Balance Sheet) are adequate in the aggregate to cover such Taxes;

    (iii) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the income, properties or operations of any member of the Bayport Group, and to the Knowledge of the Bayport Group no member the Bayport Group has been requested to enter into any such agreement or consent;

    (iv) there are no Tax liens (other than for current Taxes not yet due and payable) upon the assets of any member of the Bayport Group;

    (v) all material elections with respect to Taxes affecting any member of the Bayport Group are set forth in Schedule 4.18;

    (vi) all Taxes that the Bayport Group is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such withholding and collection);

    (vii) Schedule 4.18 hereto sets forth (A) the taxable years of each member of the Bayport Group as to which the respective statutes of limitations (as defined in Code Section 6501(a) without application of exceptions contained in other provisions of Code Section 6501) with respect to Taxes (limited, however, to Taxes imposed by the Code) have not expired, and (B) with respect to such taxable years, those years for which examinations have not been completed, those years for which examinations are currently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. Schedule 4.18 lists each state in which any member of the Bayport Group has, at any time within the three year period ending on the date hereof, filed a Return.

    (viii) all Tax deficiencies which have been claimed, proposed or asserted against any member of the Bayport Group have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles to the same or a similar factual situation or practice, can be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined;

    (ix) to the Knowledge of Bayport, each member of the Bayport Group has complied in all material respects with all applicable Tax laws;

    (x) no member of the Bayport Group is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
  Section 280G (or any comparable provision of state or local law);

    (xi) no member of the Bayport Group has agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in accounting method or otherwise;

    (xii) no member of the Bayport Group has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income law) apply to any disposition of any asset owned by it;

    (xiii) none of the assets of any member of the Bayport Group is property that such company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to January 1, 1984;

    (xiv) none of the assets of any member of the Bayport Group directly or indirectly secures any debt, the interest on which is tax exempt under
  Section 103(a) of the Code;

    (xv) none of the assets of any member of the Bayport Group is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

    (xvi) no member of the Bayport Group has made a deemed dividend election under Section 1.1502-32(f)(2) of the Treasury Regulations or a consent dividend election under Section 565 of the Code;

    (xvii) since 1990, no member of the Bayport Group has ever been a member of an affiliated group (used herein as defined in Section 1504 of the Code) other than an affiliated group of which Bayport is the parent corporation;

    (xviii) since 1990, no member of the Bayport Group is (or has ever been) a party to any tax sharing agreement nor has any such member assumed the tax liability of any other person under contract.

  Section 4.19 LITIGATION. Except as disclosed on Schedule 4.19, there are no actions, suits, proceedings, arbitrations, claims or investigations pending or, to the Knowledge of Bayport, threatened before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the Bayport Group or any of the directors, officers, or employees of the Bayport Group which could reasonably be expected to have Material Adverse Effect on Bayport. To the Knowledge of Bayport, no facts or circumstances exist that would be likely to result in the filing of any such action that could reasonably be expected to have a Material Adverse Effect on Bayport. Except as disclosed on Schedule 4.19, no member of the Bayport Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

  Section 4.20 INSURANCE. Schedule 4.20 contains a list of the insurance policies that each member of the Bayport Group currently maintains or maintained in 1995, with respect to its business, properties and employees each of which is in full force and effect and a complete and correct copy of each has been delivered to Landry's. All insurance premiums currently due with respect to such policies have been paid and no member of the Bayport Group is otherwise in default with respect to any such policy, nor has any member of the Bayport Group failed to give any notice or to present any claim under any such policy. No member of the Bayport Group has received notice of cancellation or non-renewal of any such policy. Such policies are sufficient for substantial compliance with all material requirements of law and all agreements to which any member of the Bayport Group is a party.

  Section 4.21 ENVIRONMENTAL COMPLIANCE. (a) Except where the absence of, or non-compliance with, would not reasonably be expected to have a Material Adverse Effect on Bayport, each member of the Bayport Group possesses all necessary licenses, permits and other approvals and authorizations that are required under, and are, and to the Knowledge of Bayport at all times in the past have been, in compliance with, all federal, state, local and foreign laws, common law duties, ordinances, codes and regulations relating to pollution or the protection of the environment (collectively, "Environmental Laws"), including without limitation all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous substances or wastes, and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to hazardous substances or wastes. For purposes of this Agreement, "hazardous substances" and "hazardous wastes" are materials defined as "hazardous substances," "hazardous wastes," or "hazardous constituents" in (i) the Comprehensive-Environmental Response, Compensation and Liability Act of 1980 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1986, and any amendments thereto and regulations thereunder; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any amendments thereto and regulations thereunder; (iii) the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701-2761, and any amendments thereto and regulations thereunder; or
(iv) any other federal, state, local or foreign environmental law or regulation.

  (b) No member of the Bayport Group is, nor has it been, subject to any administrative or judicial proceeding pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws, and, to the Knowledge of Bayport, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any member of the Bayport Group for a violation of, or alleging liability under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect on Bayport.

  (c) There are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the Bayport Group and to the Knowledge of Bayport there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the Bayport Group on the date of the sale thereof by any member of the Bayport Group or during the period of lease for use by any member of the Bayport Group.

  (d) Except in the ordinary course of business, and in all cases in compliance with Environmental Laws, no member of the Bayport Group has engaged any third party to handle, transport or dispose of hazardous substances or wastes (including for this purpose, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf.

  Section 4.22 COMPLIANCE WITH LAW; PERMITS. Other than compliance with Environmental Laws which is covered in Section 4.21: (a) the operations and activities of each member of the Bayport Group comply in all respects material to its business with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Bayport, and

  (b) except to the extent that failure to comply will not have a Material Adverse Effect on the conduct of its business, each member of the Bayport Group possesses all governmental licenses, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, permits and authorizations are in full force and effect and have been and are being fully complied with by it except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Bayport. No member of the Bayport Group has received any notice of any violation of any of the terms and conditions of any such license, permit or authorization and, to the Knowledge of Bayport, no facts or circumstances exist that would form the reasonable basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. No such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Bayport.

  Section 4.23 INTERESTS IN CLIENTS, SUPPLIERS, ETC. Except as set forth in
Schedule 4.23, no officer or director of any member of the Bayport Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization that is a supplier, customer, lessor, lessee, or competitor or potential competitor of the Bayport Group or that has entered into any material contract with any member of the Bayport Group. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this Section 4.23.

  Section 4.24 TRANSACTIONS WITH RELATED PARTIES. (a) Schedule 4.24(a) lists all transactions between January 1, 1993 and the date of this Agreement involving or for the benefit of any member of the Bayport Group, on the one hand, and any director or officer of any member of the Bayport Group or Affiliate of such director or officer, on the other hand, including, (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment and (iv) purchases or sales of products or services.

  (b) Schedule 4.24(b) lists (i) all agreements and claims of any nature that any officer or director of any member of the Bayport Group or any Affiliate (other than another member of the Bayport Group) of such officer or director has with or against any member of the Bayport Group as of the date of this Agreement that are not identified on the Bayport Latest Balance Sheet and (ii) all agreements and claims of any nature that any member of the Bayport Group has with or against any officer or director of any member of the Bayport Group or any Affiliate (other than another member of the Bayport Group) of such officer or director as of the date of this Agreement that are not identified on the Bayport Latest Balance Sheet.

  Section 4.25 STATEMENTS ARE TRUE AND CORRECT. None of the information that has been or will be supplied by the Bayport Group included in (i) the Registration Statement to be filed by Landry's with the SEC in connection with the Landry's Common Stock to be issued in the Merger, (ii) the Proxy Statement to be mailed to the stockholders of Bayport in connection with its stockholders meeting, and (iii) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the stockholders of Bayport, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Bayport stockholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Bayport is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

  Section 4.26 BROKER'S AND FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Bayport is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein, except fees to Alex. Brown & Sons Incorporated to be paid by Bayport that are disclosed in Schedule 4.26, and which do not exceed $750,000, including all costs and expenses.

  Section 4.27 DISCLOSURE. (a) No representations or warranties by Bayport in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

  (b) Landry's has been furnished with, or given access to, complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, a Schedule provided by Bayport. Each of the Schedules provided by Bayport is complete and correct.

  Section 4.28 TRADEMARKS, TRADENAMES, ETC. Bayport and each member of the Bayport Group own or possesses, or possesses a valid right or license to use, all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses (collectively "I.P. Rights"), and all rights with respect to the foregoing, reasonably necessary for the conduct of their business as now conducted, without any known conflict, asserted or not, with the rights of others. Schedule 4.28 lists all I.P. Rights.

         ARTICLE 5--REPRESENTATIONS AND WARRANTIES OF LANDRY'S AND SUB

  Landry's and Sub jointly and severally represent and warrant to Bayport, as of the date hereof that, except as set forth in the Schedules numbered to correspond to the applicable representation or warranty:

  Section 5.1 ORGANIZATION. Landry's and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and have all corporate power and authority to carry on their business as now being conducted and to own their properties. Each other member of the Landry's Affiliated Group is duly organized under the laws of the state of its organization and has all the requisite power and authority under the laws of such jurisdiction to carry on its business as now being conducted and to own its properties. Each member of the Landry's Affiliated Group is duly qualified to do business and is in good standing in each state in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Landry's.

  Section 5.2 AFFILIATED ENTITIES. (a) All shares of the outstanding capital stock or equity interests in each such member of the Landry's Affiliated Group have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and, are owned by Landry's, by another member of the Landry's Affiliated Group or by Landry's and another member of the Landry's Affiliated Group, free and clear of all Liens.

  (b) Except as listed on Schedule 5.2(b), Landry's does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

  Section 5.3 CAPITALIZATION. (a) The authorized capital stock of Landry's consists exclusively of 30,000,000 shares of common stock, $0.01 par value per share, of which 18,204,220 shares were issued and outstanding and no shares were held in its treasury as of April 15, 1996, and 2,000,000 shares of preferred stock, $0.01 par value, of which none are currently outstanding, and no additional shares of Landry's capital stock have been issued from such date to the date of this Agreement (except for any shares issued upon exercise of any options referred to in the second following sentence). All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements. No share of capital stock of Landry's has been, or may be required to be, reacquired by Landry's for any reason or is, or may be required to be, issued by Landry's for any reason, including, without limitation, by reason of any option, warrant, security or right convertible into or exchangeable for such shares, or any agreement to issue any of the foregoing, except for options granted under and issuable upon the exercise of stock options granted under the Landry's Stock Option Plans. As of March 31, 1996, 2,751,520 shares were reserved for issuance upon exercise of options pursuant to the Landry's Stock Option Plans.

  (b) The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.10 par value per share, of which 1,000 shares are issued and outstanding and owned by Landry's and no shares are held in its treasury. All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements. No share of capital stock of Sub has been, or may be required to be, reacquired by Sub for any reason or is, or may be required to be, issued by Sub for any reason, including by reason of any option, warrant, security or right convertible into or exchangeable for such shares or any agreement to issue any of the foregoing.

  Section 5.4 AUTHORITY; ENFORCEABLE AGREEMENTS. (a) Landry's and Sub each has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions described herein. The execution and delivery of this Agreement by Landry's and Sub and the consummation by Landry's and Sub of the transactions described herein have been duly authorized by all necessary corporate action on the part of Landry's and Sub.

  (b) This Agreement has been duly executed and delivered by Landry's and Sub, and (assuming due execution and delivery by the other parties thereto) constitutes a valid and binding obligation of Landry's and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by Landry's and Sub in connection with this Agreement have been, or will be, duly executed and delivered by Landry's and Sub, and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of Landry's and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general equitable principals.

  Section 5.5 NO CONFLICTS OR CONSENTS. (a) Except as set forth on Schedule 5.5(a), neither the execution, delivery or performance of this Agreement by Landry's or Sub nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the Landry's Affiliated Group under, (A) the certificates of incorporation, by-laws or other organizational documents of any member of the Landry's Affiliated Group or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the Landry's Affiliated Group is a party, or by which any member of the Landry's Affiliated Group or any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act and effectiveness of the Registration Statement, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the Landry's Affiliated Group is subject or by which any member of the Landry's Affiliated Group or any of the assets of the foregoing are bound.

  (b) No consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by Landry's or Sub of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by Landry's or Sub of any other agreements entered, or to be entered, into by Landry's or Sub in connection with this Agreement, except for
(i) the filing of the HSR Report by Landry's under the HSR Act and the early termination or expiration of applicable waiting periods thereunder, (ii) the filing of the Registration Statement on Form S-4 described in Section 6.2 hereof with the SEC and the declaration of effectiveness thereof by the SEC and (iii) the filing of the Certificate of Merger as provided in Section 2.1(b) hereof.

  Section 5.6 CORPORATE DOCUMENTS, STOCKHOLDER AGREEMENTS AND BOARD OF DIRECTORS. Landry's has delivered to Bayport true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement, and the organizational documents governing each member of the Landry's Affiliated Group. The minute books of each member of the Landry's Affiliated Group contain reasonably complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of Landry's are maintained by its transfer agent and registrar, and to the Knowledge of Landry's, contain complete and accurate records of all issuances and redemptions of stock by Landry's. Neither Landry's nor any of its Affiliates, is a party to any agreement with respect to the capital stock of Landry's other than this Agreement and the Landry's Stock Option Plans.

  Section 5.7 SEC DOCUMENTS; FINANCIAL STATEMENTS; LIABILITIES. (a) Landry's has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Landry's SEC Documents"). As of their respective dates, the Landry's SEC Documents, and any such reports, forms and documents filed by Landry's with the SEC after the date hereof, complied, or will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Landry's SEC Documents, and none of the Landry's SEC Documents contained, or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Landry's SEC Document has been revised or superseded by a later filed Landry's SEC Document, none of the Landry's SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Landry's Financial Statements included in the Landry's SEC Documents have been audited by Arthur Andersen, LLP, certified public accountants (in the case of the Landry's Audited Financial Statements) in accordance with generally accepted auditing standards, have been prepared in accordance with United States generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of Landry's and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended. No member of the Landry's Affiliated Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except (i) as and to the extent reflected on the Landry's Latest Balance Sheet, or (ii) as may have been incurred or may have arisen since the date of the Landry's Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or are permitted by this Agreement.

  (c) The Landry's Latest Balance Sheet includes appropriate reserves for all Taxes and other liabilities incurred as of such date but not yet payable.

  (d) Since the date of the Landry's Latest Balance Sheet, there has been no change that has had or is likely to have a Material Adverse Effect on Landry's.

  (e) The statements of earnings included in the Landry's Financial Statements do not contain any income or revenue realized from services that the Surviving Corporation would be prohibited or restricted from offering after the Effective Time pursuant to any covenant or provision in any material contract to which any member of the Landry's Affiliated Group is a party.

  Section 5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 5.8, since the date of the Landry's Latest Balance Sheet, each member of the Landry's Affiliated Group has conducted its business only in the ordinary course, and has not:

    (a) amended its certificate of incorporation, by-laws or similar organizational documents;

    (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except in the ordinary course of business;

    (c) suffered or permitted any of its assets to be or remain subject to any mortgage or other encumbrance;

    (d) merged or consolidated with another entity (other than a subsidiary) or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, transferred or otherwise disposed of any material portion of its assets except for fair value in the ordinary course of business;

    (e) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on Landry's;

    (f) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

    (g) entered into any transaction other than on an arm's-length basis;

    (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or except for the possible sale of Common Stock in an underwritten public offering redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option.

  warrant or other right to purchase or acquire any such interest other than
  (i) grants of, and issuances of shares of Landry's Common Stock upon the exercise of, stock options issued under a Landry's Stock Option Plan, provided that any new options granted by Landry's shall not have covered more than 800,000 shares, (ii) the acceptance by Landry's of any shares in consideration of the exercise of such Landry's stock options or in satisfaction of any tax or tax withholding obligations of the holders of such options, and (iii) payments within the Landry's Affiliated Group by entities other than Landry's as part of its cash management program that may be characterized as dividends or distributions;

    (h) adopted any employee benefit plan or made any change in any existing employee benefit plans;

    (i) entered into or amended any employment, severance or similar agreement or arrangement with any director or employee;

    (j) made any change in any accounting principle or practice or method or application thereof;

    (k) suffered the termination suspension or revocation of any license or permit necessary for the operation of its business; or

    (l) agreed, whether or not in writing, to do any of the foregoing.

  Section 5.9 CONTRACTS. (a) Each material agreement, contract or commitment to which any member of the Landry's Affiliated Group is a party that would be required to be filed as an exhibit to a report, schedule, form, statement or other document with the SEC (each a "Material Contract") has been so filed, and between the date of the filing of its most recent Annual Report on Form 10-K and the date of this Agreement, Landry's has not entered into any Material Contract other than this Agreement. Landry's will file with the SEC any Material Contract required to be filed that it enters into between the date of this Agreement and the Closing Date and will furnish Bayport with a copy of any such Material Contract. No member of the Landry's Affiliated Group has breached, nor is there any pending or, to the Knowledge of Landry's, threatened, claim that it has breached, any of the terms or conditions of any of its Material Contracts, and to the Knowledge of Landry's, no other parties to any such Material Contract have breached any of its terms or conditions. Bayport has been provided with a complete and accurate copy of each Material Contract entered into prior to the date of this Agreement.

  (b) Except as set forth on Schedule 5.9(b) or in the Landry's SEC Documents, Landry's is not a party to: (i) any collective bargaining agreement; (ii) any oral or written obligation of guaranty or indemnification arising from any agreement, contract or commitment, in excess of $500,000, except as provided in its Certificate of Incorporation; (iii) any non-disclosure agreement, non-competition agreement, agreement with an officer, director or employee of Landry's, tax indemnity, tax sharing or tax allocation agreement or severance, bonus or commission agreement; (iv) any indenture, mortgage, loan, credit, sale-leaseback or similar contract under which it borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; (v) any hedge, swap, exchange, futures or similar agreements or contracts in an amount in excess of $100,000; or (vi) any other oral or written agreement, contract or commitment that has had or may have a Material Adverse Effect on Landry's. There is no existing breach by Landry's nor is there any pending, or to the Knowledge of Landry's threatened, claim that Landry's has breached any of the terms or conditions of any of its material agreements, contracts, or commitments, and to the Knowledge of Landry's, no other parties to such agreement, contracts or commitments have breached any of its terms or conditions.

  Section 5.10 ENVIRONMENTAL COMPLIANCE. (a) Each member of the Landry's Affiliated Group possesses all necessary licenses, permits and other approvals and authorizations that are required under, and are, and to the Knowledge of Landry's at all times in the past have been, in compliance with, all Environmental Laws, including without limitation all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous substances or wastes, and all Environmental Laws imposing recordkeeping, maintenance, testing, inspection, notification and reporting requirements with respect to hazardous substances or wastes.

  (b) Except as set forth on Schedule 5.10(b) or as otherwise disclosed in Landry's SEC Documents, no member of the Landry's Affiliated Group is, nor has it been, subject to any administrative or judicial proceeding pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws and, to the Knowledge of Landry's, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any member of the Landry's Affiliated Group for a violation of, or alleging liability under, any Environmental Laws that would have a Material Adverse Effect on Landry's.

  (c) Except as listed on Schedule 5.10(c), there are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the Landry's Affiliated Group and to the Knowledge of Landry's there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the Landry's Affiliated Group on the date of the sale thereof by any member of the Landry's Affiliated Group or during the period of lease for use by any member of the Landry's Affiliated Group.

  (d) Except in the ordinary course of business, and in all cases in compliance with Environmental Laws, no member of the Landry's Affiliated Group has engaged any third party to handle, transport or dispose of hazardous substances or wastes (including for this purpose, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf, and except as set forth on Schedule 5.10(d), the disposal by each member of the Landry's Affiliated Group of its hazardous substances and wastes has been in compliance with all Environmental Laws.

  Section 5.11 ACCOUNTING MATTERS. No member of the Landry's Affiliated Group nor any of its Affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Bayport or any of its Affiliates) would prevent Landry's from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Upon the execution of this Agreement, Landry's will have received a letter from its independent public accountants to the effect that Landry's is eligible to be a party to a merger accounted for by the pooling-of-interests method of accounting and that based on such accounting firm's knowledge of the transactions contemplated by the Agreement and inquiries of the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger.

  Section 5.12 EMPLOYEE MATTERS.

  Each of the following is true with respect to the Landry's Affiliated Group:

    (i) to the Knowledge of Landry's, each such member is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no proceeding pending or to the Knowledge of Landry's threatened, or, any investigation pending or to the Knowledge of Landry's threatened against it relating to any thereof, and to the Knowledge of Landry's there is no basis for any such proceeding or investigation;

    (ii) none of the employees of any such member is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

    (iii) there are no charges of, formal, informal or internal complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or to the Knowledge of Landry's threatened, nor is there any investigation pending or to the Knowledge of Landry's threatened, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

  Section 5.13 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 5.13 and Landry's Stock Option Plans, Landry's has no Employee Plans. Each Employee Plan and Benefit Arrangement of Landry's has been

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maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all statutes, orders, rules and regulations which are applicable thereto, including ERISA and the Code.

  Section 5.14 LITIGATION. Except (i) as disclosed in Landry's SEC Documents, or (ii) that are not material individually or in the aggregate, or (iii) are listed on Schedule 5.14, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Landry's, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the Landry's Affiliated Group or any of the directors, officers, or employees of the foregoing, and to the Knowledge of Landry's no facts or circumstances exist that would be likely to result in the filing of any such action that would have a Material Adverse Effect on Landry's. No member of the Landry's Affiliated Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

  Section 5.15 LEGALITY OF LANDRY'S STOCK. The Landry's Common Stock and Landry's Preferred Stock to be issued in connection with the Merger (including any shares of Landry's Common Stock to be issued upon exercise of Bayport Stock Options and Bayport Warrants or conversion of the Bayport Preferred Stock), when issued and delivered in accordance with the terms hereof, and thereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights or other rights of first refusal.

  Section 5.16 STATEMENTS ARE TRUE AND CORRECT. None of the information included in (i) the Registration Statement to be filed by Landry's with the SEC in connection with the Landry's Common Stock to be issued in the Merger,
(ii) the Proxy Statement to be mailed to the stockholders of Bayport in connection with its stockholders meeting, and (iii) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by the Landry's Affiliated Group, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the stockholders of Bayport, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Bayport stockholders' meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Landry's is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

  Section 5.17 NO STOCKHOLDER VOTE. No vote of any class of stockholders of Landry's is required to approve this Agreement or the transactions contemplated hereby in order to comply with the DGCL, Landry's Certificate of Incorporation or By-laws, or the rules and regulations of the Nasdaq-National Market.

  Section 5.18 BROKER'S AND FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Landry's is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein, except fees to Montgomery Securities to be paid by Landry's.

  Section 5.19 DISCLOSURE. (a) No representations or warranties by Landry's or Sub in this Agreement and no statement contained in the schedules or exhibits or in any certificates to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

  (b) Bayport has been furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, a Schedule provided by Landry's. Each of the Schedules provided by Landry's is complete and correct.

  Section 5.20 TRADEMARKS, TRADENAMES, ETC. Landry's owns or possesses, or possesses a valid right or license to use, all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

  Section 5.21 COMPLIANCE WITH LAW; PERMITS. Other than compliance with Environmental Laws which is covered in Section Section 5.10: (a) the operations and activities of Landry's comply in all respects material to its business with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Landry's, and

  (b) except to the extent that failure to comply will not have a Material Adverse Effect on the conduct of its business, possesses all governmental licenses, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, permits and authorizations are in full force and effect and have been and are being fully complied with by it except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Landry's. Landry's has received any notice of any violation of any of the terms and conditions of any such license, permit or authorization and, to the Knowledge of Landry's, no facts or circumstances exist that would form the reasonable basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. No such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Landry's.

  Section 5.22 PROPERTIES AND LEASES. (a) With respect to assets, Landry's has, except with respect to assets disposed of in the ordinary course of business (none of which are material to the operations of its business) or such assets as are no longer used or useful in the conduct of its business, good and valid title to all real property and all other properties and assets reflected in the Landry's Latest Balance Sheet free and clear of all Liens, except for (i) Liens that secure indebtedness that is properly reflected in the Landry's Latest Balance Sheet; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any such properties or assets or the potential sale of any such properties and assets and (v) capital leases and leases of such properties, if any, to third parties for fair and adequate consideration. Landry's owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business.

  (b) Except as set forth on Schedule 5.22(b), with respect to each lease of any real property, or a material amount of other personal property, to which Landry's is a party (i) Landry's has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such lease; (vi) Landry's has not violated any of the material terms or conditions under any such lease and to the Knowledge of Landry's there has been no (A) condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each lease concerning demised premises subleased to Landry's, condition or covenant to be observed or performed by any other party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such prime lease; and (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of any such lease.

  Section 5.23 TAX MATTERS.

  (a) Each of the following is true with respect to Landry's:

    (i) all Returns have been or will be timely filed, including legal periods permitted by extensions, by Landry's when due in accordance with all applicable laws; all Taxes shown on the Returns have been or will be timely paid when due; the Returns have been properly completed in compliance with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, business and operations required to be shown thereon; the Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law);

    (ii) except as set forth on Schedule 5.23(a)(ii), Landry's has paid all Taxes required to be paid by it (whether or not shown on a Return) or for which it could be liable, (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such Taxes), whether to taxing authorities or to other persons under tax allocation agreements or otherwise, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations for any Pre-Closing Period as reflected on its books (including, without limitation, the Landry's Latest Balance Sheet) are adequate to cover such Taxes;

    (iii) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the income, properties or operations of Landry's for any Pre-Closing Period, and Landry's has not been requested to enter into any such agreement or consent;

    (iv) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Landry's;

    (v) all Taxes that Landry's is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such withholding and collection);

    (vi) Schedule 5.23(a)(vi) lists each state in which Landry's has, in the last three years, filed a Return.

    (vii) all Tax deficiencies which have been claimed, proposed or asserted against Landry's have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, can be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined;

    (viii) to the Knowledge of Landry's, Landry's has complied in all material respects with all applicable Tax laws;

    (ix) except as set forth on Schedule 5.23(a)(ix), Landry's is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G (or any comparable provision of state or local law);

    (x) Landry's has not agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in accounting method or otherwise;

    (xi) Landry's has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income law) apply to any disposition of any asset owned by it;

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

    (xii) except as set forth on Schedule 5.23(a)(xii), none of Landry's assets is property that such company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code;

    (xiii) none of the assets of Landry's directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code;

    (xiv) none of the assets of Landry's is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

    (xv) Landry's has not made a deemed dividend election under Section 1.1502-32(f)(2) of the Treasury Regulations or a consent dividend election under Section 565 of the Code;

    (xvi) since August 1993, Landry's has never been a member of an affiliated group filing for purposes of filing United States consolidated returns other than a group of which Landry's is the parent corporation;

    (xvii) since August 1993, Landry's is not (nor has ever been) a party to any tax sharing agreement nor has any such member assumed the tax liability of any other person under contract.

  Section 5.24 INTERESTS IN CLIENTS, SUPPLIERS, ETC. Except as set forth in
Schedule 5.24, no officer or director of Landry's possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization that is a supplier, customer, lessor, lessee, or competitor or potential competitor of Landry's or that has entered into any material contract with Landry's. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this Section 5.24.

  Section 5.25 TRANSACTIONS WITH RELATED PARTIES. (a) Schedule 5.25(a) or the Landry's SEC Documents list all transactions between August 18, 1993 and the date of this Agreement involving or for the benefit of Landry's, on the one hand, and any director or officer of Landry's, on the other hand, including,
(i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment and (iv) purchases or sales of products or services.

  (b) Schedule 5.25(b) or the Landry's SEC Documents list (i) all agreements and claims of any nature that any officer or director of Landry's has with or against Landry's as of the date of this Agreement that are not identified on the Landry's Latest Balance Sheet and (ii) all agreements and claims of any nature that Landry's has with or against any officer or director of Landry's as of the date of this Agreement that are not identified on the Landry's Latest Balance Sheet.

                        ARTICLE 6 PRE-CLOSING COVENANTS

  Section 6.1 HART-SCOTT-RODINO; COOPERATION AND BEST EFFORTS. (a) Bayport and Landry's shall cooperate in good faith and take all actions reasonably necessary or appropriate to file within ten days of the date hereof, and expeditiously and diligently prosecute to a favorable conclusion, the HSR Reports required to be filed by each of them in connection herewith with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act; provided that Landry's shall not be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any Landry's or Bayport assets or otherwise have a Material Adverse Effect on such party.

  (b) Bayport and Landry's agree that from the date of this Agreement through the Effective Time, neither party shall enter into any transaction with a third party or recapitalization that would have the effect of impeding the ability to obtain HSR Act clearance.

  (c) Each party shall cooperate with the other and use its reasonable best efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

  Section 6.2 REGISTRATION STATEMENT AND PROXY STATEMENT; BAYPORT SPECIAL MEETING. (a) Landry's will prepare and file the Registration Statement under the Securities Act which will include the Proxy Statement complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Landry's Common Stock which will be issued to the holders of Bayport Common Stock pursuant to the Merger, which will be issuable upon conversion of the Landry's Preferred Stock issued in the Merger and which will be issuable upon exercise of the Bayport Warrants immediately following the Merger. Landry's shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Landry's Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as necessary to consummate the transactions contemplated hereby. In addition, Landry's shall file such forms as are required to cause such Landry's Common Stock to be listed on the Nasdaq-National Market and be fully tradeable except to the extent any shares of Landry's Common Stock received by stockholders of Bayport are subject to the provisions of Rule 145 of the SEC or are restricted under applicable rules related to tax-free reorganizations and pooling-of-interest accounting rules.

  (b) Each of the parties will cooperate in the preparation of the Registration Statement and the Proxy Statement. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it as the other may reasonably request for the purpose of including such data and information in the Registration Statement and Proxy Statement.

  (c) Bayport shall, as soon as practicable following effectiveness of the Registration Statement, take all action necessary under the Florida BCA and its Articles of Incorporation and By-laws to convene a special meeting of its stockholders (the "Special Meeting") for the purpose of approving this Agreement. Bayport will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions described herein, subject to the terms set forth in Section 6.5 hereof.

  Section 6.3 CONDUCT OF BUSINESS BY BOTH PARTIES PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement to the Effective Time, Bayport and Landry's shall each use its reasonable best efforts to preserve the goodwill of employees, suppliers, customers, landlords, contractors, bankers, and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement. Without limiting the generality of the foregoing, and except as set forth on Schedule 6.3, during the period from the date of this Agreement to the Effective Time of the Merger each of Bayport and Landry's shall not, without the prior written consent of the other:

    (a) declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or, except for the public offering of approximately 3.5 million shares of Landry's Common Stock, issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization, except (i) the grant of, and the issuance of any shares upon the exercise of, any stock options issued pursuant to a Landry's Stock Option Plan, provided that any new options granted by Landry's pursuant to any such Plan shall not cover more than 800,000 shares; (ii) the acceptance by Landry's of any shares in consideration of the exercise of such Landry's Stock Option or in satisfaction of any tax or tax withholding obligations of the holders of such options; (iii) the issuance of any shares upon the exercise of Bayport Stock Options or Bayport Warrants or the conversion of Bayport Preferred Stock; or (iv) the acceptance by Bayport of any shares of Bayport Common Stock in consideration of the exercise of the Bayport Stock Options or in satisfaction of any tax or tax withholding obligations of the holders of such Bayport Stock Options.

    (b) amend its certificate of incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

    (c) pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other voting securities or convertible securities;

    (d) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

    (e) violate any applicable law, statute, rule, governmental regulation or order that would have a Material Adverse Effect on such party;

    (f) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

    (g) fail to pay, or to make adequate provision in all material respects for the payment of, all Taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States, foreign or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

    (h) make any material tax election that is inconsistent with any corresponding election made on a prior return or settle or compromise any income tax liability for an amount materially in excess of the liability therefor that is reflected on the Bayport Financial Statements or Landry's Financial Statements, as the case may be;

    (i) take any action that would prevent the accounting for the business combination to be effected by the Merger as a pooling-of-interests;

    (j) authorize any of, or agree or commit to do any of, the foregoing actions.

    (k) materially decrease the average restaurant inventory or house bank accounts in any restaurant.

    (l) enter into any new line of business.

  Section 6.4 CONDUCT OF BUSINESS BY BAYPORT PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement to the Effective Time, in addition to its covenants set forth in Section 6.3, each member of the Bayport Group shall use its best efforts to preserve the possession and control of all of its assets other than those permitted to be disposed of pursuant to the terms of this Agreement, shall conduct its business only in the ordinary course consistent with past practice, and, except as otherwise provided herein or set forth on Schedule 6.4 hereto, shall not, without the prior written consent of
Landry's:

    (a) enter into or modify any written or oral employment, severance or similar agreement or arrangement with any director or employee, or grant any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any executive officer or other salaried employee;

    (b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

    (c) except as disclosed on Schedule 6.4(c), or, except for dispositions made in the ordinary course of business and consistent with past practices, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its other properties or assets;

    (d) except as disclosed on Schedule 6.4(d), incur any indebtedness for borrowed money, excluding the obtaining of letters of credit or surety bonds in the ordinary course of business consistent with past practices, but including any borrowings under the existing Bayport credit facility with the First National Bank of Boston, as Agent (provided that, to the extent Bayport applies cash to reduce any outstanding debt under the term loan portion of such facility, it shall be permitted to re-borrow such amount under the revolving line of credit portion of such facility); or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person, or alter any credit terms.

    (e) except as disclosed on Schedule 6.4(e), make or agree to make any new capital expenditures other than those made in the ordinary course of business and consistent with past practices out of available cash (excluding the proceeds of borrowings);

    (f) except in the ordinary course of business, place or suffer to exist on any of its assets or properties any Lien, other than Liens listed on
  Schedule 4.11(a) and Permitted Liens, or forgive any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

    (g) grant or pay to any salaried employee or former salaried employee, officer or director of any member of the Bayport Group any award under any Bayport discretionary or other bonus plans or under any Bayport Stock Option Plans;

    (h) authorize any of, or agree or commit to do any of, the foregoing actions.

  Section 6.5 NO SOLICITATIONS. (a) No member of the Bayport Group shall directly or indirectly, through any officer, director, employee, representative or agent of any member of the Bayport Group, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sales of shares of capital stock of Bayport, whether or not in writing and whether or not delivered to the stockholders of Bayport generally (including without limitation by way of a tender offer), or similar transactions involving Bayport (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of Bayport from referring any third party to this Section 6.5. Nothing contained in this Section 6.5 or any other provision of this Agreement shall prevent the Board of Directors of Bayport from considering or negotiating an unsolicited bona fide Acquisition Proposal. If the Board of Directors of Bayport, after duly considering advice, written or otherwise, of outside counsel and financial advisors to Bayport, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement, and the transactions contemplated hereby or thereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (x) Bayport shall not enter into any agreement with respect to the Superior Proposal and (y) any other obligation of Bayport under this Agreement shall not be affected, unless this Agreement is terminated pursuant to Section 9.1(f) hereof prior to or simultaneously with the grant of such approval or the making of such recommendation and Bayport, within three Business Days following such termination resulting from such Superior Proposal, pays Landry's the Termination Fee (as defined in Section 9.1(f). As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire Bayport pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the Board of Directors determines in its good faith judgment to be more favorable to Bayport's stockholders than the transactions contemplated by this Agreement (after considering the advice, written or otherwise, of Bayport's professional advisors). In making a determination of whether a Superior Proposal is more favorable, the Bayport Board of Directors, without limiting the generality of the foregoing, nor attempting to establish the priorities thereof or weight to be given thereto, shall consider not only the price offered by the third party as compared to the total consideration set forth in this Agreement, but shall also compare the market liquidity of the Landry's Common Stock to the liquidity of the consideration offered by the third party, compare the tax consequences of the Merger to the tax consequences of the transaction proposed by the third party, determine whether the transaction proposed by the third party has any financing or other conditions or contingencies, and make any other meaningful comparison of the relative benefits offered to the Bayport stockholders by the Merger as compared to the transaction proposed by the third party.

  (b) Bayport shall immediately notify Landry's after receipt of any formal, informal, written or oral Acquisition Proposal or any request for nonpublic information relating to any member of the Bayport Group in connection with an Acquisition Proposal or for access to the properties, books or records of any member of the Bayport Group that informs the Board of Directors of any member of the Bayport Group that it is considering making, or has made, an Acquisition Proposal. To the extent not prohibited by confidentiality provisions imposed by the offering party, such notice to Landry's shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  (c) If the Board of Directors of Bayport receives a request for material nonpublic information by a Person who makes or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make, a bona fide Acquisition Proposal, Bayport may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between Bayport and Landry's, provide such Person with access to information regarding Bayport.

  (d) Nothing contained in this Section 6.5 shall prevent Bayport from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

  Section 6.6 PRESS RELEASES. Landry's and Bayport shall jointly prepare any press release with respect to the transactions described in this Agreement. Landry's and Bayport will consult with each other before issuing, any press releases or other public statements with respect to any transactions described in this Agreement, including the Merger. Landry's and Bayport shall not issue any such press releases or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to a listing agreement with the Nasdaq-National Market.

  Section 6.7 ACCESS TO INFORMATION AND CONFIDENTIALITY. (a) Prior to the Closing Date, each of Bayport and Landry's shall afford to the other party and to the officers, employees. accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours to their respective premises, books and records and will furnish to the other party (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to its business and properties as such other party reasonably requests.

  (b) Each of Bayport and Landry's will, and will cause its officers, directors, employees, agents and representatives to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. In the event of termination of this Agreement for any reason, Bayport and Landry's will promptly return or destroy all documents containing nonpublic information so obtained from the other party and any copies made of such documents and any summaries, analyses or compilations made therefrom.

  Section 6.8 CONSULTATION AND REPORTING. During the period from the date of this Agreement to the Closing Date, each of Bayport will, subject to any applicable legal or contractual restrictions confer on a regular and frequent basis with Landry's to report material operational matters and to report on the general status of ongoing operations including profits margin options, cost increases and adverse trends. Bayport will notify Landry's of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Landry's fully informed of such events and permit Landry's representatives prompt access to all materials prepared by or on behalf of Bayport or served on Bayport, in connection therewith.

  Section 6.9 UPDATE SCHEDULES. Each party hereto will promptly disclose to the other any information contained in its representations and warranties and on the related schedules that, because of an event occurring after the date hereof, is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment or supplement in writing.

  Section 6.10 BAYPORT SEC FILINGS. Bayport agrees to use its best efforts to prepare and file with the SEC its quarterly report on Form 10-Q for the quarter ending March 25, 1996 and a Form 10K-A before the Closing Date.

  Section 6.11 SUB STOCKHOLDER APPROVAL. Landry's, as the sole stockholder of Sub, shall take all action necessary to effect the necessary stockholder approval by Sub of this Agreement.

  Section 6.12 CHANGE IN CONTROL AGREEMENTS. Messrs. Connor and Korenbaum, executive officers of Bayport, agree that they each shall terminate those certain Employment Agreements entered into on April 1, 1995, effective as of the Closing Date.

  Section 6.13 BAYPORT GROUP AFFILIATES AGREEMENT. Schedule 6.13 sets forth a list of Bayport's "affiliates" (as that term is used in paragraph (c) and (d) of Rule 145 under the Securities Act). To facilitate the treatment of the Merger for accounting purposes as a "pooling-of-interests", Bayport and each member of the Bayport Group shall use its best efforts to deliver to Landry's within 20 days after the execution of this Agreement, a written agreement from each of its affiliates (the "Bayport Affiliates Agreement") in form and substance reasonably satisfactorily to Landry's. As a condition to any transfer of any Bayport Common Stock or Bayport Preferred Stock, Bayport shall use its best efforts to cause any such transferee to agree in writing that such transferee will make no disposition (a) of Bayport Common Stock or Bayport Preferred Stock or of Landry's Common Stock in the 30-day period prior to the Effective Time or (b) of Landry's Common Stock after the Effective Time until Landry's shall have publicly released its first report of quarterly financial statements that include the combined financial statements of Landry's and Bayport for a period of at least 30 days of post Merger combined operations. Landry's shall, at least 30 days prior to the Effective Date, cause to be delivered to each person Landry's believes to be an "affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act), of Landry's, a notice informing such persons of restrictions on transfer resulting from the Merger being accounted for as a pooling-of-interest in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC.

  Section 6.14 PHASE ONE. Bayport shall provide at its expense, to Landry's a Phase 1 Environmental Report covering any property owned or leased by Bayport as such shall be reasonably requested by Landry's.

                         ARTICLE 7--CLOSING CONDITIONS

  Section 7.1 CONDITIONS APPLICABLE TO ALL PARTIES. The obligations of each of the parties hereto to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

    (a) REGISTRATION AND LISTING EFFECTIVENESS; STOCKHOLDER APPROVAL. The Registration Statement shall have become effective with the SEC (and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted by the SEC) and the Proxy Statement included therein shall have been mailed to the Bayport stockholders, the shares of Landry's Common Stock to be issued pursuant to the Merger shall have been approved for listing on the Nasdaq-National Market, subject to official notice of issuance, and the required approval of the stockholders of Bayport of this Agreement shall have been obtained at the Special Meeting.

    (b) NO RESTRAINING ACTION. No action, suit, or proceeding before any court or governmental or regulatory authority will be pending, no investigation by any governmental or regulatory authority will have been commenced, and no action, suit or proceeding by any governmental or regulatory authority will have been threatened, against Bayport, Landry's or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

    (c) CONSULTING AGREEMENT. Landry's shall have executed and delivered a Consulting Agreement, providing for certain consulting services to be performed by David J. Connor.

  Section 7.2 CONDITIONS TO LANDRY'S OBLIGATIONS. The obligations of Landry's to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

    (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Bayport in this Agreement or in any certificate delivered to Landry's pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by Bayport after the date hereof unless consented to by Landry's) and will then be true and correct in all material respects, except to the extent any such representation or warranty is qualified by materiality or by reference to the term "Material Adverse Effect" in which case such representation or warranty shall be true and correct, and (ii) Bayport will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Bayport prior to or on the Closing Date.

    (b) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any event or circumstance resulting in a Material Adverse Effect with respect to Bayport from the date of this Agreement to the Closing Date.

    (c) HSR ACT. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition shall have been imposed on Bayport or Landry's to obtain such termination that would require the divestiture of any of either of such party's assets or otherwise have a Material Adverse Effect on such party.

    (d) CONSENTS AND APPROVALS. All governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, or to permit the continued operation of the business of Bayport in substantially the same manner after the Closing Date as before, will have been received.

    (e) CLOSING CERTIFICATE. The receipt by Landry's of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Bayport dated the Closing Date, certifying that the conditions specified in
  Section 7.2(a) and 7.2(b) hereof have been fulfilled.

    (f) GOOD STANDING AND TAX CERTIFICATES. Bayport will have delivered to Landry's, each dated as of a date not earlier than five days prior to the Closing Date, (i) copies of the certificates of incorporation or other organizational documents, including all amendments thereto, certified by the appropriate government official of each member of the Bayport Group,
  (ii) to the extent issued by such jurisdiction, certificates from the appropriate governmental official to the effect that each member of the Bayport Group is in good standing in such jurisdiction and listing all organizational documents of the members of the Bayport Group on file, (iii) to the extent issued by such jurisdiction, a certificate from the appropriate governmental official in each jurisdiction in which each member of the Bayport Group is qualified to do business to the effect that such member is in good standing in such jurisdiction and (iv) to the extent issued by such jurisdiction, certificates as to the tax status of each member of the Bayport Group in its jurisdiction of organization and each jurisdiction in which such member is qualified to do business.

    (g) CONFIRMATION OF POOLING-OF-INTERESTS AVAILABILITY. The receipt by Landry's of an opinion or confirmation thereof of its independent public accountants that is eligible to be a party to a merger accounted for by the pooling-of-interests method of accounting and that based on such accounting firm's knowledge of the transactions contemplated by the Agreement and inquiries of the affairs of Bayport, they are not aware of any matters which prohibit the use of pooling-of-interests accounting in connection with the Merger.

    (h) FAIRNESS OPINION. Landry's shall have received an opinion from Montgomery Securities on the date this Agreement is executed by Landry's, in form and substance satisfactory to Landry's, to the effect that the aggregate of the Merger Consideration and any other payments to be paid by Landry's is fair to Landry's and to Landry's stockholders from a financial point of view, and such opinion shall not have been withdrawn prior to the Closing.

    (i) TAX OPINION. Landry's shall have received from Winstead Sechrest & Minick P.C. an opinion to the effect that the Merger and the transactions contemplated hereby will constitute a reorganization under Section 368 of the Code.

    (j) OPINION OF COUNSEL. Landry's shall have received from Akerman, Senterfitt & Eidson, P.A. counsel to Bayport, an opinion, dated as of the Closing Date in form and substance satisfactory to Landry's.

    (k) BAYPORT SEC FILINGS. Bayport shall have filed with the SEC its quarterly report on Form 10-Q for the fiscal quarter ending March 25, 1996 and a report on Form 10K-A.

    (l) RENEGOTIATION OF LEASES. Bayport shall have been released from all lease and other obligations in connection with the Crab House Restaurants in Grand Casino Biloxi and Grand Casino Gulfport and shall have received an amount equal to Bayport's unamortized hard construction costs, unamortized FF&E and small wares offset by any monies due for rent and Bayport shall have had deleted from the leases covering restaurants in Edgewater, New Jersey (insofar as it relates to New York City), Orlando 1 and Myrtle 2 (insofar as it relates to existing Landry's restaurants), and Orlando 2, Myrtle 1 (on a best efforts basis only) and Singer Island (with respect to Singer Island to be reduced to 5 miles as it relates to Landry's) any provision restricting Landry's from opening or maintaining a restaurant in a geographical area or requiring any of Landry's restaurants results of operations to be considered in determining Bayport's lease payments. Landry's shall have received a consent to assignment and/or estoppel certificate from each lessor of any lease of any real property to which a member of the Bayport Group is a party in form and substance satisfactory to Landry's.

    (m) NON-COMPETE AGREEMENTS. Landry's shall have received a non-compete and non-solicitation agreement, satisfactory to Landry's, from David J. Connor and William D. Korenbaum.

    (n) LOANS TO OFFICERS, ETC. At the Closing, all Bayport loans to officers, employees, shareholders or directors shall have been fully paid, other than loans to employees for relocating and computer purchases made in the ordinary course of business.

  Section 7.3 CONDITIONS TO BAYPORT'S OBLIGATIONS. The obligations of Bayport to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

    (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Landry's in this Agreement or in any certificate delivered to Bayport pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by Landry's after the date hereof unless consented to by Bayport) and will then be true and correct in all material respects, except to the extent any such representation or warranty is qualified by materiality or by reference to the term "Material Adverse Effect", and (ii) Landry's will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Landry's prior to or on the Closing Date.

    (b) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any event or circumstance resulting in a Material Adverse Effect with respect to Landry's from the date of this Agreement to the Closing Date.

    (c) HSR ACT. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (d) CONSENTS AND APPROVALS. All governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement will have been received.

    (e) CLOSING CERTIFICATE. The receipt by Bayport of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Landry's dated the Closing Date, certifying that the conditions specified in Section 7.3(a) and 7.3(b) hereof have been fulfilled.

    (f) GOOD STANDING AND TAX CERTIFICATES. Landry's will have delivered to Bayport, each dated as of a date not earlier than five days prior to the Closing Date, (i) copies of the certificates of incorporation, including all amendments thereto, certified by the appropriate government official, of each member of the Landry's Affiliated Group, (ii) certificates from the appropriate governmental official to the effect that each member of the Landry's Affiliated Group is in good standing in such jurisdiction and listing all charter documents of such members on file, (iii) a certificate from the appropriate governmental official in each jurisdiction in which each member of the Landry's Affiliated Group is qualified to do business to the effect that such member is in good standing in such jurisdiction and
  (iv) certificates as to the tax status of each member of the Landry's Affiliated Group in its jurisdiction of organization and each jurisdiction in which such member is qualified to do business.

    (g) CONFIRMATION OF POOLING-OF-INTERESTS AVAILABILITY. The receipt by Bayport of an opinion or confirmation thereof of its independent accountants that Bayport qualifies as an entity that may be party to a business combination for which the pooling-of-interests method of accounting would be available.

    (h) FAIRNESS OPINION. Bayport shall have received a letter from Alex. Brown & Sons Incorporated dated the date this Agreement is executed by Bayport and confirmed within five days prior to the date the Proxy Statement is mailed to the Bayport stockholders, in form and substance satisfactory to Bayport, to the effect that the aggregate of the Merger Consideration to be received by holders of Bayport Common Stock and Bayport Preferred Stock will be fair to such holders from a financial point of view, and such opinion shall not have been withdrawn prior to the Closing.

    (i) TAX OPINION. The receipt by Bayport of an opinion from Akerman, Senterfitt & Eidson, P.A. to the effect that the Merger and the transactions contemplated hereby will constitute a reorganization under
  Section 368 of the Code.

    (j) OPINION OF COUNSEL. The receipt by Bayport of opinions from Winstead Sechrest & Minick P.C., counsel for Landry's, in form and substance satisfactory to Bayport.

  Section 7.4 WAIVER OF CONDITIONS. Any condition to a party's obligation to effect the Merger hereunder may be waived by that party in writing, other than the conditions specified in Sections 7.1(a) or 7.1(b), the first two lines of 7.2(c) or 7.3(c).

                       ARTICLE 8--POST-CLOSING COVENANTS

  Section 8.1 USE OF BAYPORT NAME. Landry's shall be entitled to use the Bayport name and any abbreviation thereof and any associated trade or service marks.

  Section 8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS OF BAYPORT.

  (a) From and after the Effective Time of the Merger, Landry's agrees to indemnify and hold harmless, and to cause Surviving Corporation to honor its separate indemnification obligations to, each person who is an officer or director of Bayport (or a member of the Bayport Group serving at the request of Bayport) on the date of this Agreement (together with those persons discussed in the last sentence of this subsection, an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising out of the transactions contemplated by this Agreement and based upon or arising from his or her capacity as an officer or director of Bayport (or a member of the Bayport Group serving at the request of Bayport), to the same extent he or she would have been indemnified under the Certificate of Incorporation or By-laws of Bayport as such documents were in effect on the date of this Agreement. Subject to an Indemnified Person's obligation to refund any advances in accordance with the Florida BCA, Landry's shall advance all litigation costs reasonably incurred by such Indemnified Person.

  (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Landry's.

  (c) The rights to indemnification granted by this Section 8.2 are subject to the following limitations: (i) amounts otherwise required to be paid by Landry's to an Indemnified Person pursuant to this Section 8.2 shall be reduced by any amounts that such Indemnified Person has recovered by virtue of the claim for which indemnification is sought and Landry's shall be reimbursed for any amounts paid by Landry's that such Indemnified Person subsequently recovers by virtue of such claim; (ii) any claim for indemnification pursuant to this Section 8.2 must be submitted in writing to the Chief Executive Officer of Landry's promptly upon such Indemnified Person becoming aware of such claim, provided that any such failure to advise promptly has a prejudicial effect on Landry's; and (iii) an Indemnified Person shall not settle any claim for which indemnification is provided herein without the prior written consent of Landry's.

  Section 8.3 PUBLICATION OF POST-MERGER RESULTS. Landry's shall use its reasonable best efforts to cause financial results covering at least thirty days of post-Merger combined operations to be published in its first report of quarterly financial statements as soon as practicable after such information is required to be filed with the SEC.

  Section 8.4 EMPLOYEE BENEFITS. Following the consummation of the Merger, Landry's shall arrange to make generally available to the employees of Bayport the benefits generally applicable to Landry's employees.

  Section 8.5 REGISTRATION RIGHTS. Landry's shall use its reasonable best efforts to cause a Registration Statement or Registration Statements on Form S-8 and or S-3 to be filed with the SEC at Closing and covering the shares of Landry's Common Stock to be issued upon exercise of the Bayport Stock Options (provided that no representation is made by Landry's that any such Form S-8 Registration Statement will in all cases be available to permit resales of Landry's Common Stock).

                            ARTICLE 9--TERMINATION

  Section 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the stockholders of Bayport as follows:

    (a) MUTUAL CONSENT. By the mutual consent of the Boards of Directors of Bayport and Landry's.

    (b) MATERIAL BREACH. By the Board of Directors of either Bayport or Landry's if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

    (c) ABANDONMENT. By the Board of Directors of either Bayport or Landry's if (i) all conditions to Closing required by Article 7 hereof have not been met or waived by December 31, 1996, or (ii) the Merger has not occurred by such date; provided, however, that neither Bayport nor Landry's shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

    (d) LACK OF APPROVAL. By the Board of Directors of either Bayport or Landry's, if any required approval of the stockholders of Bayport shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting of Bayport stockholders or at any adjournment thereof.

    (e) GOVERNMENT ACTION. If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

    (f) TERMINATION FEE. If the Agreement is terminated (a) by Bayport's Board of Directors pursuant to Section 6.5, or (b) by Landry's because of Bayport's failure to satisfy the conditions to Closing set forth in Sections 7.2(a), (d), (j), (l), or (n) and 7.3(g), Bayport shall be obligated to pay to Landry's a fee (the "Termination Fee") in cash in an amount equal to (i) 2.5% of (x) the product of the closing sale price of Landry's Common Stock on the Nasdaq-National Market on the date of termination multiplied by the number of shares of Landry's Common Stock which would have been issued or reserved for issuance if the transaction contemplated hereby had been consummated on such date, plus (y) any Bayport debt on such date; plus (ii) all expenses, including legal, accounting and tax expenses, expenses incurred in connection with the rendering of the "fairness opinion," and expenses incurred by Landry's in connection with the negotiation and preparation of this Agreement and the transactions contemplated herein. If this Agreement is terminated by Landry's because of Bayport's inability to obtain approval of this Agreement by its stockholders, or because of Bayport's failure to satisfy the conditions to Closing set forth in Section 7.2(b) then the amount set forth in (i) above for determining the Termination Fee shall be reduced from 2.5% to 1.5%. Bayport shall be obligated to pay the applicable Termination Fee within six months following such termination.

  Section 9.2 EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Article 9, this Agreement shall be void and of no effect, other than the obligation to pay the Termination Fee referred to in Section 9.1(f), if applicable, and the provisions of Section 9.3 and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, other than the confidentiality and non-solicitation provisions hereof unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case in addition to the Termination Fee, if any to be paid hereunder, the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

  Section 9.3 ACQUISITION OF BAYPORT PROPERTIES. In the event this Agreement is terminated as a result of Bayport's acceptance of a Superior Proposal as described in Section 6.5, then Landry's shall immediately exercise its right, which right is hereby irrevocably granted by Bayport, to convert any outstanding collateralized debt of Bayport owed to Landry's (the "Landry's Debt") to ownership of the collateral (the "Collateral") securing such debt by notifying the escrow agent holding any documents required for conveying the collateral (the "Conveyance Documents") to deliver the Conveyance Documents to Landry's. Upon receipt by Landry's of the Conveyance Documents, Landry's shall: (i) assign all of its right, title and interest in and to any documents evidencing the Landry's Debt (the "Loan Documents") to those banks which are secured lenders of Bayport (the "Banks"); and (ii) disburse to Banks the sum of $11 million less: any amounts previously loaned by Landry's to Bayport pursuant to the Landry's Debt, any accrued but unpaid interest on the Landry's Debt, any costs and expenses incurred in connection with the Landry's Debt, and any unadvanced amounts pursuant to the Landry's Debt required to complete the construction of any of the Collateral. Upon such receipt of the Conveyance Documents and the disbursement to the Banks, Landry's shall be deemed to have converted the Landry's Debt to ownership of those leasehold estates owned by Bayport which form a part of the Collateral (the "Collateral Tracts") and all improvements, furniture, fixtures, equipment and other personalty located on each of the Collateral Tracts together with all accounts, contract rights, trademarks, trade names, trade dress and general intangibles now or hereafter existing as a result of operations on the Collateral Tracts (the "Collateral Personalty"), and Bayport shall be conclusively deemed to have sold the Collateral Tracts and Collateral Personalty to Landry's.

                           ARTICLE 10--MISCELLANEOUS

  Section 10.1 NOTICES. All notices hereunder must be in writing and will be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

  (a)If to Landry's:

    Landry's Seafood Restaurant, Inc.
    1400 Post Oak Blvd., Suite 1010
    Houston, Texas 77056
    Attn: Tilman J. Fertitta
    Fax: (713) 623-4702

    with a copy to:

    Winstead Sechrest & Minick P.C.
    910 Travis, Suite 1700
    Houston, Texas 77002
    Attn: Arthur S. Berner
    Fax: (713) 951-3800

  (b)If to Bayport:

    Bayport Restaurant Group, Inc.
    4000 Hollywood Blvd.
    Hollywood, Florida 33021
    Attn: David J. Connor
    Fax: (305) 967-8846

    with a copy to:

    Akerman, Senterfitt & Eidson, P.A.
    28th Floor
    Suntrust International Center
    One Southeast Third Avenue
    Miami, Florida 33131
    Attn: Philip B. Schwartz
    Fax: (305) 374-5095

Such names and addresses may be changed by written notice to each person listed above.

  Section 10.2 GOVERNING LAW. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 10.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

  Section 10.4 INTERPRETATION; SCHEDULES. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  (b) The information set forth in the Schedules to this Agreement is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, separate representations or warranties of the party to which such Schedules relate except as and to the extent provided in this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material for purposes of the specific provisions of this Agreement to which such information relates. Information included in the Schedules that is not required to be so included under the specific provisions of this Agreement shall be deemed to be included for informational purposes only and information of a similar nature need not be included, at the discretion of the party providing such information. Any information disclosed by a party in any Schedule shall be deemed to be disclosed in all the Schedules of such party and for all purposes under this Agreement to the extent the specific provisions of this Agreement require such disclosure.

  (c) In the event of any inconsistency between provisions of this Agreement and any provision contained in the documents evidencing the Landry's Debt (the "Debt Documents") the provisions of the Debt Documents shall control.

  Section 10.5 ENTIRE AGREEMENT; SEVERABILITY. (a) This Agreement, including the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the parties with respect to such subject matter.

  (b) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, it is the parties' intention that such determination will not be held to affect the validity or enforceability of any other provision of this Agreement, which provisions will otherwise remain in full force and effect.

  Section 10.6 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by written agreement of the parties hereto. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of Bayport; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

  Section 10.7 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement except for Sections 7.1(a) or 7.1(b), the first two lines of 7.2(c) and 7.3(c). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any waiver must be in writing.

  Section 10.8 BINDING EFFECT; BENEFITS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Section 8.2, the indemnified Persons and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  Section 10.9 ASSIGNABILITY. This Agreement is not assignable by any party hereto without the prior written consent of the other parties.

  Section 10.10 EXPENSES. Except as otherwise provided herein, each of the parties hereto shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including without limitation the fees and expenses of its own financial, legal and tax advisors.

  Section 10.11 GENDER AND CERTAIN DEFINITIONS. All words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

  Section 10.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation, warranty, covenant or agreement shall survive the Closing Date.

  Section 10.13 EFFECT OF DUE DILIGENCE. No investigation by Landry's or Bayport into the business, operations and conditions of the other shall diminish in any way the effect of any representation or warranty made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

  Section 10.14 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplate hereby and to carry into effect the intends and purposes of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                          LANDRY'S SEAFOOD RESTAURANTS, INC.

                                                 /s/ Tilman J. Fertitta
                                          By:__________________________________
                                             Tilman J. Fertitta
                                             Chairman, President and
                                             Chief Executive Officer

                                          LANDRY'S ACQUISITION, INC.

                                                 /s/ Tilman J. Fertitta
                                          By:__________________________________
                                             Tilman J. Fertitta
                                             President

                                          BAYPORT RESTAURANT GROUP, INC.

                                                   /s/ David J. Connor
                                          By:__________________________________
                                             David J. Connor
                                             Chairman, and Chief Executive
                                             Officer

                                                                        ANNEX B

                              Alex. Brown & Sons
                                 INCORPORATED

          ESTABLISHED 1800 . AMERICA'S OLDEST INVESTMENT BANKING FIRM
      MEMBERS: NEW YORK STOCK EXCHANGE, INC. AND OTHER LEADING EXCHANGES

                                                        as of June 7, 1996

Board of Directors
Bayport Restaurant Group, Inc.
4000 Hollywood Boulevard, Suite 695-S
Hollywood, Florida 33021

Dear Sirs:

  Bayport Restaurant Group, Inc., a Florida corporation ("Bayport" or the "Company"), entered into an Agreement and Plan of Merger dated as of April 18, 1996 (the "Agreement") with Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), and Landry's Acquisition, Inc., a Florida corporation ("Merger Sub"). As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Merger Sub will be merged with and into Bayport (the "Merger") and each then outstanding share of common stock, $.001 par value per share, of Bayport ("Bayport Common Stock"), other than shares held in treasury by Bayport or held by any subsidiary of Bayport, will be converted into the right to receive .2105 of a share (the "Exchange Ratio") of common stock, $.01 par value per share, of Landry's ("Landry's Common Stock") and each then outstanding share of Series B Convertible Preferred Stock, $.01 par value per share, of Bayport ("Bayport Preferred Stock") will be converted into the right to receive a fraction of a share of a new series of convertible preferred stock, $.01 par value per share, of Landry's ("Landry's Preferred Stock") equal to the Exchange Ratio divided by four, so that the number of shares of Landry's Common Stock into which such Landry's Preferred Stock is convertible equals the product of the number of shares of Bayport Common Stock into which the Bayport Preferred Stock is convertible multiplied by the Exchange Ratio. The Exchange Ratio is subject to adjustment in the event that the average of the daily closing prices of a share of Landry's Common Stock for the five consecutive trading days ending on the second trading day prior to the Merger (the "Average Market Price") (a) exceeds $22.00 (in which case the Exchange Ratio shall be equal to the quotient obtained by dividing 4.63 by the Average Market Price) or (b) is less than $15.00 (in which case the Exchange Ratio shall be equal to the quotient obtained by dividing 3.16 by the Average Market Price). The Exchange Ratio also is subject to adjustment in the event that the cost estimated to be incurred by the Company in connection with the construction and opening of certain designated restaurants exceeds the estimate of such costs provided by Bayport to Landry's (the amount of such excess being referred to as the "Excess Costs"). If such adjustment occurs, the Exchange Ratio will be reduced by subtracting from (x) .2105 (y) the product obtained by multiplying (i)
 .0526 times (ii) the quotient obtained by dividing (A) the Excess Costs by (B) the aggregate number of outstanding shares of Bayport Common Stock and of Bayport Preferred Stock. Pursuant to the Agreement cash will be exchanged in lieu of fractional shares of Landry's Common Stock. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Bayport's shareholders.

  Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Bayport in connection with the transaction described above and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a portion of which is contingent upon consummation of the Merger. As you are aware, we have previously rendered services to the Company in connection with its placement of shares of Bayport Preferred Stock for which we received compensation, including warrants to purchase 267,336 shares of Bayport Common Stock at a price of $3.8095 per share, which we continue to hold. In addition, as you are aware, an employee of Alex. Brown is a member of the Board of

Directors of the Company. We regularly publish research reports regarding the businesses and securities of publicly owned companies in the restaurant industry. In addition, in the ordinary course of business, Alex. Brown may actively trade the securities of Landry's and Bayport for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

  In connection with our opinion, we have reviewed certain publicly available financial and other information concerning Bayport and Landry's and certain internal financial analyses and other information with respect to the business, operations and prospects of Bayport and Landry's, furnished by the managements of Bayport and Landry's to us. We have also held discussions with members of senior management of Bayport regarding the business and prospects of Bayport and with members of senior management of Landry's regarding the business and prospects of Landry's. In addition, we have (i) reviewed the reported price and trading activity for shares of Bayport Common Stock and Landry's Common Stock; (ii) compared certain financial and stock market information for Bayport and Landry's with similar information for certain selected companies within the restaurant industry whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations which we deemed relevant in whole or in part; and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate for the purpose of rendering our opinion. We have also reviewed the Agreement. We have considered the process that resulted in the negotiation of the Agreement, including limited inquiries made to other potential acquirors. We have also discussed with management and considered the anticipated adverse effects on the Company which the Company believes would occur if the Company were not to effect the Merger as a result of, among other things, the Company's current liquidity shortfall.

  In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion, and we have not assumed any responsibility to independently verify any of such information. With respect to information relating to the prospects of Bayport and Landry's, we have assumed that the information provided to us was reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Bayport and Landry's as to the likely respective future financial performance of Bayport and Landry's. We express no view as to such information or the assumptions on which it is based. We have assumed in reliance upon advice from your counsel that the Landry's Preferred Stock will have identical rights, privileges, preferences, terms and conditions as those of the Bayport Preferred Stock, except that the Landry's Preferred Stock will be convertible into the number of shares of Landry's Common Stock that a holder of Bayport Preferred Stock would have received had such holder converted the Bayport Preferred Stock prior to consummation of the Merger. We also have assumed that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, that will not be taxable for the holders of Bayport Common Stock or Bayport Preferred Stock, and that the Merger will be accounted for as a pooling of interests. While we conducted physical inspections of a limited number of Landry's and Bayport properties and facilities, we did not conduct physical inspections of most of such properties or facilities and we did not make or obtain, or assume any responsibility for making or obtaining, any evaluations or appraisals of any of the properties, facilities, assets or liabilities of Landry's or Bayport.

  Our opinion is based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. Our opinion as expressed herein does not constitute an opinion or imply any conclusion as to the likely trading range for Landry's Common Stock following consummation of the Merger. Our opinion addresses only the fairness, from a financial point of view, to the shareholders of Bayport of the Exchange Ratio, and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any Bayport stockholder as to how to vote with respect to the Agreement or the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to Bayport's stockholders.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated

                                                                        ANNEX C

MONTGOMERY SECURITIES
600 Montgomery Street
San Francisco, CA 94111

                                (415) 627-2000

                                April 16, 1996

Board of Directors
Landry's Seafood Restaurants, Inc.
1400 Post Oak Boulevard
Suite 1010
Houston, Texas 77056

Gentlemen:

  We understand that Landry's Seafood Restaurants, Inc., a Delaware corporation (the "Company"), Landry's Acquisition, Inc., a Florida corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and Bayport Restaurant Group, Inc., a Florida corporation ("Target"), have entered into a Merger Agreement dated as of April 18, 1996 (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into Target, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of the Company, we understand that (a) each outstanding share of the common stock, $.001 par value per share ("Target Common Stock"), of Target will be converted into and exchangeable for a fraction of a share of the common stock, $.01 par value per share ("Company Common Stock"), of the Company equal to the Common Stock Exchange Ratio (as defined below), and (b) each outstanding share of the Series B Convertible Preferred Stock, ($.01 par value per share ("Target Preferred Stock"), of Target will be converted into and exchangeable for a fraction of a share of the preferred stock, $.01 par value per share ("Company Preferred Stock"), of the Company equal to the Preferred Stock Exchange Ratio (as defined below).

  The "Common Stock Exchange Ratio" is equal to (a) $4.63 divided by the Average Market Price (as defined below) per share of Company Common Stock, if such Average Market Price is greater than $22.00, (b) $3.16 divided by the Average Market Price per share of Company Common Stock, if such Average Price is less than $15.00, or (c) .2105, in all other circumstances. The "Preferred Stock Exchange Ratio" is equal to the Common Stock Exchange Ratio divided by four. The "Common Stock Exchange Ratio" and the "Preferred Stock Exchange Ratio" are sometimes referred to collectively in this letter as the "Exchange Ratio." The "Average Market Price" is the average of the daily closing prices per share of Company Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the five consecutive trading days ending on the second trading day prior to the closing date of the Merger. The Merger Agreement also provides for reductions in the Exchange Ratio if construction and pre-opening costs of certain restaurants exceed estimated levels set forth in the Merger Agreement.

  You have asked for our opinion as investment bankers as to whether the Exchange Ratio to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to Target and the Company, including the consolidated financial statements for recent years and interim periods to December 31, 1995 and certain other relevant financial and operating data relating to Target and the Company made available to us from published sources and from the internal records of Target and the Company;
(ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Target Common Stock and the Company Common Stock, (iv) compared Target and the Company from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Target and the Company certain information of a business and financial nature regarding Target and the Company, furnished to us by them, including financial forecasts and related assumptions of Target and the Company; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Target and the Company provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Target and the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Target's or the Company's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Target or the Company, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the term described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of the Company and performed various investment banking services for the Company.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of the Company in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                                                        ANNEX D

                FLORIDA STATUTES -- (S) 607.1301 ET. SEQ.

607.1301 DISSENTERS' RIGHTS; DEFINITIONS.--

  The following definitions apply to ss. 607.1302 and 607.1320:

  (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.--

  (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party:

      1. If the shareholder is entitled to vote on the merger, or

      2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

    (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

    (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

    (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

    (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

      1. Altering or abolishing any preemptive rights attached to any of his shares;

      2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

      3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearage in respect to such shares;

      4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

      5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

      6. Reducing the stated dividend preference of any of his preferred shares; or

      7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

    (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

  (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

  (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

  (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.-

  (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

    1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

    2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

  (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

  (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

  (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

  (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

    (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action,

    (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

    (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

  (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

    (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

    (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

  (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

  (7) If the corporation falls to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

  (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

  (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

  (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                        BAYPORT RESTAURANT GROUP, INC.

                                     PROXY

          SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING
                             TO BE HELD     , 1996


  The undersigned hereby appoints David J. Connor and William D. Korenbaum, and each of them with full power of substitution, to vote all shares that the undersigned is entitled to vote at the Special Meeting of Shareholders of
Bayport Restaurant Group, Inc. to be held on     , 1996, or adjournments
thereof, on the following as specified and on such other matters as may properly come before the meeting.

  1. To approve and adopt an Agreement and Plan of Merger, dated as of April 18, 1996, among Landry's Seafood Restaurants, Inc., Landry's Acquisition, Inc. and Bayport Restaurant Group, Inc.

                        [_]  FOR[_]  AGAINST[_]  ABSTAIN

  2. To transact such other business as may properly come before the meeting.

                        [_]  FOR[_]  AGAINST[_]  ABSTAIN

When properly executed, this proxy will be voted as directed.

                                         Dated: _________________________, 1996

                                         --------------------------------------
                                         Signature

                                         --------------------------------------
                                         Signature if held jointly

                                         Please sign exactly as name appears
                                         on this Proxy. If shares are
                                         registered in more than one name, the
                                         signatures of all such holders are
                                         required. A corporation should sign
                                         its full corporate name by a duly
                                         authorized officer, stating such
                                         officer's title and official
                                         capacity, giving the full title as
                                         such. A partnership should sign in
                                         the partnership name by a duly
                                         authorized person, stating such
                                         person's title and relationship.

 IMPORTANT: PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO
            POSTAGE IS REQUIRED.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties or are threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  Article IX of the Company's Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  The Certificate of Incorporation further provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery of such other court shall deem proper.

  The Certificate of Incorporation also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Certificate of Incorporation further provides that any indemnification under the above paragraphs (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set fort in the above paragraph. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. Notwithstanding the foregoing, a director, officer, employee or agent of the Company shall be able to contest any determination that the director, officer, employee or agent has not met the applicable standard of conduct set forth in the above paragraphs by petitioning a court of appropriate jurisdiction.

  The Certificate of Incorporation also provides that expenses (including attorneys' fees) incurred by an officer or director in defending or settling any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in these paragraphs. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  The Certificate of Incorporation further provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of these paragraphs shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  The Certificate of Incorporation further provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these paragraphs.

  The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Article VIII of the Company's Bylaws, requires the Company to indemnify the Company's directors and officers to the extent permitted under the DGCL and the Certificate of Incorporation.

  The Company has entered into indemnification agreements with the Directors and certain officers.

  The foregoing discussion is qualified in its entirety by reference to the DGCL and the Registrant's Certificate of Incorporation and By-Laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

  Certain of the exhibits to this Registration Statement are hereby incorporated by reference to the Company's Registration Statement on Form S-1 No. 33-65498 as filed with the Securities and Exchange Commission and all amendments thereto with which they were filed as exhibits with the same exhibit number in such Registration Statement. Such exhibits are denoted with the letter "A". Exhibits denoted by * are filed herewith. Exhibits denoted by ** are incorporated by reference to the Company's current report on Form 8-K dated April 26, 1996.

 EXHIBIT
   NO.                                EXHIBIT
 -------                              -------
    2.1  --Form of Plan and Agreement of Corporate Restructuring--Pirogue
           -A-
    2.2  --Form of Plan and Agreement of Corporate Restructuring -A-
  **2.3  --Agreement and Plan of Merger among the Registrant, Bayport
           Restaurant Corp, Inc. and Landry's Acquisition, Inc.(1)
    3.1  --Certificate of Incorporation of Landry's Seafood Restaurants,
           Inc. as filed with the Delaware Secretary of State on June 23,
           1993, as amended -A-
    3.2  --Bylaws of Landry's Seafood Restaurants, Inc. -A-
    4    --Specimen Common Stock Certificate, $ .01 par value of Landry's
           Seafood Restaurants, Inc. -A-
   *5.1  --Opinion of Winstead Sechrest & Minick P.C. regarding legality.
    5.2  --Opinion and consent of Akerman, Senterfitt & Eidson, P.A.
           regarding Federal income tax matters. To be filed by amendment.
 **10.1  --Agreement regarding credit facility among the Registrant,
           Bayport Restaurant Group, Inc. et al.
 **10.2  --Loan Agreement between the Registrant and Bayport Restaurant
           Group, Inc.
  *23.1  --Consent of Arthur Andersen LLP.
  *23.2  --Consent of Grant Thornton LLP.
  *23.3  --Consent of Winstead Sechrest & Minick P.C. (included in their opinion filed as Exhibit 5).
  *23.4  --Consent of Akerman, Senterfitt & Eidson, P.A. (to be included in their opinion filed as Exhibit 5.2)
  *24    --Powers of Attorney (included on page II-6).
  *99    --Form of Proxy Card

- --------

(1) The Disclosure Schedules of the Company and Bayport referred to in the Agreement and Plan of Merger are omitted from submission to the SEC in connection herewith. Upon request, the Company shall furnish to the SEC a copy of any omitted schedules.

  (B) FINANCIAL STATEMENT SCHEDULES.

  All schedules are omitted because the required information is included in the Consolidated Financial Statements or the Notes thereto or is otherwise inapplicable.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 5TH DAY OF JUNE, 1996.

                                          Landry's Seafood Restaurants, Inc.

                                          By:     /s/ TILMAN J. FERTITTA
                                             __________________________________

                                                   Tilman J. Fertitta,
                                             Chairman of the Board/President
                                               and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

   /s/   Tilman J. Fertitta          Chairman, President and          June 5, 1996
____________________________________  Chief Executive Officer and
         Tilman J. Fertitta           Director (Principal
                                      Executive Officer)

        /s/ Paul S. West*            Vice President, Principal        June 5, 1996
____________________________________  Financial Officer,
            Paul S. West              Principal Accounting
                                      Officer and Director

     /s/  E. A. Jaksa, Jr.*          Executive Vice President and     June 5, 1996
____________________________________  Director
          E. A. Jaksa, Jr.

  /s/   Steven L. Scheinthal*        Vice President,                  June 5, 1996
____________________________________  Administration, Secretary,
        Steven L. Scheinthal          General Counsel and
                                      Director

      /s/ James E. Masucci*          Director                         June 5, 1996
____________________________________
          James E. Masucci

       /s/ Joe Max Taylor*           Director                         June 5, 1996
____________________________________
           Joe Max Taylor

   By: /s/ Tilman J. Fertitta        Director                         June 5, 1996
____________________________________
         Tilman J. Fertitta